Registration Statement No. 333-
Filed January 20, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANOVER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	81-3324480 (IRS Employer Identification No.)

80 East Jericho Turnpike
Mineola, New York 11501
(516) 548-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael Puorro
Chairman and Chief Executive Officer
Hanover Bancorp, Inc.
80 East Jericho Turnpike
Mineola, New York 11501
(516) 548-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Robert A. Schwartz, Esq. Gregory T. Krauss, Esq. Windels Marx Lane & Mittendorf LLP 120 Albany Street Plaza, 6th Floor New Brunswick, NJ 08901 (732) 448-2548	Jay Hack, Esq. Gallet Dreyer & Berkey, LLP 845 Third Avenue New York, New York 10022 (212) 935-3131 jlh@gdblaw.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transaction described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer) ☐
Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value	1,300,000	N/A	$18.96	$2,689.10

(1)
Based on the maximum number of shares of common stock of Hanover Bancorp, Inc. (‘Hanover”) that may be issued in connection with the proposed acquisition of Savoy Bank (“Savoy”) by Hanover, calculated by multiplying (i) 9,628,626 shares of Savoy common stock outstanding and reserved for issuance as of November 30, 2020 including shares issuable upon the exercise of outstanding stock options, by (ii) 50% (which is the percentage of Savoy shares that will be exchanged for the Hanover shares of common stock being registered by this registration statement), by (iii) an assumed exchange ratio of 0.140 Hanover shares per Savoy share.

(2)
Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2), on the basis of the book value of the common stock of Hanover on November 30, 2020 of  $18.96 per share and based on a maximum of 4,814,313 shares of Savoy common stock to be cancelled and exchanged for registrant’s common stock in the merger, and assuming an exchange ratio of 0.140 Hanover shares for each Savoy share

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SAVOY BANK.
600 FIFTH AVENUE
NEW YORK, NEW YORK 10020
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], [•] [•], 2021
TO THE SHAREHOLDERS OF SAVOY BANK:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Savoy Bank, or “Savoy,” will be held via webcast at [•]:00 a.m., local time, on [•], [•] [•], 2021 to consider and vote on:
1. a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 27, 2020 and amended on January 15, 2021, by and among Savoy, Hanover Bancorp, Inc. (“Hanover”), a New York corporation, and Hanover Community Bank (“Hanover Bank”), a wholly-owned subsidiary of Hanover and which provides for, among other things, the acquisition of Savoy by Hanover and the merger of Savoy with and into Hanover Bank (the “merger agreement”); and
2. a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (the “adjournment proposal”).
These items are described in more detail in the accompanying proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [•], [•] [•], 2021 as the record date for determining those Savoy shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at the special meeting or any adjournment or postponement of the special meeting.
In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to                   for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site. Shareholders of record as of [•] [•], 2021 may vote either in advance of or while participating in the special meeting via the Internet by using the control number included on the proxy statement/prospectus or proxy card.
Your board of directors has unanimously determined that the proposed transaction is advisable and in the best interests of Savoy and unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement. Your board of directors also recommends that you vote “FOR” the adjournment proposal. In accordance with the terms of the merger agreement, each director of Savoy has agreed to vote all shares of Savoy common stock solely owned by him or her in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement.
Your vote is very important, regardless of the number of shares of Savoy common stock that you own. We cannot complete the merger unless Savoy’s shareholders adopt and approve the merger agreement.
Even if you plan to participate in the special meeting vie webcast, Savoy requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or vote online by going to                   and following the instructions provided at the site and on your proxy card prior to the special meeting to ensure that your shares of Savoy common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to participate in the special meeting by webcast and vote during the webcast or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of Savoy common stock will not be voted and will have the same effect as a vote “against” the adoption and approval of the merger agreement.

We urge you to vote as soon as possible so that your shares will be represented.
BY ORDER OF THE BOARD OF DIRECTORS,
Corporate Secretary
New York, New
[•] [•], 2021

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.
Proxy Statement/Prospectus
PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 20, 2021
PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
OF SAVOY BANK.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

HANOVER BANCORP, INC.
PROSPECTUS FOR
[•] SHARES OF HANOVER BANCORP, INC. COMMON STOCK

Dear Shareholders of Savoy Bank:
On August 27, 2020, Savoy Bank (“Savoy”), Hanover Bancorp, Inc. (“Hanover”) and Hanover Community Bank (“Hanover Bank”) entered into an Agreement and Plan of Merger, which was amended on January 15, 2021 and which we refer to as the “merger agreement,” that provides for a two-step transaction consisting of, as a first step, the merger of Savoy with and into an interim subsidiary of Hanover, which we refer to as “Hanover Merger Sub,” with Savoy surviving and immediately thereafter, as a second step, the merger of Savoy with and into Hanover Bank, with Hanover Bank surviving. Before we complete the mergers, the shareholders of Savoy must approve and adopt the merger agreement.
You are invited to attend a special meeting of shareholders (the “special meeting”) of Savoy to be held on [•], [•] [•], 2021, at [•] a.m., local time. In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to                   for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site. The special meeting is being held to approve and adopt, among other things, the transactions contemplated by the merger agreement.
If the merger agreement is adopted and approved by the holders of at least two-thirds of the outstanding shares of Savoy common stock entitled to vote at the special meeting and the mergers are subsequently completed, each outstanding share of Savoy common stock will be converted into the right to receive the merger consideration. The merger consideration is not fixed under the merger agreement, but will be determined based on a formula. The merger consideration will be determined as of the month end prior to closing and will be equal to 1.25x Savoy’s tangible book value as of such date, calculated in accordance with the terms of the merger agreement. The merger consideration will be payable to each Savoy shareholder half in cash and half in Hanover common stock. The value of the Hanover stock to be issued as part of the merger consideration, and so the number of shares of Hanover common stock to be received by each Savoy shareholder, is also not fixed. The number of shares of Hanover stock to be received for each share of Savoy common stock will be determined by dividing the per share merger consideration for each share of Savoy common stock exchanged for Hanover common stock by 1.20x Hanover’s tangible book value at the month-end prior to the closing of the mergers.
Neither the common stock of Hanover nor the common stock of Savoy is traded on any exchange or interdealer market, and therefore there are no publicly available market quotations of the value of the common stock of Hanover or Savoy. The shares of Hanover common stock which will be issued to Savoy shareholders in the mergers will be freely transferable.
After careful consideration, the Savoy board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, Savoy. Our board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement and “FOR” the approval of the other proposal described in this document.
Your vote is important, regardless of the number of shares of Savoy common stock you own. We cannot complete the mergers unless the merger agreement is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Savoy common stock.
This document provides you with detailed information about the special meeting, the merger agreement and the mergers. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read carefully this entire document, including the annexes hereto, because it contains important information about the merger agreement and the related transactions. In particular, you should read carefully the information under the section titled “Risk Factors” beginning on page 24.
Whether or not you expect to attend the special meeting in person, we urge you to submit a completed proxy as promptly as possible. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. DO NOT send your stock certificates with the proxy card.
On behalf of our board of directors, thank you for your continued support and interest in Savoy.
Sincerely,
Metin Negrin Chairman of the Board of Directors Savoy Bank	McClelland Wilcox President and Chief Executive Officer Savoy Bank
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers, the issuance of the Hanover common stock in connection with the mergers or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this document is [•], 2021, and it is first being mailed or otherwise delivered to shareholders of Savoy on or about [•], 2021.

i

ii

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Hanover (File No. [•]), constitutes a prospectus of Hanover under the Securities Act with respect to the shares of Hanover common stock, par value $0.01 per share, to be issued to Savoy shareholders pursuant to the Agreement and Plan of Merger, dated as of August 27, 2020, by and among Hanover, Hanover Bank and Savoy, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Savoy for its special shareholders meeting. It also constitutes a notice of meeting with respect to the special meeting at which Savoy shareholders will be asked to vote to approve and adopt the merger agreement.
All information contained in this document relating to Hanover and its subsidiaries has been supplied by Hanover. All information contained in this document relating to Savoy and its subsidiaries has been supplied by Savoy. Neither Hanover nor Savoy currently file reports with the SEC.
Neither Hanover nor Savoy has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this document. Therefore, even if you receive information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
This document contains a description of the representations and warranties that each of Hanover and Savoy made to the other in the merger agreement. Representations and warranties made by Hanover and Savoy are also set forth in contracts and other documents that are attached or filed as exhibits to this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Hanover, Savoy or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SHAREHOLDER MEETING
The following questions and answers briefly address some commonly asked questions about the mergers (as defined below) and the Savoy shareholders meeting. They do not include all the information that is important to the shareholders of Savoy. Shareholders of Savoy should read carefully this entire document, including the annexes and other documents referred to in this document. This document is first being sent to Savoy shareholders on or about [•], 2021.
Questions about the Merger
Q:
What are the mergers?

A:
Hanover, Hanover Bank and Savoy have entered into an Agreement and Plan of Merger, dated as of August 27, 2020, and amended on January 15, 2021, referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this document. The merger agreement contains the terms and conditions of the proposed business combination of Hanover and Savoy. Under the merger agreement, Savoy will merge with and into an interim subsidiary of Hanover (“Hanover Merger Sub”), with Savoy surviving the merger. We refer to this transaction as the “first merger.” Immediately after the first merger, Savoy will merge with and into Hanover’s wholly-owned subsidiary, Hanover Bank. Hanover Bank will be the surviving entity and the separate corporate existence of Savoy will cease. We refer to this transaction as the “second merger” and we refer to the first merger and second merger together as the “mergers.”

Q:
Why am I receiving these materials?

A:
This document constitutes a proxy statement of Savoy and a prospectus of Hanover. Savoy is sending these materials to its shareholders to help them decide how to vote their shares of Savoy common stock with respect to the proposed mergers and the other matters to be considered at the special meeting.

You are also receiving these materials because, as the owner of shares of common stock of Savoy, Hanover is offering you shares of its stock, together with cash, in exchange for your shares of stock of Savoy. The offer is subject to Savoy shareholders approving the merger agreement, the satisfaction of other conditions described in this proxy statement/prospectus, and the mergers being consummated.
The mergers cannot be completed unless the shareholders of Savoy adopt the merger agreement. Savoy is holding a special meeting of shareholders to vote on the mergers, as well as the other proposals described in “Savoy’s Special Meeting,” beginning on page 96. Information about the special meeting, the mergers and the other business to be considered at the special meeting is contained in this document.
Q:
Why is Savoy proposing the mergers?

A:
Savoy’s board of directors, in unanimously determining that the merger is in the best interests of Savoy and its shareholders, considered a number of factors which are described under the headings “The Mergers — Background of the Mergers “and “The Mergers — Savoy’s Reasons for the Mergers,” beginning on pages 35 and 39, respectively.

Q:
How is the merger consideration calculated?

A:
The aggregate consideration paid to Savoy’s shareholders is not fixed, but will be determined based on a formula included in the merger agreement. The aggregate merger consideration will equal 1.25x Savoy’s tangible book value, calculated in accordance with the merger agreement, as of month end prior to closing. In the event Savoy’s tangible book value is less than $46,000,000 but greater than $34,500,000, the aggregate merger consideration determined in accordance with the previous sentence will be reduced by $0.75 for each dollar that Savoy’s tangible book value is less than $46,000,000. A party’s tangible book value is defined in the merger agreement as the party’s shareholders’ equity determined in accordance with generally accepted accounting principles, which we refer to as “GAAP,” adjusted for certain items set forth in the merger agreement, such as adding back transaction related expenses and, with respect to Savoy, adding certain payments received but not yet recognized as income under accounting rules. The exact amount of the merger consideration will be determined as of month end

prior to closing, but based on Savoy’s tangible book value as of [•], 2021 ($      ), the aggregate merger consideration would have been $       . The consideration for each share of Savoy common stock will equal the aggregate merger consideration divided by the number of shares of Savoy common stock outstanding. Based on Savoy’s tangible book value as of [•], 202[•], and using the        Savoy common shares outstanding as of that date, the per share merger consideration would have been [•]. The actual aggregate merger consideration and the per share merger consideration will likely be different as of the closing of the mergers, depending upon whether Savoy reports profitable operations or losses between [•], 2021 and the month end prior to closing, which may result in Savoy’s tangible book value as of the month end before closing being higher or lower than its tangible book value as of [•][•], 2021.
Q:
What will Savoy shareholders receive as a result of the merger?

A:
Each Savoy shareholder will receive 50% of the per share merger consideration in cash, and 50% of the per share merger consideration in shares of Hanover common stock. There is no election right.

Solely for purposes of calculating the number of shares of Hanover common stock to be received by Savoy shareholders under the merger agreement, the value of each share of Hanover common stock will be determined by multiplying Hanover’s tangible book value per share, calculated in accordance with the merger agreement, as of the month end prior to closing, by 1.20. Based on Hanover’s tangible book value per share as of [•], 2021, each share of Hanover common stock would have been valued at $       for purposes of determining the number of shares of Hanover common stock each Savoy shareholder would receive, and based on Savoy’s tangible book value per share as of [•][•], 2021, each share of Savoy common stock converted into Hanover common stock would have been exchanged for        shares of Hanover common stock. We refer to this as the “exchange ratio.”
In addition, if Savoy’s tangible book value, as adjusted pursuant to the merger agreement, as of the month end prior to closing exceeds $50,000,000, Savoy will declare and pay to its shareholders a special cash dividend equal to the excess over $50,000,000 unless it is legally prohibited from doing so, which is not anticipated. However, there is no assurance that Savoy will be able to pay any such special dividend, or if such dividend may be paid, the amount of any such dividend.
Q:
When should I send in my Savoy stock certificates?

A:
DO NOT SEND IN YOUR SAVOY COMMON STOCK CERTIFICATES NOW.   If Savoy shareholders approve and adopt the merger agreement, and the other conditions to the consummation of the mergers are satisfied, Savoy shareholders will receive a letter of transmittal from Computershare, the exchange agent in connection with the mergers, that will explain how to exchange Savoy stock certificates for the merger consideration. Please do not send in any Savoy stock certificates until you receive the letter of transmittal.

Q:
Who will be the directors and executive officers of Hanover and Hanover Bank following the merger?

A:
Following the merger, Hanover and Hanover Bank’s boards of directors will consist of their current directors plus Ms. Elena Sisti and Mr. Metin Negrin, currently directors of Savoy, who will be nominated to join the boards of Hanover and Hanover Bank. In addition to the current executive officers of Hanover and Hanover Bank, who will continue as officers, McClelland Wilcox, current President and Chief Executive Officer of Savoy, will join Hanover and Hanover Bank as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer.

Q:
When do you expect to complete the mergers?

A:
We cannot complete the mergers until all conditions to the mergers in the merger agreement are satisfied or waived, including receipt of shareholder approval at the Savoy special meeting, and until we receive all required regulatory approvals. We currently expect to complete the merger late in the first quarter or during the second quarter of 2021. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing the merger at all.

Q:
Will I be able to trade the shares of Hanover common stock that I receive in the merger?

A:
The shares of Hanover common stock to be received by Savoy shareholders will be freely transferable and not subject to any legal restrictions on transfer. However, the shares of Hanover common stock are not listed on an exchange or quoted in the over the counter market. As a result, there is no established public market for the shares of Hanover common stock for you to trade in. Any shareholder seeking to sell the shares of Hanover common stock received in the mergers will have to find purchasers through their own efforts.

Q:
What are the federal income tax consequences of the merger?

A:
The transactions under the merger agreement have been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the “Internal Revenue Code.” The obligation of Hanover and Savoy to complete the mergers is conditioned upon the receipt of a legal opinion from Windels Marx Lane & Mittendorf, LLP, counsel to Hanover, to the effect that the transactions will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Mergers,” beginning on page 66.

We recommend that holders of Savoy common stock consult their tax advisors to determine the tax consequences to them of the mergers, including the application and effect of any state, local or non-U.S. income and other tax laws.
Questions about the Savoy Special Meeting
Q:
What are the matters on which I am being asked to vote at the Savoy special meeting?

A:
You are being asked to consider and vote on the following matters:

1.
Adoption of the merger agreement, a copy of which is attached as Annex A to this document; and

2.
Adjournment of Savoy’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:
How does Savoy’s board of directors recommend that I vote my shares?

A:
Savoy’s board of directors recommends that Savoy shareholders vote their shares as follows:

•
“FOR” adoption of the merger agreement; and

•
“FOR” an adjournment of Savoy’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

As of the record date, directors of Savoy and their affiliates beneficially owned 4,795,617 shares, or 49.8%, of Savoy’s common stock outstanding and entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Savoy has executed a voting agreement pursuant to which he or she has agreed to vote all shares of Savoy common stock beneficially owned by him or her, and over which he or she holds sole voting power, in favor of adoption of the merger agreement and the transactions contemplated thereby. Collectively, the Savoy directors and executive officers own and have sole voting power over 4,263,639 shares, or 37.39%, of Savoy’s common stock outstanding, which they committed to vote in favor of the adoption of the merger agreement. In addition, each director agreed to use his or her best efforts to cause shares of Savoy over which they hold shared voting power to be voted in favor of the adoption of the merger agreement.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please submit your proxy as soon as possible so that your shares will be represented at Savoy’s special meeting. Please follow the instructions stated on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.
Q:
Who is entitled to vote at Savoy’s special meeting?

A:
Only shareholders of record as of the close of business on [•] [•], 2021, which is referred to as the record date, are entitled to notice of, and to vote at, Savoy’s special meeting.

Q:
How many votes do I have?

A:
Each outstanding share of Savoy common stock is entitled to one vote.

Q:
How do I vote my Savoy shares?

A:
You may vote your Savoy shares by completing and returning the enclosed proxy card or by voting in person at Savoy’s special meeting. Although under New York law you may not cast a ballot and vote remotely if you do not attend the special meeting, you are permitted to execute a proxy electronically prior to the special meeting by going to the following website,           , and following the instructions provided there. If you have any questions on the procedure for voting your shares, please contact Michael Primiani, Corporate Secretary, Savoy Bank, 600 5th Avenue, New York, NY 10020 , telephone (646) 775-4000.

Voting by Proxy.   You may vote your Savoy shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this document, your proxy will be voted in favor of that proposal.
ON YOUR SAVOY PROXY CARD:
•
Mark your selections;

•
Date and sign your name exactly as it appears on your card; and

•
Return your completed proxy card in the enclosed postage-paid envelope.

Voting in Person.   If you attend Savoy’s special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot, which will be available at Savoy’s special meeting.
Voting Online.   If you wish to vote online, you may go to the following website           , and follow the instructions provided there. You will need your individual control number from your proxy card to vote online.
Q:
Why is my vote important?

A:
Because the merger cannot be completed without the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Savoy common stock, every shareholder’s vote is important. Failure to vote your shares will have the same effect as a vote against the merger agreement.

Q:
If my shares of Savoy common stock are held in street name by my broker, will my broker automatically vote my shares for me on the merger agreement?

A:
No.Your broker CANNOT vote your shares on the approval of the merger agreement unless you instruct your broker to so. You should follow the directions your broker provides to you and instruct your broker as to how to vote your shares. Please check the voting form used by your broker.

Q:
What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal (a so-called “broker non-vote”) at Savoy’s special meeting, but your broker can vote on the proposal to adjourn the meeting without your instructions. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but each will have the effect of a vote against the proposal to adopt the merger agreement.

Q:
What constitutes a quorum for Savoy’s special meeting?

A:
As of Savoy’s record date,       shares of Savoy common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Savoy’s bylaws, a majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes that are voted on at least one non-procedural item are also included for purposes of determining the presence of a quorum.

Q:
Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at Savoy’s special meeting?

A:
The affirmative vote at the special meeting of the holders of at least two-thirds of the issued and outstanding shares of Savoy common stock is required to adopt the merger agreement. The approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, to approve the merger agreement, will require that the number of votes cast in person or by proxy at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement but will have no effect on the vote to approve an adjournment of the special meeting.

Q:
Do I have appraisal or dissenters’ rights?

A:
Yes. Shareholders of Savoy will be entitled to dissenters’ rights with respect to the merger, entitling them to request the “fair value” of their shares of Savoy stock. To perfect your dissenters’ rights, you must follow, precisely, the required statutory procedures stated in Annex C to this document.

Q:
Can I attend Savoy’s special meeting and vote my shares in person?

A:
In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to            for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site, and, if they are registered holders of the Savoy shares, they may vote online during the webcast. If you are not a shareholder of record but hold your shares through a broker or nominee, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:
Can I change my vote?

A:
Yes. You may revoke your proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Savoy’s Secretary, (3) voting again electronically by going to the following website,             and following the instructions provided there, or (4) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Savoy’s Corporate Secretary’s mailing address is Savoy Bank, 600 5th Avenue, New York, NY 10020 Attention: Secretary. Savoy will honor the latest vote cast.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy if notification of such revocation has been given to Savoy’s Corporate Secretary, but the mere presence (without notifying Savoy’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:
What happens if additional proposals are presented at Savoy’s special meeting?

A:
Other than the proposals described in this document, Savoy does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the special meeting at the direction of Savoy’s board of directors.

Q:
Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:
Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 24 of this document.

Q:
Whom should I contact if I have additional questions?

A:
If you have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact: Michael Primiani, Corporate Secretary, Savoy Bank, 600 5th Avenue, New York, NY 10020, telephone (646) 775-4000.

SUMMARY
This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents to which we refer in order to fully understand the mergers and the related transactions. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
Information about the Companies
Hanover Bancorp, Inc. & Hanover Community Bank (page 76)
Hanover Bancorp, Inc., or Hanover, is a New York corporation and registered bank holding company. Hanover’s principal place of business is in Mineola, New York. Hanover is the parent holding company of Hanover Community Bank, which we refer to as Hanover Bank, a New York state chartered commercial bank, with branch offices in Long Island and in the boroughs of Brooklyn, Manhattan and Queens in New York City. Hanover Community Bank was founded in 2009 and focuses on providing full-service banking to small businesses, municipalities and consumers within New York City and Long Island. Hanover obtains funds from retail deposits, and originates mortgage loans on multi-family properties and commercial properties. Hanover also provides residential loans, business loans and lines of credit.
In August 2019, Hanover acquired Chinatown Federal Saving Bank (“Chinatown”), a federally chartered savings association with offices in the boroughs of Manhattan and Brooklyn, New York City. The transaction was structured as a two-step merger with Chinatown merging into Hanover Community Bank. As part of the Chinatown transaction, Hanover acquired $127.5 million in total assets, $109.9 million in deposits, $94.5 million in total loans and three offices.
At September 30, 2020, Hanover had total assets of approximately $851.6 million, total loans of $725.0 million and total deposits of approximately $664.8 million.
Subsequent to September 30, 2020, Hanover issued $25.0 million in subordinated notes, receiving $24.5 million in net proceeds, and contributed $9.0 million in proceeds to Hanover Bank as an additional equity contribution. The subordinated notes bear interest at a rate of 5.00% until October 15, 2025, and then at a variable rate equal to the then current three-month secured overnight financing rate (SOFR) plus 487.4 basis points. The subordinated notes mature October 15, 2030. The subordinated notes may not be redeemed prior to October 15, 2025, except upon the occurrence of certain events related to the tax or regulatory treatment of the subordinated notes specified in the subordinated notes. Thereafter, Hanover may redeem the subordinated notes at its discretion, and subject to any required regulatory approvals, at 100% of the outstanding principal amount being redeemed, plus any accrued but unpaid interest.
Savoy Bank (page 100)
Savoy Bank, or Savoy, is a New York state chartered commercial bank that was incorporated in 2007 and commenced business in 2008. Savoy’s single office is located at 600 Fifth Avenue, New York, NY 10020. Savoy specializes in small business lending, and is a Preferred Lender under the Small Business Administration’s loan programs. Savoy also offers a full range of commercial banking services to customers in the New York metropolitan market. At September 30, 2020, Savoy had total assets of $587.9 million, total loans of $543.2 million and total deposits of $333.9 million.
The Merger Agreement (page 54)
The terms and conditions of the mergers are contained in the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the mergers. The merger agreement is not intended to provide any other factual information about Hanover, Savoy, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made as of specific dates, and may be subject to limitations agreed upon by the parties as stated in the merger agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement, none of which materially alter the representations and warranties made by either party.

Savoy and Hanover Bank will Merge (page 54)
Hanover will acquire Savoy through a two-step transaction. In the first step, Savoy will merge with Hanover Merger Sub, an interim subsidiary of Hanover, with Savoy surviving. Immediately after the first merger, Savoy will merge with and into Hanover Bank, with Hanover Bank surviving the merger and remaining as a subsidiary of Hanover.
Savoy Will Hold Its Special Meeting on [•] [•], 2021 (page 96)
Savoy will hold a special meeting on [•], [•] [•], 2021 at [•]:00 a.m., local time. At the special meeting, Savoy shareholders will be asked to:
1.
adopt and approve the merger agreement; and

2.
approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date.   Only holders of record of Savoy common stock at the close of business on [•] [•], 2021 will be entitled to vote at the special meeting. Each share of Savoy common stock is entitled to one vote. As of Savoy’s record date, there were                  shares of Savoy common stock issued and outstanding and entitled to vote at the special meeting.
Required Vote.   The affirmative vote of two thirds of the outstanding shares of Savoy common stock entitled to vote at the special meeting, in person or by proxy, is required to adopt and approve the merger agreement and the vote of a majority of the shares of Savoy common stock voting at the special meeting, in person or by proxy, is required to approve the proposal to adjourn the special meeting. A majority of the outstanding shares of Savoy common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.
In accordance with the terms of the merger agreement, each of the directors of Savoy has executed a voting agreement in favor of Hanover pursuant to which he or she has agreed to vote all shares of Savoy common stock beneficially owned by him or her, and over which he or she holds sole voting power, in favor of adoption and approval of the merger agreement and the transactions contemplated thereby. Collectively, the Savoy directors own and have sole voting power over 4,263,639 shares, or 37.39% of Savoy’s common stock outstanding, which they committed to vote in favor of the adoption and approval of the merger agreement. In addition, each director agreed to use his or her best efforts to cause shares of Savoy over which he or she holds shared voting power to be voted in favor of the adoption and approval of the merger agreement. As of the record date, directors of Savoy and their affiliates beneficially owned, in the aggregate, 4,795,617 shares, or 49.8%, of Savoy’s common stock outstanding and entitled to be voted at the special meeting.
Savoy Shareholders Will Receive a Combination of Cash and Shares of Hanover Common Stock in the Merger (page 55)
In the proposed merger, Savoy shareholders will receive, in exchange for each share of Savoy common stock they own immediately prior to completion of the merger, a combination of cash and shares of Hanover common stock. There is no right of election. The aggregate merger consideration paid to Savoy’s shareholders is not fixed, but will be determined based on a formula included in the merger agreement. The aggregate merger consideration will equal 1.25x Savoy’s tangible book value, calculated in accordance with the merger agreement, as of month end prior to closing. In the event Savoy’s tangible book value is less than $46,000,000 but greater than $34,500,000, the aggregate merger consideration determined in accordance with the previous sentence will be reduced by $0.75 for each dollar that Savoy’s tangible book value is less than $46,000,000. A party’s tangible book value is defined in the merger agreement as the party’s shareholder’s equity determined in accordance with generally accepted accounting principles, which we refer to as “GAAP,” adjusted for certain items set forth in the merger agreement, such as adding back transaction related expenses and, with respect to Savoy, adding certain payments received but not yet recognized as income under accounting rules. The exact amount of the merger consideration will be determined as of month end prior to closing, but based on Savoy’s tangible book value as of [•], 2021

($      ), the aggregate merger consideration would have been $      . The consideration for each share of Savoy common stock will equal the aggregate merger consideration divided by the number of shares of Savoy common stock outstanding. Based on Savoy’s tangible shareholders equity as of [•], 2021, and using the                   Savoy common shares outstanding as of that date, the per share merger consideration would have been [•]. The actual aggregate merger consideration and the per share merger consideration will likely be different as of the closing of the mergers, depending upon whether Savoy reports profitable operations or losses between [•], 2021 and the month end prior to closing, which may result in Savoy’s tangible book value as of the month end before closing being higher or lower than its tangible book value as of [•][•], 2021.
Solely for purposes of calculating the number of shares of Hanover common stock to be received by Savoy shareholders under the merger agreement, the value of each share of Hanover common stock will be determined by multiplying Hanover’s tangible book value per share, calculated in accordance with the merger agreement, as of the month end prior to closing, by 1.20. Based on Hanover’s tangible book value per share as of [•], 2021, each share of Hanover common stock would have been valued at $       for purposes of determining the number of shares of Hanover common stock each Savoy shareholder would receive, and based on Savoy’s tangible book value per share as of [•][•], 202[•], each share of Savoy common stock converted into Hanover common stock would have been exchanged for        shares of Hanover common stock. We refer to this as the “exchange ratio”.
No fractional shares of Hanover common stock will be issued. For each fractional share that would otherwise be issued, Hanover will pay an amount in cash equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the merger consideration per share of Savoy common stock.
Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 66)
The mergers have been structured to qualify as a reorganization within the meaning of the Internal Revenue Code, and it is a condition to the completion of the merger that the parties receive a written opinion from Windels Marx Lane & Mittendorf, LLP, counsel to Hanover, to the effect that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. In general, for income tax purposes, Savoy shareholders will be treated as having sold their shares of Savoy for cash to the extent of the cash received in the transaction. For Savoy shareholders who are United States taxpayers, they will generally receive their stock of Hanover without current income tax consequences unless their individual special circumstances require a different result.
For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Mergers,” beginning on page 66.
We recommend that holders of Savoy common stock consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the mergers.
Opinion of Savoy’s Financial Advisor (page 42)
Savoy’s financial advisor, Janney Montgomery Scott, or “JMS,” has conducted financial analyses and delivered an opinion to Savoy’s board of directors that, as of August 26, 2020, the merger consideration was fair, from a financial point of view, to Savoy’s shareholders. The full text of JMS’s opinion is attached as Annex B to this document. Savoy shareholders should read that opinion and the summary description of JMS’s opinion contained in this document in their entirety. The opinion of JMS does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Savoy does not expect that it will request an updated opinion from JMS.
Board of Directors and Executive Officers of Hanover and Hanover Bank after the Merger (page 100)
Following the merger, the boards of directors of Hanover and Hanover Bank will consist of the current members of each board plus two of the current directors of Savoy who will be nominated to join the boards of Hanover and Hanover Bank. In addition, McClelland Wilcox, current President & CEO of Savoy, will join Hanover and Hanover Bank as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer.
The Savoy Board of Directors Recommends That Savoy Shareholders Vote “FOR” Adoption of the Merger Agreement (page 41)
Savoy’s board of directors believes that the mergers are in the best interests of Savoy and its shareholders and has unanimously approved the mergers and the merger agreement. Savoy’s board of directors recommends that Savoy shareholders vote “FOR” adoption of the merger agreement. Savoy’s board of directors also recommends that Savoy shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.
Savoy’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 52)
In addition to their interests as Savoy shareholders, the directors and executive officers of Savoy may have interests in the merger that are different from or in addition to interests of other Savoy shareholders. These interests include, among others, payments payable to Mr. Wilcox under his employment agreement and the entry by Hanover Bank into a new employment agreement with Mr. Wilcox, and provisions in the merger agreement providing for the appointment of two Savoy directors to serve on the boards of directors of Hanover and Hanover Bank, payment of severance to executive officers who will not be employed by Hanover, indemnification by Hanover, payment for directors’ and officers’ insurance and invitations to members of the Savoy board of directors immediately prior to the closing of the merger (other than the two nominees who join Hanover’s board and Mr. Wilcox) to serve as members of an advisory board. These additional interests may cause some of these persons to view the proposed transaction differently than you may view it as a Savoy shareholder. Savoy’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Holders of Savoy Common Stock Have Dissenters’ Rights (page 50)
Savoy shareholders have the right under New York law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Section 6002 of the New York Banking Law. If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. Failure to comply strictly with the procedures set forth in the New York Banking Law will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have increased taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Mergers  —  Savoy Shareholders Have Dissenters’ Rights in the First Merger” and Annex C.
The Rights of Savoy Shareholders Will Be Governed by Hanover’s Certificate of Incorporation and Bylaws after the Merger (page 121)
The rights of Savoy shareholders will change as a result of the merger due to differences between Hanover’s and Savoy’s governing documents. A description of shareholder rights under each of the Hanover and Savoy governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 121.
Conditions That Must Be Satisfied or Waived for the Mergers to Occur (page 62)
Currently, we expect to complete the mergers late in the first quarter or during the second quarter of 2021. As more fully described in this document and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the mergers by the requisite vote of Savoy’s shareholders; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the New York Department of Financial Services (“NYDFS”); and the receipt of a legal opinion from Windels Marx Lane & Mittendorf, LLP, counsel to Hanover, regarding the tax treatment of the mergers.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
No Solicitation of Other Offers (page 60)
Savoy has agreed that it, its subsidiaries, directors and its representatives will not initiate, solicit or knowingly encourage or facilitate inquiries, or engage in any negotiations with respect to an alternative acquisition proposal unless its board of directors determines, in good faith, that such discussions or consideration of an unsolicited alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.
For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement  —  Agreement Not to Solicit Other Offers” beginning on page 60.
Termination of the Merger Agreement (page 63)
The boards of Savoy and Hanover may mutually agree to terminate the merger agreement before completing the mergers, even after shareholder approval has been obtained. In addition, Hanover or Savoy may decide to terminate the merger agreement if  (i) a bank regulator or governmental entity denies approval of the merger or issues a final order that is not appealable prohibiting the mergers, (ii) the shareholders of Savoy fail to adopt the merger agreement, (iii) the other party breaches the merger agreement and fails to cure such breach, if that breach would cause the conditions to closing not to be met, (iv) any of the closing conditions is not satisfied or cannot be satisfied by August 27, 2021, or (v) the mergers have not been completed by August 27, 2021, unless the reason the mergers have not been completed by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement.
Hanover may terminate the merger agreement if Savoy’s board of directors, in connection with the receipt of an alternative acquisition proposal, (1) fails to make or withdraws its recommendation of the merger agreement to the Savoy shareholders, (2) recommends an alternative acquisition proposal, (3) breaches its non-solicitation obligations, or (4) fails to recommend the rejection of any proposed tender or exchange offer for 25% or more of the outstanding shares of Savoy.
Savoy may terminate the merger agreement if (1) Savoy receives an alternative acquisition proposal, enters into an acquisition agreement and pays the Termination Fee to Hanover, or (2) Savoy’s tangible book value as of month end prior to the closing is below $34,500,000, and either (x) Hanover fails to offer to adjust the aggregate merger consideration so that it is equal to Savoy’s tangible book value, or (y) Hanover offers to adjust the aggregate merger consideration, and Savoy rejects such offer.
Termination Fee (page 64)
Savoy will pay Hanover a termination fee of $2,500,000 in the event that the merger agreement is terminated:
•
by Savoy as a result of an alternative acquisition proposal;

•
by Hanover because Savoy’s board (1) failed to recommend the merger agreement to Savoy’s shareholders or otherwise withdrew such recommendation, (2) recommended an alternative acquisition proposal to Savoy’s shareholders, (3) materially breached its non-solicitation obligations or (4) failed to recommend that Savoy’s shareholders reject any proposed tender or exchange offer for 25% or more of the outstanding shares of Savoy; or

•
by Hanover or Savoy because (1) Savoy’s shareholders fail to approve the merger at the special meeting of Savoy, (2) the merger is not consummated by August 27, 2021 or (3) Savoy is in breach of the merger agreement (provided that Savoy shall not terminate for this reason) and, prior thereto, an alternative acquisition proposal has been made to Savoy’s shareholders or publicly announced which is agreed to or consummated within 12 months following the termination.

Regulatory Approvals Required for the Merger (page 52)
The merger is subject to certain regulatory approvals or waivers, including approval or waiver of the FRB, FDIC and NYDFS. As of the date hereof, applications are pending with the FDIC and NYDFS and a request for a waiver has been submitted to the FRB.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HANOVER
The following tables set forth selected historical consolidated financial data for Hanover as of and for the five years ended September 30, 2020, 2019, 2018, 2017 and 2016 (which has been derived from Hanover’s audited financial statements). You should read these tables together with the historical consolidated financial information contained in Hanover’s consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 78 of this document.
SUMMARY OF SELECTED STATISTICAL INFORMATION AND FINANCIAL DATA
	As of or For the Years Ended September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Selected Financial Condition Data
Total assets	$851,606	$848,836	$649,963	$501,358	$362,278
Loans, net of deferred fees and costs	725,019	720,442	559,380	422,627	301,098
Allowance for loan losses	7,869	7,143	6,493	4,795	3,419
Securities – available-for-sale	6,035	911	185	1,526	—
Securities – held-to-maturity	10,727	12,030	12,931	13,872	1,500
Goodwill and other intangible assets	1,922	1,508	—	—	—
Total borrowings	100,138	115,726	124,496	82,369	60,386
Deposits	664,760	650,286	466,159	372,730	266,546
Tangible common stockholders’ equity(1)	76,121	70,442	54,230	41,778	32,063
Total stockholders’ equity	78,043	71,950	54,230	41,778	32,063
Selected Operating Data
Interest income	$40,133	$34,497	$26,724	$18,161	$12,956
Interest expense	13,011	12,076	8,503	5,279	3,073
Net interest income	27,122	22,421	18,221	12,882	9,883
Provision for loan losses	1,250	650	1,698	1,376	1,225
Net interest income after provision for loan losses	25,872	21,771	16,523	11,506	8,658
Non-interest income	1,364	4,770	2,733	1,543	846
Non-interest expense	21,022	15,887	11,880	9,584	6,464
Income before income tax expense	6,214	10,654	7,376	3,465	3,040
Income tax expense	1,240	2,569	2,775	1,313	1,075
Net income	$4,974	$8,085	$4,601	$2,152	$1,965

(1)
This measure is not recognized under generally accepted accounting principles in the United States (“GAAP”) and is therefore considered to be a non-GAAP financial measure. See — “Non-GAAP Reconciliation Table” for a reconciliation of this measure to its most comparable GAAP measure.

	As of or For the Years Ended September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands, except share data)
Per Common Share Data
Basic earnings per share	$1.20	$2.10	$1.39	$0.78	$0.75
Diluted earnings per share	1.18	2.06	1.36	0.78	0.75
Book value per common share	18.69	17.28	15.14	13.41	12.14
Tangible book value per common share(1)	18.23	16.92	15.14	13.41	12.14
Selected Performance Ratios
Return on average assets	0.58%	1.16%	0.81%	0.51%	0.67%
Return on average common stockholders’ equity	6.63%	12.71%	9.89%	6.09%	6.36%
Return on average tangible common equity(1)	6.77%	12.81%	9.89%	6.09%	6.36%
Operating efficiency ratio	73.79%	58.43%	56.75%	66.44%	60.26%
Net interest margin	3.29%	3.30%	3.30%	3.14%	3.49%
Selected Asset Quality Data and Ratios
Nonaccrual loans (excluding loans held-for-sale)	$953	$1,613	$—	$—	$—
Loans 90 days or greater past due and still accruing (PCI)	296	629	—	—	—
Performing TDRs	454	454	354	562	1,055
Net loan charge-offs/(recoveries)	524	—	—	—	(14)
Nonperforming assets(2) to total assets	0.11%	0.19%	0.00%	0.00%	0.00%
Allowance for loan losses to nonaccrual loans (excluding loans held-for-sale)	826%	443%	N/A	N/A	N/A
Net loan charge-offs to average loans	0.07%	0.00%	0.00%	0.00%	−0.01%
Bank Capital Ratios
Tier 1 leverage ratio	11.22%	10.47%	10.85%	10.06%	10.89%
Common equity tier 1 capital ratio	19.32%	17.81%	19.04%	16.56%	17.75%
Tier 1 risk-based capital ratio	19.32%	17.81%	19.04%	16.56%	17.75%
Total risk-based capital ratio	20.57%	19.07%	20.30%	17.82%	19.01%
Tangible common equity to tangible assets(1)	8.96%	8.31%	8.34%	8.33%	8.85%

(1)
These measures are not measures recognized under generally accepted accounting principles in the United States (“GAAP”), and are therefore considered to be non-GAAP financial measures. See — “Non-GAAP Reconciliation Table” for a reconciliation of these measures to their most comparable GAAP measures.

(2)
Nonperforming assets are defined as nonaccrual loans, nonaccrual loans held-for-sale, and other real estate owned.

Non-GAAP Reconciliation Table
	As of September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands, except share data)
Tangible common equity and tangible common equity/tangible assets
Common stockholders’ equity	$78,043	$71,950	$54,230	$41,778	$32,063
Less: goodwill and other intangible assets	(1,922)	(1,508)	—	—	—
Tangible common stockholders’ equity	$76,121	$70,442	$54,230	$41,778	$32,063
Total assets	$851,606	$848,836	$649,963	$501,358	$362,278
Less: goodwill and other intangible assets	(1,922)	(1,508)	—	—	—
Tangible assets	$849,684	$847,328	$649,963	$501,358	$362,278
Tangible common equity ratio	8.96%	8.31%	8.34%	8.33%	8.85%
Tangible book value per common share
Book value per common share	$18.69	$17.28	$15.14	$13.41	$12.14
Less: goodwill and other intangible assets	(0.46)	(0.36)	—	—	—
Tangible book value per common share	$18.23	$16.92	$15.14	$13.41	$12.14
Return on average tangible common equity
Net income	$4,974	$8,085	$4,601	$2,152	$1,965
Average common stockholders’ equity	74,976	63,588	46,545	35,312	30,903
Less: goodwill and other intangible assets	(1,549)	(492)	—	—	—
Average tangible common stockholders’ equity	$73,427	$63,096	$46,545	$35,312	$30,903
Return on average common stockholders’ equity	6.63%	12.71%	9.89%	6.09%	6.36%
Return on average tangible common stockholders’ equity	6.77%	12.81%	9.89%	6.09%	6.36%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SAVOY
The following tables set forth selected historical financial data for Savoy as of and for the five years ended December 31, 2019, 2018, 2017, 2016 and 2015 (which has been derived primarily from its audited financial statements) and for the nine month periods ended September 30, 2020 and 2019, which is unaudited. You should read these tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Savoy Bank” on page 102 of this document.
($ in thousands, except per share data)	At or For The Nine Months Ended September 30,		At or For The Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Financial Condition Data:
Total assets	$587,889	$381,689	$382,668	$349,480	$292,759	$250,284	$187,758
Cash and cash equivalents	34,827	47,299	41,277	30,912	36,512	39,179	28,226
Time deposits in other financial institutions	1,849	1,600	1,600	1,600	1,594	2,342	2,063
Securities available for sale, net	2,632	3,078	2,778	3,402	2,802	3,689	3,839
Loan receivable	543,188	325,856	332,251	311,120	250,350	203,044	150,368
Allowance for loan losses	7,694	4,709	5,262	4,723	3,292	2,844	2,444
Deposits:
Demand Deposits	48,509	38,080	39,381	35,980	44,586	58,749	34,000
NOW Deposits	6,734	2,537	2,572	6,551	5,699	6,443	4,192
Money Market Deposits	34,282	64,233	58,152	66,851	47,702	37,009	39,871
Savings Deposits	13,466	16,312	14,318	18,473	903	1,515	2,085
Certificates of Deposit	230,862	203,171	211,432	173,292	158,468	119,458	84,847
Total deposits	333,853	324,333	325,855	301,147	257,358	223,174	164,995
Borrowed funds	206,596	15,000	12,500	10,000	5,250	—	—
Stockholders’ equity	43,753	39,300	40,957	35,447	29,475	25,591	21,900
Asset Quality Data:
Nonaccrual loans	$3,762	4,521	$2,266	$5,533	$794	$2,679	$3,700
Foreclosed real estate, net of valuation allowance	1,500	—	1,737	—	—	—	—
Accruing troubled debt restructured loans	350	1,432	1,096	3,592	3,035	2,761	2,624
Loans 90 days past due and still accruing	—	—	—	—	—	—	—
Loan charge offs	332	2,566	2,566	1,232	2,080	—	315
Loan recoveries	89	87	265	161	103	2	71
Operations Data:
Interest and dividend income	$18,468	$17,492	$23,530	$19,502	$15,623	$11,507	$7,823
Interest expense	4,797	5,031	6,781	4,509	2,508	1,738	901
Net interest and dividend income	13,671	12,461	16,749	14,993	13,115	9,769	6,922
Provision for loan losses	2,675	2,465	2,840	2,503	2,425	398	529
Net interest and dividend income after provision for loan losses	10,996	9,996	13,909	12,490	10,690	9,371	6,393
Noninterest income	2,210	3,106	4,375	2,871	3,374	2,897	1,452
Noninterest expense	8,708	8,249	11,276	9,533	8,129	6,594	5,324
Earnings before income taxes	4,498	4,853	7,008	5,828	5,935	5,674	2,521
Provision (benefit) for income taxes	1,249	1,170	1,672	825	2,096	1,957	(3,968)
Net earnings	$3,249	$3,683	$5,336	$5,003	$3,839	$3,717	$6,489
Per Common Share Data:
Basic earnings per share	$0.34	$0.38	$0.56	$0.54	$0.43	$0.41	$0.72
Diluted earnings per share	$0.33	$0.37	$0.54	$0.52	$0.41	$0.40	$0.70
Cash dividends per share	$0.05	$—	$—	$—	$—	$—	$—
Tangible book value per share	$4.54	$4.09	$4.26	$3.71	$3.28	$2.85	$2.43
Other Data and Ratios:
Common shares outstanding	9,628,626	9,609,646	9,609,646	9,556,196	8,994,470	8,994,470	8,994,470
Common stock warrants and options outstanding	625,401	633,433	625,401	686,883	596,883	629,383	632,017
Net interest margin	3.65%	4.62%	4.62%	4.73%	4.93%	4.47%	4.65%
Return on average assets	0.85%	1.34%	1.44%	1.55%	1.40%	1.64%	4.26%
Return on average equity	10.22%	13.10%	14.00%	15.73%	14.06%	15.64%	40.47%

($ in thousands, except per share data)	At or For The Nine Months Ended September 30,		At or For The Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Noninterest income to average assets	0.58%	1.13%	1.18%	0.89%	1.24%	1.27%	0.94%
Noninterest expenses to average assets	2.29%	3.00%	3.05%	2.96%	2.97%	2.92%	3.52%
Nonaccrual loans to total loans	0.69%	1.39%	0.68%	1.78%	0.32%	1.32%	2.46%
Loans to deposits	163%	100%	102%	103%	97%	91%	91%
Allowance for loan losses to total loans	1.42%	1.45%	1.58%	1.52%	1.31%	1.40%	1.63%
Allowance for loan losses to nonaccrual loans	205%	104%	232%	85%	415%	106%	66%
Efficiency ratio(1)	55%	53%	53%	53%	49%	52%	64%
Stockholders’ equity to total assets	7.44%	10.30%	10.70%	10.14%	10.07%	10.22%	11.66%
Common equity Tier 1 capital ratio	13.73%	12.88%	12.92%	12.48%	11.44%	10.32%	11.99%
Tier 1 capital to average assets	11.09%	10.33%	10.62%	10.25%	9.89%	8.61%	10.30%
Tier 1 capital to risk-weighted assets	13.73%	12.88%	12.92%	12.48%	11.44%	10.32%	11.99%
Total capital to risk-weighted assets	14.99%	14.14%	14.18%	13.74%	12.69%	11.58%	13.24%

(1)
Defined as noninterest expenses as a percentage of net interest and dividend income plus noninterest income.

UNAUDITED COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Hanover and Savoy and has been prepared to illustrate the financial effect of the mergers. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Hanover and its subsidiaries and of Savoy as an acquisition by Hanover of Savoy using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Savoy will be recorded by Hanover at their respective fair values as of the date the mergers are completed.
The unaudited pro forma condensed combined financial information set forth below assumes that the mergers were consummated on October 1, 2019, for purposes of the unaudited pro forma condensed combined statement of income for the year ended September 30, 2020, and on September 30, 2020, for purposes of the unaudited pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. Hanover has not performed the detailed valuation analysis necessary to determine the fair value of Savoy’s asset to be acquire and liabilities to be assumed. The pro forma adjustments included in this proxy statement-prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of purchase price will be determined after the mergers are completed and after thorough analyses to determine the fair value of Savoy’s assets and liabilities as of the date the mergers are completed. Increases or decreases in the fair values of the net assets as compared to the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Hanover’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets and liabilities. Changes in Savoy’s shareholders’ equity, including results of operations and certain balance sheet changes from September 30, 2020 through the date the mergers are completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this proxy statement-prospectus.
Hanover anticipates that the mergers will provide financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the mergers had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Hanover and Savoy, which are included elsewhere in this proxy statement-prospectus. See “INDEX TO CONSOLIDATED FINANCIAL STATEMENTS” beginning on page F-1.
The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Hanover common stock or the actual or future results of operations of Hanover for any period.
The unaudited pro forma condensed combined financial information and explanatory information are based upon the following assumptions:
•
The value of the stock consideration is based on an assumed value of Hanover common stock of $21.88 per share, based upon a 1.20x multiple of Hanover’s tangible book value per share as of September 30, 2020.

•
Fifty percent (50%) of the total number of shares of Savoy common stock issued and outstanding immediately prior to the effective time of the mergers will be converted into shares of Hanover common stock at an exchange ratio of 0.140, and fifty percent (50%) of such shares of Savoy common stock will be converted into cash.
•
Cash of $6.13 per share will be exchanged for the shares of Savoy common stock not exchanged for stock, based upon a 1.25x multiple of Savoy’s tangible book value as of September 30, 2020. The cash payment is estimated to total $29.5 million.

•
No dissenting shares by Savoy shareholders.

•
Nominal cash paid in lieu of fractional shares.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30,2020
Pro Forma Balance Sheet — September 30, 2020 Consolidated *
	Hanover at September 30, 2020	Savoy at September 30, 2020	Adjustments		Pro Forma Combined at September 30, 2020
Cash and cash equivalents	$80,209	$34,827	$(33,704)	(a)	$81,332
Time deposits in other financial institutions	—	1,849			1,849
Total investment securities	16,762	2,632			19,394
Loans held for investment	725,019	543,189	(8,530)	(b)	1,259,678
Allowance for loan losses	(7,869)	(7,694)	7,694	(c)	(7,869)
Loans, net	717,150	535,495	(836)		1,251,809
Premises and equipment, net	14,156	522			14,678
Accrued interest receivable	6,766	3,843			10,609
Prepaid pension	4,660	—			4,660
Restricted securities, at cost	4,202	768			4,970
Loan servicing rights	155	2,902			3,057
Other real estate owned	—	1,500			1,500
Goodwill	1,901	—	19,943	(d)	21,844
Other Intangibles	—	—	515	(e)	515
Other assets	5,645	3,551	192	(f)	9,388
Total Assets	$851,606	$587,889	$(13,889)		$1,425,606
Total deposits	$664,760	$333,853			$998,613
Borrowings	85,154	206,597			291,751
Note payable	14,984	—			14,984
Other liabilities and accrued expenses	8,665	3,686	118	(g)	12,469
Total Liabilities	$773,563	$544,136	$118		$1,317,817
Stockholders’ Equity
Common stock	42	9,628	(9,615)	(h)	55
Surplus	63,725	21,840	9,066	(i)	94,631
Retained earnings	14,120	12,274	(13,449)	(j)	12,945
Accumulated other comprehensive income	156	11	(11)	(k)	156
Total Stockholders’ Equity	$78,043	$43,753	$(14,008)		$107,788
Total Liabilities and Stockholders’ equity	$851,606	$587,889	$(13,889)		$1,425,606
Per share information
Tangible common equity	$76,142	$43,753			$85,429
Common shares outstanding	4,175,144	9,628,626	(8,279,389)	(h)	5,524,381
Book value per common share	$18.69	$4.54			$19.51
Tangible book value per common share	$18.24	$4.54			$15.46

*
Assumes that the merger was completed as of September 30, 2020 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, securities, core deposit intangible assets and deposits were determined by management of Hanover and Savoy and are all subject to change. The actual fair value adjustments (as required under purchase accounting) will be determined only as of the actual merger completion date and as such the financial statements of the resulting company will differ from the analysis presented above.

(a)
Represents cash portion of consideration to Savoy Bank for stock purchase of $29.5 million, cash option settlement to Savoy Bank of $1.4 million, estimated after-tax merger expenses of $3.1 million and tax benefit of cashing out options of $0.3 million.

(b)
Adjustements to reflect acquired loans at fair value related to credit of ($11.9 million) and differences in interest rate of $3.4 million. Hanover will update and finalize its analysis at closing, which may change from the initial estimate. The fair value adjustment will be amortized through loan interest income over the estimated lives of the affected loans.

(c)
Represents the reversal of Savoy Banks’ allowance for loan losses.

(d)
Represents the recording of estimated goodwill associated with the merger of $19.9 million, calculated as the fair value of consideration paid in the acquisition of Savoy Bank, less amounts allocated to fair value of identifiable assets acquired and liabilities assumed. The preliminary purchase accounting allocation at September 30, 2020 is as follows:

FMV adjustment to loans related to credit	($11,941)
FMV adjustment to loans related to interest rate	3,412
Net FMV adjustment to loans	(8,530)
Reversal of allowance for loan loss reserve	7,694
Core deposit intangible created	515
Net deferred tax asset on all FMV adjustments	74
Total net FMV adjustments	(247)
Savoy stockholder’s equity	$43,753
Net FMV adjustments	(247)
Less: Estimated transaction expenses	(1,930)
Plus: Tax benefit of cash settlement of options	320
Savoy net assets acquired	41,896
Total Savoy Bank purchase price	$61,840
Less: Savoy Bank net assets acquired	(41,896)
Goodwill created	$19,943

(e)
Represents the recording of estimated core deposit intangible assets associated with the merger of $0.5 million.

(f)
Adjustments to net deferred tax assets associated with the effects of the purchase accounting adjustments.

(g)
Recording of deferred tax liability of $0.1 million associated with the core deposit intangible assets recorded.

(h)
Adjustment to reflect the issuance of 1.3 million shares of Hanover common stock associated with the merger and the elimination of 9.6 million shares of Savoy Bank common stock outstanding at September 30, 2020 at the merger exchange ratio of 0.140x.

(i)
Adjustments to eliminate Savoy Bank’s surplus of $21.8 million and to record the stock purchase price consideration including Savoy rolled options of $30.9 million.

(j)
Adjustments to eliminate Savoy Bank’s historical retained earnings of $12.3 million and recongnize estimated after-tax merger expenses of $1.2 million.

(k)
Adjustment to eliminate Savoy Bank’s historical accumulated other comprehensive income.

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Twelve Months Ended September 30, 2020
Pro Forma Income Statement — September 30, 2020 Consolidated
	Hanover for the Twelve Months Ended September 30, 2020	Savoy for the Twelve Months Ended September 30, 2020	Adjustments		Pro Forma Combined for the Twelve Months Ended September 30, 2020
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$38,641	$23,132	$(682)	(a)	$61,091
Taxable securities	523	46			569
Federal funds sold	107	387			494
Other	862	—			862
Total interest income	40,133	23,565	(682)		63,016
Interest expense:
Deposits	10,625	5,967			16,592
Borrowings	2,386	580			2,966
Total interest expense	13,011	6,547	—		19,558
Net interest income before provision	27,122	17,018	(682)		43,458
Provision for loan losses	1,250	3,050			4,300
Net interest income after provision for loan losses	25,872	13,968	(682)		39,158
Non-interest income:
Loan fees and service charges	301	942			1,243
Mortgage servicing income	84	678			762
Service charges on deposit accounts	62	124			186
Gain on sale of SBA loans	—	2,267			2,267
Gain on sale OREO	—	112			112
Gain on sale of loans held-for-sale	917	—			917
Other income	—	298			298
Total non-interest income	1,364	4,421	—		5,785
Non-interest expense:
Salaries and employee benefits	11,182	6,950			18,132
Occupancy and equipment	4,462	972			5,434
Data processing	911	538			1,449
Advertising and promotion	296	247			543
Professional fees	2,070	1,288			3,358
Acquisition costs	450	—			450
OREO expense	—	564			564
Other	1,651	1,176	94	(b)	2,921
Total non-interest expense	21,022	11,735	94		32,851
Income before income tax expense	6,214	6,654	(776)		12,092
Income tax expense	1,240	1,752	(178)	(c)	2,814
Net Income	$4,974	$4,902	$(598)		$9,278
Per share information
Average basic shares	4,162,280	9,622,351	(8,273,114)	(d)	5,511,517
Average fully diluted shares	4,226,967	9,923,426	(8,510,549)	(d)	5,639,844
Basic earnings per share	$1.20	$0.51			$1.68
Diluted earnings per share	$1.18	$0.49			$1.65

(a)
Adjustment to loan interest income to recognize estimated amortization from the loan interest rate mark attributible to recording the Savoy Bank loans at fair value as of the transaction date. The amortization is expected to be recognized over an estimated 5.0 year average life.

(b)
Adjustment to other non-interest expense to reflect the amortization of acquired identifiable intangible assets based on an amortization period of 10 years using the sum-of-the-digits method of amortization.

(c)
Adjustment to income tax provision to reflect the income tax effect of the pro forma adjustments.

(d)
Adjustment to reflect the issuance of 1.3 million shares of Hanover common stock associated with the merger and the elimination of 9.6 million shares of Savoy Bank common stock outstanding at September 30, 2020 at the merger exchange ratio of 0.140x. Adjusted diluted shares outstanding also include the effect of stock options adjuted for the merger exchange ratio of 0.140x.

COMPARATIVE PER SHARE INFORMATION
Hanover and Savoy have set forth below information concerning earnings, cash dividends declared and book value per share for Hanover and Savoy on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Savoy, assuming an exchange ratio of 0.140 shares of Hanover common stock for each share of Savoy common stock converted to Hanover common stock. The pro forma combined diluted earnings of Hanover common stock is based on the pro forma combined net income of Hanover and Savoy, divided by total pro forma diluted common shares of the combined entity. The pro forma net income includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. Book value per share for the pro forma combined presentation is based upon outstanding shares of Hanover common stock, adjusted to include the estimated number of shares of Hanover common stock to be issued in the merger for outstanding shares of Savoy common stock at the time the merger is completed, excluding stock options. The pro forma and pro forma equivalent data does not take into account any cost savings, revenue enhancements or synergies that may be achieved as a result of the merger. The following information is not necessarily indicative of future results. You should read the information set forth below in conjunction with the respective financial statements of Hanover and Savoy included elsewhere in this proxy statement and prospectus.
Fiscal Year or 12 Months Ended September 30, 2020(1)
HANOVER-HISTORICAL
Earnings per share-diluted – added row	$1.18
Cash dividends declared per share	$0.00
Book value per share	$18.69
SAVOY-HISTORICAL
Earnings per share-diluted	$0.49
Cash dividends declared per share	$0.05
Book value per share	$4.54
HANOVER and SAVOY-PRO FORMA COMBINED
Earnings per share-diluted	$1.65
Cash dividends declared per share	$0.00
Book value per share	$19.51
EQUIVALENT PRO FORMA COMBINED PER SHARE OF SAVOY COMMON STOCK(2)
Earnings per share-diluted	$0.46
Cash dividends declared per share	$0.00
Book value per share	$5.47

(1)
Historical and pro forma numbers are for the fiscal year ended September 30, 2020 for Hanover and for the twelve months ended September 30, 2020 for Savoy.

(2)
Hanover and Savoy pro forma combined per share metrics adjusted for 100% stock consideration exchange ratio of 0.140 shares of Hanover common stock for each share of Savoy common stock.

RISK FACTORS
In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes. By approving the merger, Savoy shareholders will receive Hanover common stock and thus will be investing in Hanover common stock. An investment in Hanover common stock involves a degree of risk. In particular, you should consider the following risk factors.
Risks pertaining to the proposed merger:
The merger consideration will be determined based upon a formula contained in the merger agreement and will not be fixed until the month end prior to closing; Savoy Bank shareholders will not know the amount of the merger consideration until after they vote on the merger agreement.
Under the merger agreement, the aggregate merger consideration to be paid to the Savoy shareholders, and the per share merger consideration to be received by each Savoy shareholder, will be determined as of the month end prior to closing pursuant to a formula included in the merger agreement. Similarly, the amount of Hanover common stock to be received by Savoy shareholders as a portion of the merger consideration, and so the number of Hanover shares each Savoy shareholder receives, will also be determined as of the month end prior to closing based on a formula contained in the merger agreement. Therefore, at the time Savoy shareholders are asked to vote to approve the merger agreement, they will not know the value they will receive in exchange for their shares of Savoy common stock. Although this proxy statement/prospectus contains an estimate of the merger consideration as of            , 2021, the actual merger consideration at closing may be greater than or less than the estimate. If the merger agreement is approved, Savoy shareholders will not get to vote again to approve the merger agreement once the actual merger consideration is determined, and the mergers will be consummated, assuming all other closing conditions are satisfied. Savoy shareholders could therefore receive merger consideration with a value less than the Savoy shareholders would have otherwise considered acceptable.
Shareholders of Savoy will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.
Upon completion of the merger, current Savoy shareholders will own approximately 23% of the outstanding shares of Hanover common stock, and current Hanover shareholders will own approximately 77% of the outstanding shares of Hanover common stock. As a result, Savoy shareholders will collectively exercise less influence over management of Hanover than they did with respect to Savoy.
Future issuances of Hanover equity securities could dilute shareholder ownership and voting interest.
Hanover’s certificate of incorporation authorizes the issuance of up to 17,000,000 shares of common stock and 15,000,000 shares of preferred stock. Any future issuance of equity securities by Hanover may result in dilution in the percentage ownership and voting interest of Hanover shareholders. Also, any securities Hanover issues in the future may be valued differently than the Hanover stock issued to Savoy shareholders in the mergers, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Hanover shareholders, including former Savoy shareholders who become Hanover shareholders. As noted under the caption “Comparison of Shareholders’ Rights,” Hanover shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by Hanover.
The unaudited pro forma financial data included in this document is preliminary, and Hanover’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.
The unaudited pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would be following a consummation of the merger. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
The merger agreement limits Savoy’s ability to pursue alternatives to the merger and, in certain circumstances, requires the payment of a termination fee.
The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Savoy’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Savoy. In addition, a termination fee is payable by Savoy under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Savoy from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the mergers, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Savoy than it might otherwise have proposed to pay. See “The Merger Agreement — Termination Fee.”
The mergers are subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on Hanover.
Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and NYDFS. Hanover and Savoy have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the mergers or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the mergers or require changes to the terms of the mergers that could have the effect of delaying completion of the mergers or imposing additional costs on, or limiting the revenues of, Hanover following the mergers, any of which might have an adverse effect on Hanover. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed. Applications with the FDIC and NYDFS are currently pending as is an application waiver request with the FRB.
Savoy’s executive officers and directors have financial interests in the mergers that may be different from, or in addition to, the interests of Savoy shareholders.
Executive officers of Savoy negotiated the terms of the merger agreement. Savoy’s board of directors approved and adopted the merger agreement and unanimously recommended that Savoy shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware that Savoy’s officers and directors have financial interests in the mergers that may be different from, or in addition to, the interests of Savoy’s shareholders. These include:
•
a change in control payment to McClelland Wilcox, Savoy’s President & CEO, pursuant to the terms of his employment agreement with Savoy;

•
the entry by Hanover into an employment agreement with Mr. Wilcox to serve as an executive officer of Hanover Bank;

•
appointment of Ms. Elena Sisti and Mr. Metin Negrin to the boards of directors of Hanover and Hanover Bank;

•
promptly after closing of the merger, Hanover Bank will invite members of the Savoy board of directors immediately prior to the closing of the merger (other than the two directors appointed to the boards of directors of Hanover and Hanover Bank) to serve as members of a Hanover New York City advisory board;

•
payment of severance to employees of Savoy, including executive officers, who will not continue employment with Hanover after the merger; and

•
Hanover has agreed to indemnify the directors and executive officers of Savoy from claims arising after consummation of the merger, and to maintain insurance to provide coverage of claims against the directors and executive officers of Savoy.

These additional interests of Savoy directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Savoy shareholder may view it.
Savoy’s board of directors was aware of these interests and took them into account in its decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger — Savoy’s Directors and Executive Officers Have Financial Interests in the Merger.”
The shares of Hanover common stock to be received by Savoy shareholders as a result of the merger will have different rights from the shares of Savoy common stock.
Upon completion of the merger, Savoy shareholders who receive Hanover common stock in the merger will become Hanover shareholders. Their rights as shareholders will be governed by New York State corporate law and the certificate of incorporation and bylaws of Hanover. The rights associated with Savoy common stock are different from the rights associated with Hanover common stock.
Hanover and Savoy believe that the material differences in such rights are as follows:
•
Hanover’s certificate of incorporation authorizes 7,000,000 more shares of common stock than does Savoy’s organizing certificate, which may be issued at the election of Hanover’s board of directors.

•
Hanover’s certificate of incorporation authorizes the issuance of up to 15,000,000 shares of preferred stock, with the terms of any issuance of preferred stock being set by the board without a vote of the shareholders of Hanover; Savoy’s charter documents do not authorize the issuance of shares of preferred stock.

•
Savoy’s shareholders currently have preemptive rights to subscribe for additional shares if Savoy issues additional shares of common stock. Hanover’s shareholders do not have preemptive rights.

See the section of this document titled “Comparison of Shareholders’ Rights” beginning on page 121 for a complete discussion of the different rights associated with ownership of Hanover common stock.
If the mergers are not consummated by August 27, 2021, either Hanover or Savoy may choose not to proceed with the mergers.
Either Hanover or Savoy may terminate the merger agreement if the mergers have not been completed by August 27, 2021, unless the failure has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.
The fairness opinion obtained by Savoy from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.
Savoy obtained a fairness opinion from its financial advisor, as of August 26, 2020, to the effect that the merger consideration was fair, from a financial point of view, to Savoy’s shareholders. Savoy is not required to obtain an updated opinion as of the date of this document from its financial advisor. Changes in the operations and prospects of Hanover or Savoy, general market and economic conditions and other factors that may be beyond the control of Hanover and Savoy, and on which the fairness opinion was based, may alter the value of Hanover or Savoy by the time the mergers are completed. The Savoy fairness opinion does not speak to the time the merger will be completed or to any date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the mergers are completed. For a description of the opinion that Savoy received from its financial advisor, please see “The Mergers — Opinion of Savoy’s Financial Advisor,” beginning on page 42 of this document.
Hanover may fail to realize all of the anticipated benefits of the mergers.
The success of the mergers will depend, in part, on Hanover’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of Hanover and Savoy. If Hanover is not able to achieve these objectives, the anticipated benefits and cost savings of the mergers may not be realized fully or at all, or may take longer to realize than expected. Hanover and Savoy have operated and, until the completion of the mergers, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Hanover’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the mergers. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Hanover and its results of operations during the transition period.
Savoy engages in different lines of business than Hanover; failure to properly integrate these lines of business and retain Savoy personnel with experience in these lines of business, may adversely affect Hanover’s future results of operations.
Savoy has historically been an active participant in U.S. Small Business Administration lending programs and is currently a Preferred Lender with the SBA. SBA lending accounts for a significant portion of Savoy’s lending activity. Hanover has not traditionally been a participant in these SBA programs. In the event Hanover is unable to properly integrate Savoy’s SBA lending activities into Hanover’s overall business model, or if Hanover is unable to retain those Savoy employees with expertise in SBA lending, Hanover’s future results of operations may be adversely affected.
If the mergers are not completed, Hanover and Savoy will have each incurred substantial expenses without realizing the expected benefits.
Hanover and Savoy have each incurred substantial expenses in connection with the transactions described in this document. The completion of the mergers depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the mergers are not completed, these expenses would have been expended or would be recognized currently and not capitalized, and Hanover and Savoy would not have realized the expected benefits of the mergers.
Each of Hanover and Savoy will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair Hanover’s and/or Savoy’s ability to attract, retain and motivate key personnel until the mergers are consummated and could cause customers and others that deal with each of Hanover and Savoy to seek to change existing business relationships with them. Retention of certain Savoy employees may be challenging during the pendency of the mergers, as certain employees may experience uncertainty about their future roles with Hanover. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to continue with Hanover, Hanover’s business following the mergers could be harmed. In addition, the merger agreement restricts each of Hanover and Savoy from taking specified actions without the consent of the other until the mergers occurs. These restrictions may prevent Hanover and Savoy from pursuing attractive business opportunities that may arise prior to the completion of the mergers. Please see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 57 of this document for a description of the restrictive covenants to which Hanover and Savoy are subject under the merger agreement.
Hanover and Savoy expect to incur non-recurring expenses related to the mergers.
Hanover and Savoy are developing a plan to integrate the operations of Hanover and Savoy after the mergers. In connection with that plan, Hanover and Savoy anticipate that certain non-recurring charges, such as computer system conversion costs, severance and branding, will be incurred in connection with this integration. Hanover and Savoy cannot identify the timing, nature and amount of all such charges as of the date of this document. However, any such charges could affect the parties’ respective results of operations in the period in which such charges are recorded.

Following the consummation of the mergers, investors in the combined company will own an institution with different financial and other characteristics than either Hanover or Savoy on a standalone basis.
Following the consummation of the mergers, current shareholders of Hanover and Savoy will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis prior to the mergers. For example, the mergers will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts currently existing for each of them individually. If we are unable to successfully combine the businesses of Hanover and Savoy, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company. The merger transactions will also initially result in lower amounts of book value per common share and tangible book value per common share for both Hanover and Savoy shareholders as set forth in the comparative per share data on page 23, and there can be no assurance that any such book value dilution will be earned back through earnings following completion of the mergers.
Risks pertaining to Hanover’s Business and Common Stock:
Hanover’s niche lending products may expose Hanover to greater risk than traditional lending products.
A significant portion of Hanover’s lending activity is related to certain niche lending products, such as loans secured by investor owned, non-owner occupied 1-4 family properties and loans without third party income verifications, which may expose Hanover to greater risk of credit loss than that associated with more traditional lending products. Although Hanover has developed underwriting standards and procedures designed to reduce the risk of loss, Hanover can provide no assurance that these standards and procedures will be effective in reducing losses. Should Hanover incur credit losses, it could adversely affect Hanover’s results of operations.
There is not now and may never be an active trading market for Hanover common stock.
Hanover’s common stock is not traded or quoted on any established market, and Hanover does not anticipate that its common stock will be regularly traded or quoted on any securities exchange or established over-the-counter market upon consummation of the mergers. It is therefore unlikely that an active or liquid trading market in the shares will develop in the near term, and if such a market develops, there is no assurance that it will continue. In an inactive and/or illiquid market, shareholders wishing to sell their shares may have to find buyers through their own efforts. Accordingly, shareholders may be unable to liquidate an investment for an indefinite period of time.
Hanover’s recent growth has substantially increased its expenses and impacted its results of operations.
Hanover has seen significant growth in recent years. As a strategy, it has focused on growth by aggressively pursuing business development opportunities. Hanover’s assets have grown from $68.5 million at December 31, 2012, to $851.6 million at September 30, 2020, representing a compound annual growth rate in excess of 40%. Although Hanover believes that its growth strategy will support its long term profitability and franchise value, the expense associated with Hanover’s growth, including compensation expense for the employees needed to support this growth and leasehold and other expenses associated with Hanover’s locations, has and may continue to affect Hanover’s results. In order to successfully manage Hanover’s growth, it needs to adopt and effectively implement policies, procedures and controls to maintain its credit quality and oversee its operations. Hanover can give you no assurance that it will be successful in this strategy. In addition, Hanover may not be able to successfully manage its business as a result of the strain on its management and operations that may result from growth. Hanover’s ability to manage growth will depend upon its ability to continue to attract, hire and retain skilled employees. The loss of members of Hanover’s senior management team could have a material adverse effect on its results or operations and ability to execute Hanover’s strategic goals.
The small to medium-sized businesses that Hanover Bank lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to the Bank that could materially harm Hanover’s operating results.
Hanover Bank targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses and real estate owners. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Hanover’s market areas could cause Hanover Bank to incur substantial credit losses that could negatively affect Hanover’s results of operations and financial condition.
Competition in originating loans and attracting deposits may adversely affect Hanover’s profitability.
Hanover faces substantial competition in originating loans. This competition currently comes principally from other banks, savings institutions, mortgage banking companies, credit unions and other lenders. Many of Hanover’s competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce Hanover’s net income by decreasing the number and size of loans that it originates and the interest rates it may charge on these loans.
In attracting deposits, Hanover faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of Hanover’s competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch locations. These competitors may offer higher interest rates than Hanover, which could decrease the deposits that Hanover attracts or require Hanover to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Hanover’s ability to generate the funds necessary for lending operations, which may increase its cost of funds or negatively impact its liquidity.
Hanover also competes with non-bank providers of financial services, such as brokerage firms, consumer finance companies, insurance companies and governmental organizations, which may offer more favorable terms. Some of Hanover’s non-bank competitors are not subject to the same extensive regulations that govern Hanover’s operations. As a result, such non-bank competitors may have advantages over Hanover in providing certain products and services. This competition may reduce or limit its margins on banking services, reduce its market share and adversely affect its earnings and financial condition.
In addition, the banking industry in general has begun to face competition for deposit, credit and money management products from non-bank technology firms, or fintech companies, which may offer products independently or through relationships with insured depository institutions.
Hanover has a significant concentration in non-owner occupied residential real estate loans in the New York metro area.
Hanover has a significant concentration of 1-4 family real estate loans in its loan portfolio. As of September 30, 2020, Hanover had $433.0 million in 1-4 family real estate loans, representing 59.7% of Hanover’s total loan portfolio. Approximately 91.9% of these loans are secured by properties in the five boroughs of New York City and Nassau County, New York. A significant portion of these loans, 46.2%, are rental properties and are not owner-occupied. These loans may expose Hanover Bank to significant credit risks that may be different from those related to loans secured by owner-occupied properties or commercial loans. Economic downturns in New York City could affect levels of employment in the New York metro area, which may affect the demand for rental housing. Any increase in rental vacancies, or reductions in rental rates, could adversely impact Hanover Bank’s borrowers and their ability to repay their loans.
Hanover Bank’s ability to pay dividends to Hanover is subject to regulatory limitations, which, to the extent that Hanover requires such dividends in the future, may affect Hanover’s ability to honor its obligations.
As a bank holding company, Hanover is a separate legal entity from Hanover Bank and does not have significant operations. Hanover currently depends on Hanover Bank’s cash and liquidity to pay its operating expenses. Hanover cannot assure you that in the future Hanover Bank will have the capacity to pay dividends and that Hanover will not require dividends from Hanover Bank to satisfy its obligations. For example, Hanover currently has $25.0 million in outstanding debt and may be dependent upon dividends from Hanover Bank to pay the debt service on the outstanding debt. Various statutes and regulations limit the availability of dividends from Hanover Bank. It is possible, depending upon Hanover’s and Hanover Bank’s financial condition and other factors, that bank regulators could assert that payment of dividends or other payments by Hanover Bank are an unsafe or unsound practice. In the event that Hanover Bank is unable to pay dividends, Hanover may not be able to service its obligations as they become due. Consequently, the inability to receive dividends from Hanover Bank could adversely affect Hanover’s financial condition, results of operations, cash flows and prospects.
Hanover has grown and may continue to grow through acquisitions.
On August 9, 2019, Hanover consummated the acquisition of Chinatown Federal Savings Bank, a federally chartered savings association. As part of the acquisition, Hanover’s acquired total assets of $127.5 million, total deposits of $109.9 million and total loans of $94.5 million. In addition, Hanover Bank acquired two branches in Manhattan and one branch in Brooklyn, New York. As part of Hanover’s growth strategy, following integration of Savoy, Hanover intends to pursue prudent and commercially attractive acquisitions that will position Hanover to capitalize on market opportunities. To be successful as a larger institution, Hanover must successfully integrate the operations and retain the customers of acquired institutions, attract and retain the management required to successfully manage larger operations, and control costs.
Future results of operations will depend in large part on Hanover’s ability to successfully integrate the operations of the acquired institutions and retain the customers of those institutions. If Hanover is unable to successfully manage the integration of the separate cultures, customer bases and operating systems of the acquired institutions, and any other institutions that may be acquired in the future, its results of operations may be adversely affected.
In addition, to successfully manage substantial growth, Hanover may need to increase non-interest expenses through additional personnel, leasehold and data processing costs, among others. In order to successfully manage growth, Hanover may need to adopt and effectively implement policies, procedures and controls to maintain credit quality, control costs and oversee Hanover’s operations. No assurance can be given that Hanover will be successful in this strategy.
Hanover may be challenged to successfully manage its business as a result of the strain on management and operations that may result from growth. The ability to manage growth will depend on Hanover’s ability to continue to attract, hire and retain skilled employees. Success will also depend on the ability of officers and key employees to continue to implement and improve operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage employees.
Finally, substantial growth may stress regulatory capital levels, and may require Hanover to raise additional capital. No assurance can be given that Hanover will be able to raise any required capital, or that it will be able to raise capital on terms that are beneficial to stockholders.
Hanover’s growth-oriented business strategy could be adversely affected if Hanover is not able to attract and retain skilled employees or if it loses the services of its senior management team.
Hanover may not be able to successfully manage its business as a result of the strain on its management and operations that may result from growth. Hanover’s ability to manage growth will depend upon its ability to continue to attract, hire and retain skilled employees. The loss of members of Hanover’s senior management team could have a material adverse effect on its results or operations and ability to execute its strategic goals.
Attractive acquisition opportunities may not be available to Hanover in the future.
Hanover expects that other banking and financial service companies, many of which have significantly greater resources than it does and have stock traded on established exchanges, will compete with Hanover in acquiring other financial institutions if Hanover pursues such acquisitions. This competition could increase prices for potential acquisitions that Hanover believes are attractive. Also, acquisitions are subject to various regulatory approvals. If Hanover fails to receive the appropriate regulatory approvals, it will not be able to consummate an acquisition that it believes is in its best interests. Among other things, Hanover’s regulators will consider its capital, liquidity, profitability, regulatory compliance and levels of goodwill when considering acquisition and expansion proposals. Any acquisition could be dilutive to Hanover’s earnings and shareholders’ equity per share of its common stock.
Hanover may be adversely affected by changes in U.S. tax laws related to the Tax Cuts and Jobs Act.
Changes in tax laws contained in The Tax Cuts and Jobs Act, enacted in December 2017, include a number of provisions that have an impact on the banking industry, borrowers and the market for single-family residential real estate. Changes include (i) a lower limit on the deductibility of mortgage interest on single-family residential mortgage loans, (ii) the elimination of interest deductions for home equity loans, (iii) a limitation on the deductibility of business interest expense and (iv) a limitation on the deductibility of property taxes and state and local income taxes.
The changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future and could make it harder for borrowers to make their loan payments. In addition, these changes may also have a disproportionate effect on taxpayers in states with high residential home prices and high state and local taxes, such as New York. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in the loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in the provision for loan losses, which would reduce profitability and could have a material adverse effect on Hanover Bank’s business, financial condition and results of operations.
Hanover’s ability to maintain its reputation is critical to the success of its business and the failure to do so may materially adversely affect its performance.
Hanover’s reputation is one of the most valuable components of its business. As such, Hanover strives to conduct its business in a manner that enhances its reputation. This is done, in part, by recruiting, hiring and retaining employees who share Hanover’s core values of being an integral part of the communities it serves, delivering superior service to its customers and caring about its customers and associates. If Hanover’s reputation is negatively affected, by the actions of its employees or otherwise, its business and, therefore, its operating results may be materially adversely affected.
Anti-takeover provisions in Hanover’s corporate documents may make it difficult and expensive to remove current management.
Anti-takeover provisions in Hanover’s corporate documents may render the removal of the existing board of directors and management more difficult. Consequently, it may be difficult and expensive for Hanover’s stockholders to remove current management, even if current management is not performing adequately.
Generic Risk Factors — Risks pertaining to the banking industry generally:
Future governmental regulation and legislation could limit the combined company’s future growth.
Following the merger, Hanover and its subsidiaries will be subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Hanover. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Hanover’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, potentially higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Consumer

Financial Protection Bureau, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with state and federal regulation, supervision and legislation, including the Dodd-Frank Act, may require Hanover to make changes to its business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact Hanover’s results of operations, liquidity or financial condition. While Hanover cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Hanover, these changes could be materially adverse to Hanover’s shareholders.
The recent global coronavirus outbreak may pose risks and could harm business and results of operations for the combined company.
In December 2019, a new coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United States. Given the ongoing and dynamic nature of the circumstances and the government’s response, it is difficult to predict the impact of the coronavirus outbreak on the business of the combined company, and there is no guarantee that efforts by the combined company to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus, new “waves” of COVID-19 infections, actions taken to contain the coronavirus or its impact, such as new restrictions on business or potential lock-downs, and the development, effectiveness and distribution of vaccines, among others.
The ultimate risk posed by the coronavirus remains highly uncertain; however, it is clear that COVID-19 poses a material risk to the business, financial condition and results of operation of the combined company and potentially could create risks for the combined company, including:
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risks to the capital markets that may impact the performance of the investment securities portfolio of the combined company;

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effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the combined company’s financial reporting and internal controls;

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declines in demand for loans and other banking services and products, as well as increases in our non-performing loans, owing to the effects of COVID-19 in the markets served by the combined company and on the business of borrowers of the combined company; and

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declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments in the markets served by the combined company.

The laws that regulate Hanover’s operations are designed for the protection of depositors and the public, not shareholders.
The federal and state laws and regulations applicable to Hanover’s operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the fund maintained by the FDIC to support deposit insurance, but not for the purpose of protecting shareholders. These laws and regulations can materially affect Hanover’s future business. Laws and regulations now affecting Hanover may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.
Hanover can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect its business. Legislative and regulatory changes may increase Hanover’s cost of doing business or otherwise adversely affect it and create competitive advantages for non-bank competitors.
Changes in interest rates may adversely affect Hanover’s earnings and financial condition
Hanover’s net income depends primarily upon its net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits and borrowed funds. The level of net interest income is primarily a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of interest-earning assets and interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”), and market interest rates.
A sustained increase in market interest rates could adversely affect Hanover’s earnings if its cost of funds increases more rapidly than the yield on its earning assets, and compresses Hanover’s net interest margin. In addition, the economic value of portfolio equity would decline if interest rates increase.
Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. Hanover expects that it will periodically experience gaps in the interest rate sensitivities of its assets and liabilities. That means either Hanover’s interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets, an increase in market rates of interest could reduce Hanover’s net interest income. Likewise, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could reduce Hanover’s net interest income. Hanover is unable to predict changes in market interest rates, which are affected by many factors beyond its control, including inflation, deflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Hanover attempts to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect Hanover’s results of operations and financial performance.
Changes in technology may adversely affect Hanover’s business; increased use of technology may expose Hanover to service interruptions or breaches in security.
The financial services market, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, automation, internet-based banking, debit cards and so-called “smart cards” and remote deposit capture. Hanover’s ability to compete successfully in the future will depend, to a certain extent, on whether it can anticipate and respond to technological changes. Hanover offers electronic banking services for consumer and business customers via its website, www.hanoverbank.com, including Internet banking and electronic bill payment, as well as mobile banking. Hanover also offers debit cards, ATM cards, and automatic and ACH transfers. The successful operation and further development of these and other new technologies will likely require additional capital investments in the future. In addition, increased use of electronic banking creates opportunities for interruptions in service or security breaches, which could expose Hanover to claims by customers or other third parties and damage Hanover’s reputation. Hanover cannot assure you that it will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future, or that it will be able to maintain a secure electronic environment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document contains a number of forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of Hanover, Savoy and the potential combined company and may include statements for the period following the completion of the mergers. Forward-looking statements are typically identified by words such as “should,” “likely,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “target,” “project,” “goal” and other similar words and expressions.
The forward-looking statements involve certain risks and uncertainties. The ability of either Hanover or Savoy to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 24 under “Risk Factors,” and, among others, the following:
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completion of the mergers is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

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the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the integration of Savoy’s business and operations with those of Hanover may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Savoy’s or Hanover’s existing businesses;

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the anticipated cost savings and other synergies of the mergers may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the mergers may be greater than expected;

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the ability to achieve anticipated merger-related operational efficiencies;

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the ability to enhance revenue through increased market penetration, expanded lending capacity and product offerings;

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changes in monetary and fiscal policies of the FRB and the U. S. Government, particularly related to changes in interest rates;

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changes in general economic conditions;

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occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, pandemics or outbreaks of hostilities, or the effects of climate change, and the ability of Hanover and/or Savoy to deal effectively with disruptions caused by the foregoing;

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legislative or regulatory changes;

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downturn in demand for loan, deposit and other financial services in our market area;

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increased competition from other banks and non-bank providers of financial services;

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technological changes and increased technology-related costs; and

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changes in accounting principles, or the application of generally accepted accounting principles.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.
All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this document and attributable to Hanover or Savoy or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Hanover and Savoy undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE MERGER
Background of the Merger
History of the Merger.
Savoy’s board and management have periodically reviewed and assessed strategic opportunities and challenges. These reviews have included presentations by investment banks and others knowledgeable about the market or financial institutions, business combinations and other strategic alliances.
In September 2018, management was approached by an investment banker known to it about the possibility of engaging in a strategic merger transaction with Bank A, a bank headquartered in Connecticut. CEO Wilcox met with the CEO of Bank A three times, once accompanied by Chairman Negrin. In the process of engaging in these discussions and investigating Bank A, Messrs. Wilcox and Negrin realized that Bank A was facing regulatory challenges that had to be resolved before a transaction between Savoy and Bank A could be pursued. As a result, CEO Wilcox advised the investment banker who had introduced the parties that Savoy was not interested in further discussions until Bank A resolved its regulatory issues. Bank A did not renew discussions thereafter. No price was ever discussed.
In February 2019, CEO Wilcox was approached by a banking industry veteran in New York who was reportedly interested in recapitalizing Savoy with a substantial additional capital investment that would then allow Savoy to grow and diversify its franchise. After preliminary discussions, CEO Wilcox concluded the individual was still in the process of formulating a business strategy and had not secured the capital necessary to consummate a meaningful transaction. The individual contacted CEO Wilcox thereafter, but no proposal was ever presented. There was no discussion of details and no price parameters were proposed.
In November, 2019, a representative of Stephens, Inc., acting on behalf of Hanover, and who had also been the individual who introduced Bank A to Savoy, mentioned to CEO Wilcox that Hanover might be interested in a strategic combination with Savoy. In December 2019, Messrs. Wilcox and Negrin met at the offices of Stephens, Inc., with Chairman Puorro and Chief Financial Officer Finneran of Hanover. This was a preliminary meeting at which the parties had an opportunity to discuss shared interests, synergies and other general matters related to Savoy and Hanover. There were preliminary general discussions regarding a possible approach to pricing based upon a stock-for-stock exchange.
Savoy’s board then met on December 17, 2019 at which time management disclosed to the board the approach from Hanover. Chairman Negrin provided information regarding the financial circumstances of Hanover and the nature of a proposed transaction. After discussion, the Savoy board authorized Messrs. Wilcox and Negrin to continue discussions.
Hanover’s board met on December 19, 2019. At that meeting, Hanover’s management provided an update on potential merger activity, and disclosed that Stephens had identified Savoy as a potential strategic partner for Hanover. Hanover management discussed the meeting with Savoy’s representatives with the Hanover board, and provided a brief review of Savoy’s financial information and business. It was the consensus of the Hanover board that Hanover management should continue the discussions with Savoy.
Subsequent to its regular monthly meeting on January 29, 2020, the Savoy board Executive Committee (consisting of all directors but without the participation of non-director employees) met and, at the request of Messrs. Wilcox and Negrin, the investment banker from Stephens, Inc., who had introduced Hanover to Savoy, was asked to address the board regarding the potential transaction. He opened his presentation with an explanation that, if the Savoy board were to proceed with a transaction with Hanover, he would be representing Hanover, and therefore the board should consider what he said in light of his conflict of interest. He then spoke to the board generally about market industry trends, the trading market for bank stocks, and his valuation estimates for both Savoy and Hanover. After questions and discussion, the Savoy board authorized management to engage in further discussions with Hanover with a view towards negotiating a business combination.
Hanover’s board held its regularly scheduled board meeting on January 30, 2020. Hanover’s management updated the Hanover board on the status of talks with Savoy.

Further discussions with Hanover ensued and CEO Wilcox determined that it would be appropriate to retain the services of an investment banker to represent Savoy. Not wanting to wait until the next board meeting, he polled the Savoy directors, who agreed that it would be appropriate to retain JMS as an investment banker for Savoy because a banker with whom Savoy had a long-standing relationship had recently joined the firm.
The Savoy board Executive Committee next held a special meeting to further discuss the matter and hear from a representative of JMS on February 13, 2020. This meeting was arranged because one or more directors expected to be out of town for the regular board meeting the following week. CEO Wilcox reported that he had entered into an engagement letter with JMS based upon his poll of the board members. A representative of JMS attended the meeting. He discussed the possible structure of a potential transaction with Hanover and various financial factors, as well as the possibility that the combined entity would reach a critical mass sufficient to justify a public offering that would create liquidity in the shares of the combined entity.
Chairman Negrin suggested to the board, and the board concurred, that it was important for the shareholders of Savoy to have the opportunity to receive an appropriate level of cash instead of solely Hanover stock in the transaction, especially since there was currently no liquid market for Hanover stock. After extensive discussions, the Savoy board authorized the JMS representative to proceed with further discussions with his counterpart representing Hanover with a view towards developing a draft term sheet.
The next scheduled Savoy board meeting was February 18, 2020. After the regular meeting, the Executive Committee engaged in a brief discussion regarding the proposed transaction with Hanover. CEO Wilcox advised the board that the investment banker for Hanover was exploring capital raising alternatives for Hanover because Hanover would need to raise capital as part of any proposed transaction with Savoy. He reported that he expected to have additional information and details for the board at its March meeting.
On February 27, 2020, the Hanover board held its regularly scheduled board meeting. A representative of Stephens participated in the meeting and provide an update on the discussion with Savoy as well as the due diligence review conducted to date, and discussed with the Hanover board potential transactions terms and the fact that Hanover would likely need to raise capital as part of the transaction. The Hanover board authorized Hanover management and Stephens to continue the discussions with Savoy and its representatives, and also decided that Hanover would retain a third party loan review firm to conduct a detailed review of Savoy’s loan portfolio.
The investment bankers for each of Savoy and Hanover continued to engage in negotiations to determine the terms of a proposed transaction. The Savoy board then met on March 10, 2020, and a representative of JMS provided a detailed presentation about the terms that Hanover was proposing for the proposed transaction, which included a price equal to 130% of Savoy’s tangible book value at the time of closing, payable 50% in Hanover stock and 50% in cash. He compared those terms with the terms of recently completed comparable transactions in Savoy’s market. He discussed with the Savoy board a list of other potential acquirers for Savoy. The Savoy board then engaged in a detailed discussion of the difficulties of finding an acquirer for Savoy, the ability of others to pay the consideration desired by Savoy, and other factors. The JMS representative noted the potential for the combined entity to pursue a public offering, and he circulated a proposed letter of intent setting forth the terms and conditions of a proposed transaction.
The representative of JMS then advised the Savoy board that it would be possible to test the market for other options and other potential acquirers. However, he stated that he believed that such an effort would not yield a better offer because the proposed Hanover transaction offered strategic advantages for Hanover that justified Hanover paying a higher price. He also suggested that testing the market by aggressively “shopping” Savoy would take time, thereby risking the possible withdrawal of Hanover’s interest in Savoy. The Savoy board then discussed valuation parameters and the possibility that economic disruption caused by COVID-19 might cause a material downturn in pricing, but concluded that the terms presented were appropriate. The representative of JMS also suggested that, once a letter of intent was signed, Hanover would undoubtedly want to conduct an in-depth review of Savoy’s loan portfolio and settle on a firmer price. Messrs. Wilcox and Negrin advised the Savoy board that each of them wanted to more carefully review the exact wording of the proposed letter of intent. The Savoy board then approved the letter of intent and authorized management to sign it on behalf of Savoy, subject to Messrs. Wilcox and Negrin determining that the letter of intent did not present any risks or concerns not already discussed by the Savoy board.
Hanover’s board met on March 22, 2020. A representative of Stephens participated in the meeting and reviewed with the Hanover board the proposed terms of the draft letter of intent, The board and the representative of Stephens also discussed the potential economic impact of the COVID-19 pandemic and the effect it could have on transaction pricing in the merger market, but the board concluded that the terms reflected in the letter of intent were appropriate. The board also discussed with Hanover management and the representative of Stephens the results of the due diligence review conducted to date. The Hanover board approved the proposed letter of intent, and authorized Mr. Puorro to sign it on behalf of Hanover.
Thereafter, a non-binding letter of intent was signed on March 23, 2020.
After the signing of the letter of intent, Hanover retained an independent company to engage in a detailed review of Savoy’s loan portfolio.
The Savoy board then had a video conference call with certain members of the Hanover board on April 21, 2020, to introduce the members of both boards to each other and to discuss the merits of the proposed transaction and possible timing. Later that same day, the Savoy board met with the representative of JMS, who provided a brief update on the negotiations with Hanover. The representative of JMS told the Savoy board that Hanover had completed its loan review and was considering the results. He explained that the process had been slowed due to the pandemic in general and specifically due to the need to divert resources to deal with Paycheck Protection Program (“PPP”) loans and borrower forbearances.
The Hanover board met on May 28, 2020 to discuss the proposed transaction. A representative of Stephens participated in the meeting. The representative of Stephens provided an update to the Hanover board on capital markets and merger and acquisition activity in light of the COVID-19 pandemic. The board discussed with the representative of Stephens the timing of any proposed transaction with Savoy as well as alternatives for raising capital for Hanover.
The Savoy board then met on June 16 to further discuss the proposed transaction with Hanover and review a revised letter of intent issued by Hanover dated June 9, 2020. The representative of JMS reviewed the changes made to the terms of the earlier letter of intent based on the changes in the economic environment related to COVID-19 and the results of Hanover’s loan review. Hanover proposed to reduce the purchase price multiple from 130% of Savoy’s tangible book value at closing to 125% of tangible book value at closing. Hanover also proposed to reduce the multiple to be used in determining the number of shares of Hanover common stock to be issued as a portion of the consideration. This resulted in a reduction in the cash portion of the merger consideration of up to $1.25 million, depending upon Savoy’s tangible book value at closing.
The representative of JMS then reviewed the reasons for the change in the valuation and the benefits of shareholders being able to receive a portion of the consideration in cash. He noted that, from his perspective, the decline in value was reasonable based upon the widespread and substantial drop in bank valuations as a result of COVID-19. After extensive discussion of the changes and other provisions of the proposed letter of intent, the Savoy directors agreed that Savoy should proceed with signing the revised non-binding letter of intent. Chairman Negrin then signed the revised letter of intent, which was dated June 9, 2020. The Board then also approved the retention of other experts to assist in the process, including special counsel to represent Savoy in negotiating the transaction documents. Savoy’s regular corporate counsel, Windels Marx Lane and Mittendorf, LLP (“WMLM”) also represents Hanover as corporate counsel, and Hanover had asked that firm to represent Hanover in the proposed transaction with Savoy.
The Hanover board met on June 17, 2020. Representatives from Stephens and WMLM participated in the meeting. The representative of Stephens reviewed the changes to the terms of the letter of intent, and informed the Hanover board that Savoy had agreed to the changes, and that Savoy’s Chairman had signed the letter of intent. The representative of Stephens reviewed with the Hanover board financial modeling of the proposed transaction showing the impact of the changes made to the letter of intent. The Hanover board approved the revised letter of intent, and authorized Mr. Puorro to sign it on behalf of Hanover.
Hanover and Savoy, with the assistance of their attorneys, financial advisors, and other experts, then exchanged documents and information as part of a review of each other’s financial and business affairs, which included customary due diligence. Savoy’s independent loan review advisor also reviewed the Hanover loan portfolio. The parties engaged in negotiations regarding the terms of the merger agreement as well as the terms of voting agreements for the directors of Savoy and a proposed employment agreement between Hanover and Savoy CEO Wilcox, to be effective upon consummation of the mergers.
The Hanover board met on June 25, 2020. Representatives of Stephens and WMLM participated in the meeting. The representatives of Stephens and WMLM discussed with the Hanover board possible capital alternatives, the diligence conducted to date and potential timing of an announcement of the transaction.
The Hanover board met on July 27, 2020. Representatives of Stephens and WMLM participated in the meeting, The representatives of Stephens and WMLM reviewed with the Hanover board the current terms of the transaction as reflected in the current drafts of the transaction documents, as well as the results of the due diligence review of Savoy. The Hanover board authorized Hanover management, with the assistance of Stephens and WMLM, to continue negotiating the definitive transaction documents with Savoy for review and consideration by the Hanover board.
In preparation for the regular meeting of the Savoy board on July 28, 2020, management circulated a draft of the merger agreement to the Savoy directors. At the meeting, the Savoy board heard presentations from legal counsel and representatives of JMS regarding the status of the negotiation of the definitive documents for the proposed transaction with Hanover and related considerations and the results of due diligence. The directors discussed a number of points and expressed their views regarding the open items in negotiation. The directors concluded that, subject to satisfactory negotiation of open items and a satisfactory fairness opinion, the proposed transaction with Hanover appeared to be in the best interests of the stockholders of Savoy and authorized management, with the assistance of its investment banker and legal counsel, to seek to complete negotiations of the final definitive agreements satisfactory to the Savoy board.
Negotiations then continued regarding the definitive merger agreement and Savoy’s independent loan review advisor completed its review of Hanover’s loan portfolio.
On August 21, 2020, Hanover’s board convened a special meeting. Representatives of Stephens and WMLM participated in the meeting. The representative of WMLM reviewed the current terms of the transaction documents and the representative of Stephens reviewed the current financial impact of the transaction on Hanover and its shareholders. Hanover management provided a final update of the due diligence review of Savoy,
On August 26, 2020, Savoy’s board convened a special meeting, at which it heard a presentation from Savoy’s independent loan review advisor regarding the results of its review of Hanover’s loan portfolio, which did not reveal material weaknesses. The directors questioned the loan reviewer on issues related to the effect of the COVID-19 pandemic and other matters related to the Hanover loan portfolio.
The JMS representative then presented his firm’s analysis of the fairness of the proposed mergers from a financial point of view, as discussed elsewhere in this Prospectus/Proxy Statement under the caption “— Opinion of Savoy’s Financial Advisor” and advised the Savoy board that it was JMS’s opinion that the proposed transaction was fair to the shareholders of Savoy from a financial point of view.
Savoy’s legal counsel then reviewed the merger agreement as finally negotiated and discussed the substantive issues, including, among others, the merger consideration, limitations on Savoy’s business pending consummation of the transaction, the obligation of Savoy and its directors not to seek or facilitate a competing proposal, the breakup fee, the right of Savoy to terminate the merger agreement if Hanover was unable to raise at least $8 million of capital, and various anticipated timing parameters.
Legal counsel then highlighted provisions in the merger agreement that provided either special benefits or special restrictions on management and the Savoy board, all of which he advised would be disclosed in this Prospectus/Proxy Statement. He explained that these included the making of a change in control payment to CEO Wilcox, a new employment agreement with CEO Wilcox for continued employment at Hanover, restrictions on Chairman Negrin’s ability to vote or sell his stock of Hanover after consummation of the transaction, the payment or conversion of outstanding stock options into cash, or in the case of CEO Wilcox, an option to purchase Hanover stock, and the creation of a compensated advisory board consisting of Savoy’s directors.
The directors of Savoy then discussed the proposed transaction and asked questions of legal counsel and the representative of JMS. The Savoy board then unanimously approved the merger agreement and the mergers, and unanimously authorized management to proceed to execute the merger agreement and take all actions necessary to consummate the mergers.
The Hanover board also held a special meeting on August 26, 2020. Representatives of Stephens and WMLM participated in the meeting. The representative of WMLM reviewed the final terms of the transaction documents, including the merger agreement, the voting agreement and the employment agreement with Mr. Wilcox. The representative of Stephens reviewed their financial analysis of the proposed transaction. After discussion of the transaction terms and financial impact with the representatives of Stephens and WMLM, the Hanover board unanimously approved the merger agreement, all ancillary documents and the mergers, and authorized management to take all actions necessary to consummate the mergers.
Savoy’s Reasons for the Merger
In reaching its unanimous decision to approve the merger agreement, and to recommend that Savoy shareholders adopt the merger agreement, the Savoy board evaluated the mergers in consultation with Savoy’s management, as well as with Savoy’s outside legal advisor and financial advisor, and considered a number of factors, including the following:
•
the time that the board anticipated it would take for Savoy to implement its business strategy of growing the franchise and improving earnings through increasing Savoy’s size and earning assets, and the timetable for growth in Savoy’s franchise value, compared with the ability to immediately realize a substantial premium to its current market value by entering into a business combination with Hanover;

•
the risk that Savoy would be unable to implement its strategy due to competition, external economic conditions and other factors outside the control of management;

•
other risks of remaining independent, including the challenges of the current COVID-19 pandemic and its stress on the economy in general and on Savoy’s borrowers specifically;

•
merger consideration that valued Savoy at a premium to book value at a time when stock prices for community banks had fallen precipitously due to the pandemic;

•
the ability of Savoy shareholders to receive a portion of the value of their stock in cash with the remainder in stock of Hanover that, in most or all cases, could be received without current income tax recognition;

•
the ability of Savoy shareholders to participate in the potential of future earnings and growth of the combined company;

•
the ability of Savoy’s customers to obtain banking products, especially consumer products, from the combined company that are not currently offered by Savoy;

•
the likelihood of receiving the required regulatory approvals;

•
the written opinion of JMS, dated as of August 26, 2020, to the effect that, based on and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, as of the date of the opinion, the consideration to be received by the Savoy shareholders was fair from a financial point of view, as more fully described below under “— Opinion of Savoy’s Financial Advisor”;

•
the ability of Savoy shareholders to receive the benefit of earnings of Savoy between the date of the merger agreement and the end of the last month prior to the closing, either in the form of greater merger consideration or a special dividend;

•
the impact of the mergers on employees, customers and communities served by Savoy and the expectation that the combined company will continue to provide high quality service to the communities and customers currently served by Savoy; and

•
the existence of protections in the merger agreement that strengthen the ability of the Savoy board to exercise its fiduciary duty to the shareholders of Savoy.

The Savoy board also considered a number of potential risks and uncertainties in connection with its consideration of the mergers, including, without limitation, the following:
•
the regulatory and other approvals required in connection with the mergers and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•
the possibility of disruption to Savoy’s business that could result from the announcement of the mergers;

•
the potential for diversion of management and employee attention, and for employee attrition, during the period before the completion of the mergers and the potential effect on Savoy’s business and relations with customers, service providers and other stakeholders, whether or not the mergers are completed;

•
the merger agreement’s provisions that generally require Savoy to conduct its business in the ordinary course and the merger agreement’s other restrictions on the conduct of Savoy’s business before the completion of the mergers, which may delay or prevent Savoy from undertaking business opportunities that may arise pending completion of the mergers;

•
due to the reduction in price in the event of a decline in Savoy’s capital, Savoy’s shareholders have limited price protection;

•
if Savoy’s tangible book value exceeds $50.0 million as of the end of the month prior to closing, that excess will be distributed to Savoy stockholders as a dividend subject to normal income tax rules, and will not benefit from the book value multiple of 125% in calculating the merger consideration;

•
the possibility that the expected benefits and synergies sought in the mergers, including cost savings and the ability to successfully cross-market financial products to the customers of the combined bank, may not be realized or may not be realized within the expected time period;

•
the lack of an active trading market for Hanover common stock and the resulting difficulty of Savoy stockholders in converting Hanover common Stock into cash after the mergers;

•
certain provisions of the merger agreement that prohibit Savoy from soliciting, and limit its ability to respond to, proposals for alternative business combinations;

•
the risk of litigation arising from shareholders in respect of the merger agreement;

•
Savoy’s obligation to pay Hanover a termination fee in certain circumstances, as described under “—Termination Fee,” which may deter other companies from proposing an alternative transaction that may be more advantageous to Savoy shareholders;

•
that Savoy’s directors and executive officers may have interests in the Merger that are different from or in addition to those of Savoy shareholders generally, as described under “— Interests of Certain Persons in the Merger that are Different from Yours”; and

•
that, while the mergers are expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the mergers will be satisfied or waived (if applicable), and as a result, it is possible that the mergers may not be completed, in which case Savoy will have incurred significant expense and significant disruption to its normal operations, such as diversion of management attention and employee attrition.

The foregoing discussion of the information and factors considered by the Savoy board is not exhaustive but includes the material factors considered by the Savoy board. The above factors are not presented in any order of priority. In view of the wide variety of factors considered by the Savoy board in connection with its evaluation of the mergers and the complexity of these matters, the Savoy board did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Savoy board may have given different weights to different factors. The Savoy board evaluated the factors described above and reached the unanimous decision that the mergers are advisable and in the best interests of Savoy and its shareholders. The Savoy board realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Savoy board concluded that the potential positive factors outweighed the potential risks of completing the mergers.
This explanation of the Savoy board’s reasoning and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of Savoy’s Board of Directors
After careful consideration of these reasons and risks, Savoy’s board of directors determined that the mergers are in the best interests of Savoy and unanimously approved the merger agreement. Accordingly, Savoy’s board of directors unanimously recommends that Savoy’s shareholders vote “FOR” adoption of the merger agreement.
Hanover’s Reasons for the Merger
In the course of making its decision to approve the proposed transaction with Savoy, Hanover’s board of directors consulted with Hanover’s executive management and Hanover’s financial and legal advisors. Hanover’s board of directors considered, among other things, the following factors:
•
the acquisition diversifies Hanover’s business model by providing a new line of business through Savoy’s expertise and contacts in SBA lending;

•
the acquisition is consistent with Hanover’s strategic plan to enter attractive markets through acquisition and build upon its recent acquisition of Chinatown Federal Savings Bank;

•
the board’s understanding of the current and prospective environment in which Hanover operates, the competitive environment for financial institutions in the metro New York area, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward mergers in the financial services industry generally and the likely effect of these factors on Hanover’s future growth, profitability and strategic options;

•
the board’s understanding of Hanover’s prospects and Savoy’s business operations, financial condition, earnings and prospects;

•
the board’s perception that Savoy’s operating philosophy as a community oriented financial services provider with a strong customer focus is compatible with Hanover’s similar operating philosophy;

•
the board’s review with its legal and financial advisors of the structure of the mergers, the financial and other terms of the mergers and related documents including the board’s assessment of the adequacy of the merger consideration;

•
the expectation that the combination and strategic benefits of the transaction would result in future earnings accretion;

•
the observations of Hanover’s management concerning the operations, financial condition, and prospects of Savoy and the expected financial impact of the merger on the combined company;

•
the fact that certain provisions of the merger agreement prohibit Savoy from soliciting or responding to proposals for alternative transactions and Savoy’s obligation to pay a termination fee of $2,500,000 if the merger agreement is terminated due to Savoy accepting a superior offer;

•
the fact that, pursuant to the merger agreement, Savoy must generally conduct its business in the ordinary course and Savoy is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement; and

•
the financial information and analyses presented by Hanover’s financial advisor to the board of directors.

Hanover’s board of directors also considered the following:
•
the fact that new Hanover shares to be issued to holders of Savoy stock to complete the merger will result in ownership dilution to existing Hanover shareholders;

•
the proposed board and management arrangements, including Hanover’s commitment to (i) appoint two Savoy directors to the Hanover board of directors and to Hanover Bank’s board of directors, (ii) continue to employ the President and CEO of Savoy after the mergers pursuant to an employment agreement, and (iii) promptly after closing of the mergers, invite members of the Savoy board of directors immediately prior to the closing of the merger (other than the two members of the Savoy board appointed to the Hanover board) to serve as members of an advisory board;

•
the potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•
the risk that potential benefits, cost savings and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Hanover and Savoy; and

•
the potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the mergers and the potential effect on Hanover’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

Hanover’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the mergers.
The foregoing discussion of the information and factors considered by Hanover’s board of directors is not exhaustive, but includes the material factors considered by Hanover’s board. In view of the wide variety of factors considered by the Hanover board of directors in connection with its evaluation of the mergers and the complexity of these matters, the Hanover board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Hanover’s board of directors evaluated the factors described above, including asking questions of Hanover’s legal and financial advisors. In considering the factors described above, individual members of Hanover’s board of directors may have given different weights to different factors. The Hanover board of directors relied on the experience and expertise of its legal advisors regarding the structure of the mergers and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the mergers. It should also be noted that this explanation of the reasoning of Hanover’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 34.
Opinion of Savoy’s Financial Advisor
Janney Montgomery Scott LLC was engaged by the Savoy board of directors by letter dated February 10, 2020 to act as financial advisor and to render a fairness opinion for the Savoy board of directors in connection with a potential business combination with Hanover. JMS delivered to the Savoy board of directors its opinion dated August 26, 2020 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to Savoy shareholders is fair to the Savoy shareholders from a financial point of view. In requesting JMS’s advice and opinion, no limitations were imposed by Savoy with respect to the investigations made or procedures followed by it in rendering JMS’s opinion. The full text of the opinion of JMS, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. Savoy shareholders should read the opinion in its entirety. JMS’s opinion speaks only as of August 26, 2020, the date of the opinion.

JMS is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, JMS has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Savoy board of directors selected JMS to act as its financial advisor in connection with the mergers on the basis of the firm’s reputation and expertise in transactions such as the mergers.
JMS received a $50,000 fee from Savoy for rendering a written opinion to the Savoy board of directors as to the fairness, from a financial point of view, of the mergers to Savoy shareholders. Further, Savoy has agreed to indemnify JMS against any claims or liabilities arising out of JMS’s engagement by Savoy. As part of its investment banking business, JMS is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, JMS has experience and knowledge of, the valuation of banking institutions. JMS’s opinion was reviewed by JMS’s compliance officer and fairness committee consistent with internal policy. JMS has not had a material relationship with or received compensation from Savoy or Hanover during the prior two years.
The following is a summary of the analyses performed by JMS in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Savoy board of directors by JMS. The summary set forth below does not purport to be a complete description of either the analyses performed by JMS in rendering its opinion or the presentation delivered by JMS to the Savoy board of directors, but it does summarize all of the material analyses performed and presented by JMS.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, JMS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. JMS may have given various analyses more or less weight than other analyses. Accordingly, JMS believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Savoy board of directors and its fairness opinion.
In performing its analyses, JMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Savoy or Hanover. The analyses performed by JMS are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of JMS’s analysis of the fairness of the merger consideration, from a financial point of view, to Savoy shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. JMS’s opinion does not address the relative merits of the mergers as compared to any other business combination in which Savoy might engage. In addition, as described above, JMS’s opinion was one of many factors taken into consideration by the Savoy board of directors in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, JMS reviewed and analyzed material bearing upon financial and operating conditions of Savoy and Hanover and material prepared in connection with the mergers, and reviewed and undertook, among other things, the following:
(i)
reviewed the merger agreement;

(ii)
reviewed certain historical, publicly available business and financial information concerning Savoy and Hanover including, among other things, quarterly reports filed by Savoy and Hanover Bank with the FDIC;

(iii)
held discussions with members or representatives of the senior management of Savoy for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the mergers;

(iv)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that JMS considered relevant;

(v)
reviewed the current and historical financial results of Savoy and Hanover;

(vi)
performed a comparison of certain Savoy and Hanover operating information with similar publicly traded companies;

(vii)
assumed long term earnings growth rates provided by Savoy and Hanover representatives; and

(viii)
performed such other analyses and considered such other factors as JMS has deemed appropriate.

JMS also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.
In performing its review, JMS has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations that was contained in the financials and other materials available from public sources, or that was provided to it by Savoy and Hanover, or their respective representatives. JMS further relied on the assurances of the management of Savoy and Hanover that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.
JMS is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for Savoy and Hanover are in the aggregate adequate to cover such losses. JMS was not retained to, and did not, conduct a physical inspection of any of the properties or facilities of Savoy or Hanover. In addition, JMS has not reviewed individual credit files nor has JMS made an independent evaluation or appraisal of the assets and liabilities of Savoy or Hanover or any of their respective subsidiaries and JMS was not furnished with any such evaluations or appraisals.
In preparing its analyses, JMS used estimated long-term earnings per share growth rate for the years 2021 through 2025, as provided by representatives of the senior management of Savoy. Additionally, JMS used estimated long-term earnings per share growth rate for the years 2021 through 2025, as provided by representatives of the senior management of Hanover.
JMS also received and relied upon in its pro forma analyses assumptions relating to transaction costs, purchase accounting, cost savings, core deposit intangible assets, among other assumptions, as provided by representatives of Savoy. JMS expressed no opinion as to such information or the assumptions on which such information was based.
JMS assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Savoy or Hanover since the date of the most recent financial data made available to JMS.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.   JMS reviewed the financial terms of the proposed transaction. Based upon an assumed Hanover stock price of $21.46, and based upon Savoy’s 9,609,646 shares of common stock outstanding, JMS calculated an aggregate implied transaction value of approximately $52.6 million, or a transaction price per share of $5.24. Based upon financial information for Savoy as of or for the last twelve months (“LTM”) ended June 30, 2020, unless otherwise noted, JMS calculated the following implied transaction metrics:
Transaction Price / LTM Net Income:	10.9x
Transaction Price / Tangible Book Value Per Share:	119.0%
Tangible Book Premium/Core Deposits(1):	8.3%
Transaction Price / Total Assets (excluding PPP):	13.3%

(1)
Tangible book premium to core deposits calculated as (deal value — tangible equity) / (core deposits); Core Deposits defined as total deposits less time deposits.

Comparable Company Analyses.   JMS used publicly available information to compare selected financial information for Hanover with a group of financial institutions selected by JMS for the Hanover National Peer Group. The Hanover National Peer Group consisted of publicly-traded holding companies with total assets from $700 million to $1.1 billion, LTM return on average assets (“ROAA”) of 0.50% — 1.00%, non-performing assets (“NPA’s”)/assets less than 1.0% and average daily one year trading volume over 1,000 shares. The Hanover National Peer Group consisted of the following companies:
1st Capital Bank	American River Bankshares
American Riviera Bank	Auburn National Bancorp
Bank of James Financial Group Inc.	Bank7 Corp.
Centric Financial Corp.	CoastalSouth Bancshares, Inc.
CommerceWest Bank	Community West Bancshares
Emclaire Financial Corp.	Harleysville Financial Corp.
CenterState Bank Corp.	Fidelity Southern Corp.
HMN Financial Inc.	Juniata Valley Financial Corp.
Northway Financial Inc.	South Atlantic Bancshares, Inc.
Summit Bank	United Bancorp, Inc.
Virginia National Bankshares Corp.
The analysis compared selected financial information for Hanover with the corresponding publicly available data for the Hanover National Peer Group as of or for the twelve months ended June 30, 2020 (unless otherwise noted), with pricing data as of August 21, 2020. The table below sets forth the data for Hanover and the high, low, median and mean data for the Hanover National Peer Group.
Hanover National Comparable Company Analysis
	Hanover	Hanover Peer Group Median	Hanover Peer Group Mean	Hanover Peer Group High	Hanover Peer Group Low
Market Capitalization ($M)	NA	$65.2	$71.7	$151.1	$46.1
Price/Tangible Book Value	NA	84.5%	92.4%	143.5%	70.5%
Price/EPS	NA	10.7x	11.3x	18.0x	8.2x
Price/Assets	NA	7.0%	8.1%	16.0%	5.6%
Core Deposit Premium	NA	−1.53%	−0.81%	6.34%	−3.75%
Last Twelve Months Return	NA	−22.9%	−20.5%	11.9%	−40.8%
Total Assets ($M)	$838.0	$902.7	$892.5	$1,065.0	$701.3
Total Loans ($M)	$720.3	$635.9	$654.6	$922.6	$420.6
Tangible Common Equity/ Tangible Assets	8.9%	8.9%	8.8%	11.3%	6.5%
NPAs/Assets	0.43%	0.36%	0.39%	0.91%	0.00%
Last Twelve Months ROAA	0.69%	0.87%	0.84%	1.00%	0.56%
Last Twelve Months ROAE	7.97%	7.99%	8.26%	11.35%	4.88%
Note: Financial data for the institutions in the Hanover National Peer Group is not pro forma for any publicly announced and pending transactions.
JMS used publicly available information to perform a similar analysis for Hanover and a group of financial institutions as selected by JMS for the Hanover Regional Peer Group. The Hanover Regional Peer Group consisted of publicly-traded holding companies, banks and thrifts with total assets between $600 million and $1.5 billion, a LTM ROAA greater than 0.50%, NPAs/Assets less than 1.00% and average daily one-year trading volume over 1,000 shares, headquartered in Connecticut, New Jersey, New York

(excluding the upstate region) and Pennsylvania (excluding central and western regions), excluding announced merger targets. The Hanover Regional Peer Group consisted of the following companies:
Embassy Bancorp Inc.	Esquire Financial Holdings Inc.
FNCB Bancorp Inc.	Harleysville Financial Corp.
Norwood Financial Corp.	QNB Corp.
Salisbury Bancorp Inc.
The analysis compared financial information for Hanover with the corresponding publicly available data for the Hanover Regional Peer Group as of or for the twelve months ended June 30, 2020 (unless otherwise noted) with pricing data as of August 21, 2020. The table below sets forth the data for Hanover and the high, low, median and mean data for the Hanover Regional Peer Group.
Hanover Regional Comparable Company Analysis
	Hanover	Hanover Peer Group Median	Hanover Peer Group Mean	Hanover Peer Group High	Hanover Peer Group Low
Market Capitalization ($M)	NA	$102.5	$122.0	$234.2	$80.6
Price/Tangible Book Value	NA	88.2%	96.5%	127.4%	78.5%
Price/EPS	NA	10.2x	10.6x	15.0x	7.7x
Price/Assets	NA	8.6%	9.8%	15.1%	6.5%
Core Deposit Premium	NA	0.1%	0.2%	5.8%	−2.5%
Last Twelve Months Return	NA	−13.8%	−14.0%	0.0%	−29.2%
Total Assets ($M)	$838.0	$1,354.5	$1,217.5	$1,418.2.0	$851.8
Total Loans ($M)	$720.3	$949.2	$855.0	$1,103.5	$593.7
Tangible Common Equity/ Tangible Assets	8.9%	9.2%	9.7%	13.9%	7.7%
NPAs/Assets	0.43%	0.91%	0.69%	1.22%	0.16%
Last Twelve Months ROAA	0.69%	0.96%	1.02%	1.61%	0.80%
Last Twelve Months ROAE	7.97%	9.43%	9.68%	11.61%	8.26%
Note: Financial data for the institutions in the Hanover Regional Peer Group is not pro forma for any publicly announced and pending transactions.
Analysis of Selected Merger Transactions.   JMS reviewed a group of selected merger and acquisition transactions, or the Comparable Transactions group. The National Comparable Transactions group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value over $10.0 million and target total assets under $1.0 billion and LTM ROAA greater than 0.00%, announced between January 1, 2019 and February 28, 2020, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The National Comparable Transactions group was composed of the following transactions:
Buyer	Target
SB Financial Group, Inc.	Edon Bancorp Inc.
CSBH LLC	New Horizon Bank NA
Seacoast Banking Corp. of FL	Fourth Street Banking Co.
Beacon Bancorp	Freedom National Bank
Cambridge Financial Group Inc.	Melrose Bancorp Inc.
American Bancshares Inc.	Mississippi River Bank
Bank First Corporation	Tomah Bancshares, Inc.
Seacoast Banking Corp. of FL	First Bank of the Palm Beaches

Buyer	Target
CCB Financial Corp.	Prairie Star Bancshares Inc.
Citizens Union Bancorp	Owenton Bancorp Inc.
Keweenaw Financial Corporation	North Star Financial Holdings Inc.
Farmers National Banc Corp.	Maple Leaf Financial Inc.
Community First Bancshares (MHC)	ABB Financial Group Inc.
Heartland Financial USA Inc.	Rockford B&TC
Eagle Bancorp Montana Inc.	Western Holding Co. of Wolf Point
Investar Holding Corp.	Bank of York
Premier Financial Bancorp Inc.	First National Bank of Jackson
Nicolet Bankshares Inc.	Choice Bancorp Inc.
Waterford Bancorp Inc.	Clarkston Financial Corp.
West Florida Banking Corp.	Flagship Community Bank
Santa Cruz County Bank	Lighthouse Bank
Merchants Financial Group Inc.	First National Bank of Northfield
RMB Bancshares Inc.	Cairo/Moberly Bancshares, Inc.
Wintrust Financial Corp.	Rush-Oak Corp.
Lewis & Clark Bank	Clatsop Community Bank
Citizens Community Bancorp	F. & M. Bancorp of Tomah Inc.
JMS reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. JMS also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. JMS compared the indicated transaction multiples and target financials for the mergers to the high, low, mean and median multiples of the Comparable Transactions group.
	Savoy Bank/ Hanover	National Transactions Median	National Transactions Mean	National Transactions High	National Transactions Low
Deal Value ($M)	$52.6	$28.9	$32.4	$72.1	$10.3
Transaction price/Tangible book value per share:	119.0%	152.0%	152.0%	240.0%	86.0%
Transaction price/Earnings per share	10.9x	15.5x	15.4x	21.6x	8.9x
Transaction price/Total assets	13.3%	16.4%	16.6%	25.1%	9.9%
Core deposit premium	8.3%	9.4%	8.8%	19.5%	−3.6%
Target Total Assets ($M)	$597	$190	$201	$523	$52
Target NPAs/Assets	0.80%	0.52%	0.77%	4.86%	0.00%
Target TCE/TA	7.08%	11.38%	12.05%	19.10%	8.26%
Target LTM ROAA	1.14%	0.99%	1.04%	3.19%	0.11%
Additionally, JMS reviewed a group of selected merger and acquisition transactions, or the Regional Comparable Transactions group. The Regional Comparable Transactions group consisted of Connecticut, New Jersey, and New York holding company, bank and thrift transactions with disclosed deal values over $10.0 million and target total assets under $1.0 billion and LTM ROAA greater than 0.00%, announced between January 1, 2019 and February 28, 2020, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Regional Comparable Transactions group was composed of the following transactions:
Buyer	Target
Norwood Financial Corp.	UpState New York Bancorp Inc.
Northfield Bancorp Inc.	VSB Bancorp Inc.
Evans Bancorp Inc.	FSB Bancorp Inc.
CNB Financial Corp.	Bank of Akron
Kearny Financial Corp.	MSB Financial Corp.
Centreville Bank	PB Bancorp Inc.
Community Bank System Inc.	Steuben Trust Corporation
ConnectOne Bancorp Inc.	Bancorp of New Jersey Inc.
OceanFirst Financial Corp.	Country Bank Holding Co.
Investors Bancorp Inc.	Gold Coast Bancorp Inc.
1st Constitution Bancorp	Shore Community Bank.
Columbia Financial Inc. (MHC)	Stewardship Financial Corp.
Liberty Bank	STB Bancorp Inc.
First Bank	Grand Bank NA
Community Bank System Inc.	Kinderhook Bank Corp.
JMS reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. JMS also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. JMS compared the indicated transaction multiples and target financials for the mergers to the high, low, mean and median multiples of the Comparable Transactions group.
	Savoy Bank/ Hanover	Regional Transactions Median	Regional Transactions Mean	Regional Transactions High	Regional Transactions Low
Deal Value ($M)	$52.6	$80.0	$81.4	$137.2	$22.1
Transaction price/Tangible book value per share:	119.0%	162.0%	154.0%	202.0%	102.0%
Transaction price/Earnings per share	10.9x	17.4x	18.7x	27.8x	9.8x
Transaction price/Total assets	13.3%	14.9%	15.4%	21.5%	10.7%
Core deposit premium	8.3%	9.0%	8.2%	19.0%	0.3%
Target Total Assets ($M)	$597	$538	$537	$961	$197
Target NPAs/Assets	0.80%	1.00%	1.15%	4.15%	0.00%
Target TCE/TA	7.08%	10.01%	9.85%	14.72%	6.23%
Target LTM ROAA	1.14%	0.83%	0.89%	1.51%	0.00%
Lastly, JMS reviewed a group of selected merger and acquisition transactions, or the COVID Era Comparable Transactions group. The COVID Era Comparable Transactions group consisted of national holding company, bank and thrift transactions with disclosed deal values over $10.0 million announced between May 1, 2020 and August 21, 2020, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The COVID Era Comparable Transactions group was composed of the following transactions:
Buyer	Target
Enterprise Financial Services	Seacoast Commerce Banc
Blue Ridge Bankshares Inc.	Bay Banks of Virginia Inc.
Bridge Bancorp Inc.	Dime Community Bancshares Inc.
BV Financial Inc. (MHC)	Delmarva Bancshares Inc.
JMS reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. JMS also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. JMS compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the COVID Era Comparable Transactions group.
	Savoy Bank/ Hanover	COVID Era Transactions Median	COVID Era Transactions Mean	COVID Era Transactions High	COVID Era Transactions Low
Deal Value ($M)	$52.6	$126.0	$201.2	$498.7	$54.0
Transaction price/Tangible book value per share:	119.0%	104.0%	111.0%	153.0%	81.0%
Transaction price/Earnings per share	10.9x	15.1x	13.3x	17.2x	7.6x
Transaction price/Total assets	13.3%	9.9%	10.5%	14.3%	7.9%
Core deposit premium	8.3%	0.8%	1.0%	5.4%	−2.8%
Target Total Assets ($M)	$597	$1,263	$2,313	$6,348	$378
Target NPAs/Assets	0.80%	0.83%	0.83%	1.38%	0.29%
Target TCE/TA	7.08%	8.90%	9.05%	10.34%	8.04%
Target LTM ROAA	1.14%	0.68%	0.57%	1.31%	−0.37%
Net Present Value Analyses.   JMS performed an analysis that estimated the net present value per share of Savoy common stock assuming Savoy performed in accordance with an estimated earnings per share growth rate for the years, 2020 through 2025, as provided by the senior management of Savoy, as well as a projected dividend growth rate, as discussed with and confirmed by senior management of Savoy. To approximate the terminal value of a share of Savoy common stock at December 31, 2025, JMS applied price to 2025 earnings multiples ranging from 13.0x to 17.0x and multiples of December 31, 2025 tangible book value ranging from 85% to 125%. The terminal values were then discounted to present values using discount rates ranging from 12.0% to 18.0%. The discount rates selected by JMS were intended to reflect different assumptions regarding required rates of return of holders or prospective buyers of Savoy common stock. The analysis and the underlying assumptions yielded a range of values per share of Savoy common stock of $7.30 to $11.46 when applying multiples of earnings and $3.79 to $6.44 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
12.0%	$8.92	$9.55	$10.19	$10.83	$11.46
13.5%	$8.47	$9.08	$9.68	$10.28	$10.89
15.0%	$8.06	$8.63	$9.20	$9.77	$10.35
16.5%	$7.67	$8.21	$8.75	$9.30	$9.84
18.0%	$7.30	$7.82	$8.34	$8.85	$9.37

Tangible Book Value Multiples
Discount Rate	85%	95%	105%	115%	125%
12.0%	$4.58	$5.05	$5.51	$5.97	$6.44
13.5%	$4.37	$4.80	$5.24	$5.68	$6.12
15.0%	$4.16	$4.58	$4.99	$5.41	$5.86
16.5%	$3.97	$4.36	$4.76	$5.16	$5.55
18.0%	$3.79	$4.16	$4.54	$4.92	$5.29
Pro Forma Merger Analysis.   JMS performed a pro forma merger analysis that combined projected income statement and balance sheet information of Savoy and Hanover. JMS analyzed the estimated financial impact of the mergers on certain projected financial results for Savoy and Hanover and financial forecasts and projections relating to the earnings of Savoy and Hanover, which were derived by JMS from company provided projections, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Savoy and Hanover were derived by JMS from company provided projections. This analysis indicated that the mergers could be accretive to Hanover estimated EPS in 2020 and have a 2.4 year payback period for Hanover with dilution at closing to estimated tangible book value per share (11.6% dilutive to Hanover tangible book value per share). For all of the above analysis, the actual results achieved by Hanover following the mergers may vary from the projected results, and the variations may be material.
Board of Directors and Management of Hanover and Hanover Bank Following Completion of the Merger
Following the mergers, the Hanover and Hanover Bank boards of directors will consist of the current directors of each plus two of the current directors of Savoy who will be appointed to the boards of Hanover and Hanover Bank. The executive officers of Hanover and Hanover Bank will be the existing executive officers of each plus McClelland Wilcox, Savoy’s President and CEO, who will join Hanover and Hanover Bank as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer.
Biographical information about Hanover’s current officers and directors is located under the heading “Information about Hanover Bancorp, Inc.” beginning on page 76.
Savoy Shareholders Have Dissenters’ Rights in the First Merger
General
If the first merger is consummated, Savoy shareholders have the right under New York law to dissent and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Sections 604 and 6002 of the New York Banking Law, copies of which are attached to this document as Annex C. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C, which sets forth the applicable dissenters’ rights provisions of New York law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex C.
In the event you wish to dissent, you must deliver to Savoy written notice of your intent to demand payment.   If you intend to demand payment of the fair value of your shares of Savoy common stock, you must deliver, before the special meeting of shareholders at which the merger agreement is submitted to a vote, or at such meeting but before the vote, a written notice of intent to demand payment for your shares if the proposed first merger is completed. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment. Savoy shareholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Savoy Bank, 600 Fifth Avenue, 17th Floor, New York, NY 10020, Attention: Michael Primiani, Corporate Secretary.
In the event you wish to dissent, you must NOT vote for approval of the merger agreement.   If you intend to demand payment of the fair value of your shares of Savoy common stock, you must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to demand payment for your shares under Section 604 and Section 6022 of the New York Banking Law. You will also terminate your right to demand payment if you submit [an electronic vote or a] signed proxy card and (1) fail to vote against approval of the merger agreement or (2) fail to note that you are abstaining from voting. If you vote in favor of the merger agreement or submit [an electronic vote or a] signed proxy card and neither vote against the merger agreement nor mark your proxy card that you are abstaining from voting , your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. However, you will not terminate your right to demand payment if you do not submit a proxy card or if you participate in the meeting and do not vote.
Dissenters must also file written notice with Savoy and deposit their shares if the Savoy shareholders approve the merger agreement.   If the merger agreement is approved by Savoy shareholders, within ten (10) days after the special meeting, Savoy shall give notice of the approval of the merger by registered mail to each shareholder who filed a written objection excepting any shareholder who voted for or consented in writing to the proposed action. Within twenty (20) days after Savoy gives notice, any shareholder to whom Savoy was required to give such notice and who elects to dissent must file with Savoy further written notice of such election to dissent, stating his or her name and residence address, the number and classes of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares.
Within thirty (30) days after filing the further written notice of election to dissent, you must submit the certificates representing your shares to Savoy or its transfer agent, who shall conspicuously note on the certificate that a notice of election has been filed and then return the certificate to you. If you do not demand payment and submit your stock certificates in the required time periods, you will not be entitled to payment for your shares under Sections 604 and 6022 of the New York Banking Law.
If you fail to comply strictly with any of the conditions of the New York Banking Law and the mergers become effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.   If the mergers are completed, each holder of shares of Savoy common stock who perfected dissenters’ rights in accordance with Sections 604 and 6022 of the New York Banking Law, shall receive from Hanover within seven (7) days of the consummation of the mergers, a written offer to pay for his or her shares at a specified price which Hanover considers to be their fair value. Such offer shall be accompanied by Hanover’s balance sheet as of the latest available date, which shall not be earlier than twelve (12) months before the making of such offer, and a profit and loss statement for not less than a twelve (12) month period ended on the date of such balance sheet. If within thirty (30) days after the making of such offer, Hanover and any shareholder agree upon the price to be paid for such shareholder’s shares, Hanover will pay that price within sixty (60) days after Hanover makes its offer, upon your surrender of the certificates representing such shares.
If Hanover fails to make such offer within such period of seven days, or if it makes the offer and any dissenting shareholder fails to agree with Hanover upon a price within thirty (30) days after the offer is made:
•
Hanover shall, within twenty (20) days after the expiration of whichever is applicable of the two periods mentioned above, Hanover shall institute a special proceeding in the New York State Supreme Court in New York County to determine the rights of dissenting shareholders and to fix the fair value of their shares.

•
If Hanover fails to institute timely such proceeding, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty (30) days after such failure. If such proceeding is not instituted within such thirty (30) day period, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, directs otherwise.

If you are considering dissenting and demanding payment of the fair value of your shares, you should note that the fair value of your shares determined under the New York Banking Law could be more than, the same as, or less than the consideration you would receive under the terms of the merger agreement if you did not demand payment of the fair value of your shares. Investment banking opinions as to the fairness from a financial point of view of consideration payable in a transaction such as the mergers are not opinions as to, and do not address in any way, fair value under New York Banking Law.
If a dissenting shareholder petitions the court to determine the fair value of the shares, the court will assess costs of the proceeding against Hanover, including reasonable compensation and expenses of appraisers appointed by the court, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may not assess, against Savoy or Hanover, the fees and expenses of the dissenter’s counsel and experts unless the court finds that the fair value of the shares substantially exceeds the amount that Savoy or Hanover offered to pay, that no such offer was made, or that neither Savoy nor Hanover commenced the required special proceeding.
If you fail to comply strictly with the procedures described in Sections 604 and 6022 of the New York Banking Law and summarized above, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult with your legal advisor before attempting to do so.
Trading Markets
Currently, the common stock of neither Savoy nor Hanover is traded on any established trading market or national securities exchange, and the Hanover common stock will not be listed on any exchange or established trading market upon consummation of the transactions under the merger agreement. Upon the effectiveness of the registration statement of which this document is a part, the shares issued in connection with the mergers will be freely transferable under the Securities Act by holders who will not be affiliates of Hanover after the mergers.
Affiliates of Hanover may resell shares of Hanover common stock issued in connection with the mergers only if the shares are registered for resale under the Securities Act or an exemption is available. Affiliates of Hanover may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any Hanover common stock.
Regulatory Approvals Required for the Mergers
The mergers are subject to the receipt of approval or waiver of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), as well as the approval of the FDIC under the Bank Merger Act and the approval of the NYDFS under the New York Banking Law, as amended (the “Banking Code”).
In reviewing an application for approval of the mergers under the BHC Act and under the Bank Merger Act, the FRB and FDIC, respectively, must consider, among other factors, the competitive effect of the mergers, the managerial and financial resources and future prospects of the acquiring company, the effect of the mergers on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the consolidating companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the acquiring company in combating money laundering activities, and the extent to which the mergers would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.
The mergers are also subject to the approval of the NYDFS under the Banking Code.
The parties are not aware of any other governmental approvals or actions that may be required to consummate the mergers. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
As of the date hereof, applications are pending with the FDIC and NYDFS, and a waiver request is pending with the FRB.
Savoy’s Directors and Executive Officers Have Financial Interests in the Merger
In considering the recommendation of the board of directors of Savoy that Savoy shareholders vote to adopt the merger agreement, Savoy shareholders should be aware that Savoy directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Savoy shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.
Board Position and Compensation
Hanover has agreed in the merger agreement that, upon completion of the merger, two former Savoy directors will be appointed to serve on the boards of directors of Hanover and Hanover Bank. Ms. Elena Sisti and Mr. Metin Negrin have been selected to join the boards upon consummation of the mergers, will thereafter be compensated in accordance with the policies of Hanover. Additionally, Hanover, promptly after closing of the merger, will invite members of the Savoy board of directors immediately prior to the closing of the merger (other than Ms. Sisti, Mr. Negrin and Mr. Wilcox) to serve as members of an advisory board. The compensation to be paid to members of the new advisory board has not yet been determined.
Director Payments
In lieu of receiving stock options under the equity compensation plan approved by Savoy shareholders at the 2020 annual meeting of shareholders, each Savoy director may receive a cash payment of $9,000.
President and CEO Change in Control Payment Employment Agreement and Options;
McClelland Wilcox, Savoy’s President & CEO, will be entitled to several benefits as a result of completion of the mergers, as discussed below:
Change in Control Payment
Pursuant to the employment agreement between Savoy and Mr. Wilcox, Mr. Wilcox is entitled to receive a lump sum payment upon consummation of the merger equal to three (3) months of his then current base salary, plus an additional month of base salary for each full year of employment with Savoy. Wilcox’s date of employment with Savoy was November, 2012, therefore, assuming the mergers are consummated in the first or second quarters of 2021, Mr. Wilcox would be entitled to a payment equal to eleven (11) months of his current base salary, or $       based on his 2021 base salary of $      .
New Employment Agreement
Hanover has entered into an employment agreement with Mr. Wilcox, to be effective upon completion of the mergers. This employment agreement provides for a base salary equal to Mr. Wilcox’s base salary with Savoy as of the closing of the mergers (currently $      ) and bonus opportunities and has a term of three years from the date of the closing of the mergers, subject to extension. If Mr. Wilcox is terminated without cause or leaves for good reason, he is entitled to a lump sum payment equal to the sum of (i) his then current annual base salary (ii) the highest cash bonus paid to him in the prior three years and (iii) the highest full grant date value of any equity award granted over the prior three years, if any. In addition, in the event of a change in control, the employment agreement provides for payment to Mr. Wilcox of two times the sum of (x) his then current annual base salary (y) the highest cash bonus paid to him in the prior three years, and (z) the highest full grant date value of any equity award granted over the prior three years, plus participation for two years in all benefit plans. The employment agreement subjects Mr. Wilcox to a covenant not to compete during the period of his employment and for one year following a termination of his employment except in cases where employment is terminated without cause.
Stock Options
Mr. Wilcox currently holds options to purchase shares of Savoy common stock. Half of these options will be terminated in exchange for a cash payment to Mr. Wilcox equal to the difference between the exercise price of the options and the per share merger consideration, and half will be converted into options to purchase Hanover common stock, with the exercise price and number of shares purchasable adjusted to reflect the exchange ratio. The table below sets forth certain information regarding Mr. Wilcox’s options
Number of Options	Exercise Price	Gain(1)
213,572	$1.25
300,000	$1.75

(1)
Assumes a per share merger consideration of $       per Savoy share, based on Savoy’s tangible book value and shares outstanding as of            , 2021.

Indemnification and Insurance
The merger agreement provides that Hanover will, following the merger, indemnify all current and former officers and directors of Savoy in accordance with New York law and the indemnification provisions of Savoy’s organization certificate and bylaws. In addition, for up to six years after the acquisition, Hanover agrees to maintain liability insurance coverage with respect to matters arising at or prior to the mergers for each current or former officer or director of Savoy or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 200% of its current cost.
THE MERGER AGREEMENT
The following section describes certain aspects of the mergers, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to the merger agreement, which is attached to this document as Annex A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, are subject to limitations agreed upon by the parties as stated therein, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made.
Terms of the Merger
The boards of directors of Savoy and Hanover have unanimously adopted the agreement and plan of merger which provides for a two-step transaction. First, Savoy will merge with and into a newly-formed interim subsidiary of Hanover, with Savoy surviving. Immediately following such first merger, Savoy shall be merged with and into Hanover Bank, with Hanover Bank surviving. Each share of Savoy common stock issued and outstanding at the effective time of the first merger will be converted into the right to receive a combination of cash and Hanover common stock, with certain limitations, as described below. See “Consideration to Be Received in the Merger.” Neither Hanover nor Savoy owns any shares of common stock of the other.
Closing and Effective Time of the Merger
The mergers will be completed only if all of the following occur:
•
the merger agreement is approved and adopted by Savoy’s shareholders;

•
all required governmental and regulatory consents and approvals have been obtained; and [

•
all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The second merger will not be completed unless the first merger is completed. The mergers will become effective as stated in the certificates of merger to be filed with the New York State Department of Financial Services. In the merger agreement, we have agreed to cause the completion of the merger to occur no more than five (5) Business Days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing) unless the parties otherwise agree in writing to complete the merger on a different date. We currently anticipate that the mergers will be completed late in the first quarter or early in the second quarter of 2021, but we cannot guarantee when or if the mergers will be completed.

Consideration to Be Received in the Merger
Treatment of Savoy common stock
In the proposed merger, Savoy shareholders will receive, in exchange for each share of Savoy common stock they own immediately prior to completion of the merger, a combination of cash and shares of Hanover common stock. Each shareholder will receive half of the merger consideration in cash, and half in Hanover common stock. There is no right of election. The aggregate merger consideration paid to Savoy’s shareholders is not fixed, but will be determined based on a formula included in the merger agreement. The aggregate merger consideration will equal 1.25x Savoy’s tangible book value, calculated in accordance with the merger agreement, as of month end prior to closing. In the event Savoy’s tangible book value is less than $46,000,000 but greater than $34,500,000, the aggregate merger consideration determined in accordance with the previous sentence will be reduced by $0.75 for each dollar that Savoy’s tangible book value is less than $46,000,000. A party’s tangible book value is defined in the merger agreement as the party’s shareholder’s equity determined in accordance with generally accepted accounting principles, which we refer to as “GAAP”, adjusted for certain items set forth in the merger agreement, such as adding back transaction related expenses and, with respect to Savoy, adding certain payments received but not yet recognized as income under accounting rules. The exact amount of the merger consideration will be determined as of month end prior to closing, but based on Savoy’s tangible book value as of [•], 2021 ($      ), the aggregate merger consideration would have been $       The consideration for each share of Savoy common stock will equal the aggregate merger consideration divided by the number of shares of Savoy common stock outstanding. Based on Savoy’s tangible shareholders equity as of [•], 2021, and using the                   Savoy common shares outstanding as of that date, the per share merger consideration would have been [•]. The actual aggregate merger consideration and the per share merger consideration will likely be different as of the closing of the mergers, depending upon whether Savoy reports profitable operations or losses between [•], 2021 and the month end prior to closing, and so Savoy’s tangible book value as of the month end before closing is higher or lower than its tangible book value as of [•][•], 2021.
Solely for purposes of calculating the number of shares of Hanover common stock to be received by Savoy shareholders under the merger agreement, the value of each share of Hanover common stock will be determined by multiplying Hanover’s tangible book value per share, calculated in accordance with the merger agreement, as of the month end prior to closing, by 1.20. Based on Hanover’s tangible book value per share as of [•], 2021, each share of Hanover common stock would have been valued at $       for purposes of determining the number of shares of Hanover common stock each Savoy shareholder would receive, and based on Savoy’s tangible book value per share as of [•][•], 2021, each share of Savoy common stock converted into Hanover common stock would have been exchanged for        shares of Hanover common stock. We refer to this as the “exchange ratio”.
No fractional shares of Hanover common stock will be issued. For each fractional share that would otherwise be issued, Hanover will pay an amount in cash equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the merger consideration per share of Savoy common stock.
Treatment of Savoy stock options
Upon completion of the first merger, each outstanding option to purchase shares of Savoy common stock, with the exception of options held by Mr. Wilcox, will be cancelled by Savoy in exchange for a cash payment equal to the positive difference, if any, between the per share merger consideration for the Savoy common stock and the corresponding exercise price of such outstanding option. If the exercise price for an option is greater than the cash consideration per share of Savoy common stock, such option shall be cancelled with no payment for such option.
With respect to those options held by Mr. Wilcox, Hanover will convert 50% of his options into options to purchase Hanover common stock and the remainder into cash. As of the date of the merger agreement, Mr. Wilcox owned options to purchase an aggregate of 513,572 shares of Savoy common stock.

Share Exchange Procedures
Do not send in your Savoy common stock certificates now.   After Savoy’s shareholders approve and adopt the merger agreement, you will receive a letter of transmittal from Computershare at the same time you receive your election form that will explain how to exchange your Savoy stock certificates for the merger consideration. Please do not send in any Savoy stock certificates until you receive the letter of transmittal.
Representations and Warranties
The merger agreement contains customary representations and warranties of Savoy and Hanover relating to their respective businesses. The representations must be true and correct in all material respects, as of the closing date of the merger agreement as though made on and as of the closing date (except that representations and warranties that by their terms speak as of an earlier date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of Hanover and Savoy has made representations and warranties to the other regarding, among other things:
•
corporate matters, including due organization and qualification;

•
authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•
subsidiaries;

•
capitalization;

•
required governmental filings and consents;

•
correctness of its charter, bylaws and minute books;

•
the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•
accuracy of financial statements;

•
no brokers employed in connection with the merger;

•
absence of undisclosed liabilities;

•
the general manner in which its businesses are conducted, and the absence of any material adverse impact affecting it;

•
tax matters;

•
environmental matters;

•
legal proceedings and regulatory orders;

•
absence of cybersecurity breaches;

•
compliance with laws;

•
intellectual property;

•
employee benefit plans;

•
its loan portfolio;

•
absence of undisclosed defaults under material contracts; the accuracy of its disclosures; and

•
the accuracy of the information it provides for this document.

In addition, Savoy made representations regarding its receipt of a fairness opinion from its financial advisor, its SBA loan portfolio, the title to and condition of assets, material contracts, real estate leases, and certain other types of contracts and commitments, risk management instruments, labor relations and employment agreements, absence of undisclosed indemnification agreements, related party transactions and beneficial ownership of Hanover common stock. The representations and warranties described above and included in the merger agreement were made by each of Hanover and Savoy to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Hanover and Savoy in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Hanover and Savoy rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Savoy, Hanover or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.
Covenants and Agreements
Each of Savoy and Hanover has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the mergers. In general, each of Hanover and Savoy agreed to use its commercially reasonable efforts to maintain and preserve its business, assets and key employees and to take no action that would adversely affect or delay the consummation of the transactions contemplated under the merger agreement.
Without limiting the generality of the foregoing, Hanover has agreed not to do the following:
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amend its governing documents in any manner reasonably likely to impair the timely consummation of the mergers;

•
enter into any arrangement subsequent to the date of the merger agreement that would materially delay, prevent or is otherwise materially adverse to the mergers;

•
change its methods of accounting in effect as of September 30, 2019 except as required by changes in GAAP or regulatory accounting principles;

•
make or change any tax election, file amended tax returns, settle any material tax liability or surrender any right to claim a tax refund;

•
take any action that may reasonably be expected to result in any of the conditions to completion of the mergers not being satisfied; and

•
cause or permit Hanover Merger Sub, a wholly-owned subsidiary to be formed by Hanover for purposes of the merger, to incur any obligations or liabilities or to engage in any business activities of any type or kind whatsoever or to enter into any agreements or arrangements

Except as otherwise consented to by Hanover (which consent is not to be unreasonably withheld), Savoy agreed not to:
•
declare or pay any dividend or make any other distribution in respect of Savoy common stock, except the right to pay a one-time cash dividend in accordance with the merger agreement, and to pay an additional special dividend in the event Savoy’s tangible book value is in excess of $50.0 million;

•
repurchase, redeem, issue (except upon the exercise of outstanding options), split, combine, reclassify or sell any shares of Savoy common stock or any other securities convertible into shares of Savoy capital stock;

•
amend Savoy’s charter or bylaws or other governing document;

•
make any capital expenditures other than those made in the ordinary course of business or those necessary to maintain assets in good repair and in either case, not exceeding $25,000 in the aggregate;

•
with some exceptions, enter into any new line of business, offer new services or accept “brokered” or “listing service” deposits which (i) would cause Savoy’s “brokered” or “listing service” deposits to exceeds 50% of Savoy’s total assets or (ii) has a maturity of greater than twelve months;

•
acquire or agree to acquire, by merger or otherwise, any business, business division or any assets, other than in connection with foreclosures or debt restructurings in the ordinary course of business;

•
take any action that would result in the conditions to the merger not being satisfied;

•
change its methods of accounting in effect as of December 31, 2019 except as required by changes in GAAP or regulatory accounting principles;

•
establish, amend or terminate a Savoy benefit plan, increase the rate of compensation of, pay a bonus or benefit not required by any Savoy benefit plan except in the ordinary course of business or as otherwise permitted in the merger agreement, grant, modify or accelerate any stock options or others awards, or hire or promote any employee to a senior rank except engaging temporary independent contractors and non-officer employees to fill vacancies that may arise in the ordinary course of business;

•
except in the ordinary course of business, sell, lease or otherwise dispose of any of its material assets, properties or rights except as specifically contemplated in the merger agreement, provided that Savoy may sell its right and interest to those loans originated under the SBA Paycheck Protection Program;

•
except in the ordinary course of business, incur any indebtedness or otherwise guarantee or become responsible for the obligations of another;

•
file any application to relocate or terminate the operations of any of its offices or make any commitment relating to the establishment of a new branch or other office facilities;

•
terminate any contract except as provided under the merger agreement or enter into or renew any lease, contract or commitment involving a payment of more than $50,000 annually by Savoy or containing a financial commitment beyond twelve (12) months and involving a payment of more than $50,000;

•
settle any claim or action resulting in restrictions upon Savoy’s operations or the payment of money damages by Savoy;

•
except in the ordinary course of business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

•
make, extend or purchase any loan, lease or other extension of credit except in accordance with limitations stipulated in the merger agreement or incur additional borrowings except Federal Home Loan Bank borrowings with a maturity not exceeding five (5) years made in the ordinary course of business;

•
invest in real estate other than investments related to maintenance of Savoy’s properties or real estate acquired in connection with defaulted mortgage loans or make any undisclosed construction loans or real estate loans secured by undeveloped land or land located outside the State of New York;

•
except as required to fulfill legal requirements of the NYDFS, elect any individual as director who is not a director as of the date of the merger agreement;

•
change any method of accounting except as required by GAAP or applicable law or change any tax election or tax return, settle any tax liability or surrender any right to claim a tax refund;

•
purchase any equity or debt security not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. and with a term to maturity greater than one (1) year;

•
after a superior acquisition proposal has been disclosed to shareholders or to the public or communicated to key executive officers or any director, take any intentional act, or intentionally omit to take any act, that causes any of Savoy’s representations in the merger agreement to be inaccurate in any material respect;

Each of Hanover and Savoy has agreed to additional covenants which include, among other things, commitments to:
•
cooperate with each other and use reasonable best efforts to obtain all third party and regulatory approvals that are necessary for the consummation of the merger;

•
furnish each other with information regarding their businesses, subsidiaries, directors, stockholders and other matters as may be reasonable necessary in connection with the filing of this document or any other regulatory filing necessary for the merger;

•
provide access to each other’s properties, books and records and personnel upon reasonable notice;

•
provide financial information to the other party periodically;

•
cooperate with each other to promote Savoy’s customer relationships;

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use all reasonable best efforts to take all actions needed to comply with all legal requirements with respect to the merger and to use its commercially reasonably efforts to take all actions necessary to satisfy its obligations under the merger agreement and to consummate the merger;

•
notify the other in writing of any event, change, occurrence, act or omission that causes any of its representations under the merger agreement to cease to be true or is reasonably likely to have a material adverse effect on such party

•
promptly inform the other of any facts that would reasonably be likely to prevent or delay completion of the mergers; and

•
take no action which would have the effect of causing the transaction contemplated by the merger agreement not to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Hanover has further agreed that Hanover will:
•
for any terminated Savoy benefit plan that is comparable to an existing Hanover benefit plan, take all commercially reasonable action so that Savoy employees will be entitled to participate in such Hanover benefit plans to the same extent as similarly-situated employees of Hanover and for purposes of determining eligibility and vesting for Hanover employee benefit plans, provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Savoy or any predecessor of Savoy;

•
act in good faith to determine whether to offer employment to the employees of Savoy, whether in their current position or in another position with Hanover or its Subsidiaries, subject to Hanover’s employment policies and procedures;

•
pay severance benefits to any employee of Savoy who is either not offered employment by Hanover or is terminated (other than as a result of unsatisfactory performance) within one year of the closing of the merger, in an amount (except as discussed below under “— Severance”) equal to two weeks’ salary for each full year of service with Savoy, with a minimum of two (2) weeks of severance and a maximum of twenty-six (26) weeks of severance;

•
permit Savoy to review litigation papers and make recommendations at Savoy’s expense in the event of stockholder litigation against Hanover in connection with the merger;

•
to indemnify, defend and hold harmless the officers, directors and employees of Savoy against all claims which arise out of the fact that such person is or was a director or officer of Savoy, to the fullest extent as would have been permitted by Savoy under New York law and under Savoy’s articles of incorporation and bylaws;

•
maintain, for six (6) years following the mergers, Savoy’s current directors’ and officers’ liability insurance policies covering the officers and directors of Savoy with respect to matters occurring at or prior to the merger, except that Hanover is not required to spend more than 200% of the annual cost currently expended by Savoy in order to obtain this insurance and if the premiums exceed such limitation, Hanover may substitute similar policies;

•
promptly after closing of the mergers, appoint two directors of Savoy to the boards of directors of Hanover and Hanover Bank subject only to any applicable regulatory approvals;

•
promptly after closing of the mergers, invite members of the Savoy board of directors immediately prior to the closing of the mergers (other than the two directors who will be appointed to the boards of Hanover and Hanover Bank) to serve as members of a New York City advisory board.

•
promptly prepare and file all required applications for regulatory approval of the transactions contemplated by the merger agreement;

•
promptly prepare and file with the SEC, for the purpose of registering under the Securities Act the shares of Hanover common stock to be issued to shareholders of Savoy under the provisions of the merger agreement, the registration statement of which this document is a part for the purpose of soliciting proxies of Savoy’s shareholders in favor of the merger; and

•
promptly take all actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by the merger agreement;

Savoy has further agreed that Savoy will:
•
permit Hanover personnel to meet with Savoy’s suppliers and customers upon Hanover’s reasonable request;

•
take all necessary steps to duly convene and hold a shareholders’ meeting for the approval of the merger;

•
provide information concerning Savoy for inclusion in Hanover disclosure materials, where necessary;

•
upon request by Hanover and subject to certain limitations, modify its policies and practices under GAAP so as to be consistent with those of Hanover and establish such accruals and reserves as shall be necessary to reflect merger-related expenses incurred by Savoy; and

•
permit Hanover, at Hanover’s expense, to participate in any stockholder litigation against Savoy and/or its directors in connection with the merger and consult with Hanover prior to settling any such litigation.

Severance
Any employee of Savoy who either (i) is not offered employment by Hanover post-closing; or (ii) accepts post-closing employment with Hanover and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the closing date, is entitled to be paid severance in an amount equal to two weeks’ salary for each full year of service with Savoy, with a minimum of two (2) weeks’ and a maximum of twenty-six (26) weeks’ salary to be paid provided that such employee provides Hanover with a general release. However, Michael Primiani, an executive officer of Savoy, will in lieu of the severance benefit described above, receive severance equal to 5 months’ of his 2021 salary, equal to total severance of $      .
Call of Shareholder Meeting; Support of the Merger
Savoy has agreed to (i) cooperate with Hanover in the preparation of all required applications for regulatory approval of the transactions contemplated by the merger agreement and in the preparation of the registration statement and proxy statement/prospectus; and (ii) hold a meeting of its shareholders for the purpose of obtaining approval of the merger and the merger agreement and recommend to its shareholders that they vote in favor thereof.
Agreement Not to Solicit Other Offers
Savoy has also agreed that it, its subsidiaries and its officers, directors, employees, representatives and agents will not, directly or indirectly:
•
initiate, solicit, encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an inquiry or proposal that constitutes an acquisition proposal (as defined below), provide any confidential or nonpublic information or data, participate in any discussions or negotiations with respect to such inquiry or recommend or endorse any such acquisition proposal; or

•
enter into any agreement, agreement in principle or letter of intent regarding any acquisition proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, Savoy may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal if and only if  (a) its special meeting of shareholders has not occurred; and (b) its board of directors determines (after consultation with outside legal counsel and its independent financial advisor) that (i) failure to take these actions would be inconsistent with its fiduciary duties under applicable law and (ii) the acquisition proposal is an acquisition proposal that is deemed a superior acquisition proposal (as defined below) and provides Hanover with notice of such determination within one business day thereafter. In addition, Savoy must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an acquisition proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Savoy and Hanover.
An acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Hanover and Savoy) involving Savoy:
•
any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the voting power in Savoy; or

•
any merger, consolidation or other business combination involving Savoy or any other proposal or offer to acquire in any manner twenty-five percent (25%) or more of the voting power in, or twenty-five percent (25%) or more of the business, assets or deposits of, Savoy;

•
any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•
any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the voting power in Savoy; or

•
any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

A superior acquisition proposal means an acquisition proposal (with the percentages changed from 25% to 50%) that Savoy’s board of directors considers to be more favorable to Savoy’s stockholders than the transactions contemplated by the merger after consulting with Savoy’s financial and legal advisors and taking into account all other aspects of such proposal.
Savoy has agreed:
•
to notify Hanover in writing within seventy-two (72) hours, if any acquisition proposal is received by, any information is requested from, or any negotiation or discussions are sought to be initiated, with Savoy or its representatives, in each case in connection with an acquisition proposal, and to provide Hanover with relevant information regarding such proposal, information request, negotiations or discussions;

•
to keep Hanover fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto, including Savoy’s decision to provide non-public information or engage in negotiations with respect to an acquisition proposal;

•
not to terminate, modify or waive any provision of any confidentiality or standstill agreement to which Savoy is a party and use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to the acquisition proposal; and

•
to terminate any activities, discussions or negotiations conducted prior to the merger agreement with any person with respect to any acquisition proposal for Savoy.

Savoy has also agreed that it, its subsidiaries and its representatives will not refuse to recommend that the shareholders of Savoy approve the merger transaction or adopt, recommend the adoption of an alternative acquisition proposal. However, Savoy may refuse to recommend the approval of the mergers or recommend the adoption of an acquisition proposal if (a) its special meeting of shareholders has not occurred; (b) it notifies Hanover of the material terms and details of the acquisition proposal which Savoy’s board of directors determined to constitute a superior acquisition proposal (c) within three (3) business days of receipt of the notice, Hanover does not make an offer that would result in the superior acquisition proposal no longer being a superior acquisition proposal and (d) Savoy’s board determines (after consultation with outside legal counsel and its financial advisor) that failure to take these steps would be inconsistent with its fiduciary duties under applicable law.
Expenses and Fees
In general, each of Hanover and Savoy will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transaction contemplated by the merger agreement. Hanover will be responsible for and shall bear all costs of printing and mailing the proxy materials incurred in connection with Savoy’s shareholder meeting.
Indemnification and Insurance
Hanover has agreed to indemnify, for a period of six (6) years, any director or officer of Savoy or of any of its subsidiaries against all claims, damages, liabilities, losses, expenses (including reasonable investigation costs, reasonable attorney’s fees and disbursements), judgments, fines and amounts paid in settlements incurred by such indemnified persons by reason of the fact that such indemnified person is or was a director or officer of Savoy (or served as a director or officer of another entity at the request of Savoy) in connection with (i) any threatened, pending or completed claim, action, suit or proceeding or (ii) the enforcement of Hanover’s indemnification obligations under the merger agreement.
The merger agreement provides that Hanover will maintain, for a period of six (6) years after completion of the merger, Savoy’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the mergers, except that Hanover is not required to incur an annual premium expense greater than 200% of Savoy’s current annual directors’ and officers’ liability insurance premium. If the premium expense exceeds such limitation, Hanover may substitute similar policies.
Conditions to Complete the Merger
Our respective obligations to complete the mergers are subject to the fulfillment or waiver of certain conditions, including:
•
the adoption of the agreement and plan of merger by the requisite vote of Savoy’s shareholders;

•
the effectiveness of the registration statement of which this document is a part with respect to the Hanover common stock to be issued in the mergers under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•
the receipt and effectiveness of all governmental and other approvals, registrations and consents on customary terms and conditions, and the expiration of all related waiting periods required to complete the mergers;

•
except as otherwise provided in the merger agreement, the absence of any suit, action or proceeding threatened or pending before any court or governmental authority which seeks to restrain or prohibit the merger;

•
the receipt of a legal opinion from Windels Marx Lane & Mittendorf, LLP with respect to certain United States federal income tax consequences of the mergers; and

•
all applicable state laws regarding the issuance of Hanover common stock under the merger agreement shall have been complied with.

Each of Hanover’s and Savoy’s obligations to complete the mergers is also separately subject to the satisfaction or waiver of a number of conditions including:
•
the absence of a material adverse effect on the other party;

•
the truth and correctness of the representations and warranties of each party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•
the receipt of all third party consents and/or waivers that are necessary to permit the consummation of the mergers;

•
the delivery to the other of each party’s statement of closing expenses;

•
the ratio of non-performing loans to total loans of either party shall not exceed 10.0%;

•
the employment agreement executed between Hanover and McClelland Wilcox, Savoy’s President and CEO, shall not have been terminated by Hanover, Hanover Bank or Mr. Wilcox;

•
the delivery to the other of each party’s consolidated financial statements, consolidated results of operations, cash flows, and stockholders’ equity as of each party’s fiscal year-end 2020 accompanied by an auditor’s opinion;

•
subject to the provisions of the merger agreement, a review by each party of the other’s allowance for loan and lease losses shall not find that such allowance for loan and lease losses is underfunded; and

•
the receipt of a FIRPTA certificate from Savoy indicating that the transactions contemplated under the merger agreement are exempt from withholding under Section 1445 of the Internal Revenue Code;

We cannot provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
•
if any governmental authority denies approval of the mergers or issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the mergers;

•
if the mergers have not been completed by August 27, 2021 or such later date agreed upon by the parties (the “Cut Off Date”), unless the failure to complete the mergers by that date was due to the terminating party’s material breach of a covenant or other agreement under the merger agreement;

•
if the shareholders of Savoy fail to adopt the merger agreement at its shareholder meeting;

•
if there is a material breach by the other party of its representations or warranties that would cause the failure of the closing conditions or result in a material adverse effect on the terminating party, unless (i) the breach is cured within 30 days of notice of the breach or (ii) is capable of being cured prior to the Cut Off Date or (iii) the terminating party is itself in material breach;

•
if there is a material breach by the other party of its covenants and agreements unless (i) the breach is cured within 30 days of notice of the breach or (ii) is capable of being cured prior to the Cut Off Date or (iii) the terminating party is itself in material breach;

•
if any of the closing conditions are not satisfied or capable of being satisfied by the Cut Off Date; or

•
if Savoy’s tangible book value as of month end prior to the closing is below $34,500,000, provided that within five (5) business days after notifying Hanover of its intention to terminate, Hanover may, but is not required to, offer an adjustment of the merger consideration as stipulated in the merger agreement. In the event Savoy accepts such adjusted merger consideration, then the merger agreement will not be terminated and the transactions contemplated by the merger agreement will be consummated.

In addition, Hanover’s board of directors may terminate the merger agreement if: (1) Savoy’s board withdraws its recommendation of the merger agreement to the Savoy shareholders or fails to make such recommendation, (2) recommends an acquisition proposal (other than the merger agreement), (3) materially breaches its non-solicitation obligations or (4) fails to recommend that Savoy’s shareholders reject any proposed tender or exchange offer for 25% or more of the outstanding shares of Savoy.
Further, Savoy’s board of directors may terminate the merger agreement if Savoy receives a superior acquisition proposal, enters into an acquisition agreement with respect to the superior acquisition proposal and pays the Termination Fee (defined below).
Effect of Termination
If the merger agreement is terminated, it will become void, and there will be no liability on the part of Hanover or Savoy, except that (1) both Hanover and Savoy will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.
Termination Fee
Savoy will pay Hanover a termination fee of $2,500,000 in the event that the merger agreement is terminated:
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by Savoy because Savoy has received a superior acquisition proposal and entered into an acquisition agreement in connection with such superior acquisition proposal;

•
by Hanover because Savoy’s board (1) failed to recommend the merger to Savoy’s shareholders or otherwise withdrew such recommendation, (2) recommended an alternative acquisition proposal to Savoy’s shareholders, (3) materially breached its non-solicitation obligations or (4) failed to recommend that Savoy’s shareholders reject any proposed tender or exchange offer for twenty-five 25% or more of the outstanding shares of Savoy; or

•
by Savoy or Hanover because (1) Savoy’s shareholders failed to approve the merger at the special meeting or (2) the merger was not consummated by the Cut Off Date, or (3) Savoy was in material breach of its representations, warranties, covenants and agreements under the merger agreement and, prior thereto, an alternative acquisition proposal has been made to Savoy’s shareholders or publicly announced which is agreed to or consummated within 12 months following the termination.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Savoy and Hanover executed in the same manner as the merger agreement; provided, however, that no amendment after approval by the Savoy shareholders may be made which reduces the amount or changes the form of the consideration to be delivered to Savoy’s shareholders pursuant to the merger agreement.
At any time prior to the completion of the merger, each of the parties, to the extent legally allowed, may, in a written instrument signed on its behalf:
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extend the time for the performance of any of the obligations of the other party

•
waive any inaccuracies in the representations and warranties of the other party; or

•
waive compliance with any of the agreements or conditions of the other party.

ACCOUNTING TREATMENT
The mergers will be treated as a business combination to be accounted for using the acquisition method of accounting under GAAP. Hanover will be considered the acquirer and Savoy will be considered the acquired entity. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Savoy will be recorded, as of the date of completion of the mergers, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under GAAP, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity (Hanover) will include the results of Savoy’s operations only after completion of the mergers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
In the opinion of Windels Marx Lane & Mittendorf LLP, the material U.S. Federal income tax consequences of the mergers generally applicable to U.S. holders (as defined below) will be those set forth in the following section. This opinion of Windles Marx Lane & Mittendorf LLP and the following summary are based on, and subject to, the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS and judicial decisions, all as currently in effect and all of which are subject to differing interpretations and/or to change, possibly with retroactive effect. Such change could materially and adversely affect these opinions and the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to these opinions and any of the tax consequences described below.
For purposes of this summary, the term U.S. holder means a beneficial owner of shares of Savoy common stock that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the U.S.;

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a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any state thereof (or the District of Columbia);

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a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary assumes that a U.S. holder holds its shares of Savoy common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a Savoy shareholder in light of his, her or its particular circumstances, or that may apply to Savoy shareholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of Savoy common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of Savoy common stock through the exercise of options or other compensation arrangements, or persons who are not a U.S. holder). In addition, this summary does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to Savoy shareholders. The U.S. federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the mergers. Savoy shareholders are urged to consult their own tax advisors to determine the tax consequences to them of the receipt of the merger consideration in exchange for Savoy common stock pursuant to the mergers, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws.
If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of Savoy common stock, the tax treatment of its partners or members generally will depend, in part, upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of Savoy common stock, you are encouraged to consult your tax advisor.
This summary further assumes that all substantial conditions to the respective obligations of the parties to effect the mergers will have been met and not waived and any debt or other obligation of Savoy outstanding immediately prior to the completion of the first merger or that has been satisfied in connection with the mergers will not be treated as stock for U.S. federal income tax purposes.

Tax Implications to Savoy’s Stockholders
The mergers, taken together, will constitute a reorganization under Section 368(a) of the Code for U.S. Federal income tax purposes. It is a condition to consummation of the mergers that Windels Marx Lane & Mittendorf deliver to both Hanover and Savoy an opinion to that effect. The following discussion summarizes the material U.S. Federal income tax consequences of the mergers to U.S. holders of Savoy common stock.
Each Savoy shareholder will receive half of the per share merger consideration in shares of Hanover common stock, and half of the per share merger consideration in cash. Therefore, except as discussed below, a U.S. holder who exchanges his, her or its shares of Savoy common stock for a combination of cash and shares of Hanover common stock pursuant to the first merger may recognize gain (but not loss) equal to the lesser of: (i) the excess, if any, of the amount of cash plus the fair market value of any shares of Hanover common stock received in the first merger, over such U.S. holder’s adjusted tax basis in the shares of Savoy common stock surrendered by such U.S. holder in the first merger; and (ii) the amount of cash received by such U.S. holder in the first merger (other than cash received in lieu of fractional shares of Hanover common stock).
In the case of any U.S. holder who acquired different blocks of Savoy common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the first merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares (or other gains) but a U.S. holder will generally be able to reduce its capital gains by other capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of Hanover common stock received in the first merger.
Generally, a U.S. holder’s aggregate tax basis in the shares of Hanover common stock received by such U.S. holder in the first merger in exchange for its shares of Savoy common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Hanover Common Stock” beginning on page 67, will equal such U.S. holder’s aggregate tax basis in the shares of Savoy common stock surrendered in the first merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the first merger (other than with respect to cash received in lieu of fractional shares of Hanover common stock), and decreased by the amount of cash received by such U.S. holder in the first merger (other than cash received in lieu of fractional shares of Hanover common stock). The holding period for the shares of Hanover common stock received in the first merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Hanover Common Stock”, generally will include the holding period for the shares of Savoy common stock exchanged therefor.
Any recognized capital gain generally will be long-term capital gain if the U.S. holder held the shares of Savoy common stock for more than one year at the effective time of the mergers. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20.0% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37.0%. The deductibility of capital losses is subject to limitations.
In some cases, such as if a U.S. holder actually or constructively owns shares of Hanover common stock immediately after the first merger that were not received in the first merger, the gain recognized in connection with the mergers may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.
Cash in Lieu of Fractional Shares of Hanover Common Stock
A U.S. holder who receives cash instead of a fractional share of Hanover common stock will be treated as having received the fractional share of Hanover common stock pursuant to the first merger and then as having exchanged the fractional share of Hanover common stock for cash in a redemption by Hanover. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Savoy common stock allocable to such fractional interest in Hanover common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Savoy common stock exchanged by such U.S. holder is greater than one year as of the effective time of the mergers. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37.0%. The deductibility of capital losses is subject to limitations.
3.8% Medicare Tax on “Net Investment Income”
U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain recognized or amounts received with respect to their shares of Savoy common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Savoy shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received and/or gain recognized by such shareholder.
Information Reporting and Backup Withholding
Cash payments received in the first merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS. ACCORDINGLY, EACH SAVOY SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGERS TO SUCH SAVOY SHAREHOLDER.
SUPERVISION AND REGULATION
General
Hanover and Savoy operate in a highly regulated industry, and thus may be affected by changes in state and federal regulations and legislation. As a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), Hanover is subject to supervision and examination by the FRB and is required to file with the FRB periodic reports and information regarding its business operations and those of its subsidiaries. Since Savoy has no holding company, it is not subject to FRB supervision and examination. In addition, under the New York Banking Law, the NYDFS has the authority to examine the books, records and affairs of Hanover and Savoy and to require any documentation deemed necessary to ensure compliance with the New York Banking Law.

The BHC Act requires Hanover to obtain FRB approval before: acquiring more than five percent ownership interest in any class of the voting securities of any bank, acquiring all or substantially all of the assets of a bank or merging or consolidating with another bank holding company. In addition, the BHC Act prohibits a bank holding company from acquiring the assets, or more than five percent of the voting securities, of a bank located in another state, unless such acquisition is specifically authorized by the statutes of the state in which the bank is located.
Hanover is generally prohibited under the BHC Act from engaging in, or acquiring, direct or indirect ownership or control of more than five percent of the voting shares of any company engaged in nonbanking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the FRB considers whether the performance of these activities by a bank holding company can reasonably be expected to produce benefits to the public that outweigh the possible adverse effects.
A satisfactory safety and soundness rating, particularly with regard to capital adequacy, and a satisfactory Community Reinvestment Act, or “CRA,” rating are generally prerequisites to obtaining federal regulatory approval to make acquisitions and open branch offices. As of its most recent examination, both Hanover Bank and Savoy were rated “satisfactory” under the Community Reinvestment Act. An institution’s Community Reinvestment Act rating is considered in determining whether to grant approvals relating to charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Less than satisfactory performance may be the basis for denying an application.
There are various legal restrictions on the extent to which a bank holding company and its non-bank subsidiaries can borrow or otherwise obtain credit from their bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the holding company or such non-bank subsidiaries, to ten percent of the lending bank’s capital stock and surplus and, as to the holding company and all such non-bank subsidiaries in the aggregate, to twenty percent of the bank’s capital stock and surplus. Further, financial institutions are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.
As a bank chartered under the laws of the State of New York, both Hanover Bank and Savoy are subject to the regulations and supervision of the FDIC and the NYDFS. These government agencies conduct regular safety and soundness and compliance reviews that have resulted in satisfactory evaluations to date. Some of the aspects of the lending and deposit business of Hanover Bank and Savoy that are regulated by these agencies include personal lending, mortgage lending and reserve requirements.
The operations of Hanover Bank and Savoy are also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to interest rates on loans, the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. Hanover Bank is also subject to regulatory limitations on the amount of cash dividends it can pay to Hanover, and Savoy is subject to the same regulatory limitations on the amount of cash dividends that it can pay to its shareholders.
Consistent with the “source of strength” policy for subsidiary banks, the FRB has stated that, as a matter of prudent banking, a bank holding company like Hanover generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the bank holding company’s capital needs, asset quality and overall financial condition.
FDIC Insurance
The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC administers the Deposit Insurance Fund (“DIF”). The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) permanently raised the standard maximum deposit insurance coverage amount to $250,000. The FDIC deposit insurance coverage limit applies per depositor, per insured depository institution for each account ownership category. The FDIC has been given greater latitude in setting the assessment rates for insured depository institutions which could be used to impose minimum assessments.
The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. Key requirements from the Dodd-Frank Act have resulted in the FDIC’s adoption of the following amendments: (1) redefined the assessment base used to calculate deposit insurance assessments to “average consolidated total assets minus average tangible equity”; (2) raised the DIF’s minimum reserve ratio to 1.35 percent and removed the upper limit on the reserve ratio; (3) revised adjustments to the assessment rates by eliminating one adjustment and adding another; and (4) revised the deposit insurance assessment rate schedules due to changes to the assessment base. Revised rate schedules and other revisions to the deposit insurance assessment rules became effective April 1, 2011. Though deposit insurance assessments maintain a risk-based approach, the FDIC’s changes impose a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk.
The FDIC may terminate the insurance of an institution’s deposits upon finding that the institution has engaged in unsafe and unsound practices, is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Neither Hanover Bank nor Savoy know of any practice, condition or violation that might lead to termination of its deposit insurance.
Capital Regulation
Hanover Bank and Savoy are both subject to risk-based and leverage capital standards by which all banks are evaluated in terms of capital adequacy. Although bank holding companies are generally also subject to these capital requirements on a consolidated basis, under an FRB policy small bank holding companies with less than $3.0 billion in consolidated assets, like Hanover, are exempt from these consolidated capital requirements.
Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank holding company, such as Hanover, is required to guarantee that any “undercapitalized” (as such term is defined in the statute) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of  (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.
Federal banking agencies have broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized”, “significantly undercapitalized,” or “critically undercapitalized.” FDIC rules define these five capital categories.
A bank is deemed to be “well capitalized” if the bank has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater, and is not subject to any order or final capital directive by the FDIC to meet and maintain a specific capital level for any capital measure. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it received an unsatisfactory safety and soundness examination rating. As of September 30, 2020, each of Hanover Bank and Savoy was a “well-capitalized” bank, as defined by its primary federal regulator.
All of the bank regulatory agencies have issued rules that amend their capital guidelines for interest rate risk and require such agencies to consider in their evaluation of a bank’s capital adequacy, the exposure of a bank’s capital and economic value to changes in interest rates. These rules do not establish an explicit supervisory threshold. The agencies intend, at a subsequent date, to incorporate explicit minimum requirements for interest rate risk into their risk based capital standards and have proposed a supervisory model to be used together with bank internal models to gather data and hopefully propose, at a later date, explicit minimum requirements.

The United States is a member of the Basel Committee on Banking Supervision (“the Basel Committee”) that provides a forum for regular international cooperation on banking supervisory matters. The Basel Committee develops guidelines and supervisory standards and is best known for its international standards on capital adequacy.
In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III.” In July 2013, the US bank regulatory agencies published final rules to implement the Basel III capital framework and revise the framework for the risk-weighting of assets. The Basel III rules, among other things, narrow the definition of regulatory capital. As of January 1, 2019, Basel III requires bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. Basel III also provides for a “countercyclical capital buffer,” an additional capital requirement that generally is to be imposed when national regulators determine that excess aggregate credit growth has become associated with a buildup of systemic risk, in order to absorb losses during periods of economic stress. Banking institutions that maintain insufficient capital to comply with the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Additionally, the Basel III framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests, including a liquidity coverage ratio (LCR) designed to ensure that the banking entity maintains a level of unencumbered high-quality liquid assets greater than or equal to the entity’s expected net cash outflow for a 30-day time horizon under an acute liquidity stress scenario, and a net stable funding ratio (NSFR) designed to promote more medium and long-term funding based on the liquidity characteristics of the assets and activities of banking entities over a one-year time horizon. The LCR rules do not apply to Hanover. The federal regulatory agencies have not yet proposed rules to implement the NSFR.
The final rules apply to all depository institutions, top-tier bank holding companies with total consolidated assets of $3.0 billion or more, and top-tier savings and loan holding companies (“banking organizations”). As finally implemented, Basel III requires financial institutions to maintain: (a) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%; (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%; (c) a minimum ratio of total (that is, tier 1 plus tier 2) capital to risk-weighted assets of at least 8.0%; and (d) a minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter). In addition, the rules also limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” of 2.5%, effectively raising the foregoing capital requirements by 2.5%.
As a result of the capital conservation buffer rules, if Hanover Bank, fails to maintain the required minimum capital conservation buffer, Hanover may be unable to obtain capital distributions from it, which could negatively impact Hanover’s ability to pay dividends, service debt obligations or repurchase common stock. In addition, such a failure could result in a restriction on Hanover’s ability to pay certain cash bonuses to executive officers, negatively impacting Hanover’s ability to retain key personnel.
As of June 30, 2020, Hanover believes its current capital levels and those of Hanover Bank meet the applicable minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules.
Gramm-Leach-Bliley Act
On November 12, 1999, the Gramm-Leach-Bliley Act (“GLB”) was signed into law. GLB permits commercial banks to affiliate with investment banks. It also permits bank holding companies which elect financial holding company status to engage in any type of financial activity, including securities, insurance, merchant banking/equity investment and other activities that are financial in nature. Hanover has not elected financial holding company status. The merchant banking provisions allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. GLB allows a bank to engage in virtually every type of activity currently recognized as financial or incidental or complementary to a financial activity. A commercial bank that wishes to engage in these activities is required to be well capitalized, well managed and to have a satisfactory or better Community Reinvestment Act rating. GLB also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. Although none of Hanover, Hanover Bank or Savoy has commenced these types of activities to date, GLB enables them to evaluate new financial activities that would complement the products already offered to enhance non-interest income.
Financial Privacy.   Federal Bank regulators have adopted rules, pursuant to the GLB framework for consumer financial privacy, that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. These privacy provisions affect Hanover Bank by limiting how and the extent to which consumer information is transmitted and conveyed to outside vendors or other third parties.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) implemented a broad range of corporate governance, accounting and reporting measures for companies, that have securities registered under the Exchange Act. Although neither Hanover nor Savoy have previously been subject to Sarbanes-Oxley, Hanover has become subject to Sarbanes-Oxley upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part. Sarbanes-Oxley and the various regulations promulgated under Sarbanes-Oxley, established, among other things: (i) requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities relating to financial statements for the Chief Executive Officer and Chief Financial Officer of reporting companies; (iii) standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iv) increased disclosure and reporting obligations for reporting companies and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during pension blackout periods; and (v) a range of civil and criminal penalties for fraud and other violations of the securities laws.
Anti-Money Laundering Initiatives and the USA Patriot Act
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA Patriot Act of 2001 (“USA Patriot Act”) imposes significant compliance and due diligence obligations, creates criminal and financial liability for non-compliance and expands the extra-territorial jurisdiction of the U.S. The United States Treasury has issued a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations require financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.
Office of Foreign Assets Control Regulation
The U.S. has instituted economic sanctions which restrict transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC rules” because they are administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The OFAC-administered sanctions target countries, individuals and entities in various ways. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country, and prohibitions on “U.S. persons” engaging in financial transactions which relate to investments in, or providing investment-related advice or assistance to, a sanctioned country or a designated individual or entity; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for the institution.

Consumer Protection Statutes and Regulations
Hanover is subject to many federal consumer protection statutes and regulations including the Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, Fair Housing Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act. Among other things, these acts and implementing regulations:
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require banks to disclose credit terms in meaningful and consistent ways;

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prohibit discrimination against an applicant in any consumer or business credit transaction;

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prohibit discrimination in housing-related lending activities;

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require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

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require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

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prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions;

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prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations; and

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limit the ability of Hanover to assess an overdraft fee for paying automated teller machine transactions and one-time debit card transactions that overdraw a customer’s account.

Dodd-Frank Act
The Dodd-Frank Act is extensive and significant legislation that, among other things:
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expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions;

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requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition;

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provides mortgage reform provisions regarding a customer’s ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures;

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introduces additional corporate governance and executive compensation requirements on companies subject to the Exchange Act;

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permits FDIC-insured banks to pay interest on business demand deposits;

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codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength;

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makes permanent the $250,000 limit for federal deposit insurance; and

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creates the Consumer Financial Protection Bureau (the “CFPB”), an agency responsible for, among other things administering and enforcing the laws and regulations for consumer financial products and services and conducting examinations of large banks and their affiliates for purposes of assessing compliance with the requirements of consumer financial laws.

The Dodd-Frank Act impacts the offering, marketing and regulation of consumer financial products and services offered by financial institutions. The effects of the Dodd-Frank Act on the financial services industry will depend, in large part, upon the extent to which regulators exercise the authority granted to them under the Dodd-Frank Act and the approaches taken in implementing those regulations. Additional uncertainty regarding the effects of the Dodd-Frank Act exists due to court decisions and the potential for additional legislative changes to the Dodd-Frank Act.
Compliance with these rules has increased Hanover’s overall regulatory compliance costs and required changes to their respective underwriting practices with respect to mortgage loans.

As mandated by the Dodd-Frank Act, in December 2013, the OCC, FRB, FDIC, SEC and Commodity Futures Trading Commission issued a final rule implementing certain prohibitions and restrictions on the ability of a banking entity and non-bank financial company supervised by the FRB to engage in proprietary trading and have certain ownership interests in, or relationships with, a “covered fund” (the “Volcker Rule”).
Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018
In May 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Regulatory Relief Act”), amended certain provisions of the Dodd-Frank Act, as well as certain other statutes administered by the federal banking agencies. Some of the key provisions of the Regulatory Relief Act as it relates to community banks and bank holding companies include: (i) designating mortgages held in portfolio as “qualified mortgages” for banks with less than $10 billion in assets, subject to certain documentation and product limitations; (ii) exempting banks with less than $10 billion in assets (and total trading assets and trading liabilities of 5% or less of total assets) from Volcker Rule requirements relating to proprietary trading; (iii) simplifying capital calculations for banks with less than $10 billion in assets by requiring federal banking agencies to establish a community bank leverage ratio of tangible equity to average consolidated assets of not less than 8% or more than 10%, and provide that banks that maintain tangible equity in excess of such ratio will be deemed to be in compliance with risk-based capital and leverage requirements; (iv) assisting smaller banks with obtaining stable funding by providing an exception for reciprocal deposits from FDIC restrictions on acceptance of brokered deposits; (v) raising the eligibility for use of short-form Call Reports from $1 billion to $5 billion in assets; (vi) clarifying definitions pertaining to high volatility commercial real estate loans (HVCRE), which require higher capital allocations, so that only loans with increased risk are subject to higher risk weightings; and (vii) changing the eligibility for use of the small bank holding company policy statement from institutions with under $1 billion in assets to institutions with under $3 billion in assets.
Section 201 of the Regulatory Relief Act directed the federal banking agencies to develop a community bank leverage ratio (“CBLR”) of not less than 8% and not more than 10% for qualifying community banks and bank holding companies with total consolidated assets of less than $10 billion. Qualifying community banking organizations that exceed the CBLR level established by the agencies, and that elect to be covered by the CBLR framework, will be considered to have met: (i) the generally applicable leverage and risk-based capital requirements under the banking agencies’ capital rules; (ii) the capital ratio requirements necessary to be considered “well capitalized” under the banking agencies’ prompt corrective action framework in the case of insured depository institutions; and (iii) any other applicable capital or leverage requirements.
In September 2019, the federal banking agencies approved the final rule to implement the provisions of Section 201 of the Regulatory Relief Act. Under the new rule, which was effective January 1, 2020, a qualifying community banking organization is defined as a depository institution or depository institution holding company with less than $10 billion in assets. A qualifying community banking organization has the option to elect the Community Bank Leverage Ratio (“CBLR”) framework if its CBLR is greater than 9% and it has off-balance sheet exposures of 25% or less of consolidated assets, and trading assets and liabilities of 5% or less of total consolidated assets. The leverage ratio for purposes of the CBLR is calculated as Tier I capital divided by average total assets, consistent with the manner banking organizations calculate the leverage ratio under generally applicable capital rules. Qualifying community banking organizations that exceed the CBLR level established by the agencies, and that elect to be covered by the CBLR framework, will be considered to have met: (i) the generally applicable leverage and risk-based capital requirements under the banking agencies’ capital rules; (ii) the capital ratio requirements necessary to be considered “well capitalized” under the banking agencies’ prompt corrective action framework in the case of insured depository institutions; and (iii) any other applicable capital or leverage requirements. For institutions that fall below the 9% capital requirement but remain above 8%, are allowed a two quarter grace period to either meet the qualifying criteria again or to comply with the generally applicable capital rules. As of September 30, 2020, neither Hanover Bank not Savoy elected the CBLR framework.
National Monetary Policy
In addition to being affected by general economic conditions, the earnings and growth of Hanover Bank and, therefore, the earnings and growth of Hanover are affected by the policies of regulatory authorities, including the FRB and the FDIC. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used to implement these objectives are open market operations in U.S. government securities, setting the discount rate and changes in financial institution reserve requirements. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future businesses, earnings and growth of Hanover cannot be predicted with certainty.

INFORMATION ABOUT HANOVER BANCORP, INC.
Description of Business
Hanover is a New York corporation which became the holding company for Hanover Bank in 2016. Our sole activity currently is ownership and control of Hanover Bank. Hanover Bank operates as a locally headquartered, community-oriented bank serving customers throughout the New York metro area from offices in Nassau, Queens, Kings (Brooklyn) and New York (Manhattan) Counties, New York.
Hanover offers a broad range of deposit and loan products and services to the general public and, in particular, to small and mid-sized businesses, municipalities, local professionals and individuals residing, working and shopping in the communities serviced by our offices.
Hanover Bank was originally organized in 2009, with a focus on serving the South Asian community in Nassau County. After incurring financial and regulatory setbacks, Hanover Bank was recapitalized in 2012 by a group led by current Chairman and CEO Michael Puorro and current members of the Hanover board. Since the 2012 recapitalization, Hanover Bank has focused on originating 1-4 family mortgage loans, primarily secured by investor owned properties, while continuing to offer a full range of credit and deposit products to business and consumer customers in Hanover Bank’s trade area. The Bank offers high-quality service by providing more direct, personal attention than Hanover Bank believes is offered by competing financial institutions, the majority of which are branch offices of banks headquartered outside of Hanover Bank’s primary trade area. By emphasizing the need for a professional, responsive and knowledgeable staff, Hanover Bank offers a superior level of service to our customers. As of result of senior management’s availability for consultation on a daily basis, Hanover Bank believes it offers customers a quicker response on loan applications and other banking transactions, as well as greater certainty that these transactions will actually close, than competitors, whose decisions may be made in distant headquarters.
Since the 2012 recapitalization, Hanover’s total assets have grown from $68.5 million at December 31, 2012 to $851.6 million at September 30, 2020. In addition, Hanover Bank has grown from one office, in Garden City Park, Nassau County, New York to seven (7) offices located in Manhattan (2), Brooklyn, Queens (2) and Nassau County (2), New York. In 2019, Hanover acquired Chinatown Federal Saving Bank (“Chinatown”), a federally chartered savings association with offices in Manhattan and Brooklyn, New York. The total purchase price was $13,600,000. Hanover acquired total assets of $127.5 million, total loans of $94.5 million and total deposits of $109.9 million, as well as three branches, as part of the Chinatown acquisition.
At September 30, 2020, Hanover had total assets of $851.6 million, total deposits of $664.8 million, and shareholders’ equity of $78.0 million. Subsequent to September 30, 2020, Hanover issued $25.0 million in subordinated notes, receiving $24.5 million in net proceeds, and contributed $9.0 million in proceeds to Hanover Bank as an additional equity contribution. The subordinated notes bear interest at a rate of 5.00% until October 15, 2025, and then at a variable rate equal to the then current three-month secured overnight financing rate (SOFR) plus 487.4 basis points. The subordinated notes mature October 15, 2030. The subordinated notes may not be redeemed prior to October 15, 2025, except upon the occurrence of certain events related to the tax or regulatory treatment of the subordinated notes specified in the subordinated notes. Thereafter, Hanover may redeem the subordinated notes at its discretion, and subject to any required regulatory approvals, at 100% of the outstanding principal amount being redeemed, plus any accrued but unpaid interest.
As of September 30, 2020, Hanover had 92 full time and 3 part time employees. None of Hanover’s employees are subject to a collective bargaining agreement.
Our Market Area
Hanover’s target market area includes the five (5) boroughs of New York City as well as Nassau County on Long Island, New York. Our banking offices are located in Kings, Nassau, New York and Queens Counties in New York.

Products and Services
Hanover’s net income is derived substantially from its net interest income, i.e. the difference between the interest Hanover receives on loans and securities and the interest Hanover pays on deposits and borrowings. In addition, Hanover generates non-interest income through the sale of 1-4 family loans and through fees related to deposit accounts and loans. Hanover offers a broad range of deposit and loan products. In addition, to attract the business of consumer and business customers, Hanover also provides a broad array of other banking services. Products and services provided include personal and business checking accounts, retirement accounts, money market accounts, time and savings accounts at competitive interest rates, wire transfers, access to automated teller services, personal computerized internet banking, ACH origination, and mobile banking. In addition, Hanover offers safe deposit boxes. Hanover also offers remote deposit capture banking, which allows business and professional customers to use a desktop scanner to scan and transmit checks for deposit, reducing time and cost.
Checking consists of both retail and business demand deposit products. NOW accounts consist of both retail and business interest-bearing transaction accounts that have minimum balance requirements. Money market accounts consist of products that provide a market rate of interest to depositors but have limited check writing capabilities. Hanover’s savings accounts consist of statement type accounts. Time deposits consist of certificates of deposit, including those held in IRA accounts, and brokered certificates of deposit.
Deposits serve as the primary source of funding for Hanover’s interest-earning assets, but also generate non-interest revenue through insufficient funds fees, stop payment fees, safe deposit rental fees, foreign ATM fees and debit card interchange and other miscellaneous fees. In addition, Hanover generates additional non-interest revenue associated with 1-4 family loan origination and sale, loan servicing and late fees.
Hanover offers personal and commercial business loans on a secured and unsecured basis, revolving lines of credit, commercial mortgage loans, and 1-4 family mortgages on both primary and secondary residences, on both owner occupied and investment properties, home equity loans, bridge loans and other personal purpose loans.
1-4 family residential loans consist of loans on both owner-occupied and investment properties. Hanover’s Residential Investor Program is designed specifically for 2-4 family units, which may or may not be owner occupied. Hanover’s primary 1-4 family credit products do not conform to governmental agency program requirements, such as those of Fannie Mae. These loans are largely sourced through broker referrals to Hanover. Other 1-4 family credit products include home equity loans, first-time home buyer programs, and SONYMA home loan programs.
Commercial real estate loans are secured by first liens on stabilized commercial properties, with proceeds used to purchase such properties or refinance existing debt secured by such properties. Within the commercial real estate portfolio are loans secured by multifamily properties, primarily rent controlled/stabilized multifamily properties located in New York City. The portfolio also contains mixed-use properties as well as loan secured by properties used solely for commercial purposes.
Commercial loans are loans made for business purposes and include loans secured by business assets including accounts receivable, inventory and equipment and liens on commercial and residential real estate.
Competition
The banking business, especially in the New York metropolitan area, is highly competitive. Hanover faces substantial immediate competition and potential future competition both in attracting deposits and in originating loans. Hanover competes with numerous commercial banks, savings banks and savings and loan associations, many of which have assets, capital and lending limits larger than Hanover’s. Other competitors include money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and issuers of commercial paper and other securities.
Hanover’s larger competitors have greater financial resources to finance wide-ranging advertising campaigns.

Bank Premises
The Bank owns its administrative headquarters and its Garden City Park branch and leases five other branch locations. Set forth below is certain information about Hanover Bank’s offices:
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Headquarters and Mineola branch — 80 East Jericho Turnpike, Mineola, New York — this building has a branch on the first floor and Hanover’s corporate and administrative offices on the second and third floors.

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Garden City Park branch — 2131 Jericho Turnpike, Garden City Park, New York — this one story building houses the Bank’s original branch as well as its Loan Servicing Department.

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Flushing branch — 138-29 39th Avenue, Flushing, New York — this is a ground floor branch opened in 2019.

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Forest Hills branch — 71-15 Austin Street, Forest Hills, New York — this is a ground floor branch opened in 2017.

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Sunset Park branch — 5512 8th Avenue, Brooklyn, New York — this three story building has a branch on the ground floor and bank administrative offices on the second and third floors and was acquired as part of the CFSB transaction.

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Bowery branch — 109 Bowery, New York, New York — this three story building has a branch on the ground floor and bank administrative offices on the second and third floors and was acquired as part of the CFSB transaction.

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Canal Street branch — 172A Canal Street, New York, New York — this is a ground floor branch acquired as part of the CFSB transaction.

Legal Proceedings
From time to time Hanover is a party to various litigation matters incidental to the conduct of our business. We are not presently party to any such legal proceeding the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flow.
Market Price of and Dividends on Hanover’s Common Stock
Hanover’s common stock is held by approximately 317 holders of record. There is no established trading market for Hanover’s common stock. Hanover has thus far not paid cash dividends on its outstanding common stock.
Hanover’s Management’s Discussion and Analysis of Financial Condition and Result of Operations
About Hanover Bancorp, Inc. and Hanover Community Bank
Hanover is a New York corporation which became the holding company for Hanover Bank in 2016. Hanover Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to local needs, commenced operations in 2009 and was incorporated under the laws of the State of New York. As a New York State chartered bank, the Bank is subject to regulation by the DFS and the FDIC. Hanover is subject to regulation and examination by the Federal Reserve.
Hanover Bank offers a full range of financial services and employs a complete suite of consumer and commercial banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover Bank also offers its customers, among other things, access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for its consumer and business customers and safe deposit boxes. Hanover’s corporate administrative office is located in Mineola, New York where Hanover Bank also operates a full-service branch office. Additional branches are located in Garden City Park, Forest Hills, Flushing, Sunset Park and Chinatown, New York.
At September 30, 2020, Hanover, on a consolidated basis, had $851.6 million in total assets, $78.0 million in total stockholders’ equity, $725.0 million in total loans, $664.8 million in total deposits and 94 full-time equivalent employees.

Unless the context otherwise specifies or requires, references herein to Hanover include Hanover and Hanover Bank on a consolidated basis.
Critical Accounting Policies
Critical accounting policies and practices are those that are both most important to the portrayal of Hanover’s financial condition and results, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and actual results could differ. Critical accounting estimates are accounting estimates where (a) the nature of the estimate is material due to levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material.
Hanover considers the determination of the allowance for loan losses its most critical accounting policy, practice and use of estimates. Hanover uses available information to recognize probable and reasonably estimable losses on loans. Future additions to the allowance may be necessary based upon changes in economic, market or other conditions. Changes in estimates could result in a material change in the allowance. The allowance for loan losses is increased by a provision for loan losses charged against income and is decreased by charge-offs, net of recoveries. Loan losses are recognized in the period the loans, or portion thereof, are deemed uncollectible. The adequacy of the allowance to cover any inherent loan losses in the portfolio is evaluated on a quarterly basis.
Impact of COVID-19 Pandemic
The COVID-19 pandemic has caused widespread economic disruption in Hanover’s metropolitan New York trade area. Hanover has actively participated in state and local programs designed to mitigate the impacts of the COVID-19 pandemic on individuals and small businesses. On March 27, 2020, the President of the United States signed the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act which provides entities with optional temporary relief from certain accounting and financial reporting requirements under GAAP. The CARES Act allows financial institutions to suspend application of certain troubled debt restructuring (“TDR”) accounting guidance under Accounting Standards Codification (“ASC”) 310-40 for loan modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. This relief can be applied to loan modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan modifications that defer or delay the payment of principal or interest or change the interest rate on the loan. In April 2020, federal and state banking regulators issued the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus to encourage insured depository institutions to work with borrowers and provide relief to those effected by the COVID — 19 pandemic and to provide further interpretation of when a borrower is experiencing financial difficulty, specifically indicating that if the modification is either short term (e.g. six months or less) or mandated by federal or state government in response to the COVID-19 pandemic, the borrower is not experiencing financial difficulty under ASC 310-40, and so the modification will not be treated as a TDR.
Hanover continues to prudently work with borrowers negatively impacted by the COVID-19 pandemic while managing credit risks and recognizing an appropriate allowance for loan losses on its loan portfolio. Hanover modified 393 loans totaling $220.4 million which are not treated as TDR’s under the CARES Act. As of September 30, 2020, 304 loans totaling $164.7 million exited forbearance and resumed scheduled payments. Of the 89 modified loans totaling $55.6 million still in forbearance, 32 loans, totaling $20.5 million, were downgraded to a watch rating pending exit from forbearance and 8 loans, totaling $5.9 million, were downgraded to criticized. These loans will continue to be monitored for further downgrade depending on their individual circumstances. The remaining loans are primary residence loans covered under New York State Law 9-x which provides full payment deferral up to 360 days.

Another key program under the CARES Act is the PPP administered by the Small Business Administration (“SBA”) which provided funding to qualifying businesses and organizations. These loans are 100% guaranteed by the SBA and have no allowance for loan losses allocated to them based on the nature of the guarantee. These loans carry a fixed rate of 1.00% and a term of two years (loans made before June 5, 2020) or five years (loans made on or after June 5, 2020), if not forgiven, in whole or in part. Under this program, Hanover has originated approximately $17.2 million in PPP loans to local borrowers. As of September 30, 2020, none of Hanover’s PPP loans had applied for or received forgiveness.
On December 27, 2021, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) became law. Among other things, the Economic Aid Act extended the PPP through March 31, 2021 and allocated additional funds for new PPP loans, to be guaranteed by the SBA. The extension included an authorization to make new PPP loans to existing PPP loan borrowers, and to make loans to parties that did not previously obtain a PPP loan. Hanover is participating in the newly extended PPP, and will originated loans under the extended program. Loans originated under the extended PPP will have substantially the same terms as existing PPP loans.
Material Changes in Financial Condition at September 30, 2020 versus 2019
General
Hanover’s total assets for the period ended September 30, 2020 were $851.6 million versus $848.8 million at September 30, 2019. Total deposits at September 30, 2020 increased by 2.2% to $664.8 million when compared to September 30, 2019. Total borrowings at September 30, 2020 were $100.1 million, including $69.0 million of outstanding Federal Home Loan Bank (“FHLB”) advances.
Cash and Cash Equivalents
Total cash and cash equivalents decreased $7.6 million to $80.2 million at September 30, 2020 versus September 30, 2019, primarily reflecting a decrease of $21.6 million in Federal funds sold, partially offset by a $13.8 million increase in interest-earning balances. On average, total interest-earning balances increased $42.2 million year over year as Hanover’s management made a business decision to reduce residential loan originations and maintain additional liquidity until the impact of the COVID-19 pandemic became clearer. Although the local economy has shown preliminary signs of improvement to date, management continues to cautiously consider opportunities to expand the loan portfolio.
Investment Securities
Total investment securities were $16.8 million and $12.9 million at September 30, 2020 and 2019, respectively. The increase in investments largely reflects purchases for the available for sale portfolio of other financial institution corporate debt totaling $5.0 million.
Loans
For the twelve months ended September 30, 2020, Hanover’s loan portfolio, net of sales, grew by $4.6 million, or 0.6%, to $725.0 million. Year over year growth was concentrated primarily in Paycheck Protection Program (“PPP”) and commercial real estate loans. At September 30, 2020, Hanover’s residential loan portfolio amounted to $454.1 million, with an average loan balance of $430 thousand and a weighted average loan-to-value ratio of 52%. Commercial real estate loans totaled $250.2 million at September 30, 2020, with an average loan balance of $722 thousand and a weighted average loan-to-value ratio of 49%. Hanover’s commercial real estate concentration ratio was 246% of capital at September 30, 2020 versus 265% of capital at September 30, 2019.
Historically, Hanover has been able to generate additional income by originating and selling portions of its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. Hanover expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. The loan sale market has been negatively impacted by the COVID-19 pandemic although current indications are that it continues to improve and may be close to normalizing.

During the twelve months ended September 30, 2020, Hanover sold $34.4 million in performing loans held-for-sale and recorded cumulative gains of $917 thousand, as compared to sales of $196.1 million and cumulative gains of $4.4 million in the year ended September 30, 2019.
Allowance for Loan Losses
The allowance for loan losses was $7.9 million at September 30, 2020, versus $7.1 million at September 30, 2019. The increase is largely the result of the higher provision in 2020 compared to 2019 due to estimated probable incurred losses resulting from economic concerns primarily related to the COVID-19 pandemic.
Restricted Securities
Restricted securities were $4.2 million and $5.6 million at September 30, 2020 and 2019, respectively. The decrease of $1.4 million in restricted securities is primarily a result of Hanover’s reduced usage of the FHLB borrowing facility, which in turn reduced the amount of the FHLB of New York (“FHLBNY”) stock Hanover was required to hold.
Deposits
At September 30, 2020, total deposits were $664.8 million, an increase of $14.4 million when compared to September 30, 2019. This increase was primarily due to increases in time deposits and core deposit balances of $9.2 million and $5.2 million, respectively. Core deposit balances, which consist of demand, NOW, savings and money market deposits, represented 40.6% and 40.7% of total deposits at September 30, 2020 and 2019, respectively. At those dates, demand deposit balances represented 12.4% and 10.7% of total deposits.
Borrowings
Hanover reduced usage of its FHLB borrowing capacity in the quarter ended September 30, 2020 as other lower cost funding options were utilized to replace maturing FHLB advances. Total borrowings at September 30, 2020 were $100.1 million, including $16.2 million in Federal Reserve PPP Liquidity Facility (“PPPLF”) advances, with a weighted average rate and term of 1.17% and 24 months, respectively. PPPLF advances are secured by the PPP loans originated by Hanover Bank and are non-recourse to Hanover Bank. At September 30, 2020, Hanover had $69.0 million of outstanding advances from FHLB as compared to $100.7 million at September 30, 2019. Borrowings at both dates include a $15.0 million note payable to another financial institution, which was repaid subsequent to year end.
Stockholders’ Equity
Stockholders’ equity increased by $6.1 million to $78.0 million at September 30, 2020 from September 30, 2019 resulting in a 7.7% increase in tangible book value per share over the past twelve months to $18.23 at September 30, 2020.
The Company’s capital strength is mirrored by the capital position of Hanover Bank, as reflected in the excess of its regulatory capital ratios over the risk-based capital adequacy ratio levels required for classification as a “well-capitalized” institution by the FDIC (see Note 12 of the Notes to the Consolidated Financial Statements). At September 30, 2020, Hanover Bank’s Tier 1 capital to average total assets, its Tier1 capital to risk-weighted assets and its Total capital to risk-weighted assets ratios were 11.22%, 19.32% and 20.57%, respectively. Since 2012, the Company has also raised $47.5 million in capital through several private offerings with accredited investors.
Material Changes in Results of Operations for the Fiscal Year Ended September 30, 2020 versus 2019
General
Hanover recorded net income of $5.0 million, or $1.18 per diluted common share, for the fiscal year ended September 30, 2020, down from $8.1 million, or $2.06 per diluted common share, for the fiscal year ended September 30, 2019. Fiscal year returns on average assets and average common stockholders’ equity were 0.58% and 6.63%, respectively in 2020, versus 1.16% and 12.71% a year ago.

The reduction in earnings in 2020 resulted from a $5.1 million increase in total non-interest expenses, principally due to growth in personnel and branch facilities as a result of the Chinatown Federal Savings Bank (“CFSB”) acquisition in August 2019 coupled with costs associated with a proxy contest in connection with the February, 2020 annual shareholders meeting and Savoy merger expenses, a $3.4 million decrease in non-interest income and a $600 thousand increase in the provision for loan losses due to economic concerns primarily related to the COVID-19 pandemic. Partially offsetting these factors was a $4.7 million improvement in net interest income and a reduction in Hanover’s effective income tax rate to 20.0% in 2020 from 24.1% in 2019.
Net Interest Income
The $4.7 million, or 21.0%, improvement in fiscal year 2020 net interest income resulted from a $143.8 million (21.1%) increase in average total interest-earning assets, coupled with a 20 basis point reduction in the cost of average total interest-bearing liabilities to 1.87% from 2.07% a year ago. The lower cost of funds in 2020 was largely the result of a reduction in the cost of interest-bearing deposits (down 22 basis points), accompanied by a shift in the deposit mix to a greater concentration of non-interest-bearing demand deposit balances (up $25.9 million). Partially offsetting the positive impact of the foregoing factors, the average rate on total interest-earning assets declined by 20 basis points to 4.87% for the twelve months ended September 30, 2020 versus the prior year period. This reduction in yield reflects the increase in average lower yielding cash balances of $42.2 million year over year, despite increases of $101.5 million in average loans and eight basis points in the average loan yield to 5.38%. The net interest margin decreased one basis point to 3.29% in 2020 from 3.30% in 2019.
Additionally, the average investment securities portfolio increased by $1.1 million to $13.9 million in 2020 versus the year ago period. The average yield on the investment portfolio increased to 3.76% in 2020 versus 3.32% a year ago. Average core deposits, consisting of demand, savings, NOW and money market deposits, increased $44.9 million (21.8%) to $251.1 million during the 2020 fiscal year versus the 2019 fiscal year, while average total deposits increased by $161.2 million (31.7%) to $669.5 million in 2020 versus 2019. Lastly, average borrowings decreased $20.8 million (17.3%) year over year.
Provision for Loan Losses
Hanover recorded a $1.3 million expense to the provision for loan losses in the 2020 fiscal year versus a $650 thousand expense to the provision taken in the 2019 fiscal year. The adequacy of the provision and the resulting allowance for loan losses, which was $7.9 million at September 30, 2020, is determined by management’s ongoing review of the loan portfolio including, among other things, impaired loans, past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay and estimated fair value of any underlying collateral securing loans. Moreover, management evaluates changes, if any, in underwriting standards, collection, charge-off and recovery practices, the nature or volume of the portfolio, lending staff, concentration of loans, as well as current economic conditions and other relevant factors. Management believes the allowance for loan losses is adequate to provide for probable and reasonably estimable losses at September 30, 2020.
Non-Interest Income
Non-interest income decreased by $3.4 million in fiscal year 2020 versus fiscal year 2019. This reduction was principally due to a lower gain on sale of loans held-for-sale in 2020.
Non-Interest Expense
Total non-interest expense increased by $5.1 million or 32.3% in the 2020 fiscal year versus the 2019 fiscal year principally as a result of higher salaries and employee benefits of $2.1 million and increased occupancy and equipment expenses of $1.6 million, reflecting the CFSB acquisition. The operating efficiency ratio, defined as total non-interest expense as a percentage of total revenue, was 73.8% in 2020 compared to 58.4% in 2019.

Income Tax Expense
Hanover recorded income tax expense of $1.2 million for the 2020 fiscal year resulting in an effective tax rate of 20.0% versus income tax expense of $2.6 million and an effective tax rate of 24.1% in the 2019 fiscal year.
Distribution of Assets, Liabilities and Stockholders’ Equity: Net Interest Income and Rates
The following table sets forth certain information relating to Hanover’s average assets and liabilities for the years ended September 30, 2020, 2019 and 2018 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown.
	Years Ended September 30,
	2020			2019			2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
ASSETS
Interest-earning assets:
Loans(1)(2)(3)	$717,834	$38,641	5.38%	$616,353	$32,660	5.30%	$504,145	$25,466	5.05%
Investment securities(1)	13,907	523	3.76%	12,851	427	3.32%	13,627	451	3.31%
Interest-earning cash	87,828	692	0.79%	45,598	1,044	2.29%	29,134	480	1.65%
FHLB stock and other investments	4,678	277	5.92%	5,611	366	6.52%	4,916	327	6.65%
Total interest-earning assets	824,247	40,133	4.87%	680,413	34,497	5.07%	551,822	26,724	4.84%
Non interest-earning assets:
Cash and due from banks	5,588			4,320			2,834
Other assets	22,219			13,133			12,564
Total assets	$852,054			$697,866			$567,220
LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings, NOW and money market deposits	$179,106	$1,445	0.81%	$160,073	$2,510	1.57%	$110,180	$1,265	1.15%
Time deposits	418,384	9,180	2.19%	302,124	6,725	2.23%	273,186	4,811	1.76%
Total savings and time deposits	597,490	10,625	1.78%	462,197	9,235	2.00%	383,366	6,076	1.58%
Fed funds purchased, FHLB & FRB borrowings	84,568	1,491	1.76%	105,397	1,949	1.85%	93,614	1,544	1.65%
Note payable	14,982	895	5.97%	14,979	892	5.96%	13,377	883	6.60%
Total interest-bearing liabilities	697,040	13,011	1.87%	582,573	12,076	2.07%	490,357	8,503	1.73%
Noninterest-bearing demand deposits	72,007			46,132			25,785
Other liabilities	8,031			5,573			4,533
Total liabilities	777,078			634,278			520,675
Stockholders’ equity	74,976			63,588			46,545
Total liabilities and stockholders’ equity	$852,054			$697,866			$567,220

	Years Ended September 30,
	2020			2019			2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Net interest rate spread(4)			3.00%			3.00%			3.11%
Net interest income/margin(5)		$27,122	3.29%		$22,421	3.30%		$18,221	3.30%
Less: Tax Equivalent Adjustment		$—			$—			$—
Net Interest Income		$27,122			$22,421			$18,221

(1)
There is no tax-exempt interest income.

(2)
Includes loan fee income.

(3)
Includes nonaccrual loans and loans held-for-sale.

(4)
Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)
Represents net interest income divided by average total interest-earning assets.

The following table presents, by category, the major factors that contributed to the changes in net interest income. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.
	2020/2019 Increase (Decrease) Due to Change in:			2019/2018 Increase (Decrease) Due to Change in:
	Average Volume	Average Rate	Net Change	Average Volume	Average Rate	Net Change
	(dollars in thousands)
Interest income:
Loans	$5,455	$526	$5,981	$5,894	$1,300	$7,194
Investment securities	37	59	96	(26)	2	(24)
Interest-earning cash	596	(948)	(352)	334	230	564
FHLB stock and other investments	(57)	(32)	(89)	45	(6)	39
Total interest income	6,031	(395)	5,636	6,247	1,526	7,773
Interest expense:
Savings, NOW and money market deposits	269	(1,334)	(1,065)	688	557	1,245
Time deposits	2,553	(98)	2,455	548	1,366	1,914
Fed funds purchased, FHLB & FRB borrowings	(370)	(88)	(458)	206	199	405
Note payable	—	3	3	100	(91)	9
Total interest expense	2,452	(1,517)	935	1,542	2,031	3,573
Net interest income	$3,579	$1,122	$4,701	$4,705	$(505)	$4,200

Investment Securities
The following table sets forth the carrying value of Hanover’s investment securities, as of September 30 for each of the last three years.
	2020	2019	2018
	(dollars in thousands)
Investment Securities Available-for-Sale:
U.S. GSE residential mortgage-backed securities	$962	$911	$—
U.S. GSE commercial mortgage-backed securities	—	—	185
Corporate bonds	5,073	—	—
Total investment securities available-for-sale	6,035	911	185
Investment Securities Held-to-Maturity:
U.S. GSE residential mortgage-backed securities	4,478	5,729	6,579
U.S. GSE commercial mortgage-backed securities	2,749	2,801	2,852
Corporate bonds	3,500	3,500	3,500
Total investment securities held-to-maturity	10,727	12,030	12,931
Total Investment Securities	$16,762	$12,941	$13,116
The table below illustrates the maturity distribution and weighted average yield on a tax-equivalent basis for amortized cost of Hanover’s investment securities, excluding equity securities, as of September 30, 2020, on a contractual maturity basis.
	Due after 5 years through 10 years		Due after 10 years		Total
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Market Value
Investment Securities Available-for-Sale:
U.S. GSE residential mortgage-backed securities	$—	0.00%	$838	2.73%	$838	2.73%	$962
Corporate bonds	5,000	5.75%	—	0.00%	5,000	5.75%	5,073
Total investment securities available-for-sale	5,000	5.75%	838	2.73%	5,838	5.32%	6,035
Investment Securities Held-to-Maturity:
U.S. GSE residential mortgage-backed securities	—	0.00%	4,478	2.19%	4,478	2.19%	4,596
U.S. GSE commercial mortgage- backed securities	2,749	2.68%	—	0.00%	2,749	2.68%	3,002
Corporate bonds	3,500	5.79%	—	0.00%	3,500	5.79%	3,533
Total investment securities held-to-maturity	6,249	4.42%	4,478	2.19%	10,727	3.49%	11,131
Total Investment Securities	$11,249	5.01%	$5,316	2.28%	$16,565	4.13%	$17,166

Loans and the Allowance for Loan Losses
The following table sets forth the classification of Hanover’s loans by loan portfolio segment for the periods presented.
	September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Real estate:
Residential	$454,073	$465,422	$372,673	$238,251	$147,286
Multi-family	136,539	139,504	132,301	120,143	95,407
Commercial	113,615	108,197	48,669	59,190	51,527
Commercial and industrial	21,100	7,353	6,736	5,715	6,697
Consumer	24	501	24	86	217
Gross loans	725,351	720,977	560,403	423,385	301,134
Net deferred fees	(332)	(535)	(1,023)	(758)	(36)
Total loans	725,019	720,442	559,380	422,627	301,098
Allowance for loan losses	(7,869)	(7,143)	(6,493)	(4,795)	(3,419)
Total loans, net	$717,150	$713,299	$552,887	$417,832	$297,679
The following table sets forth the classification of certain of Hanover’s gross loans by loan portfolio segment and by fixed and adjustable rate loans as of September 30, 2020 by remaining contractual maturity.
	At September 30, 2020, Maturing
	In One Year or Less	After One Year through Five Years	After Five Years	Total
	(dollars in thousands)
Commercial and industrial	$2,322	$18,123	$655	$21,100
Real estate construction	—	—	—	—
Total	$2,322	$18,123	$655	$21,100
Loans with:
Fixed rates		$17,825	$206	$18,031
Variable rates		298	449	747
Total		$18,123	$655	$18,778
At September 30, 2020, Hanover reported $953 thousand in non-performing loans which represented 0.13% of total loans outstanding. For the 2020 fiscal year, Hanover recorded a provision for loan losses of $1.3 million. The September 30, 2020 allowance for loan losses balance was $7.9 million versus $7.1 million at September 30, 2019. The allowance for loan losses as a percent of total loans was 1.09% at September 30, 2020 versus 0.99% at September 30, 2019.

The following table sets forth, as of the dates indicated, the amount of Hanover’s nonaccrual loans, other real estate owned (“OREO”), performing troubled debt restructurings (“TDRs”) and loans past due 90 days or greater and still accruing.
	At September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Nonaccrual loans	$953	$1,613	$—	$—	$—
Nonaccrual loans (held-for-sale)	—	—	—	—	—
OREO	—	—	—	—	—
Total nonperforming assets(1)	$953	$1,613	$—	$—	$—
Performing TDRs	$454	$454	$354	$562	$1,055
Loans 90 days or greater past due and still accruing	$296	$629	$—	$—	$—
Nonaccrual loans (excluding loans held-for-sale) to total loans	0.13%	0.22%	0.00%	0.00%	0.00%
Nonperforming assets to total assets	0.11%	0.19%	0.00%	0.00%	0.00%
Nonperforming assets, performing TDRs, and loans 90 days or greater past due and still accruing to total loans and loans held-for-sale	0.23%	0.37%	0.06%	0.13%	0.33%

(1)
Nonperforming assets are defined as nonaccrual loans, nonaccrual loans held-for-sale, and OREO.

The table below sets forth information on Hanover’s classified loans and loans designated as special mention (excluding loans held-for-sale) as of the dates presented.
	September 30,
(dollars in thousands)	2020	2019
Classified Loans
Substandard	$3,132	$2,697
Doubtful	—	—
Loss	—	—
Total classified loans	3,132	2,697
Special Mention Loans	5,080	241
Total classified and special mention loans	$8,212	$2,938

The following table reflects the relationship of loan volume, the provision and allowance for loan losses and net charge-offs for the past five years.
	Years Ended September 30,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Balance at January 1,	$7,143	$6,493	$4,795	$3,419	$2,180
Charge-offs:
Commercial real estate	224	—	—	—	—
Commercial and industrial	300	—	—	—	—
Total charge-offs	524	—	—	—	—
Recoveries:
Commercial and industrial	—	—	—	—	14
Total recoveries	—	—	—	—	14
Net charge-offs/(recoveries)	524	—	—	—	(14)
Provision for loan losses	1,250	650	1,698	1,376	1,225
Balance at end of year	$7,869	$7,143	$6,493	$4,795	$3,419
Ratio of net charge-offs/ (recoveries) during the year to average loans outstanding during the year	0.07%	0.00%	0.00%	0.00%	−0.01%
Allowance for loan losses as a percentage of total loans at September 30,	1.09%	0.99%	1.16%	1.13%	1.14%
The table below shows, by loan segment, the amounts of the allowance allocable to such loans and the percentage of such loans to gross loans, along with the amount of the unallocated allowance.
	Residential Real Estate		Multi-family		Commercial Real Estate		Commercial and Industrial		Consumer		Unallocated
	Amount of Allowance	Loans to Gross Loans	Amount of Allowance	Loans to Gross Loans	Amount of Allowance	Loans to Gross Loans	Amount of Allowance	Loans to Gross Loans	Amount of Allowance	Loans to Gross Loans	Amount of Allowance	Total Allowance
	(dollars in thousands)
2020	$5,103	62.6%	$1,506	18.8%	$1,221	15.7%	$38	2.9%	$1	0.0%	$—	$7,869
2019	4,647	64.6%	1,215	19.3%	1,193	15.0%	75	1.0%	13	0.1%	—	7,143
2018	4,363	66.5%	1,478	23.6%	500	8.7%	152	1.2%	—	0.0%	—	6,493
2017	2,659	56.3%	1,422	28.4%	651	14.0%	62	1.3%	1	0.0%	—	4,795
2016	1,524	48.9%	975	31.7%	528	17.1%	78	2.2%	2	0.1%	312	3,419

Deposits
The following table sets forth the distribution of total deposit accounts, by account types for each of the dates indicated.
	September 30, 2020		September 30, 2019
(dollars in thousands)	Amount	% of total	Amount	% of total
Demand, noninterest-bearing	$82,350	12.4%	$69,606	10.7%
NOW	34,086	5.1%	53,564	8.2%
Money market	110,353	16.6%	102,054	15.7%
Savings	43,218	6.5%	39,548	6.1%
Time	394,753	59.4%	385,514	59.3%
Total Deposits	$664,760	100.0%	$650,286	100.0%
The following table sets forth the year-to-date average balances and weighted average rates for various types of deposits for 2020, 2019 and 2018.
	2020		2019		2018
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Demand, noninterest-bearing	$72,007	0.00%	$46,132	0.00%	$25,785	0.00%
NOW	37,774	0.63%	40,764	0.86%	16,199	0.73%
Money market	100,109	1.02%	93,621	2.03%	27,324	1.43%
Savings	41,223	0.45%	25,688	1.01%	66,657	1.13%
Time	418,384	2.19%	302,124	2.23%	273,186	1.76%
Total Deposits	$669,497	1.59%	$508,329	1.82%	$409,151	1.49%
The following table summarizes the maturity distribution of time deposits in denominations of $100,000 or more.
	September 30,
	2020	2019
	(dollars in thousands)
3 months or less	$59,075	$38,372
Over 3 to 6 months	73,907	30,459
Over 6 to 12 months	83,940	94,411
Over 12 months	39,111	84,311
Total	$256,033	$247,553

Contractual and Off-Balance Sheet Obligations
The following table summarizes contractual obligations at September 30, 2020 and the effect such obligations are expected to have on liquidity and cash flows in future periods.
Contractual Obligation(1) (dollars in thousands)	Total	Less than one year	1 – 3 years	3 – 5 years	More than 5 years
Time deposits	$394,753	$339,826	$45,058	$9,869	$—
Note payable	14,984	—	—	—	14,984
FHLB borrowings	68,998	34,758	8,300	25,940	—
FRB borrowings	16,156	—	16,156	—	—
Operating leases	14,287	1,544	3,223	3,354	6,166
Standby letters of credit	159	159	—	—	—
Unused lines of credit(2)	492	3	—	—	489

(1)
This table does not include Hanover’s October 2020 issuance of $25 million in 5% fixed to floating rate subordinated notes due in 2030.

(2)
Excludes those unconditionally cancellable.

Interest Rate and Market Risk
The following presents Hanover’s economic value of equity (“EVE”) and net interest income (“NII”) sensitivities at September 30, 2020 (dollars in thousands).
Interest Rates (basis points)	Estimated	Estimated Change in EVE		Interest Rates (basis points)	Estimated	Estimated Change in NII(1)
	EVE	Amount	%		NII(1)	Amount	%
+400	97,340	(35,495)	(26.7)	+400	31,699	(1,692)	(5.1)
+300	106,667	(26,168)	(19.7)	+300	32,436	(955)	(2.9)
+200	113,957	(18,878)	(14.2)	+200	32,964	(427)	(1.3)
+100	119,920	(12,915)	(9.7)	+100	33,219	(172)	(0.5)
0	132,835			0	33,391
−100	144,913	12,078	9.1	−100	33,299	(92)	(0.3)

(1)
Assumes 12 month time horizon.

Biographical Information about Directors
The following table sets forth the names, ages, principal occupations, and business experience during the past five years for all directors of Hanover and Hanover Bank who shall continue as directors after the closing of the merger.
Name and Position with the Hanover	Age	Principal Occupation for Past Five Years	Term of Office Since – Expires(1)
Varkey Abraham, Director	66	Owner of Shoe Wholesale/Retail Company and Real Estate Investor	2008 – 2021
Ahron H. Haspel, Director	77	Retired Attorney and Certified Public Accountant, formerly Partner of the law firm of Jones Day and KPMG, LLP	2012 – 2021
Robert Golden, Director	56	Founder and CEO of TREO Brands and President of Golden Properties Group LLC	2014 – 2021
Frank V. Carone, Director	50	Partner in law firm of Abrams, Fensterman, Fensterman, Eisman, Formato, Ferrara, Wolf &	2010 – 2022

Name and Position with the Hanover	Age	Principal Occupation for Past Five Years	Term of Office Since – Expires(1)
		Carone, LLP
Michael P. Puorro, Chairman and CEO	61	Chairman and CEO of Hanover and Hanover Bank	2012 – 2022
Michael Katz, Director	81	Physician, Former President of Ear Nose and Throat Associates of New York, P.C.	2012 – 2023
John R. Sorrenti, Director	69	Architect, Founder and President of JRS Architect, P.C.	2012 – 2023
Philip Okun, Director	65	Former President of Polimeni International and Chief Operating Officer of Skyline Management; Founding Partner of Realty Connect USA, LLC	2008 – 2023

(1)
Includes service on Hanover Bank’s Board of Directors prior to the formation of Hanover.

Executive Officers
The following table sets forth the names, ages, positions and term of office of each of the current executive officers of Hanover who shall continue in their respective offices following the mergers.
Name	Age	Position with Hanover	Term of Office Since – Expires(1)
Brian K. Finneran	63	President of Hanover Bank, Chief Financial Officer	2017
Kevin Corbett	61	Executive Vice President/ Chief Credit Officer	2020
Denise Chardavoyne	43	Executive Vice President/ Chief Retail & Information Officer	2018
Lisa A. Diiorio	57	First Senior Vice President/ Chief Accounting Officer	2016
Alice Rouse	54	Executive Vice President/ Chief Risk Officer	2017

(1)
Executive officers serve at the pleasure of Hanover’s board, and do not have set terms of office.

Executive Compensation
The table below sets forth information concerning the compensation of Hanover’s Chief Executive Officer and its next two most highly compensated executive officers (the “NEO’s”) for the fiscal year ended September 30, 2020:
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($)	All other compensation(2) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael P. Puorro, Chairman and Chief Executive Officer	2020	534,615	311,200	103,742	—	—	—	28,194	977,751
	2019	486,346	304,853	669,750	—	—	—	24,790	1,485,739
	2018	432,596	273,000	93,373	—	—	—	24,590	823,559
Brian K. Finneran, President and Chief Financial Officer	2020	381,539	150,000	51,010	—	—	—	25,506	608,055
	2019	331,398	138,825	280,782	—	—	—	25,306	776,311
	2018	297,942	56,326	43,501	—	—	—	25,106	422,875
Kevin Corbett, Executive Vice President and Chief Credit Officer	2020	204,981	—	65,370	—	—	—	4,823	275,174
	2019	—	—	—	—	—	—	—	0
	2018	—	—	—	—	—	—	—	0
Employment Agreements
Hanover and Hanover Bank are parties to employment agreements with each of Messrs. Puorro and Brian K. Finneran, President and Chief Financial Officer of Hanover and Hanover Bank. Each agreement has a term of three years, and renews for an additional twelve month period each year. Mr. Puorro is to receive a base salary of at least $364,375, subject to annual adjustment. He will also be eligible to participate in Hanover’s incentive plans and other benefit plans for executive officers. Mr. Puorro is to receive an $800 per month car allowance, and Hanover will reimburse Mr. Puorro for his premiums on a life insurance policy he owns. In the event that Mr. Puorro’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of two times (i) his then current base salary (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Puorro over the prior three years and (iv) his annual automobile allowance. In addition, Hanover is to maintain Mr. Puorro’s then current health, hospital, medical and life insurance benefits in effect for two years after his termination, or pay Mr. Puorro the value of the premiums for such coverage. In the event a merger, acquisition or change-in-control transaction ,Mr. Puorro will be entitled to a lump sum payment equal to the sum of 2.99 times (i) his then current base salary (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Puorro over the prior three years and (iv) his annual automobile allowance. In addition, Mr. Puorro’s then current health, hospital, medical and life insurance benefits are to be maintained in effect for three years after the change in control transaction, or Mr. Puorro is to be paid the value of the premiums for such coverage. The benefits upon a change in control are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. Had a change in control occurred as of September 30, 2020, and assuming a price equal to 120% of Hanover’s then tangible book value (a price of $21.87), Mr. Puorro would have been entitled to receive a net payment, after the reduction required to ensure that the payments would not constitute an excess parachute payment, of approximately $2,025,000 under his employment agreement.
The terms of Mr. Finneran’s employment agreement are substantially similar to those of Mr. Puorro’s employment agreement, except that Mr. Finneran’s base salary must be at least $290,000, the reimbursement of his life insurance premiums is capped at $5,000 per year, upon his termination without cause he will be entitled to a lump sum payment equal to the sum of (i) his then current base salary (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Finneran over the prior three years and (iv) his annual automobile allowance, and , in the event of a merger, acquisition or change-in-control transaction, Mr. Finneran will be entitled to a lump sum payment equal to the sum of two times (i) his then current base salary (ii) the highest cash bonus paid to him over the prior three years, (iii) the highest grant date value of any equity award granted to Mr. Finneran over the prior three years and (iv) his annual automobile allowance. Had a change in control occurred as of September 30, 2020, and assuming a price equal to 120% of Hanover’s then tangible book value (a price of $21.87), Mr. Finneran would have been entitled to receive a net payment, after the reduction required to ensure that the payments would not constitute an excess parachute payment, of approximately $1,110,000 under his employment agreement.
Hanover Bank is also party to a Change on Control Agreement with Mr. Kevin Corbett, Hanover Bank’s Chief Credit Officer. Under the agreement, in the event of a merger, acquisition or change-in-control transaction, Mr. Corbett will be entitled to a lump sum payment equal to the sum of (i) his then current base salary (ii) the highest cash bonus paid to him over the prior three years, (iii) his annual automobile allowance. The benefits upon a change in control are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. Had a change in control occurred as of September 30, 2020, Mr. Corbett would have been entitled to receive a payment of approximately $350,000 under the Change in Control Agreement and through the acceleration of his equity awards.
Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exerciseable (#)	Number of securities underlying unexercised options (#) unexerciseable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date (#)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael P. Puorro	71,840	0	0	10.00	10/1/2024	30,239	665,258	—	—
Brian K. Finneran	20,000	0	0	16.25	7/24/2027	13,112	288,464	—	—
Kevin Corbett	—	—	—	—	—	3,000	66,000	—	—
Hanover pays its non-employee members of the board a retainer of $1,250 per month and a fee of $850 per board meeting attended. Hanover’s Lead Independent Director also receives an additional retainer of $3,750 per quarter, and Hanover’s committee chairs receive an additional fee of between $2,500 and $13,400 per year. Hanover also pay committee fees to those board members who serve Hanover board committees. Hanover’s Directors also participate in its equity compensation plans. The table below shows the compensation paid to Hanover’s non-employee directors for the fiscal year ended September 30, 2020.
Director Compensation
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Options awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Varkey Abraham	28,850	21,790	—	—	—	—	50,640
Frank V. Carone	30,000	21,790	—	—	—	—	51,790
Robert Golden	50,350	21,790	—	—	—	—	72,140
Ahron H. Haspel	45,250	21,790	—	—	—	—	67,040
Michael Katz	31,850	21,790	—	—	—	—	53,640
Philip Okun	33,350	21,790	—	—	—	—	55,140
John R. Sorrenti	31,100	21,790	—	—	—	—	52,890
Security Ownership of Management
The following table sets forth information as of [•], 2021 regarding the number of equity securities beneficially owned by all Directors, executive officers described and by all Directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in themselves at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.
Name	Common Stock Beneficially Owned	Percentage of Class
Directors:
Michael P. Puorro	282,486(1)	6.44%
Varkey Abraham	40,952(2)	0.89%
Frank V. Carone	26,660(3)	0.56%
Robert Golden	362,053(4)	8.38%
Ahron H. Haspel	54,218(5)	1.24%
Michael Katz	234,120(6)	5.41%
Philip Okun	29,490(7)	0.66%
John R. Sorrenti	28,984(8)	0.61%
Executive Officers:
Brian K. Finneran	78,002(9)	1.60%
Deonisia Chardavoyne	6,820(10)	0.13%
Alice Rouse	19,000(11)
Kevin Corbett	3,000(12)
All Executive Officers and Directors as a Group (12 persons)	1,165,784	29.88%

(1)
Includes 71,840 vested options to purchase shares of Hanover’s common stock. Also includes 30,239 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(2)
Includes 3,217 vested options to purchase shares of Hanover’s common stock. Also includes 3,772 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(3)
Includes 7,057 vested options to purchase shares of Hanover’s common stock. Also includes 3,772 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 9,314 shares held by his children.

(4)
Includes 10,000 vested options to purchase shares of Hanover’s common stock. Also includes: (i) 5,523 shares of restricted stock subject to future vesting but as to which voting may currently be directed, (ii) 254,461 shares held by certain trusts, of which the beneficiary is Mr. Golden and his family members, and (iii) 52,771 shares held by limited liability company of which Mr. Golden controls.

(5)
Includes 8,139 vested options to purchase shares of Hanover’s common stock. Also includes 4,272 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(6)
Includes 7,057 vested options to purchase shares of Hanover’s common stock. Also includes 3,855 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 96,760 shares held by various trusts.

(7)
Includes 8,139 vested options to purchase shares of Hanover’s common stock. Also includes 3,855 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(8)
Includes 7,057 vested options to purchase shares of Hanover’s common stock. Also includes 3,356 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(9)
Includes 20,000 vested options to purchase shares of Hanover’s common stock. Also includes 13,112 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(10)
Includes 4,460 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(11)
Includes 6,000 vested options to purchase shares of Hanover’s common stock. Also includes 2,000 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(12)
Includes 3,000 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as of [•], 2020, with respect to the beneficial ownership of Hanover Common Stock by each person or group of persons, other than members of the Board of Directors or management of Hanover, known to Hanover to be the beneficial owner of more than five percent (5%) of Hanover voting stock. There are no shareholders other than those set forth below of whom Hanover is aware that beneficially own 5% or more of the common stock of Hanover.
Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned	Percent of Class
Muthoot Holdings LLC	443,481	10.62%
Transactions with Related Persons
Hanover Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of Hanover Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with Hanover and do not involve more than the normal risk of collectability or present other unfavorable features.

SAVOY’S SPECIAL MEETING
This document is being furnished to Savoy shareholders by Savoy’s board of directors in connection with the solicitation of proxies from the holders of Savoy common stock for use at the special meeting of Savoy shareholders and any adjournments or postponements of the special meeting.
Date and Time
The Savoy special meeting will be held on [•], [•] [•], 2021 at [•]:00 a.m., local time, subject to any adjournments or postponements. In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to                   for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site.
Matters to be Considered
At the special meeting, Savoy shareholders will be asked to consider and vote upon the following proposals:
1.
adoption and approval of the merger agreement as described in detail under the heading “The Merger” beginning on page 35; and

2.
a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

At this time, Savoy’s board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.
Shareholders Entitled to Vote
The close of business on [•], [•] [•], 2021 has been fixed by Savoy’s board of directors as the record date for the determination of those holders of Savoy common stock who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
At the close of business on the record date there were [•]shares of Savoy common stock outstanding and entitled to vote, held by approximately [•] holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Savoy shareholders.
Quorum and Required Vote
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Savoy common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. There must be a quorum for the special meeting to be held. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under New York law.
Each holder of record of shares of Savoy common stock as of Savoy’s record date is entitled to cast one vote per share at the special meeting on each proposal.
The affirmative vote of holders of two-thirds of the outstanding shares of Savoy common is required to adopt and approve the merger agreement. Abstentions and broker non-votes will have the effect of a vote against this proposal. The proposal to adjourn the special meeting requires the affirmative vote of holders of a majority of the shares of Savoy common stock, voting at the special meeting, in person or by proxy. Abstentions and broker non-votes will have no effect on this proposal.

How Shares Will Be Voted at the Special Meeting
All shares of Savoy common stock represented by properly submitted proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly sumitted proxies that do not contain voting instructions will be voted “FOR” the adoption and approval of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this document.
If you hold shares of Savoy common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will have the same effect as a vote against approval of the merger agreement.
If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in accordance with the direction of Savoy’s board of directors.
How to Vote Your Shares
Savoy shareholders may vote at the special meeting by one of the following methods:
Voting by Mail.   You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this document, your proxy will be voted in favor of that proposal.
Voting Online.   You may also vote online by going to the following website,                  , and following the instructions there. You will need your individual control number from your proxy card to vote online.
Voting in During the Meeting.   In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to                   for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site. Shareholders of record as of [•] [•], 2021 may vote either in advance of or while participating in the special meeting via the Internet by using the control number included on the proxy statement/prospectus or proxy card..
How to Change Your Vote
If you are a registered shareholder, you may revoke any proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Savoy, (3) going to the following website,                  , and changing your vote online, or (4) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Savoy’s Corporate Secretary’s mailing address is 600 Fifth Avenue, New York, New York 10020. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the broker or nominee in accordance with that entity’s procedures. Savoy will honor the latest vote cast.
Solicitation of Proxies
The board of directors of Savoy is soliciting proxies for use at the Savoy special meeting. Savoy will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Savoy will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Savoy common stock and secure their voting instructions. Savoy will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Savoy may use several of its regular employees, who will not be additionally compensated, to solicit proxies from Savoy shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Hanover will be responsible for and shall bear all expenses incurred in connection with the printing and distribution of this document.
Participating in the Meeting
In order to ensure the health and safety of our shareholders, Board members and employees, and to ensure compliance with all New York State health directives, the special meeting will be held only by webcast, and shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Participating by joining the webcast has the same legal effect as attending a stockholder meeting physically in person. Please go to      for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site. Shareholders of record as of [•] [•], 2021 may vote either in advance of or while participating in the special meeting via the Internet by using the control number included on the proxy statement/prospectus or proxy card.
Voting Agreements
As of the record date, directors of Savoy and their affiliates collectively beneficially owned      shares of Savoy common stock, or     % of the outstanding shares of Savoy stock entitled to be voted at the special meeting. Collectively, directors of Savoy had sole voting power over      shares of Savoy common stock, or     % of the outstanding shares of Savoy common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors of Savoy has executed an agreement, in favor of Hanover, pursuant to which he or she has agreed to vote all shares of Savoy common stock owned by him or her, and over which he or she has sole voting power, in favor of adoption of the merger agreement, and each of these persons also agreed to use his or her best efforts to cause all other shares of Savoy common stock beneficially owned by him or her to be voted in favor of the merger.
Proposal No. 1 — Adoption and Approval of the Merger Agreement
Savoy is asking its shareholders to adopt and approve the merger agreement. For a detailed discussion of the mergers, including the terms and conditions of the merger agreement, see “The Mergers”, beginning on page 35. As discussed in detail in the sections entitled “The Mergers — Savoy’s Reasons for the Mergers,” and “— Recommendation of Savoy’s Board of Directors”, beginning on pages 39 and 41, respectively, after careful consideration, Savoy’s board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Savoy and its shareholders, and the board unanimously approved the merger agreement.
Adoption of the merger agreement requires the affirmative vote of two-thirds of the holders of the issued and outstanding shares of Savoy common stock. Abstentions and broker non-votes will have the effect of a vote against Proposal No. 1.
Accordingly, Savoy’s board of directors unanimously recommends that Savoy shareholders vote “FOR” adoption and approval of the merger agreement.
Proposal No. 2 — Authorization to Vote on Adjournment or Other Matters
If, at the Savoy special meeting, the number of shares of Savoy common stock present, in person or by proxy, is insufficient to constitute a quorum, or the number of shares of Savoy common stock voting in favor is insufficient to adopt the merger agreement, Savoy’s board of directors intends to move to adjourn the special meeting in order to enable Savoy’s board of directors more time to solicit additional proxies in favor of adoption of the merger agreement. In that event, Savoy will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.
In this proposal, Savoy is asking you to grant discretionary authority to the holder of any proxy solicited by Savoy’s board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Savoy approve the adjournment proposal, Savoy could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
Pursuant to Savoy’s bylaws, the adjournment proposal requires the affirmative vote of a majority of votes cast, in person and by proxy, at the Savoy special meeting. Abstentions and broker non-votes will have no effect on the adjournment proposal.
Savoy’s board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT SAVOY BANK
Business
Savoy Bank, or Savoy, is a New York state chartered commercial bank that was incorporated in 2007 and commenced business in 2008. Savoy’s single office is located at 600 Fifth Avenue, New York, NY 10020, on the 17th floor. Savoy leases this office. Savoy specializes in small business lending, and is a Preferred Lender under the Small Business Administration’s loan programs. Savoy also offers a full range of banking services to customers in the New York metropolitan market. At September 30, 2020, Savoy had total assets of $587.9 million, total loans of $543.2 million and total deposits of $333.9 million.
Legal Proceedings
Savoy is not aware of any litigation that would have a material adverse effect on the consolidated financial position of Savoy. Savoy has no legal proceedings pending other than ordinary routine litigation occurring in the normal course of business. In addition, management does not know of any material proceedings contemplated by governmental authorities against Savoy or any of its properties.
Market Price of and Dividends on Savoy’s Common Stock
Savoy’s common stock was held by approximately 274 holders of record as of the record date. There is no established trading market for Savoy’s common stock. Savoy first paid a cash dividend of $0.05 per share on its common stock in 2020. Under the merger agreement, Savoy is permitted to pay a cash dividend of $0.05 per share to the holders of its common stock in 2021 prior to consummation of the mergers.
Information about Savoy Designees to Hanover Board of Directors
Metin Negrin and Elena Sisti are anticipated to be appointed to the board of directors of Hanover and Hanover Bank upon consummation of the merger. The following information includes information each of Mr. Negrin and Ms. Sisti has given to us about his/her age, positions he/she holds, and his/her principal occupation for the past five years.
Name and Position with the Savoy	Age	Principal Occupation for Past Five Years	Term of Office Since – Expires
Metin Negrin, Chairman and Director	55	Founder, owner and President of Lexin Capital, a real estate investment, redevelopment and management company.	2011 – 2021
Elena Sista, Director	65	Managing Partner of Durel Associates and Agem LLC, real estate investment and management companies in N.J.	2008 – 2021
Information about Prospective Executive Officer of Hanover
In connection with the merger, Hanover has entered into an employment agreement with McClelland Wilcox, President and CEO of Savoy. Pursuant to the terms of the employment agreement, Mr. Wilcox will be employed as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer of Hanover and Hanover Bank for an initial term of three years which will be automatically extended each year until the employment agreement is terminated by either Hanover or Mr. Wilcox.
Mr. Wilcox, age 49, is currently the President & CEO of Savoy and has served as a director of Savoy since 2012. Prior to joining Savoy, Mr. Wilcox served as President & CEO of Spring Bank in the Bronx New York.
Savoy is a party to an employment agreement with Mr. Wilcox. The term of the employment agreement continues until terminated by either Mr. Wilcox or Savoy. Mr. Wilcox’s current annual base salary is $495,000, subject to increase as determined by Savoy’s board. He is also eligible to receive a bonus at the discretion of

Savoy’s board, and to participate in Savoy’s benefit plans for executive officers. Mr. Wilcox’s total cash compensation, including base salary, bonus, and all other compensation, during the year ended December 31, 2020 was $550,000.
In the event that Mr. Wilcox’s employment is terminated without cause or Mr. Wilcox resigns for “good reason,” as defined in his employment agreement, he will be entitled to any salary which has been earned but unpaid up to the date of his termination, and a lump sum special payment equal to three months of his then current salary plus one month of base salary for each full year of employment with Savoy thereafter. Mr. Wilcox has been employed by Savoy for eight years.
If Mr. Wilcox is terminated without cause or resigns with good reason, he will be bound by covenant not to compete with Savoy or its successor in the five boroughs of New York City, and a non-solicitation covenant with regard to Savoy’s customers and employees for a period of three months plus one month for each year employed by the Bank.
Security Ownership of Management of Savoy
The following table sets forth information as of [•], 2021 regarding the number of shares of common stock beneficially owned by all Directors, and by all Directors as a group, and by each shareholder known to us to be the beneficial owner of more than five percent (5%) of our outstanding common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the named person living in such person’s home. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner. Information regarding directors and executive officers has been furnished by them.
Name of Individual	Position with Bank	Amount and Nature of Beneficial Ownership	Percent of Class(7)
Jeffrey N. Bruce	Director	854,476(1)	8.87%
John Campbell	Director	68,500(2)	0.71%
Robert Liberman	Director	85,000	0.88%
Metin Negrin	Director, Chairman of the Board	1,542,603(3)	16.02%
Dennis C. Reeder	Director	74,076	0.77%
Elena Sisti	Director & Chairwoman Emeritus	895,613(4)	9.30%
Gregory Tolston	Director & Chairman Emeritus	962,152(5)	9.99%
McClelland W. Wilcox	President and CEO, Director	713,572(6)	7.04%
All Directors as a Group		5,195,992	51.23%
Danilo Holdings LLC	None	876,625	9.10%

(1)
Owned as joint tenants with his spouse

(2)
Includes 2,500 shares owned by an ex-spouse over which he has shared voting and dispositive power

(3)
Includes 30,000 shares as custodian for his minor children

(4)
Includes 338,036 shares owned by her spouse

(5)
Includes 20,000 shares held by an irrevocable trust of which his wife is a trustee

(6)
Includes 513,572 options to purchase stock of Savoy Bank that are exercisable within 60 days of the record date.

(7)
In calculating percentages, options are excluded, except for Mr. Wilcox and for all directors as a group

Transactions with Related Persons
Savoy has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Those transactions do not involve more than the normal risk of collectability or present other unfavorable features.
Savoy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
This section presents discussion and analysis of Savoy’s financial condition at September 30, 2020 and 2019, and Savoy’s results of operations for nine-month periods ended September 30, 2020 and 2019, and for two-year period ended December 31, 2019, as well as Savoy’s financial condition at December 31, 2019 and 2018. This section should be read in conjunction with Savoy’s accompanying financial statements and related footnotes to our financial statements.
COVID-19 Pandemic Issues Affecting Savoy
PPP Loans.
In March 2020, as a result of the COVID-19 pandemic, the CARES Act was enacted into law. The CARES Act created the Paycheck Protection Program (PPP), providing for forgivable loans to small businesses that are 100% guaranteed by the Small Business Administration (SBA). As an adjunct to Savoy’s active participation in other SBA guaranteed loan programs, Savoy’s board and management decided to participate actively in the PPP. PPP loans are eligible to be forgiven if certain conditions are satisfied. If a PPP loan is forgiven, the SBA pays the amount forgiven to Savoy. All PPP loans have a nominal contract interest rate of 1.00% and have a two or five-year term.
In December 2020, as part of an addition COVID-19 stimulus package, the PPP was extended and the authorization for the SBA to guaranty loans was increased. The extension included an authorization to make new PPP loans to existing PPP loan borrowers. Savoy has commenced offering such second tranche loans to customers who previously received PPP loans from Savoy. The second tranche PPP loans will be available through March 31, 2021, and will have substantially the same terms as existing PPP loans. Savoy anticipates that it will earn additional fees for the origination of such loans and will originate and administer the loans in the same manner as the PPP loans originated in 2020.
The SBA pays Savoy, as the lender, a processing fee ranging from 1% to 5%, based on the size of the loan, for originating an eligible PPP loan to an eligible borrower. In some cases, Savoy shares a portion of the processing fee with a firm that refers the PPP loan to Savoy. Savoy does not immediate recognize the net processing fee, after origination costs, as income, but instead Savoy treats it as an adjustment to the yield on the PPP loans. If a PPP loan is prepaid, either by the borrower or by the SBA as the result of loan forgiveness, Savoy then fully recognizes and remaining unamortized net processing fee.
Savoy’s outstanding PPP loans totaled $202.0 million as of September 30, 2020, which for financial reporting purposes are shown net of unamortized net processing fees of $4.7 million. As with any government program involving hundreds of billions of dollars, there has been litigation, including purported class actions, against lenders, borrowers, and the SBA itself. Savoy is not a party to any of that litigation and has no outstanding threats of litigation.
Because all PPP loans are 100% SBA guaranteed, they have a zero percent internal risk rating. There is no allowance for loan losses associated with them as a result of the associated U.S. Government guarantee.
Savoy processed more than 1,200 approved applications for PPP loans, which resulted in significant demands and pressures on Savoy’s operations. In light of the speed at which the PPP was implemented, PPP loans may present potential fraud risk, increasing the risk that loan forgiveness may not be obtained by the borrowers and that the SBA guaranty may not be honored. In addition, there is risk that the borrowers may not qualify for 100% loan forgiveness. In that case, Savoy may have to hold a significant amount of low-yield PPP loans on its books for a significant period of time, although that risk is partially mitigated by Savoy’s borrowing of $199.1 million from the Federal Reserve Bank of New York under the Federal Reserve’s PPP Liquidity Facility (“PPPLF”) and Savoy’s non-recourse pledge of PPP loans in that amount as security for the borrowing. The interest rate on the PPPLF is 0.35% and Savoy continues to service the pledged loans.

Savoy continues to face increased operational demands and pressures as Savoy monitors and services its book of PPP loans and processes applications for loan forgiveness. If any PPP loans is not entitled to 100% forgiveness, Savoy must incur the expense of continuing to service that loan until it is repaid.
Loans to the Hospitality Industry
Savoy has a concentration of loans to the hospitality industry. These are represented principally by loans to hotels that are originated under a program through which the SBA partially guarantees the loan. It is Savoy’s practice to sell the SBA guaranteed portion of such loans on the secondary market, earning fees that are recognized into income, and retaining the unguaranteed portion of the loan. Savoy also earns servicing fees for servicing the guaranteed portion of the loan after it is sold. At September 30, 2020, Savoy had approximately $58.3 million of loans to hotels in its portfolio, which are not guaranteed by the SBA. Savoy was also servicing approximately $154.0 million in SBA and USDA guaranteed or insured loans that have been sold to third parties.
The hospitality industry has been particularly hard hit by the COVID-19 pandemic, as both business and leisure travel have been substantially reduced. Savoy anticipates that the economic stresses suffered by the hospitality industry may result in an increase in loan defaults in this portfolio. In addition to potential loan losses, an increase in defaults could also increase Savoy’s operating costs because of required collection efforts that it must undertake not only on its own behalf, but also on behalf of the owners of loans that it has sold but still services.
Loan Payment Deferrals
Savoy’s borrowers are principally small businesses in the New York metropolitan area. The COVID-19 pandemic, combined with the resultant closures and restrictions on operations of businesses throughout the tri-state area, has caused many Savoy borrowers to experience financial hardship. As a result, Savoy has granted accommodations to many of those borrowers in the form of reduced or deferred payments. At September 30, 2020, Savoy had outstanding COVID-19-related forbearances or extensions on approximately $53.7 million in principal balance of loans.
Under regulatory and accounting guidance issued in connection with the pandemic, loans with properly structured COVID-19 hardship forbearances are not treated as past due or as troubled debt restructurings for financial statement or regulatory reporting purposes. However, the flexibility afforded by the relaxed regulatory and accounting rules does not absolve borrowers from ultimately paying the amounts owed. When the pandemic is over or forbearances otherwise expire, Savoy’s borrowers may be unable to make their past due payments or otherwise avoid loan defaults. Although there have been many proposals in Congress to alleviate some of this financial stress, whether such proposals will ultimately be adopted cannot be determined at this time and thus it is impossible for Savoy to predict the full extent of the adverse consequences of the COVID-19 pandemic to its business borrowers and whether those adverse consequences will increase the likelihood of defaults.
Critical Accounting Policies
The preparation of Savoy’s financial statements and the information included in Savoy’s management’s discussion and analysis is governed by policies that are based on accounting principles generally accepted in the United States (otherwise known as “GAAP”) and general practices within the banking industry. The financial information contained in Savoy’s financial statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method.
An accounting policy is deemed to be “critical” if it is important to a company’s results of operations and financial condition and requires significant judgment and estimates on the part of management in its application. The preparation of financial statements and related disclosures in conformity with GAAP requires Savoy to make estimates and assumptions that affect certain amounts reported in Savoy’s financial statements and related disclosures. Actual results could differ from these estimates and assumptions. Savoy believes that the estimates and assumptions used in connection with the amounts reported in Savoy’s financial statements and related disclosures contained herein are reasonable and made in good faith.
Savoy considers its current critical accounting policy to be the one that relates to the determination of Savoy’s allowance for loan losses, which is highly susceptible to change from period to period and requires Savoy to make numerous assumptions, and use data inputs, about information that directly affects the calculation of the amounts reported in Savoy’s financial statements. For example, a large unexpected charge off could substantially reduce Savoy’s allowance for loan losses and potentially require Savoy to record an increased loan loss provision to replenish the allowance, which would negatively affect Savoy’s operating results and financial condition.
The amount of the allowance for loan losses reflects Savoy’s judgment as to the estimated credit losses that have probably been incurred in Savoy’s existing loan portfolio. The allowance is established through a loan loss provision charged to expense. Loans are charged off against the allowance when Savoy believes that any portion of the outstanding principal amount of the loan will not be collected and is confirmed as a loss. Subsequent recoveries of previous charge-offs are added back to the allowance. Savoy evaluates the appropriateness of the allowance at least quarterly or more frequently when necessary. This evaluation is inherently subjective as it requires Savoy to make estimates that are susceptible to significant revision as more information becomes available.
For a summary of Savoy’s other significant accounting policies, see note 1 to Savoy’s financial statements.
Overview of Savoy’s Financial Results
•
Net earnings decreased to $3.2 million or $0.33 per diluted share in the first nine months of 2020, from $3.7 million or $0.37 per diluted share in for the first nine months of 2019. Net earnings increased to $5.3 million or $0.54 per diluted share in 2019, from $5.0 million or $0.52 per diluted share in 2018.

•
Net interest and dividend income increased to $13.7 million in the first nine months of 2020, from $12.5 million in the first nine months of 2019. Net interest and dividend income increased to $16.7 million in 2019, from $15.0 million in 2018.

•
Net interest margin decreased to 3.65% in the first nine months of 2020, from 4.62% in the first nine months of 2019. Net interest margin decreased to 4.62% in 2019, from 4.73% in 2018.

•
The provision for loan losses increased to $2.7 million in the first nine months of 2020, from $2.5 million in the first nine months of 2019. The provision for loan losses increased to $2.8 million in 2019 from $2.5 million in 2018.

•
Noninterest income decreased to $2.2 million in the first nine months of 2020, from $3.1 million in the first nine months of 2019. Noninterest income increased to $4.4 million in 2019, from $2.9 million in 2018.

•
Noninterest expenses increased to $8.7 million in the first nine months of 2020, from $8.2 million in the first nine months of 2019. Noninterest expenses increased to $11.3 million in 2019, from $9.5 million in 2018.

•
Savoy’s efficiency ratio (which measures Savoy’s non-interest expenses as a percentage of revenues) was 55% in the first nine months of 2020 compared to 53% in the first nine months of 2019. The efficiency ratio was 53% for the full twelve months of 2019, unchanged from 2018.

•
Income tax expense increased to $1.3 million in the first nine months of 2020, from $1.2 million in the first nine months of 2019. Income tax expense increased to $1.7 million in 2019, from $0.8 million in 2018.

•
Total assets increased to $587.9 million at September 30, 2020, from $382.7 million at December 31, 2019 and$349.5 million at December 31, 2018.

•
Total loans receivable increased to $543.2 million at September 30, 2020, from $332.3 million at December 31, 2019 and $311.1 million at December 31, 2018.

•
New loan originations were $76.0 million (excluding PPP loan originations) in the first nine months of 2020 compared to $107.0 million in the first nine months of 2019. New loan originations increased to $148 million in 2019, from $134 million in 2018.

•
Nonaccrual loans increased to $3.8 million at September 30, 2020, from $2.3 million at December 31, 2019 and decreased from $5.5 million at December 31, 2018.

•
Real estate owned through foreclosure decreased to $1.5 million at September 30, 2020, from $1.7 million at December 31, 2019, and increased from no real estate owned at December 31, 2018.

•
Total deposits increased to $333.9 million at September 30, 2020, from $326 million at December 31, 2019 and $301 million at December 31, 2018.

•
Book value per common share increased to $4.54 at September 30, 2020, from $4.26 at December 31, 2019 and $3.71 at December 31, 2018.

Comparison of Financial Condition at September 30, 2020 and December 31, 2019
General
Savoy’s total assets at September 30, 2020 increased to $588 million from $383 million at December 31, 2019, with the increase being principally caused by a $208 million increase in loans receivable, net, principally due to Savoy’s decision to actively originate SBA guaranteed PPP loans starting in April 2020. The increase in assets was funded principally by borrowing from the Federal Reserve pursuant to the PPPLF, which was offered by the Federal Reserve to banks at favorable terms to fund PPP loans.
Cash and Cash Equivalents
Cash and cash equivalents declined to $35 million at September 30, 2020 from $41 million at December 31, 2019. Due to the dramatic decline in interest rates during March 2020 as a result of the pandemic, with the target federal funds rate declining from a range of 1.50% to 1.75% at December 31, 2019 to a range of 0.00% to 0.25% in March 2020, where it stayed through September 30, 2020, management elected to allow this decline in liquid assets due to the extremely low yields on such assets available during the pandemic. Although an increase in total assets would normally result in a corresponding increase in liquidity, management determined that such an increase was not necessary because the PPPLF borrowing was a stable funding source not requiring additional liquidity because the PPPLF borrowing would be repaid as and when the 100% SBA guaranteed PPP loans are repaid.
Time Deposits with Other Financial Institutions
Time deposits amounted to $1.8 million at September 30, 2020 compared to $1.6 million at December 31, 2019. These deposits are made by Savoy with other Community Development Financial Institutions to support Savoy’s participation in federal programs providing assistance to banks and other financial institutions whose primary mission is to assist in community development.
Securities Available for Sale
At September 30, 2020, Savoy held securities available for sale with a fair value of $2.6 million, compared to $2.8 million of such securities at December 31, 2019. These investments were comprised principally of mortgage-backed securities. They do not represent a significant component of Savoy’s assets at present because of the historically low yields available on such securities in recent years, especially in the second and third quarters of 2020. Management has maintained investment securities at this relatively low level in recent years because the yields on those investments, averaging 1.34% in the first nine months of 2020 and 2.59% for the same period of 2019, substantially lower than the yields on Savoy’s loan portfolio. Savoy does not have any securities held to maturity.
Loans Receivable
Loans receivable, before deducting the allowance for loan losses, amounted to $543 million at September 30, 2020, compared to $332 million at December 31, 2019. The $211 million increase was driven principally by the PPP loans that Savoy originated in 2020. PPP Loans, which were first authorized by the CARES Act in March 2020, grew to $197.0 million (net of unearned origination fees) at September 30, 2020, representing 93.6% of the growth in loans, net. These loans were funded principally by a $199.1 million borrowing from the PPPLF. Savoy participated in the PPPLF so that it could make small business PPP loans banks without adversely affecting its ability to engage in other lending and deposit gathering activities in the normal course.
In addition to the PPP loans, Savoy generated a $14 million net increase in the other components of its loan portfolio during the first nine months of 2020, representing the net effect of $76 million of new non-PPP loan originations, offset by $32 million of payoffs, $20 million of sales of loans, principally the guaranteed portion of other Small Business Administration (“SBA”) guaranteed loans, $9.7 million of principal amortization and $0.3 million of charge offs. The increase in loans receivable, including both PPP loans and other loans, was a component of management’s strategy to increase interest-earning assets to improve profitability.
New loan originations for the first nine months of 2020 were comprised of $209.0 million of PPP loans, $34.0 million of conventional loans and $42.0 million of SBA guaranteed loans, compared to $59.0 million of conventional loans and $48.0 million of other SBA guaranteed loans in the first nine months of 2019. New loans originated in the first nine months of 2020, excluding PPP loans, had a weighted-average initial interest rate of 5.77%, compared to 6.79% in in the first nine months of 2019.
The initial average interest rate of new non-PPP loans originated in the first nine months of 2020 was lower than the average interest rate on Savoy’s overall loan portfolio because of generally low market interest rate conditions at the beginning of 2020, which market rates became even lower after the Federal Reserve reduced its target Federal funds rate to virtually zero in March 2020 as a result of the pandemic. A large portion of the new loans that Savoy originated in 2019 and 2020 have variable interest rates, thus providing some protection against the effect of future increases in market interest rates on its cost of funds. The PPP loans all have fixed interest rates of 1% per annum, but since they are match funded by loans through the PPPLF that are also at a fixed rate with a 0.65% positive spread to Savoy, the PPP loans do not present interest rate risk.
At September 30, 2020, Savoy’s loan portfolio was comprised of $202.0 million of unsecured 100% SBA guaranteed PPP loans, $288.1 million of loans secured by real estate and $57.1 million of other commercial loans, compared to $280.0 million of loans secured by real estate and $52.0 million of commercial loans at December 31, 2019.
Nonaccrual Loans; TDRs and Pandemic Hardship Forbearance Loans
Loans on nonaccrual status at September 30, 2020 amounted to $3.8 million, or $3.2 million after deducting the government guaranteed portion of such loans, compared to $2.3 million at December 31, 2019, none of which were government guaranteed. The increase was largely due to $1.4 million of new nonaccrual loans, partially offset by $0.3 million of charge offs and $0.2 million of principal paydowns during the first nine months of 2020. At September 30, 2020, Savoy had $2.6 million of loans classified as troubled debt restructurings (TDRs), compared to $1.8 million at December 31, 2019. The increase in TDRs reflected $1.2 million of newly restructured loans, partially offset by $0.5 million of principal paydowns.
In addition to the TDRs, at September 30, 2020, Savoy had $53.7 million in gross principal balance of loans in which Savoy had granted full or partial payment forbearance as a result of borrower financial hardship associated with the pandemic. In accordance with regulatory and accounting guidance, these hardship forbearance loans are not treated as nonaccrual loans and are not classified as troubled debt restructurings, with the deferred interest payments being recognized as income when originally due, without regard to the forbearance.
Allowance for Loan Losses
Savoy’s allowance for loan losses (ALL) was $7.7 million, or 1.42% of total loans (2.23% of total loans excluding PPP loans), at September 30, 2020, compared to $5.3 million, or 1.58% of total loans, at December 31, 2019. The increase of $2.5 million was principally the result of management’s judgment that the financial hardships experienced by Savoy’s borrowers due to the effects of the pandemic were likely to increase loan defaults and loan losses, combined with the $14.0 million increase in the size of the loan portfolio, excluding PPP loans. The increase was accomplished by the net effect of a $2.7 million provision for loan losses plus recoveries of prior charge offs totaling $0.1 million, partially offset by $0.3 million of charge offs during the first nine months of 2020. At September 30, 2020, the ALL consisted of an Accounting Standards Codification (ASC) 450 general reserve of $6.5 million and an ASC 310 specific reserve of $1.2 million.
Management performs a quarterly review of the appropriateness of the ALL, which takes into consideration, among other factors, the change in Savoy’s volume of loans outstanding, recoveries of prior loan charge offs, the quantity and specific review of problem loans outstanding, the history of prior loan losses and any credit risk rating upgrades or downgrades in the loan portfolio. The assessment of the appropriateness of the ALL is aided by an independent loan review consultant that reviews selected components of our loan portfolio on a quarterly basis and validates the methodology by which Savoy determines the ALL on an annual basis.
Investments in Restricted Stock, at cost
Investments in restricted stock amounted to $0.8 million at September 30, 2020, compared to $1.0 million at December 31, 2019, and was comprised of a required investment in FHLBNY stock and the common stock of Savoy’s correspondent bank, Atlantic Community Bankers Bank. Savoy makes these investments in order to have access to borrowing facilities and other banking services. The reduction in such investments was due to a reduction in FHLBNY borrowings.
Deferred Income Tax Asset, net
Savoy’s net deferred income tax asset amounted to $3.1 million at September 30, 2020, , an increase from the $2.3 million deferred tax asset at December 31, 2019. The largest component of the deferred tax asset relates principally to the provision for loan losses, which is immediately expensed in accordance with GAAP for income statement purposes but may not be fully deductible in the current period for federal and state income tax purposes.
Other Real Estate Owned (OREO)
OREO, net of any valuation allowance, was $1.5 million at September 30, 2020, compared to $1.7 million at December 31, 2019. OREO at December 31, 2019, was comprised of two properties acquired through foreclosure in the fourth quarter of 2019. One of these properties was sold in February 2020 for net proceeds of $0.3 million, compared to a then current carrying value of $0.2 million. The remaining property is currently under contract to sell, which sale has been delayed due to litigation by the former owner. In November, 2020, the court denied the former owner’s motion to vacate the judgment of foreclosure and sale, and a closing of the sale is anticipated as soon the former owner can be removed.
Deposits
Total deposits at September 30, 2020 increased to $333.9 million compared to $325.9 million at December 31, 2019. At September 30, 2020, CDs totaled $230.9 million, and checking, savings and money market accounts aggregated to $103.0 million compared to $211.4 million of CDs , and checking, savings and money market accounts of $114.5 million at December 31, 2019. CDs represented 69% of total deposits at September 30, 2020, compared to 65% of total deposits at December 31, 2019. At September 30, 2020, CDs included $118.8 million of listing service and $30.0 million of brokered deposits, compared to $127.4 million of listing service and $5.0 million of brokered deposits at December 31, 2019. In addition, Savoy also had other brokered money market deposits totaling $2.5 million at September 30, 2020, compared to $25.0 million at December 31, 2019.
Savoy maintains and has always maintained a higher level of wholesale deposits than banks of comparable size with retail branches. This strategy generates a higher cost of funds but lower operating costs due to the lack of the expenses of operating a retail branch network. Due to the availability of the

PPPLF and the general decline in business activity, which reduced new loan originations, Savoy did not seek aggressively an increase in its deposits during the first nine months of 2020.
Borrowed Funds, Accrued Interest Payable and Other Liabilities
Borrowed funds, other than the PPPLF borrowings, decreased to $7.5 million at September 30, 2020, compared to $12.5 million at December 31, 2019, reflecting a decline of $5 million in FHLBNY advances scheduled to mature in June 2020 which were not replaced because Savoy had sufficient liquidity without the borrowing.
Savoy had $199 million of PPPLF borrowings at September 30, 2020, which were obtained in order to fund PPP loan originations. The PPPLF borrowings are nonrecourse borrowings at a fixed interest rate of 0.35%, with the related PPP loans pledged as collateral for the borrowings. The principal balance of the loans pledged is equal to the amount of the borrowings and the borrowings are repaid out of the proceeds of the repayment of the PPP loans. If, for any reason, a PPP loan is not repaid and the SBA refuses to pay on its guarantee, the risk of nonpayment is borne by the Federal Reserve Bank of New York, not Savoy. Savoy is responsible for continuing to service the PPP loans that are pledged, most significantly the review and processing of forgiveness application submitted by borrowers. As consideration for such servicing activities, Savoy retains the fees paid by the SBA for the origination of the loans and Savoy also retains the interest rate differential between the 1% interest payable on the PPP loans and the 0.35% interest rate charged on the PPPLF.
Shareholders’ Equity
Shareholders’ equity increased to $43.8 million at September 30, 2020 from $41.0 million at December 31, 2019, reflecting net income of $3.2 million offset by $0.4 million cash dividends paid during the first nine months of 2020.
Comparison of Results of Operations for the Nine Months Ended September 30, 2020 and 2019.
Net Interest Income
Net interest income is Savoy’s primary source of earnings and is influenced by the amount, distribution and repricing characteristics of Savoy’s interest-earning assets and interest-bearing liabilities, as well as by the relative levels and movements of interest rates. Net interest income is the difference between interest income earned on Savoy’s interest-earning assets, principally loans, securities and overnight investments, and interest expense paid on Savoy’s interest-bearing liabilities, principally deposits and borrowings.
Savoy’s net interest income increased to $13.7 million for the first nine months of 2020 from $12.5 million for the first nine months of 2019. The $1.2 million increase reflected principally the net effect of $2.2 million of interest income recognized on PPP loans, which was partially offset by changes in earnings and costs of other asset and liability categories principally resulting from the declines due to low market interest rates as discussed in detail below. The largest component of such declines was a $1.6 million decrease in interest on loans other than PPP loans due to a decline in average yield as market interest rates declined during 2020.
Savoy’s average interest-earning assets increased by $140.0 million from $360.3 million for the first nine months of 2019 to $500.3 million for the first nine months of 2020, reflecting an increase of $113.0 million in average balance of PPP loans, $22.7 million in average other loans and $4.6 million in average overnight investments. At the same time, average deposits increased by $9.4 million and average borrowings increased by $104.6 million when comparing the first nine months of 2020 to the first nine months of 2019. Average shareholders’ equity increased by $4.9 million between the periods. Savoy’s average noninterest-bearing deposits outstanding increased from $31.2 million for the first nine months of 2019 to $52.7 million for the first nine months of 2020 principally as the result of PPP loan borrowers who elected to deposit their PPP loan proceeds in demand deposit accounts at Savoy pending their disbursement to pay expenses subject to PPP loan forgiveness. Savoy anticipates that this increase in average demand deposits will reverse during upcoming quarters as PPP loan borrowers disburse their PPP loan proceeds.
Savoy’s interest rate spread decreased to 3.36% for the first nine months of 2020 from 4.21% for the first nine months of 2019 and Savoy’s interest rate margin decreased to 3.65% for the first nine months of

2020 from 4.62% for the first nine months of 2019. These declines were driven principally by the relatively low yield on PPP loans. However, due in part to the low cost funds available through the PPPLF, management determined that active involvement in originating PPP loans would provide a net benefit to Savoy.
The margin is higher than the spread because the margin includes the effect of noninterest bearing deposits and capital. However, while the spread declined by 0.84% between the periods, the margin declined by 0.97%. Noninterest bearing deposits and capital were unchanged at 23.3% of average total funding sources in both the 2020 and 2019 periods. The declines in spread and margin were principally a function of the 1.56% decline in Savoy’s average yield on interest earning assets, compared to the lesser (0.71%) decline in the average cost of interest-bearing liabilities. This occurred because of the effect of management’s decision to substantially increase assets by originating PPP loans at relatively low rates combined with the dramatic decline in the Federal Reserve’s target federal funds rate, which cause a decline in the yield on overnight and other short term investments from 2.44% in the first nine months of 2019 to 0.56% in the first nine months of 2020.
The following table provides information on average assets, liabilities and stockholders’ equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are based on daily balances. Net interest margin is computed by dividing net interest and dividend income by average interest-earning assets during each year. The interest rate spread is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. It does not show the effect of non-interest-bearing liabilities and capital. The net interest margin is greater than the interest rate spread due to the additional income earned on assets funded by non-interest-bearing liabilities, demand deposits and stockholders’ equity.
	For the Nine Months Ended September 30,
	2020			2019
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate	Average Balance	Interest Inc./Exp.	Yield/ Rate
Interest-earning assets:
Loans(1) (2)	334,519	16,070	6.42%	311,854	16,603	7.12%
PPP loans(2)	112,999	2,159	2.55%	0	0	0.00%
Securities	2,973	30	1.34%	3,347	65	2.59%
Other interest-earning assets	49,837	210	0.56%	45,175	824	2.44%
Total interest-earning assets	500,328	18,469	4.93%	360,376	17,492	6.49%
Noninterest-earning assets	7,431			5,889
Total assets	507,759			366,265
Interest-bearing liabilities:
Interest checking deposits	7,778	54	0.93%	3,624	20	0.73%
Savings deposits	13,272	129	1.29%	20,369	258	1.70%
Money market deposits	46,091	437	1.27%	69,640	981	1.88%
Certificates of deposit	225,220	3,685	2.19%	189,323	3,526	2.49%
Total deposit accounts	292,362	4,305	1.97%	282,957	4,785	2.26%
Borrowed funds
FHLBNY Advances	9,931	215	2.89%	11,758	246	2.80%
PPPLF Borrowings	106,461	278	0.35%	0	0	0.00%
Total borrowed funds	116,392	493	0.57%	11,758	246	2.80%
Total interest-bearing liabilities	408,754	4,797	1.57%	294,715	5,031	2.28%
Noninterest-bearing deposits	52,676			31,225

	For the Nine Months Ended September 30,
	2020			2019
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate	Average Balance	Interest Inc./Exp.	Yield/ Rate
Noninterest-bearing liabilities	3,941			2,831
Common shareholders’ equity	42,388			37,494
Total liabilities and stockholders’ equity	507,759			366,265
Net interest and dividend income/spread		13,671	3.36%		12,461	4.21%
Net interest-earning assets/margin(3)	91,574		3.65%	65,661		4.62%
Ratio of total interest-earning assets to total interest-bearing liabilities	1.23x			1.22x
Return on average assets	0.85%			1.34%
Return on average common equity	10.22%			13.10%
Noninterest expenses to average assets(3)	2.29%			3.00%
Efficiency ratio(4)	54.83%			52.99%
Average stockholders’ equity to average assets	8.35%			10.24%

(1)
Includes average nonaccrual loans of $3.7 million for the first nine months of 2020 and $5.8 million for the first nine months of 2019.

(2)
Net loans fees (total loan fees net of direct origination costs) are included in loan interest income as a yield adjustment. Total loan fees (including PPP loans and other loans) amounted to $2.6 million for the first nine months of 2020 and $1.8 million for the first nine months of 2019. Loan fees received and deferred as a yield adjustment but not yet recognized are excluded.

(3)
Noninterest expenses for this ratio exclude the provision for loan losses.

(4)
Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).
	Increase (Decrease) Due to Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets
Loans	(1,641)	1,210	(103)	(534)
PPP loans		2,159		2,159
Securities	(31)	(7)	4	(34)
Other interest-earning assets	(636)	85	(64)	(615)
Total interest-earning assets	(2,308)	3,447	(163)	976
Interest-bearing liabilities
Interest checking deposits	5	23	6	34
Savings deposits	(61)	(90)	22	(129)
Money market deposits	(322)	(333)	111	(544)
Certificates of deposit	(432)	670	(79)	159
Total deposit accounts	(810)	270	60	(480)

	Increase (Decrease) Due to Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
FHLBNY Advances	8	(38)	(1)	(31)
PPPLF Borrowings		277		277
Total borrowed funds	8	239	(1)	246
Total interest-bearing liabilities	(802)	509	59	(234)
Net change in interest and dividend income	(1,506)	2,938	(222)	1,210

Provision for Loan Losses
Savoy determines the amount of a provision for loan losses each quarter based on Savoy’s review of the adequacy of the allowance for loan losses. For the first nine months of 2020, Savoy’s reviews resulted in a provision for loan losses of $2.7 million, compared to $2.5 million for the first nine months of 2019. The increased provision for the first nine months of 2020 was a function of a number of factors, including a $14.0 million (4%) increase in the loan portfolio during 2020 (excluding PPP loans), credit risk downgrades of a portion of Savoy’s existing loan portfolio, and $0.3 million of charge offs of problem loans during 2020, compared to $2.6 million of charge offs for the first nine months of 2019.
Noninterest Income
Noninterest income decreased by $0.9 million to $2.2 million for the first nine months of 2020, from $3.1 million for the first nine months of 2019. The decrease was primarily due a $1.3 million decrease in gains from sales of the guaranteed portion of SBA loans. The decline in the gain on sale is attributable to a reduction in the amount of SBA-guaranteed loans, excluding PPP loans, originated in the first nine months of 2020 compared to the same period in 2019. Savoy believes that the pandemic reduced business activity and generated substantial economic uncertainty, thereby reducing the number of lending opportunities that Savoy deemed acceptable.
The decline in the gain on sale of loans was partially offset by a $253,000, or 74%, increase in loan servicing fee income. This increase was principally due to the volume of loans serviced for others, principally the SBA guaranteed portion of loans originated by Savoy and sold on the secondary market. The volume of loans serviced for others fluctuates due to various factors, including the ability of Savoy to originate new loans to be sold and the rate at which existing loans are repaid or refinanced. The value of Savoy’s loan servicing rights is reviewed annually by an independent evaluation expert who considers numerous factors determining the value of the loan servicing portfolio. These factors include not only the volume of loans being serviced, but also other factors affecting the value of servicing rights, such as changes in market interest rates that may affect the estimated likelihood that loans will be refinanced.
Savoy also recognized a $112,000 gain on the sale of OREO during the first nine months of 2020, compared to no such gain in the same period in 2019. OREO is recorded on Savoy’s books at net realizable value. Gains on the sale of OREO are sporadic, depending upon whether Savoy has any OREO assets during a period, whether it is able to sell those assets, and whether the OREO is sold for more than, less than or equal to the carrying value.
Noninterest Expenses
Noninterest expenses increased by 5.6% or $459,000 to $8.7 million for the first nine months of 2020, from $8.2 million for the first nine months of 2019. Savoy’s efficiency ratio, representing noninterest operating expenses as a percentage of income, was 55% for the first nine months of 2020 compared to 53% for the first nine months of 2019. The increase is primarily due to the increase in fees for professional services.
Salaries and employee benefits remained steady at $5.2 million for the nine-month periods in both 2019 and 2020. Although Savoy incurred additional salary and benefits expense in connection with the origination of PPP Loans, those expenses are offset against fees earned on those loans for financial reporting purposes, and thus not reflected as an increase in salaries and benefits expense. In addition, the expense of originating PPP loans does not affect the efficiency ratio. At September 30, 2020, Savoy had 45 full-time equivalent employees, compared to 40 at September 30, 2019. The increase in staff was a direct result of the need to support Savoy’s asset growth and increased loan originations, including PPP loans.
Professional services expense increased by $290,000 from the first nine months of 2019 to the first nine months of 2020, primarily due to expenses incurred in connection with the proposed merger with Hanover and legal fees incurred on loan forbearances and loan workouts generally and arising from the pandemic.
FDIC insurance expense increased by $18,000. In June 2020, the FDIC’s adopted comprehensive regulations to exclude growth caused by the origination of PPP loans and the related borrowings under the PPPLF from the calculation of a bank’s FDIC insurance premium and various other regulatory measures, so Savoy’s participation in the PPP had no material effect on its FDIC insurance premiums. Savoy did not receive any Small Bank Assessment Credit against its FDIC insurance premiums for the first nine months of 2020, compared to a $70,884 credit in the first nine months of 2019. The pandemic caused the insurance fund reserve to deposit ratio to fall below the level that permitted the payment of the credit, because of a nationwide increase in deposits caused by the pandemic. However, the FDIC waived the effect of the increase in deposits on the reserve ratio and paid its final installment of the Small Bank Assessment Credit by the end of the third quarter of 2020, so Savoy does not anticipate receiving such a credit in the future.
Provision for Income Taxes
Savoy’s provision for income taxes increased by $79,000 from the first nine months of 2019 to the first nine months of 2020, despite a $355,000 decline in pretax net income. As a result, Savoy’s effective tax rate (inclusive of state and local taxes) was 28% for the first nine months of 2020 compared to 24% for the first nine months of 2019.
Comparison of Financial Condition at December 31, 2019 and 2018
General
Savoy’s total assets at December 31, 2019 increased to $383 million from $349 million at December 31, 2018, reflecting $21 million of net growth in loans receivable and a $10 million increase in cash and cash equivalents. The increase in total assets was the result of management’s efforts to increase leverage and increase Savoy’s size to achieve a higher level of net interest income.
Cash and Cash Equivalents
Cash and cash equivalents increased to $41 million at December 31, 2019 from $31 million at December 31, 2018. Cash and cash equivalents includes interest-bearing and noninterest-bearing cash balances with banks and other short-term investments. The level of cash and cash equivalents fluctuates based on various factors, including Savoy’s liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities. Management allowed the level of cash and cash equivalents to increase and chose not to invest those funds in investment securities that bore very low yields, with the expectation that Savoy would redeploy those funds into loans as appropriate opportunities became available.
Time Deposits with Other Financial Institutions
Time deposits amounted to $1.6 million at December 31, 2019, unchanged from December 31, 2018. These deposits are with other Community Development Financial Institutions and support Savoy’s applications for Bank Enterprise Awards (BEA) with the Community Development Financial Institution Fund, a division of the U.S. Treasury Department that provides grants to qualified FDIC-insured depository institutions for increasing their investments in and support of community development financing and services in economically distressed communities.
Securities Available for Sale
At December 31, 2019 and 2018, Savoy held securities available for sale with fair values of $2.8 million and $3.4 million, respectively. The investments at December 31, 2019 were comprised of $2.3 million of mortgage-backed and government agency securities and $0.5 million of corporate bonds. Management has maintained investment securities at a relatively low level in recent years because the yields on those investments, which averaged 1.43% in 2019, are the lowest yields of Savoy’s three major interest earning assets categories. See note 3 to Savoy’s financial statements for further information on Savoy’s securities portfolio. Savoy does not have securities held to maturity.
Loans Receivable
Loans receivable amounted to $332 million at December 31, 2019, compared to $311 million at December 31, 2018. The $21 million net increase reflected $135 million of new loan originations, largely offset by $50 million of payoffs, $55 million of loan sales, principally the guaranteed portion of SBA guaranteed loans, $4.7 million of principal amortization, $2.6 million of charge-offs and $1.7 million of transfers to real estate acquired through foreclosure. The increase in loans receivable was a component of management’s strategy to increase interest-earning assets to improve profitability.
New originations for 2019 were comprised of $76 million of conventional loans and $51 million of SBA guaranteed loans, compared to $73 million of conventional loans and $62 million of SBA guaranteed loans in 2018. New loans in 2019 had a weighted-average initial interest rate of 6.63%, compared to 6.53% in 2018. The initial average interest rate of new loans was lower than the average interest rate on Savoy’s overall loan portfolio because of the continuation of historically low market interest rates that required Savoy to originate loans at lower rates to maintain and increase its loan portfolio. A large portion of the new loans in both periods had variable interest rates, thus providing some mitigation against the effect of future increases in market interest rates. Loans paid off in 2019 and 2018 had a weighted-average rate of 6.50% and 5.94%, respectively.
At December 31, 2019, Savoy’s loan portfolio was comprised of $280.0 million of loans secured by real estate and $52.0 million of commercial loans, compared to $267.0 million and $44.0 million, respectively at December 31, 2018. For additional information on Savoy’s loan portfolio, see note 4 to Savoy’s financial statements.
Nonaccrual Loans and TDRs
Loans on nonaccrual status at December 31, 2019 amounted to $2.3 million, compared to $5.5 million at December 31, 2018. The decrease was largely due to $2.0 million of charge offs, $1.7 million of transfers to Other Real Estate Owned and $1.0 million of principal paydowns, partially offset by $1.4 million of new nonaccrual loans. At December 31, 2019, Savoy also had $1.8 million of loans classified as troubled debt restructurings (TDRs), compared to $4.2 million at December 31, 2018. The decrease in TDRs reflected $255 thousand of charge-offs and $2.7 million of principal paydowns. For additional information on these loans, see note 4 to Savoy’s financial statements.
Allowance for Loan Losses
Savoy’s allowance for loan losses (ALL) was $5.3 million, or 1.58% of total loans, at December 31, 2019, compared to $4.7 million, or 1.52% of total loans, at December 31, 2018. The increase of $0.6 million was the result of the increase in the size of the loan portfolio, coupled with management’s regular assessment of the appropriateness of the ALL based upon multiple factors, including the current state of the loan portfolio, historical loss experience and changes in external general market and economic conditions. The increase was accomplished by the net effect of a $2.8 million provision for loan losses plus recoveries of prior charge-offs totaling $0.3 million, partially offset by $2.6 million of charge-offs during 2019. At December 31, 2019, the $5.3 million ALL consisted of an Accounting Standards Codification (ASC) 450 general reserve of $4.5 million and an ASC 310 specific reserve of $0.8 million.
Management performs a quarterly review of the appropriateness of the ALL, which takes into consideration, among other factors, the change in the volume of loans outstanding, recoveries of prior loan charge-offs, the quantity and specific review of problem loans outstanding, the history of prior loan losses and any credit risk rating upgrades or downgrades in the loan portfolio. The assessment of the appropriateness of the ALL is aided by an independent loan review consultant that reviews selected components of the loan portfolio on a quarterly basis and validates the methodology by which Savoy determines the ALL on an annual basis. For additional information on the ALL, see note 4 to Savoy’s financial statements.
Investments in Restricted Stock, at cost
Investments in restricted stock amounted to $1.0 million at December 31, 2019, compared to $0.8 million at December 31, 2019, and was comprised of a required investment in FHLBNY stock and the common stock of a correspondent bank, Atlantic Community Bankers Bank. In order for Savoy to be a member of the FHLBNY and thus be allowed to borrow funds from the FHLBNY, Savoy must maintain an investment in the capital stock of the FHLBNY, which amounted to $0.9 million and $0.7 million, respectively, at December 31, 2019 and 2018. The FHLBNY has historically paid a dividend that fluctuates quarterly and was most recently at the rate of approximately 5.6%. The total required FHLBNY stock investment fluctuates based on our loans outstanding and the amount of Savoy’s FHLBNY borrowings outstanding.
Deferred Income Tax Asset, net
Savoy’s net deferred income tax asset amounted to $2.3 million at December 31, 2019 and 2018. The deferred income tax asset relates principally to the unrealized benefit of net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future income tax deductions. Such items are normally comprised of the allowance for loan losses, a valuation allowance for real estate losses, if any, and capitalized real estate expenses, all of which Savoy expects will become tax deductible or offset taxable income in the future. See note 13 to Savoy’s financial statements for further information on the deferred tax asset.
Other Real Estate Owned (OREO)
OREO, net of any valuation allowance, increased to $1.7 million at December 31, 2019, from none at December 31, 2018. OREO was comprised of two properties acquired through foreclosure in the fourth quarter of 2019, one located in Port Jervis, New York with a carrying value of $1.5 million and one located in Newark, New Jersey with a carrying value of $0.2 million. At December 31, 2019, Savoy was actively marketing these properties for sale. The property in New Jersey was sold in February 2020 for net proceeds of $0.3 million. The property in Port Jervis is currently under contract to sell, which sale has been delayed due to litigation by the former owner.
Deposits
Total deposits at December 31, 2019 increased to $326 million from $301 million at December 31, 2018. At December 31, 2019, CDs totaled $212 million, and checking, savings and money market accounts aggregated to $114 million. At December 31, 2018, CDs totaled $173 million, and checking, savings and money market accounts aggregated to $128 million. CDs represented 65% of total deposits at December 31, 2019, compared to 57% of total deposits at December 31, 2018. At December 31, 2019, CDs included $127 million of listing service and $5 million of brokered deposits, compared to $109 million of listing service CDs and no brokered CDs at December 31, 2018. In addition, Savoy also had other brokered money market deposits totaling $25 million at December 31, 2019 and $15 million at December 31, 2018. For additional information on Savoy’s deposits, see Note 8 to Savoy’s Financial Statements.
Savoy maintains and has always maintained a higher level of wholesale deposits than banks of comparable size with retail branches. This strategy generates a higher cost of funds but lower operating costs due to the lack of the expenses of operating a retail branch network.
Borrowed Funds, Accrued Interest Payable and Other Liabilities
Borrowed funds increased to $12.5 million at December 31, 2019, from $10.0 million at December 31, 2018, reflecting an increase in FHLBNY advances. FHLBNY borrowings are not material to Savoy’s business plan and availability is generally reserved as a secondary source of liquidity. However, from time-to-time, Savoy has borrowed from the FHLBNY based on pricing in relation to the cost of other sources of funding.
Accrued interest payable increased to $1.0 million at December 31, 2019, from $0.8 million at December 31, 2018. Accrued interest payable represents interest that Savoy owes to depositors and the

FHLBNY on the last day of the applicable reporting period but that Savoy has not yet posted to customer accounts or paid to the FHLBNY because it is not yet due to be posted or paid. The increase from 2018 to 2019 was due to a higher level of deposits and borrowings outstanding at December 31, 2019.
All other liabilities totaled $2.3 million at December 21, 2019, compared to $2.0 million at December 31, 2018 and are comprised mainly of accrued expenses and income taxes, deferred grant income, fees received in connection with loan commitments that have not yet been funded and mortgage escrow funds payable (which represent advance payments made to Savoy by borrowers for property taxes and insurance that Savoy expects to remit to third parties when due). The increase was due principally to accrued employee bonuses, accrued OREO expenses and payments received on the guaranteed portion of SBA loans sold, where Savoy has not yet remitted the purchaser’s share of the payment.
Shareholders’ Equity
Shareholders’ equity increased to $41.0 million at December 31, 2019 from $35.4 million at December 31, 2018, reflecting net earnings of $5.3 million for 2019, $0.1 million from the issuance of common stock upon the exercise of stock options and a $0.1 million increase in accumulated other comprehensive income.
Comparison of Results of Operations for the Years Ended December 31, 2019 and 2018.
Net Interest Income
Net interest income is Savoy’s primary source of earnings and is influenced by the amount, distribution and repricing characteristics of Savoy’s interest-earning assets and interest-bearing liabilities, as well as by the relative levels and movements of interest rates. Net interest income is the difference between interest income earned on interest-earning assets, principally loans, securities and overnight investments, and interest expense paid on interest-bearing liabilities, principally deposits and borrowings.
Savoy’s net interest income increased to $16.7 million in 2019 from $15.0 million in 2018. The $1.8 million increase reflected growth in Savoy’s average balance sheet, partially offset by a decrease in the net interest margin. Average interest-earning assets increased by $46 million from $317 million in 2018 to $363 million in 2019, reflecting increases of $39 million in average loans and $7 million in average securities and overnight investments. At the same time, average deposits and borrowed funds increased by $45 million and $5 million, respectively, while average shareholders’ equity increased by $6.4 million. Savoy’s average noninterest-bearing deposits outstanding decreased from $42 million in 2018 to $33 million in 2019.
Savoy’s interest rate spread decreased to 4.19% in 2019 from 4.32% in 2018 and its interest rate margin decreased to 4.62% in 2019 from 4.73% in 2018. The margin is higher than the spread because the margin includes the effect of noninterest bearing deposits and capital. These declines were principally a function of a faster increase in the cost of funds than the increase in the yield on earning assets. Overall, Savoy’s average cost of funds increased by 46 basis points to 2.29% in 2019, from 1.83% in 2018, while its average yield on interest-earning assets increased at a slower pace, by 34 basis points, to 6.48% in 2019, from 6.15% in 2018. The increase in the cost of funds was largely a function of a competitive marketplace that required higher rates to be paid on deposits, combined with Savoy’s reliance on higher cost certificates of deposit as compared to transactional deposit accounts, such as noninterest and interest-bearing checking, savings and money market accounts. The ratio of interest-earning assets to interest-bearing liabilities declined (equivalent to a $4.0 million decrease in net interest-earning assets) due principally to a $9.3 million decrease in noninterest bearing deposits, partially offset by an increase in capital.
The following table provides information on average assets, liabilities and stockholders’ equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are based on daily balances. Net interest margin is computed by dividing net interest and dividend income by average interest-earning assets during each year. The interest rate spread is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, and does not show the effect resulting from the level of non-interest-bearing liabilities and capital. The net interest margin is greater than the interest rate spread due to the additional income earned on assets funded by non-interest-bearing liabilities, demand deposits and stockholders’ equity.
	For the Year Ended December 31,
	2019			2018
($ in thousands)	Average Balance	Interest Inc./Exp.	Yield/ Rate	Average Balance	Interest Inc./Exp.	Yield/ Rate
Interest-earning assets:
Loans(1) (2)	$316,293	$22,448	7.10%	$276,974	$18,674	6.74%
Securities	5,782	82	1.42	5,374	80	1.49
Other interest-earning assets	40,799	1,000	2.45	34,897	748	2.14
Total interest-earning assets	362,874	$23,530	6.48%	317,245	$19,502	6.15%
Noninterest-earning assets	6,626			4,572
Total assets	$369,500			$321,817
Interest-bearing liabilities:
Interest checking deposits	$3,348	$27	0.81%	$5,322	$21	0.39%
Savings deposits	18,765	312	1.66	9,599	172	1.79
Money market deposits	66,648	1,226	1.84	59,854	872	1.46
Certificates of deposit	194,927	4,883	2.51	163,889	3,231	1.97
Total deposit accounts	283,688	6,448	2.27	238,664	4,296	1.80
Borrowed funds	12,099	333	2.75	7,450	213	2.86
Total interest-bearing liabilities	295,787	6,781	2.29%	246,114	4,509	1.83%
Noninterest-bearing deposits	32,588			41,839
Noninterest-bearing liabilities	2,954			2,062
Common shareholders’ equity	38,171			31,802
Total liabilities and stockholders’ equity	$369,500			$321,817
Net interest and dividend income/spread		$16,749	4.19%		$14,993	4.32%
Net interest-earning assets/margin(3)	$67,087		4.62%	$71,131		4.73%
Ratio of total interest-earning assets to total interest-bearing liabilities	1.23x			1.29x
Return on average assets	1.44%			1.55%
Return on average common equity	13.98%			15.73%
Noninterest expenses to average assets(3)	3.05%			2.96%
Efficiency ratio(4)	53%			53%
Average stockholders’ equity to average assets	10.33%			9.88%

(5)
Includes average nonaccrual loans of $5.3 million in 2019 and $4.0 million in 2018.

(6)
Net loans fees (total loan fees net of direct origination costs) are included in loan interest income as a yield adjustment. Total loan fees amounted to $2.4 million in 2019 and $2.1 million in 2018. Loan fees received and deferred as a yield adjustment but not yet recognized are excluded.

(7)
Noninterest expenses for this ratio exclude the provision for loan losses.

(8)
Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).
	For the Year Ended December 31, 2019 vs. 2018 Increase (Decrease) Due To Change In:
($ in thousands)	Rate	Volume	Rate/Volume	Total
Interest-earning assets:
Loans	$983	$2,651	$139	$3,773
Securities	(3)	6	—	3
Other interest-earning assets	107	127	18	252
Total interest-earning assets	1,087	2,784	157	4,028
Interest-bearing liabilities:
Interest checking deposits	22	(8)	(8)	6
Savings deposits	(13)	165	(13)	139
Money market deposits	229	99	26	354
Certificates of deposit	874	612	166	1,652
Total deposit accounts	1,112	868	171	2,151
Borrowed funds	(7)	133	(5)	121
Total interest-bearing liabilities	1,105	1,001	166	2,272
Net change in interest and dividend income	$(18)	$1,783	$(9)	$1,756
Provision for Loan Losses
Savoy determines on a quarterly basis the need for and the amount of a provision for loan losses based on its review of the adequacy of the allowance for loan losses. For 2019, Savoy recognized a provision for loan losses of $2.8 million, compared to $2.5 million in 2018. The increased provision in 2019 was a function of a number of factors, including a $22 million (6.8%) increase in the loan portfolio, credit risk downgrades of a portion of the existing loan portfolio, and $2.6 million of charge-offs of problem loans during 2019, compared to $1.2 million of charge offs in 2018.
Noninterest Income
Noninterest income increased by $1.5 million to $4.4 million in 2019, from $2.9 million in 2018. The increase was primarily due a $1.1 million increase in gains from sales of the guaranteed portion of SBA loans Savoy originated, a $0.2 million increase in loan servicing fee income from the portion of SBA loans sold and serviced for third party purchasers and a $0.2 million Bank Enterprise Award (“BEA”) grant Savoy received in 2019 from the Federal Community Development Financial Institutions Fund. The increase in the gain from sales of the guaranteed portion of SBA loans was a result of management’s decision to focus on SBA loan originations to increase sources of noninterest income to enhance profitability. The BEA grant was a result of loans to small businesses deposits at CDFIs.
Noninterest Expenses
Noninterest expenses increased by 18% or $1.7 million to $11.3 million in 2019, from $9.5 million in 2018. The increase was primarily due to increases in salaries and benefits, occupancy, professional services, data processing and all other expenses, partially offset by decreases in marketing and FDIC insurance expenses. Savoy’s efficiency ratio, representing noninterest operating expenses as a percentage of income, was 53% for both 2019 and 2018.
Salaries and employee benefits increased 17% or $1.2 million primarily due to growth in staff, normal salary increases, higher employee bonuses and higher costs for employee insurance benefits. During 2019, Savoy’s average full-time equivalent employees amounted to 42, compared to 37 in 2018. The increase in staff was a direct result of the need to support asset growth and increased loan originations during 2019.

Professional services expense increased by $0.2 million primarily due to legal fees on loan workouts and the proposed formation of a holding company for Savoy, internal and external audit fee increases and higher professional fees related to loan portfolio reviews, compliance reviews and other required validations. Savoy has held the holding company formation in abeyance pending the mergers.
Marketing expense decreased by $0.1 million due to reduced advertising efforts during 2019.
FDIC insurance expense decreased by $0.1 million due to a $71,000 Small Bank Assessment Credit Award paid by the FDIC in 2019 as the aggregate FDIC insurance fund reached the required percentage of insured deposits nationwide.
Provision for Income Taxes
In 2019, Savoy recorded a provision for income taxes of $1.7 million on pre-tax income of $7.0 million, compared to a provision of $0.8 million on pre-tax income of $5.8 million in 2018. Savoy’s effective tax rate (inclusive of state and local taxes) was 24% in 2019 compared to 14% in 2018. The effective tax rate for 2018 was lower due to the reversal in 2018 of a $0.7 million deferred tax asset valuation allowance (related to New York State net deferred tax assets) that was no longer required based upon historical performance and forecasted earnings. For additional information on Savoy’s deferred tax asset, see note 13 to Savoy’s financial statements.

DESCRIPTION OF HANOVER COMMON STOCK
The following description of our common stock is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our amended and restated articles of incorporation and bylaws, and by the provisions of the applicable New York law. Under out amended and restated articles of incorporation, we are authorized to issue up to 17,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of preferred stock, the terms of which may be determined by the board of directors at the time of issuance.
Shares Outstanding
As of [           ], 2021, [    ] shares of common stock were outstanding. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable. No shares of preferred stock are outstanding.
Voting Rights
Each holder of Hanover common stock is entitled to one vote per share on all matters to be voted upon by shareholders. Holders of our common stock do not have cumulative voting rights.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Hanover common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.
Liquidation Rights
In the event of liquidation, dissolution or winding up, the holders of Hanover common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Hanover available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Preemptive Rights
The holders of Hanover common stock have no preemptive rights.
Redemption Provisions
There are no redemption or sinking fund provisions applicable to the common stock.
Classification of Director
According to Hanover’s certificate of incorporation, the number of directors shall be at least one (1), with the actual number to be fixed by the board of directors from time to time. Directors are divided into three (3) classes (Class I, Class II, or Class III), with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.
Anti-Takeover Provisions
Provisions of New York law and the terms of Hanover’s certificate of incorporation and bylaws contain provisions which could make a takeover or purchase of Hanover more difficult, even if a significant percentage of Hanover’s shareholders believe any such transaction is in their best interests. The following is a summary of these provisions:
Certificate of Incorporation
Certain provisions of Hanover’s Certificate of Incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Hanover without negotiation with Hanover’s Board of Directors. The effect of these provisions is discussed briefly below.

Hanover’s Certificate of Incorporation authorizes the issuance of 15,000,000 shares of preferred stock, which may be issued by the board of directors without further shareholder action. Hanover’s Certificate of Incorporation gives the board of directors the authority, at any time, to fix and alter the rights, preferences, privileges and restrictions granted to any series of preferred stock. Hanover’s board may utilize its authority to issue and designate the rights of preferred stock to deter attempts to gain control of Hanover.
Pursuant to the terms of Hanover’ s Certificate of Incorporation, directors are divided into three (3) classes. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified. Such a “classified” structure makes it difficult for a majority of the holders of the outstanding stock to remove directors.
Hanover’s Certificate of Incorporation provides that any merger, consolidation, sale of all or substantially all of the assets of Hanover and any offer for the exchange of securities must be approved by the affirmative vote of at least 75% of the holders of the outstanding shares of capital stock entitled to vote thereon unless the transaction has been approved by a majority of Hanover’s board of directors, in which case, the affirmative vote of the holders of a majority of the outstanding shares of capital stock shall be required. In addition, Hanover’s Certificate of Incorporation provides the provisions regarding mergers, consolidation, exchange offers or sale of assets may not be amended except by a vote of 75% of the outstanding shares of capital stock entitled to vote thereon.
Bylaws
Hanover’s bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary.
Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than one hundred twenty (120) days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice.
These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders and may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers.
New York Business Corporation Law
Section 912 of the New York Business Corporation Law prohibits certain transactions involving an “interested shareholder” and a corporation. An “interested shareholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 20% or more of the voting power of the outstanding stock of the corporation. Section 912 prohibits certain business combinations between an interested shareholder and a New Jersey corporation for a period of five years after the date the interested shareholder acquired his stock, unless the transaction was approved by the corporation’s board of directors prior to the time the interested shareholder acquired his stock. After the five-year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the board of directors of the target corporation; (ii) that the business combination is approved by a majority vote of the voting stock not owned by the interested shareholder; and (iii) that the shareholders of the corporation receive a price in accordance with the provisions of the New York Business Corporation Law.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of Savoy shareholders are governed by New York law, including the New York Banking Law, and Savoy’s organization certificate and bylaws. The rights of Hanover shareholders are governed by the New York Business Corporation Law (“NYBCL”), and Hanover’s certificate of incorporation and bylaws.
Upon consummation of the merger, Savoy shareholders will become Hanover shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the certificate of incorporation and bylaws of Hanover and the NYBCL.
A comparison of the rights of Savoy and Hanover shareholders follows. The following discussion summarizes all material differences in the rights of shareholders of Savoy and Hanover, but is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to therein.
Authorized Capital.
Savoy:   The authorized capital stock of Savoy consists solely of 10,389,070 shares of common stock, par value $1.00 per share.
Hanover:   The authorized capital stock of Hanover consists of 17,000,000 shares of Hanover Common Stock, par value $0.01 per share and 15,000,000 shares of preferred stock, par value $0.01 per share.
Liquidation Rights
Savoy:   In the event of liquidation, dissolution or winding up of Savoy, and after the payment of debts and liabilities in the manner provide for under the Banking Law, any remaining capital shall be paid to the holders of common stock of Savoy, on a pro rata per share basis.
Hanover:   In the event of liquidation, dissolution or winding up of Hanover, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Hanover available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Dividend Rights
Savoy:   In general, the holders of Savoy’s common stock are entitled to dividends when, as, and if declared by Savoy’s Board of Directors, and subject to the restrictions imposed by the New York Banking Law. Under the Banking Law, dividends may not be paid without the approval of the Superintendent of the Department of Financial Services in excess of net profits for the current year plus retained net profits for the two previous years, after mandatory transfers to surplus. The payment of dividends is also dependent upon Savoy’s ability to maintain adequate capital ratios pursuant to applicable regulatory requirements.
Hanover:   The holders of the Hanover’s common stock will be entitled to dividends, when, as, and if declared by the Hanover’s Board of Directors, subject to the restrictions imposed by the NYBCL. Under the NYBCL, dividends may not be paid if Hanover is insolvent, or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation.
Special Meeting of Shareholders
Savoy:   Pursuant to Savoy’s bylaws, special meetings may be called at any time by the board of directors or by ten (10) or more shareholders holding in the aggregate, not less than twenty percent (20%) of the common stock of Savoy.
Hanover:   Under Hanover’s bylaws, special meetings of the shareholders may be called by the board of directors or by the holders of the majority of the outstanding shares of common stock of Hanover.

Preemptive Rights
Savoy:   Under the New York Banking Law, shareholders may have preemptive rights unless those rights are eliminated in a bank’s organization certificate. Since Savoy’s organization certificate does not eliminate these rights, shareholders of Savoy have preemptive rights.
Hanover:   Under the NYBCL, shareholders will only have preemptive rights if these rights are provided in the company’s certificate of incorporation. The Certificate of Incorporation of Hanover does not provide for preemptive rights, and therefore upon consummation of the mergers, shareholders of Savoy who become shareholders of Hanover will no longer have preemptive rights.
Shareholder Nomination of Directors
Savoy:   Under Savoy’s bylaws, any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by Savoy’s then-existing management) shall so notify the President of Savoy in writing not less than fourteen (14) days nor less than fifty (50) days prior to any meeting of shareholders called for the election of directors.
Hanover:   Under Hanover’s bylaws, nomination for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of Hanover entitled to cast a vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of Hanover, shall be made in writing and shall be delivered or mailed to the Secretary of Hanover not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election on directors.
Number and Classification of Directors
Savoy:   The number of directors of Savoy may not be less than seven (7) nor more than twenty-five (25) with the exact number to be fixed by the board from time to time. Directors are elected each year at the annual meeting of shareholders and serve until their successors have been duly elected and qualified.
Hanover:   The number of directors of Hanover shall be at least one (1), with such precise number to be fixed by the board of directors from time to time. Directors are divided into three (3) classes (Class I, Class II, or Class III), with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.
Election of Directors; Cumulative Voting
Savoy:   At each meeting of shareholders of Savoy called for the election of Savoy directors, the shareholders shall have the right to one (1) vote for each share of common stock standing in their name for each director properly nominated. Savoy shareholders do not have cumulative voting rights for the election of directors.
Hanover:   At each meeting of the shareholders of Hanover called for the election of directors, the shareholders have the right to one (1) vote for each share of common stock standing in their name for each director properly nominated. There are no cumulative voting rights with respect to the election of directors of Hanover.
Amendment of Bylaws
Savoy:   Savoy’s bylaws may be amended by the affirmative vote of the majority of the total number of directors.
Hanover:   Hanover’s Bylaws may be amended by the board of directors, subject to the rights of the shareholders to alter or repeal any bylaw made by the board. Certain bylaw provisions require a supermajority vote of shareholders for amendment or repeal. See “— Anti-Takeover Provisions”

Required Vote for Certain Business Combinations.
Savoy:   Under New York Banking Law, the affirmative vote of two-thirds of the outstanding shares is required to approve a merger or consolidation.
Hanover:   Hanover’s articles of incorporation require the affirmative vote of the holders of at least seventy-five percent (75%) of Hanover’s common stock to approve any merger, consolidation, sale of all or substantially all of the assets of Hanover or any offer for the exchange of securities of another entity for the securities of Hanover if such transaction has not been approved by Hanover’s board of directors. If the board has approved the transaction, the affirmative vote of a majority of the shares entitled to vote on the proposal is required for approval.
Indemnification
Both Hanover’s and Savoy’s bylaws provide for the indemnification of directors and officers against certain types of claims made against them. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
The validity of the Hanover common stock to be issued in connection with the merger will be passed upon for Hanover by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Hanover and Savoy by Windels Marx Lane & Mittendorf, LLP.
EXPERTS
The consolidated financial statements of Hanover as of September 30, 2020 and 2019 and for each of the two years in the period ended September 30, 2020 included in this proxy statement/prospectus have been audited by Crowe, LLP, an independent registered public accounting firm, as stated in their report, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Savoy Bank as of December 31, 2019, and 2018 and for each of the two years in the period ended December 31, 2019 have been audited by Crowe, LLP, independent auditors, as stated in their report, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
Hanover Bancorp, Inc. and Subsidiary
Consolidated Financial Statements
September 30, 2020 and 2019
SAVOY BANK
FINANCIAL STATEMENTS
As of September 30, 2020 and December 31, 2019
and for the nine-months ended September 30, 2020 and 201
SAVOY BANK
New York, New York
FINANCIAL STATEMENTS
December 31, 2019 and 2018

Hanover Bancorp, Inc. and Subsidiary
Consolidated Financial Statements
September 30, 2020 and 2019

Crowe LLP Independent Member Crowe Global
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of Hanover Bancorp, Inc.
Mineola, New York
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Hanover Bancorp Inc. and Subsidiary (the “Company”) as of September 30, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP
We have served as the Company’s auditor since 2019.
Livingston, New Jersey January 13, 2021

Hanover Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
Years Ended September 30, 2020 and 2019
(In thousands, except share and per share data)
	2020	2019
ASSETS
Cash and non-interest-bearing deposits due from banks	$6,239	$6,100
Interest-bearing deposits due from banks	73,970	60,175
Federal funds sold	—	21,556
Total cash and cash equivalents	80,209	87,831
Securities:
Held to maturity (fair value of $11,131 and $12,191 respectively)	10,727	12,030
Available for sale, at fair value	6,035	911
Total securities	16,762	12,941
Loans held-for-investment	725,019	720,442
Allowance for loan losses	(7,869)	(7,143)
Loans, net	717,150	713,299
Premises and equipment, net	14,156	14,406
Accrued interest receivable	6,766	3,265
Prepaid pension	4,660	4,416
Restricted securities, at cost	4,202	5,559
Goodwill	1,901	1,482
Other assets	5,800	5,637
Total Assets	$851,606	$848,836
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$82,350	$69,606
Savings, NOW and money market deposits	187,657	195,166
Time deposits	394,753	385,514
Total deposits	664,760	650,286
Borrowings	85,154	100,745
Note payable	14,984	14,981
Accrued interest payable	374	531
Other liabilities	8,291	10,343
Total Liabilities	773,563	776,886
Commitments and Contingent Liabilities – See Note (11)
Stockholders’ Equity
Preferred stock, par value $0.01 per share; (15,000,000 shares authorized, none issued)	—	—
Common stock, par value $0.01 per share; (17,000,000 shares authorized; 4,175,144 and 4,162,904 shares issued and outstanding, respectively)	42	42
Surplus	63,725	62,740
Retained earnings	14,120	9,146
Accumulated other comprehensive income	156	22
Total Stockholders’ Equity	78,043	71,950
Total Liabilities and Stockholders’ Equity	$851,606	$848,836
See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
Years Ended September 30, 2020 and 2019
(In thousands, except per share amounts)
	For the Year Ended September 30,
	2020	2019
Interest income:
Loans	$38,641	$32,660
Taxable securities	523	427
Federal funds sold	107	486
Other	862	924
Total interest income	40,133	34,497
Interest expense:
Savings, NOW and money market deposits	1,445	2,510
Time deposits	9,180	6,725
Borrowings	2,386	2,841
Total interest expense	13,011	12,076
Net interest income	27,122	22,421
Provision for loan losses	1,250	650
Net interest income after provision for loan losses	25,872	21,771
Non-interest income:
Loan fees and service charges	301	185
Mortgage servicing income	84	160
Service charges on deposit accounts	62	64
Gain on sale of loans held-for-sale	917	4,361
Total non-interest income	1,364	4,770
Non-interest expense:
Salaries and employee benefits	11,182	9,041
Occupancy and equipment	4,462	2,835
Data processing	911	662
Advertising and promotion	296	487
Acquisition costs	450	737
Professional fees	2,070	775
Other	1,651	1,350
Total non-interest expense	21,022	15,887
Income before income tax expense	6,214	10,654
Income tax expense	1,240	2,569
Net Income	$4,974	$8,085
Earnings Per Share
Basic	$1.20	$2.10
Diluted	$1.18	$2.06
See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
Years Ended September 30, 2020 and 2019
(In thousands)
	For the Year Ended September 30,
	2020	2019
Net income	$4,974	$8,085
Other comprehensive income:
Net unrealized holding gains on securities available for sale, net of income taxes of $35 and $8, respectively	134	33
Total other comprehensive income	134	33
Comprehensive income	$5,108	$8,118
See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended September 30, 2020 and 2019
(In thousands, except share amounts)
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance at October 1, 2018	$36	$53,144	$1,061	$(11)	$54,230
Net income	—	—	8,085	—	8,085
Shares issued in the acquisition of Chinatown Federal Savings Bank (187,242 shares)	2	4,078	—	—	4,080
Stock based compensation (121,642 shares)	1	415	—	—	416
Exercise of stock options (6,000 shares)	—	60	—	—	60
Issuance of common stock, net (265,543 shares)	3	5,043	—	—	5,046
Other comprehensive income	—	—	—	33	33
Balance at September 30, 2019	$42	$62,740	$9,146	$22	$71,950
Net income	—	—	4,974	—	4,974
Stock based compensation (25,341 shares issued, 28,287 shares forfeited, 651 shares withheld)	—	766	—	—	766
Exercise of stock options (10,735 shares)	—	107	—	—	107
Issuance of common stock, net (5,102 shares)	—	112	—	—	112
Other comprehensive income	—	—	—	134	134
Balance at September 30, 2020	$42	$63,725	$14,120	$156	$78,043
See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc.
Consolidated Statements of Cash Flows
September 30, 2020 and 2019
	For the Years Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$4,974	$8,085
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	1,250	650
Depreciation and amortization	1,343	711
Originations of loans held for sale	(5,337)	(926)
Proceeds from sales of loans held for sale	5,338	925
Gain on sale of loans	(917)	(4,361)
Stock based compensation	766	416
Amortization of premiums, discounts and loan fees and costs	(282)	(193)
Amortization of debt issuance costs	3	3
Amortization of intangible assets	5	—
Loss on sale of premises and equipment	—	105
Mortgage servicing rights valuation adjustments	111	138
Deferred tax expense	202	217
Increase in accrued interest receivable	(3,501)	(432)
(Decrease) increase in other assets	(1,180)	135
Decrease in accrued interest payable	(157)	(527)
(Decrease) increase in other liabilities	(2,052)	3,013
Net cash provided by operating activities	566	7,959
Cash flows from investing activities:
Purchase of securities available for sale	(5,000)	(1,893)
Purchases of restricted securities	(1,155)	(1,553)
Principal repayments of securities held to maturity	1,288	888
Principal repayments of securities available for sale	34	1,163
Redemption of restricted securities	2,513	1,840
Proceeds from sales of loans	32,561	198,414
Net increase in loans	(36,438)	(257,684)
Proceeds from sales of premises and equipment	—	198
Purchases of premises and equipment	(1,093)	(1,521)
Cash and cash equivalents acquired in acquisition of CFSB	—	23,853
Cash consideration paid in acquisition of CFSB	—	(9,520)
Net cash used in investing activities	(7,290)	(45,815)

See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc.
Consolidated Statements of Cash Flows
September 30, 2020 and 2019
	For the Years Ended September 30,
	2020	2019
Cash flows from financing activities:
Net increase in deposits	14,474	72,258
Increase in Federal Home Loan Bank advances	23,940	25,000
Repayments of Federal Home Loan Bank advances	(55,688)	(33,773)
Increase in Federal Reserve Bank borrowings	16,255	—
Repayments of Federal Reserve Bank borrowings	(98)	—
Net proceeds from exercise of stock options	107	60
Net proceeds from issuance of common stock	112	5,046
Net cash (used in) provided by financing activities	(898)	68,591
Net (decrease) increase in cash and cash equivalents	(7,622)	30,735
Cash and cash equivalents at beginning of period	87,831	57,096
Cash and cash equivalents at end of period	$80,209	$87,831
Supplemental cash flow information:
Interest paid:	$13,168	$11,950
Income taxes paid	$1,243	$2,582
Supplemental noncash disclosures
Transfers from portfolio loans to loans held for sale	$31,668	$194,979
Acquisition of noncash assets and liabilities
Non-cash assets acquired:
Loans held for investment	$—	$94,520
Prepaid pension	—	4,416
Premises and equipment, net	—	56
Accrued interest receivable	—	424
FHLB stock	—	117
Deferred tax asset	(324)	1,178
Other assets	—	4,215
Total non-cash assets acquired	(324)	104,926
Liabilities assumed:
Deposits	—	109,905
Accrued interest payable	95	653
Other liabilities	—	4,621
Total liabilities assumed	95	115,179
Net non-cash assets acquired	(419)	(10,253)
Cash and cash equivalents acquired in acquisition	—	23,853
Total consideration paid	—	$13,600

See accompanying notes to consolidated financial statements

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
1.   Summary of Significant Accounting Policies
The following significant accounting and reporting policies of Hanover Bancorp, Inc. and subsidiary conform to U.S. generally accepted accounting principles (“GAAP”) and are used in preparing and presenting these consolidated financial statements. Intercompany accounts and transactions are eliminated in consolidation.
Business
Hanover Bancorp, Inc. (“the Company”), is a New York corporation which became the holding company for Hanover Community Bank (“the Bank”) in 2016. The Bank, headquartered in Mineola, New York, was incorporated under the laws of the State of New York and is a New York State chartered bank. The Bank commenced operations on November 4, 2008 and is a full-service bank providing personal and business lending and deposit services. As a State chartered bank, the Bank is subject to regulation by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation (the “FDIC”). The Company is subject to regulations promulgated by the Federal Reserve.
Mergers and Acquisitions
Pending Acquisition
On August 27, 2020, the Company, the Bank and Savoy Bank (“Savoy”) entered into a definitive agreement pursuant to which Savoy will merge into Hanover Community Bank in a stock and cash transaction valued at approximately $63.0 million. Under the terms of the agreement, each outstanding share of Savoy common stock will be exchanged for a combination of 50% cash consideration and 50% Hanover common stock.
Savoy Bank, established in 2008, currently operates one branch in Rockefeller Center, New York City. The proposed merger has been unanimously approved the by Boards of Directors of both companies. The transaction is expected to be completed in the second calendar quarter of 2021 subject to customary closing conditions and the receipt of regulatory approvals and approval by the Savoy shareholders.
Chinatown Federal Savings Bank
On August 9, 2019, Chinatown Federal Savings Bank (“CFSB”) merged with the Company and into the Bank.
Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and actual results could differ.
On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The COVID-19 pandemic has adversely affected, and may continue to adversely affect local, national and global economic activity. Actions taken to help mitigate the spread of COVID-19 include restrictions on travel, localized quarantines, and government-mandated closures of certain businesses. The spread of the outbreak has caused significant disruptions to the U.S. economy and has disrupted banking and other financial activity in the areas in which the Company operates.
On March 3, 2020, the Federal Open Market Committee reduced the targeted federal funds interest rate range by 50 basis points to 1.00 percent to 1.25 percent. This range was further reduced to 0 percent to 0.25 percent on March 16, 2020. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Act (“CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. These reductions in interest rates and other effects of the COVID-19 pandemic may materially and adversely affect the Company’s financial condition and results of operations in future periods. It is unknown how long the adverse conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to the Company. It is possible that estimates made in the financial statements could be materially and adversely impacted as a result of these conditions, including estimates regarding expected credit losses on loans receivable and impairment of goodwill.
Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located in Nassau County and surrounding areas of New York State. Note 3 discusses the types of lending that the Company engages in. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one industry or customer.
Interest-Bearing Deposits in Other Financial Institutions
Interest-bearing deposits in other financial institutions mature within 90 days and are carried at cost.
Cash Flows
Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased.
Restricted Securities
The Bank is a member of and is required to own stock in the Federal Home Loan Bank of New York (“FHLB”). The amount of FHLB stock held is based on membership and the level of borrowings. FHLB stock is carried at cost, classified as restricted securities and periodically evaluated for impairment based on ultimate recovery of par value. The Bank is also a member of and owns stock in Atlantic Community Bankers Bank (“ACBB”) which provides correspondent banking services. ACBB stock is carried at cost, classified as restricted securities and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Securities
Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value as determined by outstanding commitments from investors. Periodically, the Company originates various residential mortgage loans for sale to investors on a servicing released basis. The sale of such loans is generally arranged through a master commitment on a best efforts basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Premiums and discounts and origination fees and costs on loans held for sale are deferred and recognized as a component of the gain or loss on sale. Gains and losses on sales of loans held for sale are included in other income, recognized on settlement dates and are determined by the difference between the sale proceeds and the carrying value of the loans. These transactions are accounted for as sales based on our satisfaction of the criteria for such accounting which provides that, as transferor, we have surrendered control over the loans.
For liquidity purposes, there are instances when loans originated with the intent to hold are subsequently transferred to loans held for sale. These are loans the Company no longer has the intent to hold for the foreseeable future. At transfer, they are carried at the lower of cost or fair value.
Loans and Loan Interest Income Recognition
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. The loan portfolio is segmented into residential real estate, commercial real estate, multifamily, commercial and industrial, and consumer loans.
Interest income on loans is accrued and credited to income as earned. Net loan origination fees and costs are deferred and accreted/amortized to interest income over the loan’s contractual life using the level-yield method, adjusted for actual prepayments.
Loans that are acquired through acquisition are initially recorded at fair value with no carryover of the related allowance for loan losses. After acquisition, losses are recognized through the allowance for loan losses. Determining fair value of the loans involves estimating the amount and timing of expected principal and interest cash flows to be collected on the loans and discounting those cash flows at a market interest rate. Two of the loans at the time of acquisition showed evidence of credit deterioration since origination. Purchased credit impaired loans are not material as of September 30, 2019 and 2020, respectively.
Lending Risk
The principal business of the Bank is lending in one-to-four family mortgage loans, commercial real estate mortgage loans, multi-family mortgage loans, commercial and industrial loans and consumer loans. The Bank considers its primary lending area to be Nassau County and the New York City boroughs. A substantial portion of the Bank’s loans is secured by real estate in these areas. Accordingly, the ultimate collectability of the loan portfolio is susceptible to changes in market and economic conditions in this region.
One-to-four family loans involve certain risks such as interest rate risk and risk of nonpayment. Adjustable-rate loans decrease the interest rate risk to the Company that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by the overall health of the economy, including unemployment rates and housing prices.
Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. Loans in this classification include income producing investment properties and owner-occupied real estate used for business purposes. The underlying properties are located largely in the Bank’s primary market area. The cash flows of the income producing investment properties could be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, could have an effect on credit quality. In the case of owner-occupied real estate used for business purposes, a weakened economy and resultant decreased consumer and/or business spending could have an adverse effect on credit quality.
Multifamily lending entails additional risks as compared with single-family residential property lending, but less when compared to commercial real estate lending. Loans in this classification include income producing residential investment properties of five or more families. Loans are made to established owners with a proven and demonstrable record of strong performance. Loans are secured by a first mortgage lien on the subject property. Repayment is derived generally from the rental income generated from the property and may be supplemented by the owners’ personal cash flow. Credit risk arises with changes in economic conditions that could cause an increase in vacancy rates.
Commercial and industrial lending is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Generally, these loans are primarily secured by inventories and other assets of the business and repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer and/or business spending, will have an effect on the credit quality in this loan class.
Consumer loans generally have shorter terms and higher interest rates than other lending but generally involve more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. Repayment is dependent on the credit quality of the individual borrower and, if applicable, sale of the collateral securing the loan. Therefore, the overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this loan class.
Allowance for Loan Losses
A loan is considered past due when it is not paid in accordance with its contractual terms. The accrual of income on loans, including impaired loans, and other loans in the process of foreclosure, is generally discontinued when a loan becomes 90 days or more delinquent, or when certain factors indicate that the ultimate collection of principal and interest is in doubt. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed against interest income, and income is recognized subsequently only in the period that cash is received, provided no principal payments are due and the remaining principal balance outstanding is deemed collectible. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
The Company defines an impaired loan as a loan for which it is probable, based on current information, that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. The Company has defined the population of impaired loans to be all non-accrual loans, loans risk rated 9 (Doubtful) or 10 (Loss), and all loans subject to a troubled debt restructuring (“TDR”). Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the expected future cash flows, discounted at the loan’s original effective interest rate, or the underlying collateral (less estimated costs to sell) if the loan is collateral dependent. Impairments are recognized through a charge to

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
the allowance for loan losses for the amount that the loan’s carrying value exceeds the discounted cash flow analysis or estimated fair value of collateral (less estimated costs to sell) if the loan is collateral dependent.
The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by charge-offs, net of recoveries. Loan losses are recognized in the period the loans, or portion thereof, are deemed uncollectible. Generally, the Company will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less costs to sell, if it is determined that it is probable that recovery will come primarily from the sale of such collateral. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance which considers, among other things, impaired loans, past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay, and estimated fair value of any underlying collateral securing loans. Additionally, management evaluates changes, if any, in underwriting standards, collection, charge-off and recovery practices, the nature or volume of the portfolio, lending staff, concentration of loans, as well as current economic conditions, and other relevant factors. Management believes the allowance for loan losses is adequate to provide for probable and reasonably estimable losses at the statement of condition date.
The allowance for loan losses consists of the following components:
(1)
Specific allowances are established for impaired loans, generally defined by the Company to be all nonaccrual loans, loans risk rated 8 (Substandard), 9 (Doubtful) or 10 (Loss), and all loans subject to a TDR. The amount of impairment provided for as an allowance is represented by the deficiency, if any, between the present value of expected future cash flows discounted at the original loan’s effective interest rate or the underlying collateral value (less estimated costs to sell) if the loan is collateral dependent, and the carrying value of the loan. Impaired loans that have no impairment losses are not considered for general valuation allowances described below.

(2)
General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired. The portfolio is grouped into similar risk characteristics, primarily by loan segment and internal credit risk ratings. Historical loss experience is applied to each loan group using a three-year lookback period. The loss experience is adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on the Company’s financial results.

In underwriting a loan secured by real property, the Company requires an appraisal (or an automated valuation model) of the property by an independent licensed appraiser approved by the Company’s Board of Directors. The appraisal is subject to review by an independent third party hired by the Company. Management reviews and inspects properties before disbursement of funds during the term of a construction loan. Generally, management obtains updated appraisals when a loan is deemed impaired. These appraisals may be more limited than those prepared for the underwriting of a new loan. In addition, when the Company acquires other real estate owned, it generally obtains a current appraisal to substantiate the net carrying value of the asset at the time of foreclosure.
As noted above, the adjustments to the Company’s loss experience is based on management’s evaluation of several environmental factors, including:
•
changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of the loan portfolio, including the condition of various market segments;

•
changes in the nature and volume of the Company’s portfolio and in the terms of the Company’s loans;

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
•
changes in the experience, ability, and depth of lending management and other relevant staff;

•
changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

•
changes in the quality of the Company’s loan review system;

•
changes in lending policies, procedures and strategies;

•
changes in the value of underlying collateral for collateral-dependent loans;

•
the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•
the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Company’s existing portfolio.

While management uses available information to recognize probable and reasonably estimable losses on loans, future additions to the allowance may be necessary based upon changes in economic, market or other conditions. Changes in estimates could result in a material change in the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
A loan modification is deemed a TDR when two conditions are met: 1) the borrower is experiencing financial difficulty; and 2) a concession is made by the Company that would not otherwise be considered for a borrower or collateral with similar credit risk characteristics. Once an obligation has been restructured, it continues to be considered restructured until paid in full or otherwise settled, sold or charged off. The Company records an impairment charge equal to the difference between the present value of estimated future cash flows under the restructured terms discounted at the original loan’s effective interest rate, or the underlying collateral value less costs to sell, if the loan is collateral dependent.
On March 27, 2020, the President of the United States signed the CARES Act which provides entities with optional temporary relief from certain accounting and financial reporting requirements under GAAP.
The CARES Act allows financial institutions to suspend application of certain TDR accounting guidance under Accounting Standards Codification (“ASC”) 310-40 for loan modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. This relief can be applied to loan modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan modifications that defer or delay the payment of principal or interest or change the interest rate on the loan. In April 2020, federal and state banking regulators issued the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus to provide further interpretation of when a borrower is experiencing financial difficulty, specifically indicating that if the modification is either short term (e.g. six months) or mandated by federal or state government in response to the COVID-19 pandemic, the borrower is not experiencing financial difficulty under ASC 310-40. The Company continues to prudently work with borrowers negatively impacted by the COVID-19 pandemic while managing credit risks and recognizing an appropriate allowance for loan losses on its loan portfolio. The Company modified 393 loans totaling $220.4 million under the CARES Act. As of September 30, 2020, 304 loans totaling $164.7 million exited forbearance and resumed scheduled payments. Of the 89 modified loans totaling $55.6 million still in forbearance, 32 loans totaling $20.5 million were downgraded to a watch rating pending exit from forbearance and 8 loans totaling $5.9 million were downgraded to criticized. These loans will continue to be monitored for further downgrade depending on their individual circumstances. The remaining loans are primary residence loans covered under New York State Law 9-x which provides full payment deferral up to 360 days.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Another key program under the CARES Act is the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”) which provided funding to qualifying businesses and organizations. These loans are 100% guaranteed by the SBA and have no allowance for loan losses allocated to them based on the nature of the guarantee. These loans carry a fixed rate of 1.00% and a term of two years (loans made before June 5, 2020) or five years (loans made on or after June 5, 2020), if not forgiven, in whole or in part. Under this program, the Company has provided funding of approximately $17.2 million and believes that the majority of these loans will ultimately be forgiven by the SBA. Net fees and costs on these loans are deferred and amortized into interest income over the contractual period of the loans. Upon SBA forgiveness, unamortized net fees and costs are recognized into interest income. As of September 30, 2020, no PPP loans had applied for or received forgiveness.
Mortgage Servicing Rights
The Company originates and sells mortgage loans in the secondary market and may retain the servicing of these loans. When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sale of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.
Under the fair value measurement method, the Company measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur and are included with non-interest income on the income statement. The fair value of servicing rights is subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Fees earned for servicing loans are reported on the statements of income as mortgage servicing income when the related mortgage loan payments are collected. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $85,000 and $160,000 for the years ended September 30, 2020 and 2019, respectively.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Useful lives of buildings and related components is thirty-nine years and a range of two to ten years for equipment, computer hardware and software, and furniture and fixtures. Leasehold improvements are amortized over the term of the respective leases.
Improvements and major repairs are capitalized, while the cost or ordinary maintenance, repairs and minor improvements are charged to expense.
Goodwill and Other Intangible Assets
Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
determined to have an indefinite useful life are not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed. The Company has selected August 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on the balance sheet.
Other intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Core deposit intangible assets are amortized on an accelerated method over their estimated useful life of 10 years.
Debt Issuance Costs
The costs attributable to issuing a debt instrument are reported on the Statement of Financial Condition as a deduction from the face amount of the note and amortized as interest expense over the term of the note.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. There are no such tax positions in the Company’s financial statements at September 30, 2020 and 2019.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense. There were no amounts recognized for interest and penalties for the years ended September 30, 2020 and 2019.
Stock Based Compensation
Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors based upon the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.
Earnings per Common Share
Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of a loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions of Cash
Cash on hand or on deposit with the Federal Reserve Bank of New York was required to meet regulatory reserve and clearing requirements.
Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.
Fair Value of Financial Assets and Liabilities
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Operating Segments
While management monitors the revenue streams of the Company’s various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all the financial service operations are considered by management to be aggregated in one reportable operating segment.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments such as unused lines of credit and commitments to extend credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded in the statement of financial condition when they are funded.
Supplemental Executive Retirement Plan
In connection with the acquisition of CFSB, included in the Consolidated Statements of Financial Condition are the assets of the Chinatown Federal Savings Bank Supplemental Executive Retirement Plan (“SERP”) which provides benefits to two former executives of CFSB. The assets of the SERP are held in a Rabbi Trust which was fully funded prior to the acquisition of CFSB by the Company. The Company has no further liability or obligation with respect to the SERP assets other than record keeping. No ongoing valuation of the assets will be obtained and the amount of plan assets will continue to be equal to the liability reflected on the Consolidated Statement of Financial Condition. The SERP liability is included in other liabilities on the Consolidated Statement of Financial Condition.
Adoption of New Accounting Standards
In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350).” The amendments in this ASU simplify the subsequent

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments in this ASU, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The ASU also eliminates the requirement for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. For non-public entities, ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021 with early adoption permitted. The amendments are to be applied on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition within the first annual period when the entity initially adopts the amendments. The Company adopted ASU 2017-04 on October 1, 2019 and determined that there was no impairment of goodwill under the new method.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820).” The amendments in this ASU modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted. The amendments are to be applied on a retrospective basis to all periods presented. The fair value disclosures were updated as a result of the adoption of ASU 2018-13.
Issued but Not Yet Effective Accounting Standards
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses” which sets forth a current expected credit loss (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and will apply to the measurement of credit losses on financial assets measured at amortized cost and to some off-balance sheet credit exposures. For non-public entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has been gathering data and will be evaluating data and system requirements to implement this standard. The Company cannot yet determine the overall impact this standard will have on the consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 843)” which amended existing guidance that requires lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, the lessor accounting model and Topic 606, Revenue from Contracts with Customers. For non-public entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early application permitted. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact of ASU 2016-02 on the consolidated financial statements. Based on leases outstanding at September 30, 2020, the Company does not expect the updates to have a material impact on the income statement but does anticipate the adoption of ASU 2016-02 will result in an increase in the Company’s consolidated statement of financial condition as a result of recognizing right-of-use assets and lease liabilities.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.
Subsequent Events
In preparing these consolidated financial statements, the Company evaluated subsequent events for recognition or disclosure through January 13, 2021, the date these consolidated financial statements were available to be issued.
2.   Securities
The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at September 30, 2020 and 2019 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income and gross unrecognized gains and losses:
	September 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for sale:
U.S. GSE residential mortgage-backed securities	$838	$124	$—	$962
Corporate bonds	5,000	73	—	5,073
Total available for sale	$5,838	$197	$—	$6,035
Held to maturity:
U.S. GSE residential mortgage-backed securities	$4,478	$118	$—	$4,596
U.S. GSE commercial mortgage-backed securities	2,749	253	—	3,002
Corporate bonds	3,500	33	—	3,533
Total held to maturity	10,727	$404	—	$11,131
Total securities	$16,565	$601	$—	$17,166

	September 30, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for sale:
U.S. GSE residential mortgage-backed securities	$883	$28	$—	$911
Total available for sale	$883	$28	$—	$911
Held to maturity:
U.S. GSE residential mortgage-backed securities	$5,729	$20	$(1)	$5,748
U.S. GSE commercial mortgage-backed securities	2,801	103	—	2,904
Corporate bonds	3,500	39	—	3,539
Total held to maturity	12,030	$162	(1)	$12,191
Total securities	$12,913	$190	$(1)	$13,102

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
The following table sets forth the fair value, amortized cost and contractual maturities of the securities portfolio. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately:
	September 30, 2020
	Available for Sale
	Amortized Cost	Fair Value
	(in thousands)
Within one year	$—	$—
One to five years	—	—
Five to ten years	5,000	5,073
Beyond ten years	—	—
Mortgage-backed securities – residential	838	962
Total	$5,838	$6,035

	Held to Maturity
	Amortized Cost	Fair Value
	(in thousands)
Within one year	$—	$—
One to five years	—	—
Five to ten years	3,500	3,533
Beyond ten years	—	—
Mortgage-backed securities – residential	4,478	4,596
Mortgage-backed securities – commercial	2,749	3,002
Total	$10,727	$11,131
Securities pledged at year-end 2020 and 2019 had a carrying amount of $5.6 million and $6.4 million and were pledged to secure public deposits.
At year-end 2020 and 2019, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
There were no securities with gross unrealized losses at September 30, 2020. The following table summarizes securities with gross unrealized losses at September 30, 2019 aggregated by category and length of time that individual securities have been in a continuous unrealized loss position:
	September 30, 2019
	Less than 12 months		12 months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Held to maturity:
U.S. GSE residential mortgage-backed securities	$—	$—	$2,860	$(1)	$2,860	$(1)
Total held to maturity	$—	$—	$2,860	$(1)	$2,860	$(1)
There were no sales of securities during 2020 and 2019.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
3.   Loans
The following table sets forth the major classifications of loans:
	September 30,
	2020	2019
	(In thousands)
Real estate:
Residential	$454,073	$465,422
Multi-family	136,539	139,504
Commercial	113,615	108,197
Total real estate	704,227	713,123
Commercial and industrial	21,100	7,353
Consumer	24	501
Total loans	725,351	720,977
Deferred loan fees and costs, net	(332)	(535)
Total loans-held-for-investment	725,019	720,442
Allowance for loan losses	(7,869)	(7,143)
Net Loans	$717,150	$713,299
As of September 30, 2020 and 2019, the Company was servicing approximately $26.8 million and $70.5 million, respectively, of loans for others. The Company had no loans held for sale as of September 30, 2020 and 2019.
In the years ended September 30, 2020 and 2019, the Company sold approximately $37.0 million and $195.0 million, respectively, of loans and recognized gains on the sales of loans of $0.9 million and $4.4 million, respectively.
The Company continuously monitors the credit quality of its loan receivables. Credit quality is monitored by reviewing certain credit quality indicators. Management has determined that internally assigned credit risk ratings by loan segment are the key credit quality indicators that best assist management in monitoring the credit quality of the Company’s loan receivables.
The Company has adopted a credit risk rating system as part of the risk assessment of its loan portfolio. The Company’s lending officers are required to assign a credit risk rating to each loan in their portfolio at origination. When the lender learns of important financial developments, the risk rating is reviewed and adjusted if necessary. In addition, the Company engages a third party independent loan reviewer that performs semi-annual reviews of a sample of loans, validating the credit risk ratings assigned to such loans. The credit risk ratings play an important role in the establishment of the loan loss provision and to confirm the adequacy of the allowance for loan losses.
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes commercial loans individually by classifying the loans as to credit risk. The Company uses the following definitions for risk ratings:
Special Mention:   The loan has potential weaknesses that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects for the asset or in the Company’s credit position at some future date.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Substandard:   The loan is inadequately protected by current sound worth and paying capacity of the obligor or collateral pledged, if any. Loans classified as Substandard must have a well-defined weakness or weaknesses that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful:   The loan has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be “pass” rated loans. Loans listed as “not rated” are homogenous residential and consumer type loans which are evaluated based on payment performance as previously disclosed in the aging of past due loans.
The following tables represent loans categorized by class and internally assigned risk grades:
	September 30, 2020
	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Real Estate:
Residential	$449,524	$2,893	$1,343	$—	$453,760
Multi-family	135,396	1,294	47	—	136,737
Commercial	111,457	893	1,408	—	113,758
Commercial and industrial	20,404	—	334	—	20,738
Consumer	26	—	—	—	26
Total Loans	$716,807	$5,080	$3,132	$—	$725,019

	September 30, 2019
	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Real Estate:
Residential	$464,124	$—	$455	$—	$464,579
Multi-family	139,596	—	89	—	139,685
Commercial	106,543	241	1,519	—	108,303
Commercial and industrial	6,736	—	634	—	7,370
Consumer	505	—	—	—	505
Total Loans	$717,504	$241	$2,697	$—	$720,442

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Past Due and Nonaccrual loans
The following table represents the aging of the recorded investment in past due loans as of September 30, 2020 and 2019 by portfolio segment:
	September 30, 2020
	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Loans
	(in thousands)
Real Estate:
Residential	$4,507	$—	$538	$5,045	$448,715	$453,760
Multi-family	—	—	47	47	136,690	136,737
Commercial	—	—	330	330	113,428	113,758
Commercial and industrial	—	—	334	334	20,404	20,738
Consumer	—	—	—	—	26	26
Total loans	$4,507	$—	$1,249	$5,756	$719,263	$725,019

	September 30, 2019
	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Loans
	(in thousands)
Real Estate:
Residential	$846	$—	$—	$846	$463,733	$464,579
Multi-family	—	—	89	89	139,596	139,685
Commercial	—	—	371	371	107,932	108,303
Commercial and industrial	—	—	634	634	6,736	7,370
Consumer	—	—	—	—	505	505
Total loans	$846	$—	$1,094	$1,940	$718,502	$720,442
The following table presents the recorded investment in non-accrual loans by class of loans as of September 30, 2020:
	Non-accrual		89+ Days Past Due and Still Accruing
	2020	2019	2020	2019
	(in thousands)
Real estate:
Residential	$538	$—	$—	$—
Multi-family	47	89	—
Commercial	34	890	296	629
Commercial and industrial	334	634	—
Consumer	—		—
Total loans	$953	$1,613	$296	$629

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
The following table presents information related to impaired loans by portfolio segment as of and for the years ended September 30, 2020 and 2019:
	September 30, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Interest Income Recognized	Average Recorded Investment
	(in thousands)
With no related allowance recorded
Real Estate:
Residential	$2,221	$2,221	$—	$87	$2,237
Commercial	629	629	—	44	651
Multi-family	47	47	—	16	66
Commercial and industrial	634	334	—	—	634
Consumer	—	—	—	—	—
Total	$3,531	$3,231	$—	$147	$3,588

	September 30, 2019
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Interest Income Recognized	Average Recorded Investment
	(in thousands)
With no related allowance recorded
Real Estate:
Residential	$1,716	$1,716	$—	$91	$1,695
Commercial	1,715	1,519	—	142	1,804
Multi-family	89	89	—	22	110
Commercial and industrial	634	634	—	19	637
Consumer	—	—	—	—	—
Total	$4,154	$3,958	$—	$274	$4,246
Accrual basis income recognized on impaired loans approximates cash basis income. The recorded investment in loans excludes accrued interest receivable due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs.
Troubled Debt Restructurings
A restructuring constitutes a troubled debt restructuring when the restructuring includes a concession by the Bank and the borrower is experiencing financial difficulty. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed to determine if that borrower is currently in payment default under any of its obligations or whether there is a probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification.
The Company has not allocated any specific reserves for these loans at September 30, 2020 and 2019. The Company had no commitment to lend additional funds to these debtors at September 30, 2020 and 2019.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
There are no troubled debt restructurings for which there was a payment default during 2020 and 2019 for loans that were modified during the twelve-month period prior to default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.
During the years ended September 30, 2020 and 2019, the Company did not record any new troubled debt restructurings.
4.   Allowance for Loan Losses
The following tables represent the activity in the allowance for loan losses by portfolio segment for the years ended September 30, 2020 and 2019:
	Year Ended September 30, 2020
	Residential Real Estate Loans	Multi- Family Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Total
	(in thousands)
Allowance for loan losses:
Beginning Balance	$4,647	$1,215	$1,193	$75	$13	$7,143
Provision for loan losses	456	291	252	263	(12)	1,250
Loans charged-off	—	—	(224)	(300)	—	(524)
Recoveries	—	—	—	—	—	—
Ending Balance	$5,103	$1,506	$1,221	$38	$1	$7,869

	Year Ended September 30, 2019
	Residential Real Estate Loans	Multi- Family Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Total
	(in thousands)
Allowance for loan losses:
Beginning Balance	$4,363	$1,478	$500	$152	$—	$6,493
Provision for loan losses	284	(263)	693	(77)	13	650
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Ending Balance	$4,647	$1,215	$1,193	$75	$13	$7,143

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
The following table represents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment evaluation method:
	September 30, 2020(1)
	Residential Real Estate Loans	Multi- Family Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Total Loans
	(in thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	5,103	1,506	1,221	38	1	7,869
Total allowance balance	$5,103	$1,506	$1,221	$38	$1	$7,869
Loans:
Individually evaluated for impairment	$2,221	$47	$629	$334	$—	$3,231
Collectively evaluated for impairment	451,539	136,690	113,129	20,404	26	721,788
Total Loans	$453,760	$136,737	$113,758	$20,738	$26	$725,019

(1)
Includes loans acquired from CFSB

	September 30, 2019(1)
	Residential Real Estate Loans	Multi- Family Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Total Loans
	(in thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	4,647	1,215	1,193	75	13	7,143
Total allowance balance	$4,647	$1,215	$1,193	$75	$13	$7,143
Loans:
Individually evaluated for impairment	$1,716	$89	$1,519	$634	$—	$3,958
Collectively evaluated for impairment	463,863	139,596	106,784	6,736	505	716,484
Total Loans	$464,579	$139,685	$108,303	$7,370	$505	$720,442

(1)
Includes loans acquired from CFSB

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
5.   Bank Premises and Equipment
The following table details the components of premises and equipment:
	September 30,
	2020	2019
	(In thousands)
Land	$1,600	$1,600
Buildings and improvements	9,434	9,292
Leasehold improvements	2,001	1,874
Furniture, fixtures and equipment	5,454	4,866
Construction in progress	329	284
	18,818	17,916
Accumulated depreciation and amortization	(4,662)	(3,510)
Total	$14,156	$14,406
Depreciation and amortization was $1.3 million and $0.7 million for the years ended September 30, 2020 and 2019, respectively.
6.   Deposits
The following table details the components of deposits:
	September 30,
	2020	2019
	(in thousands)
Demand, non-interest bearing	$82,350	$69,606
NOW	34,086	53,564
Money market	110,353	102,054
Savings	43,218	39,548
Time, $250,000 and over	78,628	90,465
Time, under $250,000	316,125	295,049
Total	$664,760	$650,286
The following table sets forth the remaining maturities of the Bank’s time deposits at September 30, 2020:
Total
(in thousands)
2021	$339,826
2022	35,718
2023	9,340
2024	9,337
2025	532
Total	$394,753

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
7.   Borrowings
The following table sets forth the contractual maturities and weighted average interest rates of FHLB advances at September 30, (in thousands):
	2020
Contractual Maturity	Amount	Weighted Average Rate
2021	$34,758	1.67%
2022	4,000	2.02
2023	4,300	1.15
2024	18,860	0.98
Thereafter	7,080	0.58
Total	$68,998	1.36%
Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $143.7 million and $151.7 million of residential and commercial mortgage loans under a blanket lien arrangement at September 30, 2020 and 2019, respectively. Based on this collateral and the Company’s holdings of FHLB stock, the Company was eligible to borrow up to an additional total of $58.5 million at September 30, 2020.
The Company had $16.2 million in borrowings from the Federal Reserve’s Paycheck Protection Liquidity Facility (“PPPLF”) as of September 30, 2020. The borrowings have a rate of 0.35% and the maturity date will equal the maturity date of the underlying PPP loan pledged to secure the extension of credit. The maturity date of a PPP loan is either two or five years from origination date. The Company utilized the PPPLF to partially fund PPP loan production. The borrowings are fully secured by PPP loans as of September 30, 2020.
Bank Holding Company Loan
On December 29, 2017, the Company obtained a $15.0 million loan from another bank. The rate on the loan is fixed at 5.85% for a term of 9 years. The loan is interest only for the first 4 years and then principal and interest for the remaining term using a 10-year amortization schedule with a balloon payment at maturity. The loan is secured by the Bank’s stock. As of September 30, 2020 and 2019, debt issuance costs totaled $16,000 and $19,000, respectively, which are netted against the loan balance on the consolidated statement of financial condition.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
8.   Income Taxes
The following table details the components of income tax expense (benefit):
	Year Ended September 30,
	2020	2019
	(in thousands)
Current:
Federal	$1,303	$1,934
State	116	134
	1,419	2,068
Deferred:
Federal	91	146
State	(1,200)	30
	(1,109)	176
Change in valuation allowance	930	325
Total income tax expense	$1,244	$2,569
The following table is a reconciliation of the expected federal income tax expense at the statutory tax rate to the actual provision:
	Year Ended September 30,
	2020		2019
	Amount	Percentage of Pre-tax Earnings	Amount	Percentage of Pre-tax Earnings
	(in thousands)
Federal income tax expense computed by applying the statutory rate to income before income taxes	$1,305	21.0%	$2,237	21.0%
State taxes, net of federal benefit	(646)	(10.4)	115	1.1
Corporate tax rate change	—	—	(51)	(0.1)
Non-deductible transaction costs	43	0.7	—	—
Other	(392)	(6.3)	(57)	(1.0)
Valuation allowance	930	15.0	325	3.1
Income tax expense	$1,240	20.0%	$2,569	24.1%

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
The following table summarizes the composition of deferred tax assets and liabilities:
	September 30,
	2020	2019
Deferred tax assets:
Allowance for loan losses	$2,468	$2,245
Organizational costs	46	61
Start-up and other costs	115	150
Net operating loss carryforwards	1,887	1,019
Accrued SERP	1,462	—
Other assets	1,134	2,478
Total deferred tax assets	7,112	5,953
Deferred tax liabilities:
Depreciation	(734)	(676)
Deferred loan fees/costs	(651)	(263)
Purchase accounting fair value adjustments	(670)	(954)
Tax bad debt reserve	(124)	(93)
Mortgage servicing rights	(49)	(83)
Unrealized gain on securities available for sale	(41)	(6)
Total deferred tax liabilities	(2,269)	(2,075)
Total	4,843	3,878
Valuation allowance	(2,765)	(1,780)
Net deferred tax asset	$2,078	$2,098
The Company has net operating loss carryforwards available for federal income tax purposes of approximately $538,000 that will carryforward indefinitely. The Company also has net operating loss carryforwards available for state income tax purposes of approximately $21.3 million. For state purposes, $9.2 million expires in 2025 and the remaining $12.1 million will begin to expire in 2026. The Company has net operating loss carryforwards available for city income tax purposes of approximately $7.6 million that will begin to expire in 2027.
The Company has recorded a federal deferred tax asset that, based upon an analysis of the evidence, it expects such federal deferred tax asset to be recoverable. The federal deferred tax asset is included in other assets on the balance sheet. In March of 2014, New York State added legislation that benefited small community banks with less than $8 billion in average assets. Specifically, this legislation provides for a state and city subtraction modification for which the Company qualifies. This subtraction modification causes the Company to consistently generate net operating losses for New York State and New York City purposes and they will continue to do so for the foreseeable future. Accordingly, the Company has recorded a valuation allowance against the state and city portions of the deferred tax asset.
The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state and city of New York. The Company is no longer subject to examination by taxing authorities for years before 2016. There are no unrecorded tax benefits and the Company does not expect the total amount of unrecognized income tax benefits to significantly increase in the next twelve months.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
9.   Stock Based Compensation
The Hanover Bancorp, Inc. 2018 Equity Compensation Plan (“the 2018 Plan”) provides for the grant of stock-based compensation awards to officers, employees and directors of the Company. The 2018 Plan superseded the Company’s 2016 and 2013 Stock Option Plans and its 2015 Restricted Stock Plan. Unallocated shares remaining in those plans were retired. Of the total 346,000 shares of common stock approved for issuance under the 2018 Plan, 148,483 shares have been awarded and 222,741 shares remain available for issuance at September 30, 2020 in the form of restricted stock awards (“RSAs”). Shares available for issuance include 25,224 shares that were previously awarded but forfeited under the 2018 Plan.
Stock Option Awards
Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; option awards have vesting periods of three years and have ten-year contractual terms. All stock option grants fully vest upon a change in control.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. Employee and management options are tracked separately. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. No new grants of stock options were awarded during the years ended September 30, 2020 and 2019.
The following table summarizes stock option activity (dollars in thousands, except exercise price):
	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Outstanding, October 1, 2018	226,173	$10.96
Granted	—	—
Exercised	(6,000)	10.00
Forfeited	—	—
Outstanding, September 30, 2019	220,173	$10.98	$1,754	5.48
Granted	—	—
Exercised	(10,735)	10.00
Forfeited	(53,932)	10.11
Outstanding, September 30, 2020	155,506	$11.35	$1,623	4.66
Exercisable at end of year	155,506	$11.35	$1,623	4.66
Information related to the stock option plan during each year follows (dollars in thousands):
	2020	2019
Intrinsic value of options exercised	$127	$69
Cash received from option exercises	107	60
Weighted average fair value of options granted	—	-

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Compensation expense attributable to stock options was $15,700 and $29,800 for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020, there was no unrealized compensation cost related to non-vested stock options granted under the Plan because all options are fully vested.
Restricted Stock
During the year ended September 30, 2020, restricted stock awards of 25,341 shares were granted and have a three-year vesting period. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at issue date. Since there is no active market for the exchange of the Company’s stock, the fair value of the restricted stock awards was estimated on the date of grant based on the prices of the Company’s common stock issued in the Company’s most recent stock offering.
The following table summarizes the unvested restricted stock activity for the year ended September 30, 2020:
	Shares	Weighted Average Grant Date Fair Value
Unvested, October 1, 2019	136,323	$18.67
Granted	25,341	$21.79
Vested	(38,325)	$18.55
Forfeited	(28,287)	$18.66
Unvested, September 30, 2020	95,052	$19.56
Compensation expense attributable to restricted stock was $750,500 and $386,000 for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020, there was approximately $1.5 million of total unrealized compensation cost related to non-vested shares granted under the 2018 Plan. The cost is expected to be recognized over a weighted-average term of 1.89 years. The total fair value of shares vested during the years ended September 30, 2020 and 2019 was $835,100 and $145,300, respectively.
10.   Related Party Transactions
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, their immediate families and their affiliated companies (commonly referred to as related parties). Loans to related parties during 2020 were as follows:
2020
(in thousands)
Beginning balance	$2,365
New Loans	460
Repayments	(248)
Ending balance	2,577
Deposits from principal officers, directors and their affiliates at year-end 2020 and 2019 were $4.6 million and $7.6 million, respectively.
11.   Commitments and Contingent Liabilities
Loan Commitments and Other Related Activities
Some financial instruments such as loan commitments, credit lines, letters of credit, and overdraft protection are issued to meet customer financing needs. These are agreements to provide credit or to

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The following represents commitments outstanding at September 30:
	2020	2019
	(in thousands)
Standby letters of credit	$159	$159
Loan commitments outstanding	17,405	5,948
Unused lines of credit	11,218	13,845
Total	$28,782	$19,952
Of the $17.4 million of loan commitments outstanding at September 30, 2020, $0.4 million are fixed rate commitments and $17.0 million are variable rate commitments. Of the $5.9 million of loan commitments outstanding at September 30, 2019, $1.9 million are fixed rate commitments and $4.0 million are variable rate commitments. All unused lines of credit at September 30, 2020 and 2019 are variable rate commitments.
Commitments to make loans are generally for period of 60 days or less. The fixed rate loan commitments have interest rates ranging from 5.1% to 6.5% and maturities of 30 years.
Leases
The Company is obligated to make minimum annual rental payments under non-cancelable operating leases. Projected minimum rentals under the existing leases are as follows:
Total
(in thousands)
2021	$1,544
2022	1,591
2023	1,632
2024	1,670
2025	1,684
Thereafter	6,166
Total	$14,287
The leases contain renewal options and rent escalation clauses. In addition, the leases provide for additional payments based upon real estate taxes, interest and other charges. Rent expense under operating leases for the years ended September 30, 2020 and 2019 approximated $1.6 million and $0.7 million, respectively.
12.   Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action. The net

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of September 30, 2020, the Bank meets all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The following table sets forth the Bank’s actual capital amounts and ratios under current regulations (dollars in thousands):
	September 30, 2020
	Actual Capital		Minimum Capital Adequacy Requirement		Minimum Capital Adequacy Requirement with Capital Conservation Buffer		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$95,079	20.57%	$36,970	8.00%	$48,523	10.50%	$46,212	10.00%
Tier 1 capital to risk-weighted assets	89,275	19.32	27,727	6.00	39,281	8.50	36,970	8.00
Common equity tier 1 capital to risk-weighted assets	89,275	19.32	20,796	4.50	32,349	7.00	30,038	6.50
Tier 1 capital to average total assets	89,275	11.22	31,820	4.00	N/A	N/A	39,775	5.00
	September 30, 2019
	Actual Capital		Minimum Capital Adequacy Requirement		Minimum Capital Adequacy Requirement with Capital Conservation Buffer		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$89,295	19.07%	$37,465	8.00%	$49,173	10.50%	$46,832	10.00%
Tier 1 capital to risk-weighted assets	83,424	17.81	28,099	6.00	39,807	8.50	37,465	8.00
Common equity tier 1 capital to risk-weighted assets	83,424	17.81	21,074	4.50	32,782	7.00	30,441	6.50
Tier 1 capital to average total assets	83,424	10.47	31,882	4.00	N/A	N/A	39,853	5.00
Dividend Restrictions — The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. As of September 30, 2020, $16.5 million of retained earnings is available to pay dividends.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
13.   Fair Value
FASB ASC No. 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy and describes three levels of inputs that may be used to measure fair values:
•
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Assets Measured at Fair Value on a Recurring Basis
The following table summarizes assets measured at fair value on a recurring basis:
	September 30, 2020
		Fair Value Measurements Using:
	Carrying Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. GSE residential mortgage-backed securities	$962	$—	$962	$—
Corporate bonds	5,073		5,073
Mortgage servicing rights	155	—	—	155
Total	$6,190	$—	$6,035	$155

	September 30, 2019
		Fair Value Measurements Using:
	Carrying Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. GSE residential mortgage-backed securities	$911	$—	$911	$—
Mortgage servicing rights	266	—	—	266
Total	$1,177	$—	$911	$266

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
The following table presents the changes in mortgage servicing rights which are reported on the balance sheet at their fair value on a recurring basis and considered Level 3 for the years ended September 30, 2020 and 2019:
	2020	2019
	(in thousands)
Balance, October 1	$266	$344
Additions	—	60
Adjustment to fair value	(111)	(138)
Balance, September 30	$155	$266
Mortgage Servicing Rights:   The fair values for mortgage servicing rights are obtained from a nationally recognized third-party pricing service. The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Company, some of which are unobservable inputs and are therefore classified as Level 3 within the fair value hierarchy. Fair value at September 30, 2020 was determined based on discounted expected future cash flows using discount rates ranging from 12.0% to 14.5%, prepayment speeds ranging from 23.74% to 23.77% and a weighted average life ranging from 2.5 to 3.3 years. Fair value at September 30, 2019 was determined based on discounted expected future cash flows using discount rates ranging from 12.5% to 15.0%, prepayment speeds ranging from 22.97% to 23.45% and a weighted average life ranging from 2.8 to 3.4 years.
Assets Measured at Fair Value on a Non-recurring Basis
There were no assets or liabilities measured at fair value on a non-recurring basis as of September 30, 2020 and 2019 and for the years then ended.
Disclosures about Fair Value of Financial Instruments
GAAP requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The following methods and assumptions were used to estimate the fair value of other financial assets and financial liabilities not already discussed above:
a)
Cash and Cash Equivalents

Cash and cash equivalents, which includes cash and due from banks, interest-bearing deposits at other banks and federal funds sold are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value.
b)
Securities Available for Sale and Held to Maturity

The fair value for the securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) were obtained from an independent broker based upon market prices quoted on nationally recognized securities exchanges (Level 1) or matrix pricing (Level 2), which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
c)
Restricted Securities

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.
d)
Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors (Level 2).
e)
Impaired Loans

For impaired loans, the Company evaluates the fair value of the loan in accordance with current accounting guidance resulting in a Level 3 classification. For loans that are collateral dependent, the fair value of the collateral is used to determine the fair value of the loan. The fair value of the collateral is determined based on recent appraised values. Appraisals for collateral-dependent impaired loans are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Company. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Adjustments may relate to location, square footage, condition, amenities, market rate of leases and timing of comparable sales. All appraisals undergo a second review process to insure that the methodology employed and the values derived are reasonable. The fair value of the loan is compared to the carrying value to determine if any write-down or specific reserve is required. Impaired loans are evaluated quarterly for additional impairment and adjusted accordingly. Adjustments to fair value are made only when the analysis indicates a probable decline in collateral values. Adjustments made in the appraisal process are not deemed material to the overall consolidated financial statements given the level of impaired loans measured at fair value on a nonrecurring basis.
f)
Deposits

The fair value of time deposits is based on the market average at the term nearest the weighted average remaining maturity resulting in a Level 2 classification. Stated value is fair value for all other deposits resulting in a Level 1 classification.
g)
Borrowings

The fair values of borrowings are based on discounted contractual cash flows using the weighted average remaining maturity of the portfolio discounted by the rates obtained from FHLB rate sheets.
h)
Accrued Interest Receivable and Payable

The fair value for accrued interest receivable and payable approximates their carrying value.
i)
Commitments to Extend Credit and Letters of Credit

The fair value of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
considers the difference between current levels of interest rates and the committed rates. The fair value of off-balance-sheet commitments is immaterial as of September 30, 2020 and 2019.
The following table presents the carrying amount and the fair value of the Company’s financial instruments which are carried at cost and not measured or recorded at fair value on a recurring basis at September 30, 2020 and 2019:
	September 30, 2020
		Fair Value Measurements Using:
	Carrying Amount	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$80,209	$80,209	$—	$—	$80,209
Securities held-to-maturity	10,727	—	11,131	—	11,131
Securities available-for-sale	6,035	—	6,035	—	6,035
Loans, net	717,150	—	—	746,969	746,969
Accrued interest receivable	6,766	—	218	6,548	6,766
Financial Liabilities:
Time deposits	394,753	—	397,842	—	397,842
Demand and other deposits	270,007	270,007	—	—	270,007
Borrowings	85,154	—	87,052	—	87,052
Note payable	14,984	—	—	15,329	15,329
Accrued interest payable	374	1	339	34	374
	September 30, 2019
		Fair Value Measurements Using:
	Carrying Amount	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$87,831	$87,831	$—	$—	$87,831
Securities held-to-maturity	12,030	—	12,191	—	12,191
Securities available-for-sale	911	—	911	—	911
Loans, net	713,299	—	—	736,737	736,737
Accrued interest receivable	3,265	—	160	3,105	3,265
Financial Liabilities:
Time deposits	385,514	—	387,337	—	387,337
Demand and other deposits	264,772	264,772	—	—	264,772
Borrowings	100,745	—	100,756	—	100,756
Note payable	14,981	—	—	14,478	14,478
Accrued interest payable	531	2	524	5	531

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
14.   Parent Company Only Condensed Financial Information
Condensed financial information of Hanover Bancorp, Inc. (Parent Company only) follows:
Condensed Balance Sheets
	September 30,
	2020	2019
	(in thousands)
ASSETS
Cash and deposits due from banks	$514	$1,168
Investment in bank	91,792	85,214
Other assets	755	567
Total Assets	$93,061	$86,949
LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$14,984	$14,981
Accrued interest payable	34	5
Accrued expenses and other liabilities	—	13
Total Liabilities	15,018	14,999
Total Stockholders’ Equity	78,043	71,950
Total Liabilities and Stockholders’ Equity	$93,061	$86,949
Condensed Statements of Income
	For the Year Ended September 30,
	2020	2019
	(in thousands)
Interest income	$3	$7
Interest expense	895	892
Loss before income taxes and equity in undistributed earnings of the bank	(892)	(885)
Income tax benefit	187	186
Equity in undistributed earnings of the Bank	5,679	8,784
Net Income	$4,974	$8,085

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
Condensed Statements of Cash Flows
	Year Ended September 30,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net income	$4,974	$8,085
Adjustments to reconcile net income to net cash used in operating activities
Equity in undistributed earnings of the Bank	(5,679)	(8,784)
Amortization of debt issuance costs	3	4
Increase in other assets	(187)	(186)
Increase in accrued interest payable	29	—
(Decrease) increase in other liabilities	(13)	13
Net cash used in operating activities	(873)	(868)
Cash flows from investing activities:
Investment in the Bank	—	(4,318)
Net cash used in investing activities	—	(4,318)
Cash flows from financing activities:
Net proceeds from exercise of stock options	107	60
Net proceeds from issuance of common stock	112	5,046
Net cash provided by financing activities	219	5,106
Net decrease in cash and cash equivalents	(654)	(80)
Cash and cash equivalents at beginning of period	1,168	1,248
Cash and cash equivalents at end of period	$514	$1,168
Supplemental noncash disclosures
Shares issued in the acquisition of CFSB	$—	$4,080
15.   Earnings Per Share
The factors used in the earnings per share computation follow:
	Year Ended September 30,
	2020	2019
(In thousands, except share data)
Basic
Net income	$4,974	$8,085
Weighted average common shares outstanding	4,162,280	3,857,696
Basic earnings per common share	$1.20	$2.10
Diluted
Net income	$4,974	$8,085
Weighted average common shares outstanding for basic earnings per common share	4,162,280	3,857,696
Add: Dilutive effects of assumed exercise of stock options	64,687	79,670
Average shares and dilutive potential common shares	4,226,967	3,937,366
Diluted earnings per common share	$1.18	$2.06

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
There were no stock options that were antidilutive at September 30, 2020 and 2019.
16.   Business Combinations
On August 9, 2019, the Company acquired CFSB at a purchase price of $13.6 million, issued 187,242 Hanover Bancorp common shares in exchange for all the issued and outstanding common stock of CFSB and recorded initial goodwill of $1.5 million. During the measurement period, adjustments to the net deferred tax asset and other liabilities and accrued expenses were made which resulted in a net goodwill adjustment of $0.4 million. Total goodwill of $1.9 million, which is not deductible for tax purposes, was recorded for the transaction. The transaction expanded the Company’s geographic footprint into Manhattan and Brooklyn and enhanced our asset generation capabilities.
The acquisition was accounted for under the acquisition method of accounting in accordance with FASB ASC 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at their respective acquisition date fair values and identifiable intangible assets were recorded at fair value. The operating results of the Company for the years ended September 30, 2020 and 2019 included the operating results of CFSB since the acquisition date of August 9, 2019.
The following summarizes the finalized fair value of the assets acquired and liabilities assumed:
(In thousands)	As Initially Reported	Measurement Period Adjustments(1)	As Adjusted
Cash and due from banks	$23,853	$—	$23,853
Loans	94,520	—	94,520
Prepaid pension	4,416	—	4,416
Premises and equipment	56	—	56
Other assets	4,452	(324)	4,128
Total assets acquired	$127,297	$(324)	$126,973
Deposits	$109,905	$—	$109,905
Other liabilities and accrued expenses	5,274	95	5,369
Total liabilities assumed	$115,179	$95	$115,274
Net assets acquired	12,118	(419)	11,699
Consideration paid	13,600	—	13,600
Goodwill recorded on acquisition	$1,482	$419	$1,901

(1)
Explanation of measurement period adjustments:

Other assets — represents adjustments to the net deferred tax asset.
Other liabilities and accrued expenses — represents adjustments to record certain liabilities directly related to the CFSB acquisition.
17.   Subsequent Events
On October 7, 2020, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and institutional accredited investors pursuant to which the Company issued and sold $25.0 million in aggregate principal amount of its 5.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The Notes were offered and sold by the Company to eligible purchasers in a

Hanover Bancorp, Inc.
Notes to Consolidated Financial Statements
September 30, 2020 and 2019
private offering. The Company intends to use the proceeds from the offering for acquisition financing, to refinance an existing holding company note, general corporate purposes and regulatory capital.
The Notes mature on October 15, 2030 and bear interest at a fixed annual rate of 5.00%, payable semi-annually in arrears, to but excluding October 15, 2025. From and including October 15, 2025 to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an interest rate per annum initially equal to the then-current three-month Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York plus 487.4 basis points, payable quarterly in arrears. The Company is entitled to redeem the Notes, in whole or in part, at any time on or after October 15, 2025, and to redeem the Notes at any time in whole upon certain other events. Any redemption of the Notes will be subject to prior regulatory approval to the extent required.

SAVOY BANK
New York, New York
FINANCIAL STATEMENTS
As of September 30, 2020 and December 31, 2019
and for the nine-months ended September 30, 2020 and 2019

SAVOY BANK
BALANCE SHEETS
(Unaudited)
	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents
Cash and due from banks	$1,854,467	$1,424,238
Federal funds sold	32,973,000	39,853,000
Total cash and cash equivalents	34,827,467	41,277,238
Time deposits in other financial institutions	1,849,055	1,600,054
Securities available for sale	2,631,811	2,778,079
Loans, net of allowance of $7,693,712 and $5,261,783	535,494,663	326,989,448
Accrued interest receivable	3,842,759	1,571,188
Loan servicing rights	2,902,136	2,724,436
Restricted stock, at cost	767,800	969,600
Premises and equipment, net	521,902	580,619
Deferred tax asset, net	3,073,939	2,253,610
Other real estate owned	1,500,257	1,737,257
Other assets	477,640	186,585
Total assets	$587,889,429	$382,668,114
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$48,509,489	$39,380,646
Interest bearing	285,343,865	286,474,174
Total deposits	333,853,354	325,854,820
Borrowings	206,596,454	12,500,000
Accrued interest payable	947,141	1,048,857
Other liabilities	2,739,013	2,307,596
Total liabilities	544,135,962	341,711,273
Shareholders’ equity
Common stock, $1.00 par value, 10,389,070 shares authorized; 9,628,626 and 9,609,646 shares issued and outstanding	9,628,626	9,609,646
Additional paid-in capital	21,839,624	21,830,134
Retained earnings	12,273,702	9,505,660
Accumulated other comprehensive income (loss)	11,515	11,401
Total shareholders’ equity	43,753,467	40,956,841
Total liabilities and shareholders’ equity	$587,889,429	$382,668,114
See accompanying notes to unaudited financial statements.

SAVOY BANK
STATEMENTS OF OPERATIONS
(Unaudited)
	Nine months ended September 30,
	2020	2019
Interest income
Loans, including fees	$18,228,900	$16,603,002
Securities	29,918	64,822
Federal funds sold and other	209,755	824,431
Total interest income	18,468,573	17,492,255
Interest expense
Deposits	4,304,517	4,784,628
Borrowings	492,631	246,327
Total interest expense	4,797,148	5,030,955
Net interest income	13,671,425	12,461,300
Provision for loan losses	2,675,000	2,465,000
Net interest income after provision for loan losses	10,996,425	9,996,300
Non-interest income
Service charges and fees on deposit accounts	83,215	142,108
Net gain on sale of the guaranteed portion of Small Business Administration (“SBA”) loans	1,330,111	2,614,866
Loan servicing fees	597,713	344,422
Gain on sale of real estate owned	111,866	—
Other income	87,062	4,438
Total non-interest income	2,209,967	3,105,834
Non-interest expenses
Salaries and benefits	5,150,572	5,158,100
Occupancy	707,993	634,312
Professional services	974,760	685,101
Data processing	425,597	388,476
Marketing	158,661	186,530
Federal Deposit Insurance Corporation (“FDIC”) insurance	78,444	60,509
Other expense	1,211,735	1,135,454
Total non-interest expenses	8,707,762	8,248,482
Income before income taxes	4,498,630	4,853,652
Income tax expense	1,249,158	1,170,172
Net income	$3,249,472	$3,683,480
See accompanying notes to unaudited financial statements.

SAVOY BANK
STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
	Nine months ended September 30,
	2020	2019
Net income	$3,249,472	$3,683,480
Other comprehensive income (loss)
Unrealized gain (loss) on securities
Unrealized holding gain (loss) arising during the period	145	112,283
Tax effect	31	23,580
Total other comprehensive income (loss)	114	88,703
Comprehensive income	$3,249,358	$3,594,777
See accompanying notes to unaudited financial statements.

SAVOY BANK
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances, January 1, 2020	9,609,646	21,830,134	9,505,660	11,401	40,956,841
Exercise of 18,980 stock options	18,980	9,490			28,470
Net income			3,249,472		3,249,472
Dividend paid, $0.05 per share			(481,430)		(481,430)
Other comprehensive income				114	114
Balances, September 30, 2020	$9,628,626	$21,839,624	$12,273,702	$11,515	$43,753,467
Balances, January 1, 2019	$9,556,196	$21,803,409	$4,169,941	$(82,402)	$35,447,144
Exercise of 53,450 stock options	53,450	26,725	—	—	80,175
Net income	—	—	3,683,480	—	3,683,480
Other comprehensive income	—	—	—	88,703	88,703
Balances, September 30, 2019	$9,609,646	$21,830,134	$7,853,421	$6,301	$39,299,502
See accompanying notes to unaudited financial statements.

SAVOY BANK
STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$3,249,472	$3,683,480
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	2,675,000	2,465,000
Gain on sale of real estate owned	(111,866)	—
Depreciation and amortization	174,383	111,385
Net amortization (accretion) of securities	(2,360)	(5,251)
Loan servicing rights	258,582	285,726
Deferred income taxes	(820,393)	(188,133)
Net gain on sale of the guaranteed portion of SBA loans	(1,330,111)	(2,614,866)
Changes in operating assets and liabilities
Accrued interest receivable	(2,271,571)	4,982
Other assets	(291,055)	(163,807)
Accrued interest payable	(101,716)	(6,366)
Other liabilities	431,417	174,690
Net cash provided by operating activities	1,859,816	3,746,840
Cash flows from investing activities
Net change in time deposits in other financial institutions	(249,001)	—
Purchases of securities available for sale	(5,597,712)	—
Proceeds from calls, maturities and principal payments of securities available for sale	5,746,484	441,267
Net increase in loans	(237,631,754)	(58,725,795)
Proceeds from sale of the guaranteed portion of SBA loans	27,345,368	43,153,209
Sale of real estate owned	348,866	—
Sale (purchase) of restricted stock	201,800	(291,900)
Purchase of bank premises and equipment, net	(115,666)	(204,670)
Net cash used in investing activities	(209,951,615)	(15,627,889)
Cash flows from financing activities
Net change in deposits	7,998,534	(4,421,596)
Proceeds of FHLB advances	—	5,000,000
Repayment of FHLB advances	(5,000,000)	—
Proceeds from Federal Reserve Bank (“FRB”) borrowings	199,096,454	—
Cash dividends paid	(481,430)	—
Proceeds from exercise of stock options	28,470	80,175
Net cash provided by financing activities	201,642,028	658,579
Net change in cash and cash equivalents	(6,449,771)	(11,222,471)
Cash and cash equivalents at beginning of period	41,277,238	30,911,514
Cash and cash equivalents at end of period	$34,827,467	$47,299,426
Supplemental cash flow information
Interest paid	$4,898,864	$5,037,321
Income taxes paid	2,044,904	1,326,270
See accompanying notes to unaudited financial statements.

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations:   Savoy Bank (the “Bank”) is a state chartered commercial bank that commenced operations on January 15, 2008. The Bank is insured by the FDIC and maintains its principal office in New York City.
Basis of Presentation:   The accounting and financial reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The policies that materially affect the determination of financial position, results of operations and cash flow are summarized below.
The unaudited financial statements for the nine-months ended September 30, 2020 and 2019 reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The annualized results of operations for the nine-months ended September 30, 2020 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2019.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications:   Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.
Risks and Uncertainties:   The ongoing COVID-19 pandemic has caused and will continue to cause significant disruption in international and the United States economies and financial markets and has severely restricted the level of economic activity in our markets. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, governments took preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forgo their time outside of their homes, restricting evictions of tenants, and ordering temporary closures of businesses that were deemed to be non-essential. These restrictions and other consequences of the pandemic have resulted in significant adverse effects for many different types of businesses, including, among others, those in the travel, hospitality and food and beverage industries, and in multi-family real estate, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the market area in which we operate. In addition, state governments where we operate have taken actions that specifically affect how banks conduct their businesses, such as requiring loan forbearances and limitations on charging ATM and overdraft fees. Although in various locations certain activity restrictions have been relaxed and businesses and schools have reopened with some level of success, in many localities the number of individuals diagnosed with COVID-19 has increased significantly, which may cause a freezing or, in certain cases, a reversal of previously announced relaxation of activity restrictions and may prompt the need for additional aid and other forms of relief.
The impact of the COVID-19 pandemic is fluid and continues to evolve. The unprecedented and rapid spread of COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee productivity, unemployment, consumer spending, and other economic activities has resulted in less economic activity, and significant volatility and disruption in financial markets. In addition, due to the

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
COVID-19 pandemic, market interest rates have declined significantly. These reductions in interest rates and the other effects of the COVID-19 pandemic have had, and are expected to continue to have, possibly materially, an adverse effect on the Bank’s business, financial condition and results of operations. The ultimate extent of the impact of the COVID-19 pandemic on the Bank’s business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees and vendors. In addition, it is reasonably possible that certain significant estimates made in the Bank’s financial statements, in particular the allowance for loan losses, could be materially and adversely impacted in the near term as a result of these conditions.
NOTE 2 — SECURITIES
The following table summarizes the amortized cost and fair value of securities available for sale at September 30, 2020 and December 31, 2019, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income.
	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value
At September 30, 2020
U.S. government agency	$350,000	$530	$—	$350,530
Residential mortgage-backed securities	317,237	12,721	(50)	329,908
U.S. Treasury Bills	1,250,000	—	(17)	1,249,983
Foreign Debt	350,000	788		350,788
Corporate bonds	350,000	602	—	350,602
	$2,617,237	$14,641	$(67)	$2,631,811
At December 31, 2019
U.S. government agency	$1,783,049	$15,934	$(4,154)	$1,794,829
Residential mortgage-backed securities	480,548	8,702	(2,296)	486,954
Corporate bonds	500,000	—	(3,704)	496,296
	$2,763,597	$24,636	$(10,154)	$2,778,079
No securities were sold during the nine-months ended September 30, 2020 or 2019.
The amortized cost and fair value of debt securities shown by contractual maturity at September 30, 2020 were as follows. Expected maturities may differ from contractual maturities if issuers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.
	Amortized Cost	Fair Value
Less than one year	$1,250,000	$1,249,983
One to five years	1,050,000	1,231,920
Five to ten years	—	—
Beyond ten years	—	—
Mortgage-backed	317,237	329,908
	$2,617,237	$2,631,811

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 — SECURITIES (Continued)
There were no securities pledged at September 30, 2020 or December 31, 2019.
The following table summarizes securities with unrealized losses at September 30, 2020 and December 31, 2019, aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2020
Residential mortgage backed securities	$5,700	$(50)	$—	$—	$5,700	$(50)
U.S. Treasury Bills	1,249,983	(17)	—	—	1,249,983	(17)
	$1,255,683	$(67)	$—	$—	$1,255,683	$(67)
December 31, 2019
U.S. government agency	$—	$—	$995,846	$(4,154)	$995,846	$(4,154)
Residential mortgage backed securities	—	—	76,474	(2,296)	76,474	(2,296)
Corporate bonds	—	—	496,296	(3,704)	496,296	(3,704)
	$—	$—	$1,568,616	$(10,154)	$1,568,616	$(10,154)
Unrealized losses on debt securities have not been recognized into income because the issuers’ bonds are investment grade or higher, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.
NOTE 3 — LOANS
Loans were as follows:
	September 30, 2020	December 31, 2019
Real estate	$288,105,430	$279,813,216
Commercial	259,108,983	52,076,265
Total loans	547,214,413	331,889,481
Net deferred loan costs (fees)	(4,026,036)	361,750
Allowance for loan losses	(7,693,712)	(5,261,783)
Net loans	$535,494,663	$326,989,448
Commercial loans includes $202,006,696 of SBA Paycheck Projection Program (“PPP”) loans at September 30, 2020. No such loans existed at December 31, 2019. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted. The CARES Act established the SBA PPP, which is intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 Emergency Declaration issued on March 13, 2020. The SBA PPP, which began on April 3, 2020, provides small businesses with funds to cover up to 24 weeks of payroll costs and other expenses, including

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS (Continued)
benefits. It also provides for forgiveness of up to the full principal amount of qualifying loans. As these loans are 100% guaranteed by the SBA, there is no associated allowance for loan losses at September 30, 2020.
These SBA PPP loans resulted in net deferred loan fees of approximately $6.0 million to be recognized through net interest income over the life of the loans, which is between two and five years. During the nine months ended September 30, 2020, the Bank recognized approximately $1.3 million of associated net deferred loans fees, included in interest income on loans on the accompanying statement of operations. The ultimate timing of the recognition of these fees is dependent upon the forgiveness process established by the SBA. The Bank continues to closely monitor the SBA guidance regarding this process.
The Bank periodically makes loans to officers and directors, and companies in which they have a beneficial ownership (related parties). Related party loans were $925,800 and $937,319 at September 30, 2020 and December 31, 2019.
The following table presents the activity in the allowance for loan losses by portfolio segment:
	Real Estate	Commercial	Total
Balance, January 1, 2020	$2,968,324	$2,293,459	$5,261,783
Charge-offs	—	(332,015)	(332,015)
Recoveries		88,944	88,944
Provision for loan losses	507,886	2,167,114	2,675,000
Balance, September 30, 2020	$3,476,210	$4,217,502	$7,693,712
Balance, January 1, 2019	$2,309,692	$2,413,295	$4,722,987
Charge-offs	—	(2,566,000)	(2,566,000)
Recoveries	—	87,007	87,007
Provision for loan losses	296,182	2,168,818	2,465,000
Balance, September 30, 2019	$2,605,874	$2,103,120	$4,708,994
The following table presents the balance of the allowance for loan losses and loans by portfolio segment and based on impairment method as of:
	Real Estate	Commercial	Total
September 30, 2020
Allowance for loan losses
Individually evaluated for impairment	$—	$1,217,557	$1,217,557
Collectively evaluated for impairment	3,476,210	2,999,945	6,476,155
Ending balance	$3,476,210	$4,217,502	$7,693,712
Loans
Individually evaluated for impairment	$789,998	$3,322,445	$4,112,443
Collectively evaluated for impairment	287,315,432	255,786,538	543,101,970
Ending balance	$288,105,430	$259,108,983	$547,214,413

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS (Continued)
	Real Estate	Commercial	Total
December 31, 2019
Allowance for loan losses
Individually evaluated for impairment	$—	$767,346	$767,346
Collectively evaluated for impairment	2,968,324	1,526,113	4,494,437
Ending balance	$2,968,324	$2,293,459	$5,261,783
Loans
Individually evaluated for impairment	$355,477	$3,878,439	$4,233,916
Collectively evaluated for impairment	279,457,739	48,197,826	327,655,565
Ending balance	$279,813,216	$52,076,265	$331,889,481
The following table presents information related to impaired loans by class of loans as of September 30, 2020 and December 31, 2019:
	Unpaid Principal Balance	Recorded Investment	Allowance Recorded
September 30, 2020
With no related allowance recorded
Real estate
Commercial	$789,998	$789,998	—
Multifamily	—	—	—
Commercial	1,882,856	1,882,856	—
With an allowance recorded
Real estate
Commercial	$—	$—	$—
Multifamily	—	—	—
Commercial	1,439,588	1,439,588	1,217,557
December 31, 2019
With no related allowance recorded
Real estate
Commercial	$355,477	$355,477
Multifamily	—	—
Commercial	2,256,623	2,256,623
With an allowance recorded
Real estate
Commercial	$—	$—	$—
Multifamily	—	—	—
Commercial	1,621,816	1,621,816	767,346

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS (Continued)
The recorded investment in loans excludes accrued interest receivable and net deferred loan fees due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.
The average balance of individually impaired loans during the nine months ending September 30, 2020 and 2019 was approximately $4,173,179 and $7,664,785. Interest income recognized during impairment was immaterial in both periods.
Troubled debt restructurings as of September 30, 2020 and December 31, 2019, included in impaired loans above, totaled $2,640,175 and $1,774,331, respectively, and had allocated specific reserves of $1,081,843 and $37,201, respectively. The Bank has not committed to lend any additional amounts as of September 30, 2020 to customers with outstanding loans that are classified as troubled debt restructurings.
The Bank is working with borrowers impacted by COVID-19 and providing modifications to include interest-only deferral or principal and interest deferral. In most cases, these modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. During the nine-months ended September 30, 2020, the Bank provided such deferrals to 83 loans totaling $123,107,419. At September 30, 2020, loans remaining on deferral and excluded from troubled debt restructuring classification totaled $53,724,130. All such loans remained on accrual and were considered not past due at September 30, 2020.
The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of:
	September 30, 2020		December 31, 2019
	Nonaccrual	Past Due 90 Days Still on Accrual	Nonaccrual	Past Due 90 Days Still on Accrual
Real estate
Commercial	$789,998	$—	$355,477	$—
Multifamily	—	—	—	—
Residential	—	—	—	—
Commercial	2,972,214	—	1,910,671	—
	$3,762,212	$—	$2,266,148	$—
The following table presents the aging of the recorded investment in past due loans as of September 30, 2020 and December 31, 2019, by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due
September 30, 2020
Real estate
Commercial	$—	$—	$789,998	$789,998	$199,997,574
Multifamily	1,291,828	—	—	1,291,828	41,997,206
Residential	—	288,355	—	288,355	43,740,469
Commercial	4,700,000	348,640	2,972,214	8,020,854	251,088,129
	$5,991,828	$636,995	$3,762,212	$10,391,034	$536,823,378

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS (Continued)
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due
December 31, 2019
Real estate
Commercial	$474,059	$115,000	$355,477	$944,536	$183,080,338
Multifamily	—	—	—	—	49,282,430
Residential	312,328	1,087,853	—	1,400,181	45,105,731
Commercial	1,593,397	1,055,412	1,910,671	4,559,480	47,516,785
	$2,379,784	$2,258,265	$2,266,148	$6,904,197	$324,985,284

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:
Special Mention:   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard:   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loans not meeting the criteria above are considered to be pass rated loans.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful
September 30, 2020
Real estate
Commercial	$192,826,453	$7,171,121	$789,998	$—
Multifamily	43,289,034	—	—	—
Residential	44,028,824	—	—	—
Commercial	244,471,604	11,346,226	3,291,151
	$524,615,917	$18,517,347	$4,081,149	$—

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS (Continued)
	Pass	Special Mention	Substandard	Doubtful
December 31, 2019
Real estate
Commercial	$182,319,337	$1,350,060	$355,477	$—
Multifamily	49,282,430	—	—	—
Residential	46,505,912	—	—	—
Commercial	46,079,403	3,214,727	2,782,135	—
	$324,187,082	$4,564,787	$3,137,612	$—

At September 30, 2020, included in the above table were loans totaling $43,040,723 and $10,683,407 on COVID-19 related deferral categorized as pass and special mention, respectively.
NOTE 4 — LOAN SERVICING
Activity for loan servicing rights follows:
	2020	2019
Loan servicing rights:
January 1	$2,724,436	$1,937,897
Additions	436,353	972,639
Change in fair value	(258,653)	(285,726)
September 30	$2,902,136	$2,624,810
The Bank serviced $152,845,024 and $138,911,105 of the guaranteed portion of SBA loans at September 30, 2020 and December 31, 2019. Fair value at September 30, 2020 and December 31, 2019 was determined using discount rates ranging from 2.5% to 11.64% and 5.8% to 26.6% and prepayment speeds ranging from 9.1% t o21.2% and 4.7% to 21.0%, depending on the stratification of the specific right.
NOTE 5 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 5 — FAIR VALUE (Continued)
for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
The fair values of loan servicing rights are based on market prices for comparable servicing contracts, when available (Level 2 inputs), or alternatively, are based on a valuation model that calculates the present value of estimated future net servicing income (Level 3 inputs).
The fair value of collateral-dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.
Assets and liabilities measured at fair value on a recurring and non-recurring basis are summarized below:
	Fair Value Measurements
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2020
Recurring basis
Available-for-sale securities	$—	$2,631,811	$—
Loan servicing rights	—	—	2,902,136
Non-recurring basis
Impaired loans	—	—	222,031
Other real estate owned	—	—	1,500,257
December 31, 2019
Recurring basis
Available-for-sale securities	$—	$2,778,079	$—
Loan servicing rights	—	—	2,724,436
Non-recurring basis
Impaired loans	—	—	854,470
Other real estate owned	—	—	1,737,257
There were no transfers between levels within the fair value hierarchy during the nine-months ended September 30, 2020 or 2019.
Impaired loans in the preceding table had a carrying amount of $1,439,588 and a remaining valuation allowance of $1,217,557, at September 30, 2020, as compared to $1,671,816 and $767,346, respectively, as of December 31, 2019. Impaired loans measured at fair value as of September 30, 2020 incurred $332,105 of net charge-offs and resulted in an additional provision for loan losses of $332,105 during the nine-months ended September 30, 2020.

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 5 — FAIR VALUE (Continued)
Due to the relatively small amount of loan servicing rights, collateral-dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned, the impact of unobservable inputs on the financial statements is not material.
Carrying amounts and estimated fair values of financial instruments as of September 30, 2020 and December 31, 2019, were as follows (in thousands):
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
September 30, 2020
Financial assets
Cash and cash equivalents	$34,827	$34,827	$34,827	$—	$—
Time deposits in other financial institutions	1,849	1,849	1,849	—	—
Securities available for sale	2,632	2,632	—	2,632	—
Loans, net	535,495	535,645	—	—	535,645
Restricted stock	768	N/A	N/A	N/A	N/A
Accrued interest receivable	3,843	3,843	—	3,843	—
Financial liabilities
Total deposits	$333,853	$336,629	$—	$336,629	$—
Borrowings	206,596	206,944	—	206,944	—
Accrued interest payable	947	947	—	947	—
December 31, 2019
Financial assets
Cash and cash equivalents	$41,277	$41,277	$41,277	$—	$—
Time deposits in other financial institutions	1,600	1,600	1,600	—	—
Securities available for sale	2,778	2,778	—	2,778	—
Loans, net	326,989	323,520	—	—	323,520
Restricted stock	970	N/A	N/A	N/A	N/A
Accrued interest receivable	1,571	1,571	—	1,571	—
Financial liabilities
Total deposits	$325,855	$326,352	$—	$326,352	$—
Borrowings	12,500	12,687	—	12,687	—
Accrued interest payable	1,049	1,049	—	1,049	—

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 6 — DEPOSITS
At September 30, 2020 and December 31, 2019, deposits from related parties totaled $16,704,354 and $11,260,982.
Brokered deposits totaled $32,471,896 and $29,997,585 at September 30, 2020 and December 31, 2019.
The scheduled maturities of time deposits at September 30, 2020, were as follows:
2020	$39,024,627
2021	94,989,919
2022	44,646,664
2023	19,698,232
2024	16,723,006
2025	15,779,474
$230,861,922
Time deposit $250,000 and over totaled $23,374,840 and $53,557,127 at September 30, 2020 and December 31, 2019.
NOTE 7 — BORROWINGS
Advances from the Federal Home Loan Bank were as follows:
	September 30, 2020	December 31, 2019
Fixed-rate advances, at rates of 2.25% to 2.85%	$7,500,000	$12,500,000
Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $73,935,774 of first mortgage loans under a blanket lien arrangement at September 30, 2020. Based on this collateral and the Bank’s holdings of FHLB stock, the Bank was eligible to borrow up to a total of $43,895,468, inclusive of outstanding advances, at September 30, 2020.
Payments over the next five years are as follows:
2021	$—
2022	—
2023	7,500,000
2024	—
2025	—
$7,500,000
The Bank began participating in the FRB’s Paycheck Protection Program Liquidity Facility (“PPPLF”) during the nine-months ended September 30, 2020. As of September 30, 2020, PPPLF borrowings of $199,096,454 were outstanding. The borrowings are collateralized by the SBA PPP loans originated by the Bank. The maturity date of the PPPLF borrowings equals the maturity date of the underlying SBA PPP loans pledged to secure the extension of credit. The maturity date will be accelerated to the extent of any loan forgiveness reimbursement received by the Bank from the SBA. The maturity date will also be accelerated if an underlying SBA PPP loan goes into default or if the Bank sells an SBA PPP loan to the SBA to realize the SBA guarantee. The interest rate on the PPPLF borrowings is fixed at 0.35%.

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 8 — GRANTS
During the year ended December 31, 2019, the Bank received grants of $210,162, net, from the U.S. Treasury Department as an award in recognition of its lending and community development activities under the Bank Enterprise Award Program. No such grants were received during the nine-months ended September 30, 2020. Grants are recorded as income when conditions for the award are substantially met. Deferred revenue related to grants totaled $1,006,905 as of September 30, 2020 and December 31, 2019, and is included in other liabilities in the accompanying balance sheets.
NOTE 9 — STOCK BASED COMPENSATION
The Bank’s 2013 Stock Option Plan (the “Plan”) permits the grant of share options to its directors, employees, advisors and other service providers of up to 770,000 shares of common stock. The Bank believes that such awards better align the interests of such parties with those of its shareholders.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. As the Bank’s shares are not publicly traded, expected volatilities are based on peer information.
A summary of the activity in the stock option plan for the nine-months ended September 30, 2020 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at beginning of period	625,401	$1.53		$
Granted	—
Exercised	(18,980)	1.50
Forfeited or expired	—
Outstanding at end of period	606,421	$1.54	4.42		1,451,900
Exercisable at end of period	606,421	1.54	4.42		1,451,900
All outstanding options are vested. For the nine months ending, September 30, 2020 and 2019, there was no unrecognized compensation cost related to stock options granted under the Plan.

SAVOY BANK
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(Unaudited)
NOTE 10 — REGULATORY MATTERS
The following is a summary of the Bank’s actual capital amounts and ratios as of September 30, 2020 and December 31, 2019, compared to the required ratios for minimum capital adequacy and for classification as well capitalized (dollars in thousands):
	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2020
Total capital to risk weighted assets	$47,156	14.99%	$25,163	8.00%	$31,454	10.00%
Tier 1 (core) capital to risk weighted assets	43,177	13.73	18,872	6.00	25,163	8.00
Common tier 1 (CET1) to risk weighted assets	43,177	13.73	14,154	4.50	20,445	6.50
Tier 1 (core) capital to average assets	43,177	11.09	15,571	4.00	19,464	5.00
December 31, 2019
Total capital to risk weighted assets	$44,065	14.18%	$24,860	8.00%	$31,075	10.00%
Tier 1 (core) capital to risk weighted assets	40,163	12.92	18,645	6.00	24,860	8.00
Common tier 1 (CET1) to risk weighted assets	40,163	12.92	13,984	4.50	20,198	6.50
Tier 1 (core) capital to average assets	40,163	10.62	15,132	4.00	18,915	5.00
In addition to the ratios above, the Basel III Capital Rules have established that community banking institutions must maintain a capital conservation buffer of Common Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonus payments to executive officers.
Management believes that as of September 30, 2020 and December 31, 2019, the Bank met all capital adequacy requirements to which it was subject, including the capital conservation buffer of 2.5%, as of September 30, 2020 and December 31, 2019, respectively. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.
NOTE 11 — PENDING SALE
On August 27, 2020, the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hanover Bancorp, Inc. (“Hanover”), parent company of Hanover Community Bank. Under the terms of the Merger Agreement, the Bank will ultimately merge with and into Hanover Community Bank and each outstanding share of the Bank’s common stock will be exchanged for a combination of cash consideration and Hanover common stock. The merger is expected to close in the first half of 2021, subject to satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by the Bank’s shareholders.

SAVOY BANK
New York, New York
FINANCIAL STATEMENTS
December 31, 2019 and 2018

Crowe LLP
Independent Member Crowe Global
INDEPENDENT AUDITOR’S REPORT
Board of Directors
Savoy Bank
New York, New York
Report on the Financial Statements
We have audited the accompanying financial statements of Savoy Bank, which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Savoy Bank as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Crowe LLP
New York, New York
March 18, 2020, except for Note 6, as to which the date is January 20, 2021

SAVOY BANK
BALANCE SHEETS
December 31, 2019 and 2018
	2019	2018
ASSETS
Cash and cash equivalents
Cash and due from banks	$1,424,238	$2,215,514
Federal funds sold	39,853,000	28,696,000
Total cash and cash equivalents	41,277,238	30,911,514
Time deposits in other financial institutions	1,600,054	1,600,054
Securities available for sale	2,778,079	3,401,970
Loans, net of allowance of $5,261,783 and $4,722,987	326,989,448	306,397,273
Accrued interest receivable	1,571,188	1,547,513
Loan servicing rights	2,724,436	1,937,897
Restricted stock, at cost	969,600	790,200
Premises and equipment, net	580,619	311,093
Deferred tax asset, net	2,253,610	2,302,602
Other real estate owned	1,737,257	—
Other assets	186,585	280,078
Total assets	$382,668,114	$349,480,194
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$39,380,646	$35,979,596
Interest bearing	286,474,174	265,167,107
Total deposits	325,854,820	301,146,703
Federal Home Loan Bank (“FHLB”) advances	12,500,000	10,000,000
Accrued interest payable	1,048,857	839,251
Other liabilities	2,307,596	2,047,096
Total liabilities	341,711,273	314,033,050
Shareholders’ equity
Common stock, $1.00 par value, 10,389,070 shares authorized; 9,609,646 and 9,556,196 shares issued and outstanding	9,609,646	9,556,196
Additional paid-in capital	21,830,134	21,803,409
Retained earnings	9,505,660	4,169,941
Accumulated other comprehensive income (loss)	11,401	(82,402)
Total shareholders’ equity	40,956,841	35,447,144
Total liabilities and shareholders’ equity	$382,668,114	$349,480,194
See accompanying notes to financial statements.

SAVOY BANK
STATEMENTS OF OPERATIONS
Years Ended December 31, 2019 and 2018
	2019	2018
Interest income
Loans, including fees	$22,447,692	$18,674,045
Securities	82,577	79,777
Federal funds sold and other	999,977	748,159
Total interest income	23,530,246	19,501,981
Interest expense
Deposits	6,447,625	4,296,421
Borrowings	333,252	212,612
Total interest expense	6,780,877	4,509,033
Net interest income	16,749,369	14,992,948
Provision for loan losses	2,840,000	2,503,000
Net interest income after provision for loan losses	13,909,369	12,489,948
Non-interest income
Service charges and fees on deposit accounts	182,684	197,347
Net gain on sale of the guaranteed portion of Small Business Administration (“SBA”) loans	3,552,245	2,414,039
Loan servicing fees	424,326	224,815
Grants from U.S. Treasury Department	210,162	—
Other income	5,404	35,173
Total non-interest income	4,374,821	2,871,374
Non-interest expenses
Salaries and benefits	6,957,969	5,709,355
Occupancy	897,982	792,296
Professional services	998,342	750,553
Data processing	502,392	435,244
Marketing	279,352	367,454
Federal Deposit Insurance Corporation (“FDIC”) insurance	55,814	147,111
Other expense	1,583,999	1,330,786
Total non-interest expenses	11,275,850	9,532,799
Income before income taxes	7,008,340	5,828,523
Income tax expense	1,672,621	825,001
Net income	$5,335,719	$5,003,522
See accompanying notes to financial statements.

SAVOY BANK
STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2019 and 2018
	2019	2018
Net income	$5,335,719	$5,003,522
Other comprehensive income (loss)
Unrealized gain (loss) on securities
Unrealized holding gain (loss) arising during the period	118,788	(52,096)
Tax effect	24,985	4,153
Total other comprehensive income (loss)	93,803	(47,943)
Comprehensive income	$5,429,522	$4,955,579
See accompanying notes to financial statements.

SAVOY BANK
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2019 and 2018
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances, January 1, 2018	$8,994,470	$21,348,789	$(833,581)	$(34,459)	$29,475,219
Exercise of 561,726 warrants	561,726	421,295	—	—	983,021
Net income	—	—	5,003,522	—	5,003,522
Other comprehensive loss	—	—	—	(47,943)	(47,943)
Stock based compensation	—	33,325	—	—	33,325
Balances, December 31, 2018	9,556,196	21,803,409	4,169,941	(82,402)	35,447,144
Exercise of 53,450 stock options	53,450	26,725	—	—	80,175
Net income	—	—	5,335,719	—	5,335,719
Other comprehensive income	—	—	—	93,803	93,803
Balances, December 31, 2019	$9,609,646	$21,830,134	$9,505,660	$11,401	$40,956,841
See accompanying notes to financial statements.

SAVOY BANK
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2019 and 2018
	2019	2018
Cash flows from operating activities
Net income	$5,335,719	$5,003,522
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	2,840,000	2,503,000
Depreciation and amortization	201,527	124,265
Net (accretion) amortization of securities	(7,046)	(3,359)
Loan servicing rights	456,657	401,021
Deferred income taxes	24,007	(683,243)
Stock based compensation	—	33,325
Net gain on sale of the guaranteed portion of SBA loans	(3,552,245)	(2,414,039)
Changes in operating assets and liabilities
Accrued interest receivable	(23,675)	(343,050)
Other assets	93,493	(139,077)
Accrued interest payable	209,606	303,466
Other liabilities	260,500	1,272,263
Net cash provided by operating activities	5,838,543	6,058,094
Cash flows from investing activities
Net change in time deposits in other financial institutions	—	(6,438)
Purchases of securities available for sale	—	(988,312)
Proceeds from calls, maturities and principal payments of securities available for sale	749,725	339,929
Net increase in loans	(81,524,117)	(94,816,471)
Proceeds from sale of the guaranteed portion of SBA loans	58,663,734	34,609,695
Purchase of restricted stock	(179,400)	(262,200)
Purchase of bank premises and equipment, net	(471,053)	(56,354)
Net cash used in investing activities	(22,761,111)	(61,180,151)
Cash flows from financing activities
Net increase in deposits	24,708,117	43,788,492
Proceeds from FHLB advances	2,500,000	4,750,000
Proceeds from exercise of stock options	80,175	—
Proceeds from exercise of warrants	—	983,021
Net cash provided by financing activities	27,288,292	49,521,513
Net change in cash and cash equivalents	10,365,724	(5,600,544)
Cash and cash equivalents at beginning of period	30,911,514	36,512,058
Cash and cash equivalents at end of year	$41,277,238	$30,911,514
Supplemental cash flow information
Interest paid	$6,571,271	$4,205,567
Income taxes paid	1,629,421	1,461,491
Supplemental noncash disclosures:
Transfers from loans to other real estate owned	$1,737,257	$—
See accompanying notes to financial statements.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations:   Savoy Bank (the “Bank”) is a state chartered commercial bank that commenced operations on January 15, 2008. The Bank is insured by the FDIC and maintains its principal office in New York City.
The accounting and financial reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The policies that materially affect the determination of financial position, results of operations and cash flow are summarized below.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents:   Cash and cash equivalents include cash, deposits with other financial institutions with original maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and time deposits in other financial institutions.
Time Deposits in Other Financial Institutions:   Time deposits in other financial institutions are carried at cost.
Securities:   Debt securities are required to be classified as available for sale, held to maturity, or trading at the date of purchase. The Bank does not have any debt securities classified as held to maturity or trading. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage- backed securities where prepayments are anticipated.
Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates debt securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a debt security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Loans:   The Bank makes commercial, real estate and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans secured by property in New York City metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of charge-offs, deferred loan fees and costs and an allowance for loan losses.
Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Past due status is based on the contractual terms of the loan. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The Bank consistently applies this policy to all classes of loans.
Allowance for Loan Losses:   The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Subsequent recoveries of loans previously charged off are credited to the allowance for loan losses when realized. The allowance consists of specific and general components.
The specific component relates to loans that are individually classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all principal and interest contractually due. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Bank reviews loans for impairment that are individually evaluated for collectability in accordance with the Bank’s normal loan review procedures (principally commercial and commercial real estate loans). If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral-dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.
The general component covers non-impaired loans and is based on a combination of peer group information and historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff;

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The Bank consistently applies this methodology to all portfolio segments.
Interest Rate Risk:   The Bank is principally engaged in the business of attracting deposits from the general public and using those deposits, together with other borrowed funds, to make commercial, real estate and consumer loans, and to invest in overnight and term investment securities. Inherent in such activities is the potential for the Bank to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.
Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Sales of the Guaranteed Portion of SBA Loans:   Gains or losses recognized upon the sale of the guaranteed portion of SBA loans are determined on a specific identification basis. Gains or losses are determined by allocating the carrying amount between the guaranteed portion sold and the portion of the loan retained by the Bank, based on their relative fair values and taking into account any servicing rights retained. Any discount or premium recorded on the portion of the loan retained by the Bank is accreted or amortized over the remaining life of the loan as an adjustment to yield. The portions of loans retained, net of any discounts or premiums, are included in loans, net of allowance for loan losses, in the accompanying balance sheets.
Loan Servicing Rights:   Servicing assets are recognized when the guaranteed portion of SBA loans are sold with servicing retained, with the income statement effect recorded in gain on sale of the guaranteed portion of SBA loans. Servicing rights are initially recorded at fair value. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.
The Bank accounts for loan servicing rights under the fair value measurement method, under which the Bank measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur. Such changes are included with loan servicing fees on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Servicing fee income, which is included on the statements of operations as loan servicing fees, is recorded for fees earned for servicing the guaranteed portion of SBA loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. Late fees and ancillary fees related to loan servicing are not material.
Premises and Equipment:   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded principally by straight-line and accelerated methods over the estimated useful lives of the Bank premises and equipment. Leasehold improvements are amortized over the lesser of their useful lives or the lease term.
Loan Commitments and Related Financial Instruments:   Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Based Compensation:   Compensation cost is recognized for stock options issued to employees and directors based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Bank recognizes interest and/or penalties related to income tax matters in income tax expense.
Other Real Estate Owned:   Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Thereafter, these assets are accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Comprehensive Income:   Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of taxes, which are also recognized as separate components of shareholders’ equity.
Loss Contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash and Due from Banks:   The Bank maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy deposit reserve requirements, and to compensate other banks for certain correspondent services. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Bank as of December 31, 2019 or 2018.
Subsequent Events:   The Bank has evaluated subsequent events for recognition and disclosure through March 18, 2020, which is the date the financial statements were available to be issued.
Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.
NOTE 2 — TIME DEPOSITS IN OTHER FINANCIAL INSTITUTIONS
Time deposits in other financial institutions as of December 31, 2019 mature as follows:
2021	$1,600,054

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 3 — SECURITIES
The following table summarizes the amortized cost and fair value of securities available for sale at December 31, 2019 and 2018, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income.
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2019
U.S. government agency	$1,783,049	$15,934	$(4,154)	$1,794,829
Residential mortgage-backed securities	480,548	8,702	(2,296)	486,954
Corporate bonds	500,000	—	(3,704)	496,296
	$2,763,597	$24,636	$(10,154)	$2,778,079
2018
U.S. government agency	$2,025,550	$354	$(67,451)	$1,958,453
Residential mortgage-backed securities	730,726	8,475	(11,062)	728,139
Corporate bonds	750,000	739	(35,361)	715,378
	$3,506,276	$9,568	$(113,874)	$3,401,970
No securities were sold in 2019 or 2018.
The amortized cost and fair value of debt securities shown by contractual maturity at year-end 2019 were as follows. Expected maturities may differ from contractual maturities if issuers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.
	Amortized Cost	Fair Value
Less than one year	$—	$—
One to five years	1,537,463	1,545,727
Five to ten years	245,586	249,102
Beyond ten years	500,000	496,296
Mortgage-backed	480,548	486,954
	$2,763,597	$2,778,079
There were no securities pledged at December 31, 2019 or 2018.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 3 — SECURITIES (Continued)
The following table summarizes securities with unrealized losses at December 31, 2019 and 2018, aggregated by major security type and length of time in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2019
U.S. government agency	$—	$—	$995,846	$(4,154)	$995,846	$(4,154)
Residential mortgage backed securities	—	—	76,474	(2,296)	76,474	(2,296)
Corporate bonds	—	—	496,296	(3,704)	496,296	(3,704)
	$—	$—	$1,568,616	$(10,154)	$1,568,616	$(10,154)
December 31, 2018
U.S. government agency	$—	$—	$1,425,875	$(67,451)	$1,425,875	$(67,451)
Residential mortgage-backed securities	469,035	(4,830)	76,679	(6,232)	545,714	(11,062)
Corporate bonds	—	—	464,640	(35,361)	464,640	(35,361)
	$469,035	$(4,830)	$1,967,194	$(109,044)	$2,436,229	$(113,874)
Unrealized losses on debt securities have not been recognized into income because the issuers’ bonds are investment grade or higher, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.
NOTE 4 — LOANS
Loans at year end were as follows:
	2019	2018
Real estate	$279,813,216	$266,624,288
Commercial	52,076,265	44,072,649
Total loans	331,889,481	310,696,937
Net deferred loan costs (fees)	361,750	423,323
Allowance for loan losses	(5,261,783)	(4,722,987)
Net loans	$326,989,448	$306,397,273
The Bank periodically makes loans to officers and directors, and companies in which they have a beneficial ownership (related parties). Related party loans were $937,319 and $1,217,919 at December 31, 2019 and 2018.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 4 — LOANS (Continued)
The following table presents the activity in the allowance for loan losses by portfolio segment for 2019 and 2018:
	Real Estate	Commercial	Total
2019
Balance, beginning of period	$2,309,692	$2,413,295	$4,722,987
Charge-offs	—	(2,566,000)	(2,566,000)
Recoveries	—	264,796	264,796
Provision for loan losses	658,632	2,181,368	2,840,000
Balance, end of year	$2,968,324	$2,293,459	$5,261,783
2018
Balance, beginning of period	$2,529,639	$762,214	$3,291,853
Charge-offs	—	(1,232,489)	(1,232,489)
Recoveries	—	160,623	160,623
Provision for loan losses	(219,947)	2,722,947	2,503,000
Balance, end of year	$2,309,692	$2,413,295	$4,722,987
The following table presents the balance of the allowance for loan losses and loans by portfolio segment and based on impairment method as of December 31, 2019 and 2018.
	Real Estate	Commercial	Total
December 31, 2019
Allowance for loan losses
Individually evaluated for impairment	$—	$767,346	$767,346
Collectively evaluated for impairment	2,968,324	1,526,113	4,494,437
Ending balance	$2,968,324	$2,293,459	$5,261,783
Loans
Individually evaluated for impairment	$355,477	$3,878,439	$4,233,916
Collectively evaluated for impairment	279,457,739	48,197,826	327,655,565
Ending balance	$279,813,216	$52,076,265	$331,889,481
December 31, 2018
Allowance for loan losses
Individually evaluated for impairment	$—	$1,140,175	$1,140,175
Collectively evaluated for impairment	2,309,692	1,273,120	3,582,812
Ending balance	$2,309,692	$2,413,295	$4,722,987
Loans
Individually evaluated for impairment	$2,764,625	$6,691,626	$9,456,251
Collectively evaluated for impairment	263,859,663	37,381,023	301,240,686
Ending balance	$266,624,288	$44,072,649	$310,696,937

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 4 — LOANS (Continued)
The following table presents information related to impaired loans by class of loans as of December 31, 2019 and 2018:
	Unpaid Principal Balance	Recorded Investment	Allowance Recorded
December 31, 2019
With no related allowance recorded
Real estate
Commercial	$355,477	$355,477
Multifamily	—	—
Commercial	2,256,623	2,256,623
With an allowance recorded
Real estate
Commercial	$—	$—	$—
Multifamily	—	—	—
Commercial	1,621,816	1,621,816	767,346
December 31, 2018
With no related allowance recorded
Real estate
Commercial	$2,764,625	$2,764,625
Multifamily	—	—
Commercial	5,132,133	5,132,133
With an allowance recorded
Real estate
Commercial	$—	$—	$—
Multifamily	—	—	—
Commercial	1,559,493	1,559,493	1,140,175
The recorded investment in loans excludes accrued interest receivable and net deferred loan fees due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.
The average balance of individually impaired loans during 2019 and 2018 was approximately $8,540,066 and $10,856,936. Interest income recognized during impairment was immaterial in both years.
Troubled debt restructurings as of year-end 2019 and 2018, included in impaired loans above, totaled $1,774,331 and $4,151,574, respectively, and had allocated specific reserves of $37,201 and $444,741, respectively. The Bank has not committed to lend any additional amounts as of year-end 2019 to customers with outstanding loans that are classified as troubled debt restructurings.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 4 — LOANS (Continued)
The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2019 and 2018:
	December 31, 2019		December 31, 2018
	Nonaccrual	Past Due 90 Days Still on Accrual	Nonaccrual	Past Due 90 Days Still on Accrual
Real estate
Commercial	$355,477	$—	$—	$—
Multifamily	—	—	—	—
Residential	—	—	—	—
Commercial	1,910,671	—	5,533,424	—
	$2,266,148	$—	$5,533,424	$—
The following table presents the aging of the recorded investment in past due loans as of December 31, 2019 and 2018, by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due
December 31, 2019
Real estate
Commercial	$474,059	$115,000	$355,477	$944,536	$183,080,338
Multifamily	—	—	—	—	49,282,430
Residential	312,328	1,087,853	—	1,400,181	45,105,731
Commercial	1,593,397	1,055,412	1,910,671	4,559,480	47,516,785
	$2,379,784	$2,258,265	$2,266,148	$6,904,197	$324,985,284
December 31, 2018
Real estate
Commercial	$3,674,883	$721,485	$—	$4,396,368	$165,634,519
Multifamily	2,498,278	—	—	2,498,278	48,740,879
Residential	—	—	—	—	45,354,244
Commercial	1,013,776	—	5,533,424	6,547,200	37,525,449
	$7,186,937	$721,485	$5,533,424	$13,441,846	$297,255,091
The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:
Special Mention:   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 4 — LOANS (Continued)
Substandard:   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loans not meeting the criteria above are considered to be pass rated loans.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful
December 31, 2019
Real estate
Commercial	$182,319,337	$1,350,060	$355,477	$—
Multifamily	49,282,430	—	—	—
Residential	46,505,912	—	—	—
Commercial	46,079,403	3,214,727	2,782,135	—
	$324,187,082	$4,564,787	$3,137,612	$—
December 31, 2018
Real estate
Commercial	$166,089,369	$2,600,000	$1,341,518	$—
Multifamily	51,239,157	—	—	—
Residential	45,354,244	—	—	—
Commercial	36,324,307	1,504,297	6,244,045	—
	$299,007,077	$4,104,297	$7,585,563	$—
NOTE 5 — LOAN SERVICING
Activity for loan servicing rights follows:
	2019	2018
Loan servicing rights:
Beginning of year	$1,937,897	$1,560,312
Additions	1,243,196	778,606
Change in fair value	(456,657)	(401,021)
End of year	$2,724,436	$1,937,897
The Bank serviced $138,911,105 and $94,235,265 of the guaranteed portion of SBA loans at year-end 2019 and 2018. Fair value at year-end 2019 and 2018 was determined using discount rates ranging from 5.8% to 26.6% and 10.0% to 18.5%and prepayment speeds ranging from 4.7% to 21.0% and 4.1% to 12.2%, depending on the stratification of the specific right.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 6 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
The fair values of loan servicing rights are based on market prices for comparable servicing contracts, when available (Level 2 inputs), or alternatively, are based on a valuation model that calculates the present value of estimated future net servicing income (Level 3 inputs).
The fair value of collateral-dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.
Assets and liabilities measured at fair value on a recurring and non-recurring basis are summarized below:
	Fair Value Measurements
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring basis
Available-for-sale securities
2019	$—	$2,778,079	$—
2018	—	3,401,970	—
Loan servicing rights
2019	—	—	2,724,436
2018	—	—	1,937,897
Non-recurring basis
Impaired loans
2019	—	—	904,470
2018	—	—	—

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 6 — FAIR VALUE (Continued)
	Fair Value Measurements
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other real estate owned
2019	—	—	1,737,257
2018	—	—	—
There were no transfers between levels within the fair value hierarchy during the years ended December 31, 2019 or 2018.
Due to the relatively small amount of loan servicing rights, collateral-dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned, the impact of unobservable inputs on the financial statements is not material.
Carrying amounts and estimated fair values of financial instruments as of December 31, 2019 and 2018, were as follows (in thousands):
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2019
Financial assets
Cash and cash equivalents	$41,277	$41,277	$41,277	$—	$—
Time deposits in other financial institutions	1,600	1,600	1,600	—	—
Securities available for sale	2,778	2,778	—	2,778	—
Loans, net	326,989	323,520	—	—	323,520
Restricted stock	970	N/A	N/A	N/A	N/A
Accrued interest receivable	1,571	1,571	—	1,571	—
Financial liabilities
Total deposits	$325,855	$326,352	$—	$326,352	$—
Borrowings	12,500	12,687	—	12,687	—
Accrued interest payable	1,049	1,049	—	1,049	—
December 31, 2018
Financial assets
Cash and cash equivalents	$30,912	$30,912	$30,912	$—	$—
Time deposits in other financial institutions	1,600	1,600	1,600	—	—
Securities available for sale	3,402	3,402	—	3,402	—
Loans, net	306,397	301,755	—	—	301,755
Restricted stock	790	N/A	N/A	N/A	N/A
Accrued interest receivable	1,548	1,548	—	1,548	—
Financial liabilities
Total deposits	$301,147	$300,354	$—	$300,354	$—
Borrowings	10,000	9,872	—	9,872	—
Accrued interest payable	839	839	—	839	—

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 6 — FAIR VALUE (Continued)
Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
NOTE 7 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:
	2019	2018
Leasehold improvements	$251,510	$133,767
Furniture and equipment	447,601	417,950
Computer hardware and software	636,073	312,414
	1,335,184	864,131
Less: accumulated depreciation	(754,565)	(553,038)
Premises and equipment, net	$580,618	$311,093
The Bank leases its main office. Rent expense, net of rental income, was $567,838 for both 2019 and 2018. Minimum rent commitments under non-cancelable operating leases, excluding taxes and insurance, were as follows, before considering renewal options that generally are present.

2020	$576,648
2021	596,670
2022	616,693
2023	616,693
2024	616,693
Thereafter	925,039
$3,948,436
NOTE 8 — DEPOSITS
At December 31, 2019 and 2018, deposits from related parties totaled $11,260,982 and $12,443,806.
Brokered deposits totaled $29,997,585 and $15,025,826 at December 31, 2019 and 2018.
The scheduled maturities of time deposits at December 31, 2019, were as follows:
2020	$117,663,761
2021	51,524,639
2022	24,725,173
2023	5,736,858
2024	11,781,684
$211,432,115
Time deposit $250,000 and over totaled $53,557,127 and $39,987,592 at December 31, 2019 and 2018.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
At year-end, advances from the Federal Home Loan Bank were as follows:
	2019	2018
Fixed-rate advances, at rates of 2.25 to 2.85%	$12,500,000	$10,000,000
Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $71,283,480 of first mortgage loans under a blanket lien arrangement at year-end 2019. Based on this collateral and the Bank’s holdings of FHLB stock, the Bank was eligible to borrow up to a total of $38,873,689, inclusive of outstanding advances, at year-end 2019.
Payments over the next five years are as follows:
2020	$5,000,000
2021	—
2022	—
2023	7,500,000
2024	—
$12,500,000
NOTE 10 — SHAREHOLDERS’ EQUITY
In February 2015, the Bank completed an offering of 625,000 units to the Bank’s existing shareholders at $4.50 per unit. Each unit consisted of three shares of common stock and one warrant to purchase one share of common stock at a price per share of $1.75 at any time until December 31, 2018. There were 62,874 warrants that expired on December 31, 2018.
NOTE 11 — GRANTS
During the years ended December 31, 2019 and 2018, the Bank received grants of $210,162 and $1,006,905, net, from the U.S. Treasury Department as an award in recognition of its lending and community development activities under the Bank Enterprise Award Program. Grants are recorded as income when conditions for the award are met. Deferred revenue related to grants totaled $1,006,905 at both December 31, 2019 and 2018, and is included in other liabilities in the accompanying balance sheets.
NOTE 12 — STOCK BASED COMPENSATION
The Bank’s 2013 Stock Option Plan (the “Plan”) permits the grant of share options to its directors, employees, advisors and other service providers of up to 770,000 shares of common stock. The Bank believes that such awards better align the interests of such parties with those of its shareholders.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. As the Bank’s shares are not publicly traded, expected volatilities are based on peer information.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 12 — STOCK BASED COMPENSATION (Continued)
A summary of the activity in the stock option plans for 2019 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at beginning of year	686,883	$1.53
Granted	—	—
Exercised	(53,450)	1.50
Forfeited or expired	(8,032)	1.50
Outstanding at end of year	625,401	$1.53	5.14	$53,393
Exercisable at end of year	625,401			$53,393
All outstanding options are vested. At December 31, 2019, there was no unrecognized compensation cost related to stock options granted under the Plan.
NOTE 13 — INCOME TAXES
The provision for income taxes is summarized as follows:
	2019	2018
Current expense	$1,648,614	$2,126,932
Deferred expense (benefit)	24,007	(557,793)
Change in valuation allowance	—	(744,138)
Total income tax expense	$1,672,621	$825,001
The effective tax rate differs from the federal statutory rate primarily due to state and local income taxes and, for 2018, the change in valuation allowance.
Gross deferred tax assets consist primarily of the tax benefit of net operating losses, allowance for loan losses, deferred income and organization costs. Deferred taxes include the following amounts of deferred tax assets and liabilities at December 31:
	2019	2018
Deferred tax assets	$2,492,805	$2,500,997
Deferred tax liabilities	(239,195)	(198,395)
Net deferred tax assets	$2,253,610	$2,302,602
Included in deferred tax assets are state and city net operating losses that are being carried forward and will be available to reduce future taxable income. As of year-end 2019, the Bank had a New York State net operating loss carryforward of approximately $5.9 million and a New York City net operating loss carryforward of approximately $2.5 million. The New York State and New York City net operating loss carryforwards will begin to expire in 2035.
The Bank calculates its tax obligation to New York State and New York City based upon the largest of a calculated income tax liability, a tax liability based upon average equity capital or a fixed minimum fee. Banks under $8 billion in total assets are also able to claim a subtraction from New York State and New York City taxable income equal to 50% of the net interest income on certain loans to customers within these

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 13 — INCOME TAXES (Continued)
respective jurisdictions. Based upon the forecasted impact of this exclusion on the Bank’s state taxable income, it was believed as of December 31, 2017 that it continued to be more likely than not the Bank would generate tax losses in New York State in future years and therefore calculate its New York State tax liability on the basis of average equity capital or a fixed minimum fee. Consequently, a valuation allowance existed against the Bank’s New York State net deferred tax asset as of December 31, 2017. However, based upon performance and forecasted future earnings, at December 31, 2018 the Bank believed it was more likely than not it would generate sufficient New York State taxable income in future periods to subject the Bank to the net income tax in that jurisdiction and fully utilize its net deferred tax asset. Consequently, in 2018, the Bank reversed the valuation allowance that had previously been recorded against its New York State net deferred tax asset.
The Bank is no longer subject to examination by taxing authorities for years before 2016. The Bank recognizes interest and/or penalties related to income tax matters in income tax expense. The Bank did not have any unrecognized tax benefits related to uncertain tax positions as of year-end 2019 or 2018, and does not anticipate the total amount of unrecognized tax benefits to significantly increase in the next twelve months.
NOTE 14 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of these instruments. The Bank has historically used the same credit policies in making conditional obligations as it does for on-balance sheet instruments.
At December 31, the Bank had the following financial instruments, whose contract amounts represented credit risk:
	2019	2018
Commitments to extend credit	$12,045,142	$7,569,264
Standby letters of credit	800,262	526,776
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Substantially all of the commitments are in the form of unused lines of credit and are at variable interest rates. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation.
Collateral held varies, but may include accounts receivable, marketable securities, inventory, property and equipment, and income-producing properties. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

SAVOY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018
NOTE 15 — REGULATORY MATTERS
Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in on January 1, 2019. Management believes as of December 31, 2019 and 2018, the Bank met all capital adequacy requirements, including the capital conservation buffer of 1.875% applicable to the Bank for 2019 and 2018, to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2019 and 2018, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Actual and required capital amounts (in thousands) and ratios are presented below at year-end:
	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2019
Total capital to risk weighted assets	$44,605	14.18%	$24,860	8.00%	$31,075	10.00%
Tier 1 (core) capital to risk weighted assets	40,163	12.92	18,645	6.00	24,860	8.00
Common tier 1 (CET1) to risk weighted assets	40,163	12.92	13,984	4.50	20,198	6.50
Tier 1 (core) capital to average assets	40,163	10.62	15,132	4.00	18,915	5.00
2018
Total capital to risk weighted assets	$38,279	13.74%	$22,291	8.00%	$27,864	10.00%
Tier 1 (core) capital to risk weighted assets	34,780	12.48	16,718	6.00	22,291	8.00
Common tier 1 (CET1) to risk weighted assets	34,780	12.48	12,539	4.50	18,111	6.50
Tier 1 (core) capital to average assets	34,780	10.25	13,596	4.00	16,995	5.00

ANNEX A
AGREEMENT AND PLAN OF MERGER

ANNEX A
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 27, 2020, is by and among Hanover Bancorp, Inc., a New York corporation and registered bank holding company (“Hanover”), Hanover Community Bank, a New York state chartered commercial bank and wholly-owned subsidiary of Hanover (“Bank”), and Savoy Bank, a New York state chartered commercial bank (“Savoy”). Hanover, the Bank and Savoy are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.” Defined terms are described in Section 9.11 of this Agreement.
RECITALS
A.   Hanover desires to acquire Savoy and the Parties’ respective Boards of Directors have each determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective stockholders.
B.   The acquisition of Savoy shall be accomplished through the merger (the “FirstMerger”) of a wholly-owned subsidiary of Hanover (“Newco”) with and into Savoy with Savoy surviving. Immediately following the First Merger, Savoy shall be merged with and into the Bank with the Bank surviving (the “Second Merger” and, together with the First Merger, the “Mergers”). The Boards of Directors of each of Savoy, Hanover and the Bank have duly adopted and approved this Agreement and the Board of Directors of Savoy has directed that the Agreement be submitted to the Savoy stockholders for approval. Savoy and the Bank shall execute and deliver a Plan of Affiliate Merger in the form attached hereto as Exhibit A, which shall provide for the terms of and govern the Second Merger.
C.   Simultaneously with the execution of this Agreement, each member of the Board of Directors of Savoy has executed and delivered to Hanover a voting agreement in the form attached hereto as Exhibit B (the “Voting Agreements”), pursuant to which each such director shall agree, among other things, to vote all shares of capital stock of Savoy owned by such director, in favor of the approval and adoption of this Agreement.
D.   On and after completion of the Mergers, Hanover and the Bank desire to employ McClelland Wilcox, President and Chief Executive Officer of Savoy (“Wilcox”), as an executive officer of Hanover and/or the Bank, and so simultaneously with the execution of this Agreement, Wilcox, Hanover and/or the Bank have entered into an employment agreement to be effective upon consummation of the Mergers (the “Employment Agreement”). The Parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS
1.1   The Mergers.   Subject to the terms and conditions of this Agreement, in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), the New York Banking Law, as amended, the Bank Holding Company Act, as amended (the “BHC”) and any applicable regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the Superintendent of the New York State Department of Financial Services (the “Superintendent”), and the Board of Governors of the Federal Reserve System (the “FRB”), at the , (a) Newco shall merge with and into Savoy, with Savoy as the resulting or surviving institution (the “Surviving Bank”) and, immediately thereafter, (b) Savoy shall merge with and into the Bank, with the Bank as the resulting or surviving institution. Newco and Savoy shall execute and deliver a separate plan of merger in the form attached hereto as Exhibit C that references the terms and conditions of this Agreement, for delivery to all applicable regulatory agencies, for approval of the First Merger, and Savoy and the Bank shall execute and deliver a separate plan of merger governing the terms of the Second Merger.

1.2   Closing, Closing Date and Effective Time.   Unless a different date, time and/or place are agreed to by the Parties, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. Eastern time, at the offices of Windels Marx Lane & Mittendorf, 156 West 56th Street, New York, NY 10019, on a date determined by mutual written agreement of the Parties, which date (the “Closing Date”) shall, unless otherwise agreed in writing by the parties, be not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and stockholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Mergers specified in Article VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the Closing, the Parties shall cause to be filed with the Superintendent a certificate of merger relating to the First Merger (the “Certificate of Merger”). The First Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”). Commencing as of the Effective Time, Savoy, as the Surviving Bank of the First Merger, shall be a wholly-owned Subsidiary of Hanover.
1.3   Effect of the First Merger.   At the Effective Time, Newco shall be merged with and into Savoy and the separate existence of Newco shall cease. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Newco and Savoy and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Newco and Savoy shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Newco and Savoy and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of Newco or Savoy in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of such contract or document; and any pending action or other judicial proceeding to which either of Newco or Savoy is a party shall not be deemed to have been abated or to have been discontinued by reason of the First Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the First Merger had not occurred; or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Newco or Savoy if the First Merger had not occurred.
1.4   Conversion of Savoy Common Stock.
(a)   At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e) of this Agreement, the shares of Savoy common stock, $1.00 per share par value (“Savoy Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Savoy Common Stock that are held by Savoy as treasury stock and (ii) shares of Savoy Common Stock held directly or indirectly by Hanover or Savoy or any of their respective Subsidiaries (except for Trust Account Shares or Pledged Shares)), shall by virtue of this Agreement and without any action on the part of Savoy, Hanover, Bank or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive in the aggregate a sum equal to 1.25 times Savoy’s Tangible Book Value as of the Determination Date, subject to adjustment as set forth herein, up to a maximum of $50,000,000 in Tangible Book Value (the “Merger Consideration”); provided, however, that in calculating Savoy’s Tangible Book Value as of the Determination Date, the items set forth on Section 1.4(a) of the Savoy Disclosure Schedule, to the extent not received or accrued prior to the Determination Date, will be deemed received and accrued and the impact of such payments on the calculation of Savoy’s Tangible Book Value will be as set forth on Section 1.4(a) of the Savoy Disclosure Schedule. The per share amount of Merger Consideration shall be equal to the Merger Consideration divided by the number of shares of Savoy Common Stock outstanding, after deducting the shares described in (i) and (ii) above, as of the Determination Date (the “Per Share Merger Consideration”).
(b)   Each share of Savoy Common Stock shall be converted into the right to receive cash (the “Cash Consideration”) and Hanover common stock, par value $0.01 per share (such shares, the “Hanover Common Stock” and such stock to be received, the “Stock Consideration”) as follows:
(1)   Cash Consideration.   For each such share of Savoy Common Stock , the holder thereof shall receive 50% of the Per Share Merger Consideration in cash, without interest (such amount, the “Per Share Cash Consideration”); and

(2)   Stock Consideration. Subject to Section 1.7 hereof, for each such share of Savoy Common Stock , the holder thereof shall also receive 50% of the Per Share Merger Consideration in Hanover Common Stock (the “Per Share Stock Consideration”). The number of shares of Hanover Common Stock to be received per share of Savoy Common Stock shall be equal to the number obtained by dividing (A) the Per Share Merger Consideration by (B) a dollar amount (the “Hanover Per Share Value”) equal to 1.20 times the quotient of (1) Hanover’s Tangible Book Value as of the Determination Date, divided by (2) the number of issued and outstanding shares of Hanover Common Stock as of the Determination Date. For the purpose of calculating Hanover Per Share Value, such amount shall be calculated on a fully diluted basis, including dilution from stock options, convertible equity securities, convertible debt securities, warrants, purchase rights, or any other right that could give rise to the issuance of any equity security of an equal or greater priority than common stock.
(3)   Adjustment.   Notwithstanding any other provision hereof, in the event that Savoy’s Tangible Book Value as of the Determination Date is less than $46,000,000 but equal to or greater than $34,500,000, then the Merger under Section 1.4(a) above shall be reduced by $0.75 for each dollar of the difference between $46,000,000 and Savoy’s Tangible Book Value as of the Determination Date, and such sum shall be considered the new Merger Consideration (and the Per Share Cash Consideration and the Per Share Stock Consideration shall be adjusted accordingly); provided, however, that in the event that Savoy’s Tangible Book Value is less than $34,500,000 (the “Minimum Capital”), each of Savoy and Hanover shall have the rights set forth in Sections 8.1(k) and 8.1(l), respectively. By way of example, if Savoy’s Tangible Book Value as of the Determination Date is $44,000,000, then the Merger Consideration shall be ($44,000,000 x 1.25) = $55,000,000 –  $1,500,000 = $53,500,000.
(c)   At the Effective Time, (i) all shares of Savoy Common Stock that are held by Savoy as treasury stock and (ii) all shares of Savoy Common Stock that are held directly or indirectly by Hanover or Savoy or any of their respective Subsidiaries (other than shares of Savoy Common Stock (A) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, whether held directly or indirectly by Hanover or Savoy, as the case may be, being referred to herein as “Trust Account Shares”) or (B) held by Hanover or Savoy or any of their respective Subsidiaries as loan collateral (any such shares of Savoy Common Stock, being referred to herein as “Pledged Shares”), shall be canceled and shall cease to exist and no stock of Hanover, cash, or other consideration shall be delivered in exchange therefor. All shares of Hanover Common Stock that are owned by Savoy (other than Trust Account Shares and Pledged Shares) shall become treasury stock of Hanover.
(d)   On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Savoy Common Stock (the “Certificates”) shall cease to have any rights as stockholders of Savoy, except the right to receive Merger Consideration for each such share of Savoy Common Stock held by them.
(e)   Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Hanover Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, proportional and appropriate adjustments shall be made to the Per Share Stock Consideration.
(f)   Within five (5) Business Days after the Determination Date, Hanover shall deliver to Savoy a written statement setting forth a good faith calculation of Hanover’s Tangible Book Value as of the Determination Date and the Per Share Stock Consideration (the “Statement of Hanover Stock Consideration”) and Savoy shall deliver to Hanover a written statement setting forth a good faith calculation of Savoy’s Tangible Book Value as of the Determination Date (the “Savoy TBV Statement” and with the Statement of Hanover Stock Consideration, the “Statements”) During the five (5) Business Day period after receipt of the Statements by each of Savoy and Hanover, each Party and its representatives shall be permitted to review the books, records, work papers and such other documentation of the other Party related to its preparation of the Statements as such Party may reasonably request. If a Party disagrees with the other Party’s Statement, then that Party shall notify the other in writing, including a reasonable detail of the nature of the dispute, including all supporting documentation with respect thereto (a “Notice of Dispute”). The Parties shall first use commercially reasonable efforts to resolve any such dispute between themselves and make such revisions to the applicable Statement necessary to reflect such resolution. Any disputes that are not resolved within forty-eight (48) hours after delivery of a Notice of Dispute shall be submitted for determination to the American Arbitration Association, New York, New York (the “AAA”), under the AAA Expedited Procedures of the Commercial Arbitration Rules (“Rules”), by a single arbitrator (the “Arbitrator”), who shall (i) act as an arbitrator and (ii) who shall be a certified public accountant with experience in auditing the financial statements of banks or bank holding companies. The Arbitrator shall conduct the arbitration as expeditiously as possible in accordance with the Rules and issue a decision not later than sixty (60) days after the Arbitrator has been designated. The Parties shall state to the Arbitrator their proposed amounts for all items in dispute. The decision of the Arbitrator shall be, in all events, not less than the lower of the two amounts proposed by the Parties and not greater than higher of the two amounts proposed by the Parties for any item. The Parties shall promptly furnish to the Arbitrator such work papers and other documents and information relating to the disputed issues as such Arbitrator may reasonably request. The decisions made by the Arbitrator of the items in dispute shall be conclusive, binding upon the Parties, nonappealable and considered final for all purposes hereunder and shall not be subject to further review. All fees and costs of the Arbitrator and the fees of the AAA shall initially be shared equally by the parties. Upon the ultimate determination by the Arbitrator, the fees shall be paid by the Party whose position differs the most from the ultimate determination made by the Arbitrator. The Arbitration shall be conducted in a confidential manner. The Arbitration shall take place in New York, New York. The Arbitrator shall decide the procedures for the Arbitration, and may order that the Arbitration be conducted in whole or in part virtually and/or by submission of written testimony, in light of considerations regarding the spread of COVID-19. The Parties agree that they will, and agree to cause their respective representatives to, cooperate and assist in the resolution of any dispute hereunder, including, without limitation, making available books, records, work papers and personnel as shall be necessary to attempt to resolve the dispute.
1.5   Conversion of Savoy Stock Options
Each outstanding option to purchase shares of Savoy Common Stock from Savoy (the “Savoy Options”) other than those listed on Section 1.5(i) of the Savoy Disclosure Schedule (the “Excluded Savoy Options”) shall, as of the Effective Time, be cancelled in exchange for a cash payment equal to the difference between the Per Share Cash Consideration and the exercise price for each such option, and each such option holder shall execute an acknowledgement of option termination and release. Section 1.5(ii) of the Savoy Disclosure Schedule sets forth a list of each Savoy Option outstanding as of the date hereof, listing the number of shares of Savoy Common Stock for which such Savoy Option may be exercised, the exercise price, the vesting schedule, the grant date and expiration date, and whether such Savoy Option is a non-qualified option or an incentive stock option under Section 422 of the Code. In the event the exercise price for an option is greater than the Per Share Cash Consideration, such option shall be cancelled with no consideration or payment therefore. Savoy shall take all such steps as are necessary under its equity compensation plans, or amend any outstanding option or equity plan, to ensure the termination of all outstanding Savoy Options as of the Effective Date on the terms set forth herein.
1.6   [INTENTIONALLY DELETED]
1.7   Savoy Stockholders Owning 2.5% or More of Hanover Stock.   To the extent that any holder of Savoy Common Stock is informed by Hanover or the Exchange Agent that such holder would, after the Effective Time, own more than two and one-half percent (2.5%) of the outstanding Hanover Common Stock, after giving effect to the issuance of the Stock Consideration, such holder of Savoy Common Stock will only receive Stock Consideration if such holder of Savoy Common Stock executes a Voting Agreement in the form of Exhibit D hereto (the “Voting Agreement”). In the event such holder shall refuse to execute such Voting Agreement, such holder shall only receive Stock Consideration in such an amount as would eliminate a requirement to execute such Voting Agreement, and the remainder of the Per Share Merger Consideration to which by such holder is entitled shall be paid in cash.

1.8   Exchange Agent.   Hanover and Savoy hereby jointly appoint Computershare as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Savoy Common Stock hereunder.
1.9   Hanover Common Stock; Newco Common Stock.
(a)   Except for shares of Hanover Common Stock owned by Savoy (other than Trust Account Shares and Pledged Shares), which shall be converted into treasury stock of Hanover as contemplated by Section 1.4 of this Agreement, the shares of Hanover Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected and such shares shall remain issued and outstanding.
(b)   Each common share of Newco issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and nonassessable common share of the Surviving Bank.
1.10   Organization Certificate.   The organization certificate of Savoy as in effect immediately prior to the Effective Time shall be the organization certificate of the Surviving Bank, until thereafter amended as provided therein and by applicable law.
1.11   By-Laws.   The by-laws of Savoy as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.
1.12   Directors and Officers of the Surviving Bank.   The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the organization certificate and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the organization certificate and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.
1.13   Withholding Rights.   Hanover shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Savoy Common Stock, the minimum amounts (if any) that Hanover is required by law to deduct and withhold with respect to the making of such payment under the Internal Revenue Code (the “Code”) or any other provision of the Code or applicable state law. To the extent that amounts are so withheld by Hanover, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Savoy Common Stock in respect of which such deduction and withholding was made by Hanover. Hanover or the Exchange Agent shall provide prompt notice to each holder of the amount of such deduction or withholding and shall pay the amount withheld to the appropriate taxing authority.
1.14   Dissenters’ Rights.   Notwithstanding any other provision hereof, each outstanding share of Savoy Common Stock, the holder of which has perfected his or her right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Savoy shall give Hanover prompt notice upon receipt by Savoy of any such demands for payment of the fair value of shares of Savoy Common Stock and of withdrawals of such notice and any other related communications (any stockholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Hanover shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Savoy shall not, except with the prior written consent of Hanover, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank or Hanover. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such payment at or prior to the Effective Time, such holder’s shares of Savoy Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

1.15   Restructure of Transaction.   Hanover shall have the right to revise the structure of the Merger, at any time prior to the mailing of the Proxy Statement, in order to achieve tax benefits or for any other reason, including for its internal accounting purposes, which Hanover may deem advisable; provided, however, that Hanover shall not have the right, without the approval of the Board of Directors of Savoy and, if and to the extent required by applicable Law, the holders of Savoy Common Stock, to make any revision that (i) would change the amount, type or timing of payment of the Merger Consideration to which the holders of shares of Savoy Common Stock are entitled (as determined in the manner provided in Sections 1.4 and 1.5), (ii) would materially delay or jeopardize receipt of the approval of the Merger by any applicable governmental or regulatory (banking or otherwise) authority, or (iii) could reasonably be expected to adversely impact the tax consequences arising from the transactions contemplated by this Agreement to any holders of Savoy Common Stock. Hanover may exercise this right of revision by giving written notice to Savoy in the manner provided in Section 9.4 of this Agreement, which notice shall include a form of an amendment to this Agreement or a form of an Amended and Restated Agreement and Plan of Merger which, in either case, shall not be required to be executed by any of the Parties, and shall include a certification by an executive officer of Hanover that such revision complies with the terms and conditions of this Section 1.15.
ARTICLE II
EXCHANGE OF SHARES
2.1   Hanover to Make Shares and Cash Available for Merger Consideration.   At or prior to the Effective Time, Hanover and/or the Bank shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (other than those representing Dissenting Shareholders), for exchange in accordance with this Article II, certificates representing shares of Hanover Common Stock and cash in an amount sufficient to cover the Merger Consideration and the payment of any cash in lieu of fractional shares (such cash and certificates for shares of Hanover Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Savoy Common Stock.
2.2   Exchange of Shares.
(a)   As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (the “Letter of Transmittal”) , which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Savoy Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Savoy and Hanover shall have the right to review both the Letter of Transmittal and the instructions prior to the Effective Time. The Letter of Transmittal shall be in such form and have such other provisions as Savoy and Hanover may reasonably specify. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Savoy Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.
(b)   No dividends or other distributions declared after the Effective Time with respect to Hanover Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Hanover Common Stock, if any, represented by such Certificate.
(c)   If any certificate representing shares of Hanover Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer Taxes required by reason of the issuance of a certificate representing shares of Hanover Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. No medallion signature guaranty shall be required on the Letter of Transmittal except in such case or when the Letter of Transmittal is signed by someone other than the record holder of the Savoy Common Stock or the Stock Consideration or the Cash Consideration is to be issued in a name other than that of the record holder of the Savoy Common Stock.
(d)   The Board of Directors of Savoy, in consultation with Hanover, shall establish a record date in accordance with Section 6004 of the New York Banking Law to determine those Savoy stockholders entitled to receive the merger consideration. After the record date so established, there shall be no transfers on the stock transfer books of Savoy of the shares of Savoy Common Stock. If, after such record date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Hanover Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Hanover Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Hanover. In lieu of the issuance of any such fractional share, Hanover shall pay to each former stockholder of Savoy who otherwise would be entitled to receive a fractional share of Hanover Common Stock an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled multiplied by (ii) the Per Share Merger Consideration. All shares of Savoy Common Stock held by any such former stockholder of Savoy immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former stockholder.
(f)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of Savoy for six (6) months after the Effective Time shall be paid to Hanover. Any stockholders of Savoy who have not theretofore complied with this Article II shall thereafter look only to Hanover for payment of the Merger Consideration, including shares of Hanover Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on the Hanover Common Stock deliverable in respect of each share of Savoy Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall continue to be held by Hanover until required to be paid over to a government official pursuant to applicable abandoned property Laws, escheat Laws and any other applicable Law. Notwithstanding the foregoing, none of Hanover, Savoy, the Exchange Agent or any other Person shall be liable to any former holder of shares of Savoy Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hanover, the posting by such Person of a bond in such reasonable and customary amount as Hanover may direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such Certificate, the Exchange Agent or Hanover, as the case may be, will pay and issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, including shares of Hanover Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SAVOY
References herein to the “Savoy Disclosure Schedule” shall mean all of the disclosure schedules relating to Savoy and its Subsidiaries required by this Article III and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by Savoy to Hanover. Each exception set forth in the Savoy Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of Articles III, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced section or subsection and also any other section or subsection of Articles III, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Savoy Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Savoy Disclosure Schedule, Savoy hereby represents and warrants to Hanover and the Bank as follows:
3.1   Corporate Organization.
(a)   Savoy is a New York state- chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Savoy are insured by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of Savoy, has any such termination or revocation been threatened. Savoy and each of Savoy’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Savoy. Copies of the organizing certificate, certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each of Savoy and of each Subsidiary of Savoy have previously been made available to Hanover; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(b)   The minute books of Savoy and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions by their respective stockholders and Board of Directors (including committees of their respective Boards of Directors). Copies of such minute books have been made available to Hanover.
(c)   Except as set forth in Section 3.1(c) of the Savoy Disclosure Schedule, Savoy and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity.
3.2   Capitalization.
(a)   The authorized capital stock of Savoy consists, and at Closing will consist, solely of 10,389,070 shares of Savoy Common Stock. As of the date hereof, there were 9,628,626 shares of Savoy Common Stock outstanding (excluding treasury shares) and no shares of Savoy Common Stock held by Savoy as treasury stock. Except as set forth on Section 3.2(a) of the Savoy Disclosure Schedule, Savoy does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Savoy Common Stock or any other equity security of Savoy or any securities representing the right to purchase or otherwise receive any shares of Savoy Common Stock or any other equity security of Savoy. Except as set forth in Section 3.2(a) of the Savoy Disclosure Schedule, Savoy does not maintain any plans or arrangements under which options, restricted stock, equity awards, stock appreciation rights, phantom stock, profit participations or other similar rights with respect to Savoy Common Stock may be issued. All of the issued and outstanding shares of Savoy Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights, with no personal liability attaching to the ownership thereof, except as provided in New York Banking Law Section 114.
(b)   Section 3.2(b) of the Savoy Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Savoy. Except as set forth in Section 3.2(b) of the Savoy Disclosure Schedule, Savoy owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Savoy has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any Person that is not a direct or indirect Subsidiary of Savoy calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which Savoy or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Savoy or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on Savoy or any of its Subsidiaries.
(c)   No bonds, debentures, trust-preferred securities or other similar indebtedness of Savoy are issued or outstanding.
3.3   Authority; No Violation.
(a)   Savoy has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the First Merger and (B) obtaining the other approvals listed in Section 3.4 of this Agreement and (ii) Savoy obtaining the approval of the holders of two-thirds of the outstanding shares of Savoy Common Stock as contemplated herein, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, Savoy’s Board of Directors has (i) determined that this Agreement and the First Merger are fair to and in the best interests of Savoy and its stockholders and declared the First Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the First Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the First Merger (the “Savoy Shareholder Matters”) be submitted to Savoy’s stockholders for approval at the Savoy Shareholders’ Meeting and (iv) resolved to recommend that Savoy’s stockholders approve the First Merger and this Agreement at the Savoy Shareholders’ Meeting (the “Savoy Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Savoy. Except for the approval of the Savoy Shareholder Matters by the requisite vote of Savoy’s stockholders, no other corporate proceedings on the part of Savoy are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Savoy and (assuming due authorization, execution and delivery by Hanover and the Bank) this Agreement constitutes a valid and binding obligation of Savoy, enforceable against Savoy in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors’ rights and remedies generally.
(b)   Neither the execution and delivery of this Agreement by Savoy, nor the consummation by Savoy of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Savoy with any of the terms hereof, will (i) violate any provision of the charter or by-laws of Savoy or the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Savoy Disclosure Schedule, (A) violate any Law or Order applicable to Savoy or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Savoy or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Savoy or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Savoy and its Subsidiaries taken as a whole.
3.4   Consents and Approvals.   Except for (a) the filing of applications and notices with the FDIC and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Superintendent and approval of such applications and notices, (c) the filing of applications and waiver requests, as applicable, with the FRB, (d) the filing with the Securities and Exchange Commission (“SEC”) and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement for the meeting of stockholders of Savoy to vote upon the Merger will be included as a proxy statement and prospectus (the “Proxy Statement”), and the approval of the Savoy Shareholder Matters by the requisite vote of the stockholders of Savoy, (e) the filing of the Certificate of Merger with the Superintendent, (f) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (g) such consents, authorizations or approvals as shall be required under the Environmental Laws and (h) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Savoy Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Savoy and its Subsidiaries (taken as a whole)) are necessary on behalf of Savoy in connection with (1) the execution and delivery by Savoy of this Agreement and (2) the consummation by Savoy of the First Merger and the other transactions contemplated hereby.
3.5   Reports.
(a)   Savoy and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2017 with (i) the FDIC, and (ii) any other bank regulator that regulates Savoy or any of its Subsidiaries (collectively with the FDIC, the “Savoy Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Savoy Regulatory Agencies in the regular course of the business of Savoy and its Subsidiaries, and except as set forth in Section 3.5 of the Savoy Disclosure Schedule, no Savoy Regulatory Agency has initiated any proceeding or, to the Knowledge of Savoy, investigation into the business or operations of Savoy or any of its Subsidiaries since January 1, 2017, the effect of which is reasonably likely to have a Material Adverse Effect on Savoy or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Hanover, Savoy or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any Savoy Regulatory Agency with respect to any report or statement relating to any examinations of Savoy or any Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Savoy or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Hanover, Savoy or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.
(b)   The records, systems, controls, data and information of Savoy and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Savoy or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, or except for information in the hands of third party data processors, other third-party vendors providing services to Savoy or other third parties, such as loan participants and Government guarantee agencies or other parties as is customary in the ordinary course of the banking business, in either case that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in Section 3.6(c) of this Agreement..

(c)   Except as set forth in Section 3.5(c) of the Savoy Disclosure Schedule, since January 1, 2017, neither Savoy nor any of its Subsidiaries, nor, to the Knowledge of Savoy, any member of Savoy’s Board of Directors or any executive officer of Savoy or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Savoy or any of its Subsidiaries or their internal accounting controls.
3.6   Financial Statements.
(a)   Savoy has previously made available to Hanover copies of (i) the consolidated statements of financial condition of Savoy as of December 31, 2019 and as of December 31, 2018, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2019 and 2018, in each case accompanied by the audit report of Crowe LLP (the “Accounting Firm”), independent public accountants with respect to Savoy, (ii) the notes related thereto and (iii) the unaudited consolidated statement of financial condition of Savoy as of June 30, 2020 and 2019 and the related unaudited consolidated statements of income for the six (6) months then ended (collectively, the “Savoy Financial Statements”). The consolidated statements of financial condition of Savoy (including the related notes, where applicable) included within the Savoy Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of Savoy and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) included within the Savoy Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in stockholders’ equity and cash flows of Savoy and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Savoy Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Savoy and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)   Except as and to the extent reflected, disclosed or reserved against in the consolidated statements of financial condition (including the notes thereto) of Savoy as of December 31, 2019 and June 30, 2020 included in the Savoy Financial Statements, neither Savoy nor any Subsidiary of Savoy had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Savoy and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2020, neither Savoy nor any Subsidiary of Savoy has incurred any material liabilities except in the Ordinary Course of Business or except in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.
(c)   Savoy and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2019, there has not been any material change in the internal controls utilized by Savoy to assure that its consolidated financial statements conform with GAAP. Savoy is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Savoy’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Savoy’s management or other employees who have a significant role in such internal controls.
(d)   The Accounting Firm is and has been throughout the periods covered by the Savoy Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (ii) “independent” with respect to Savoy within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Savoy Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of Savoy’s then independent public accountants) for Savoy and its Subsidiaries since December 31, 2017.

3.7   Broker’s and Other Fees.
(a)   Neither Savoy nor any Subsidiary of Savoy nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except as set forth in Section 3.7 of the Savoy Disclosure Schedule. Section 3.7 of the Savoy Disclosure Schedule also sets forth the retention agreement of any such firm listed thereon (the “Advisory Firm”). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Savoy Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in Section 3.7 of the Savoy Disclosure Schedule), there are no fees payable by Savoy or any Subsidiary of Savoy to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by Savoy or any of its Subsidiaries. Neither Savoy nor any of its Subsidiaries is liable for, and has not paid since January 1, 2017 any termination fee, break-up fee, expenses or other similar fees to any Person in connection with the potential acquisition of Savoy or the termination of any acquisition agreement, letter of intent or other agreement regarding the potential acquisition of Savoy.
(b)   Prior to the execution of this Agreement, Savoy has received the written opinion of the Advisory Firm stating that the Merger Consideration is fair to the common stockholders of Savoy from a financial point of view.
3.8   Absence of Certain Changes or Events.
(a)   Except as set forth in Section 3.8(a) of the Savoy Disclosure Schedule or as contemplated by this Agreement, since December 31, 2019, Savoy and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).
(b)   Except as set forth in Section 3.8(b) of the Savoy Disclosure Schedule, since December 31, 2019, neither Savoy nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2019 (which amounts have been previously disclosed to Hanover), provided that an increase in compensation resulting from an increase in commissions due to any employee as a result of increased volume without an increase in the current rate of commission shall not be deemed a violation of this provision, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) received notice of any action, suit, claim, demand, labor dispute or grievance, or to Savoy’s Knowledge, is the subject of any action, suit, claim, demand, labor dispute or grievance, in either case relating to any labor or employment matter involving Savoy or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Savoy Benefit Plan or other employee benefit plan, program or arrangement.-
(c)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(c) of the Savoy Disclosure Schedule, since December 31, 2019, there has not been:
(i)   any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Savoy,
(ii)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Savoy’s capital stock,
(iii)   any split, combination or reclassification of any of Savoy’s capital stock,

(iv)   any issuance or the authorization of any issuance of any shares of Savoy’s capital stock,
(v)   except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Savoy or its Subsidiaries affecting their respective assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,
(vi)   any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Savoy or any of its Subsidiaries,
(vii)   any material change in the investment policies or practices of Savoy or any of its Subsidiaries, or
(viii)   any agreement or commitment (contingent or otherwise) to do any of the foregoing.
3.9   Legal Proceedings.
(a)   Except as disclosed in Section 3.9(a) of the Savoy Disclosure Schedule, neither Savoy nor any of its Subsidiaries is a party to any, and there are no pending or, to Savoy’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Savoy or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Except as set forth in Section 3.9(b) of the Savoy Disclosure Schedule, there is no Order imposed upon Savoy or any of its Subsidiaries or any of their respective assets.
3.10   Taxes.
(a)   Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Savoy and its Subsidiaries on a consolidated basis, (i) Savoy and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by it in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Savoy and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by it, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Savoy Financial Statements. The unpaid Taxes of Savoy and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Savoy Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Savoy Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Savoy and its Subsidiaries in filing their respective Tax Returns. Neither Savoy nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Savoy Disclosure Schedule, the Tax Returns of Savoy and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Savoy Financial Statements. Except as set forth in Section 3.10(a) of the Savoy Disclosure Schedule, there are no current, pending or, to the Knowledge of Savoy, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Savoy or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Savoy Disclosure Schedule, as of the date of this Agreement, neither Savoy nor any Subsidiary of Savoy has received (i) a request for information related to Tax matters or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Savoy or any Subsidiary of Savoy. Savoy has made available to Hanover true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by Savoy or any of its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by Savoy or any Subsidiary of Savoy since January 1, 2017. There are no material Liens with respect to any Taxes upon any assets of Savoy or any of its Subsidiaries, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Savoy or any Subsidiary does not file Tax Returns that Savoy or such Subsidiary is or may be subject to taxation by that jurisdiction.
(b)   Except as set forth in Section 3.10(b) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any Person, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Savoy), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)   Except as set forth in Section 3.10(c) of the Savoy Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of Savoy or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from Savoy or from Hanover or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.
(d)   Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Savoy Disclosure Schedule. The terms of each “non-qualified deferred compensation plan” of Savoy or any of its Subsidiaries subject to Code Section 409A (and associated IRS regulations and guidance) comply with Code Section 409A and such regulations and guidance. No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such plan, program, arrangement or contract.
(e)   Neither Savoy nor any Subsidiary of Savoy is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither Savoy nor any Subsidiary of Savoy has made any payments to employees that are not deductible under Section 162(m) of the Code and the consummation of the Merger will not cause any payments to employees to not be deductible thereunder.
(f)   Except as set forth in Section 3.10(f) of the Savoy Disclosure Schedule, neither Savoy nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or

(vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.
(g)   Except as set forth in Section 3.10(g) of the Savoy Disclosure Schedule (i) Savoy and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Savoy and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be have a Material Adverse Effect on the results of operations or financial condition of Savoy and its Subsidiaries.
(h)   For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.
3.11   Employee Benefits; Labor and Employment Matters.
(a)   Except as disclosed in Section 3.11(a) of the Savoy Disclosure Schedule, none of Savoy, its Subsidiaries or any of its ERISA Affiliates sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans required to be so disclosed, “Savoy Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (such plans required to be so disclosed, “Savoy Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (such plans, programs, policies, agreements and arrangements required to be so disclosed, collectively with the Savoy Pension Plans and the Savoy Welfare Plans, the “Savoy Benefit Plans”). During the last six (6) years, neither Savoy nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Savoy Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to Savoy, means any entity required to be aggregated with Savoy under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to Hanover, means any entity required to be aggregated with Hanover under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
(b)   Savoy has made available to Hanover true and complete copies of each of the following with respect to each of the Savoy Benefit Plans: (i) the Savoy Benefit Plan document (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Savoy Benefit Plan has not been reduced to writing, a summary of all material terms of such Savoy Benefit Plan; (ii) the trust agreement, insurance contract, annuity contract or other funding instruments, if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion and advisory letters and rulings, compliance statements, closing agreements, or similar materials, in each case, issued since January 1, 2016, specific to each Savoy Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Savoy Benefit Plan; (vii) correspondence since January 1, 2016 between Savoy and the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity regarding actual or potential audits or investigations by any such Governmental Entity with respect to any Savoy Benefit Plan; and (viii) all material written contracts relating to each Savoy Benefit Plan, including, fidelity or ERISA bonds and administrative service agreements relating to each Savoy Benefit Plan (if applicable).
(c)   Except as set forth in Section 3.11(c) of the Savoy Disclosure Schedule, at December 31, 2019, the fair value of plan assets of each Savoy Pension Plan subject to Title IV of ERISA equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Savoy Financial Statements for the year ended December 31, 2019.
(d)   All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Savoy Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, except where the failure to make such payments would not have a Material Adverse Effect on such Savoy Benefit Plan or Savoy, and all amounts properly accrued to date as liabilities of Savoy and its Subsidiaries which have not been paid have been recorded on the books of Savoy.
(e)   No event has occurred and no condition exists with respect to any Savoy Benefit Plan that has subjected or could reasonably be expected to subject Savoy or any of its Subsidiaries to any material penalty under the Code or ERISA.
(f)   Each of the Savoy Benefit Plans has been operated in all material respects (i) in accordance with its terms and (ii) in compliance with the provisions of ERISA, the Code, including regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Savoy Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Savoy Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) (or, if the Savoy Pension Plan is reflected in an IRS pre-approved document, the form of document is subject to an advisory or opinion letter upon which Savoy is entitled to rely) and, condition or circumstance exists which could reasonably be expected to disqualify any such plan. None of the assets of any Savoy Pension Plan are invested in or consist of Savoy Common Stock.
(g)   No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Savoy Benefit Plans. Neither Savoy, nor any of its Subsidiaries, nor any plan fiduciary of any Savoy Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.
(h)   There are no pending, or, to the Knowledge of Savoy, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Savoy Benefit Plans or any trusts related thereto. None of the Savoy Benefit Plans is the subject of any pending or, to the Knowledge of Savoy, any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i)   Except as set forth in Section 3.11(i) of the Savoy Disclosure Schedule, (i) no Savoy Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (A) coverage mandated by continuation coverage laws or (B) death benefits under any Savoy Pension Plan and (ii) there are no unfunded benefit obligations under Savoy Benefit Plans which are not accounted for by full reserves shown in the Savoy Financial Statements, or otherwise noted on the Savoy Financial Statements.
(j)   There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Savoy Welfare Plan, and any Savoy Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) materially complies with the applicable material requirements of Section 4980B of the Code.
(k)   With respect to each Savoy Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Savoy as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability to the insurance provider (other than premiums in the ordinary course) arising wholly or partially out of events occurring prior to the Effective Time.
(l)   Except as set forth in Section 3.11(l) of the Savoy Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of Savoy or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of Savoy or any of its Subsidiaries.
(m)   Except as set forth in Section 3.11(m) of the Savoy Disclosure Schedule, neither Savoy, any of its Subsidiaries nor any of its ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Savoy Benefit Plans or to amend or modify any existing Savoy Benefit Plan.
(n)   With regard to the Savoy Benefit Plans, no event has occurred and to the Knowledge of Savoy there exists no condition or set of circumstances in connection with which Savoy, any Subsidiary of Savoy or any ERISA Affiliate of Savoy would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Savoy Benefit Plans, ERISA, the Code or any other applicable Law which has had, or would reasonably be expected to have, a Material Adverse Effect on Savoy.
(o)   Neither Savoy nor any Subsidiary is, nor at any time has it been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Savoy, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Savoy or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Savoy or any Subsidiary of Savoy is pending or, to the Knowledge of Savoy, threatened. Savoy and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. As of the Closing Date, neither Savoy, nor any Subsidiary of Savoy has incurred, nor does it expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.
(p)   There is no unfair labor practice charge or complaint against Savoy or any of its Subsidiaries pending or, to the Knowledge of Savoy, threatened before the National Labor Relations Board, any court or any Governmental Entity.

(q)   Except as Disclosed in Section 3.11(q) of the Savoy Disclosure Schedule, there are no pending or, to the Knowledge of Savoy, threatened actions, charges, citations or Orders regarding Savoy or any Subsidiary of Savoy concerning: (i) any alleged violation of any employment Laws concerning wages, compensation or prohibiting discrimination, (ii) unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.
(r)   Section 3.11(r) of the Savoy Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses (if any), overtime exemption status and leave status of each current employee of Savoy or any Subsidiary of Savoy, (ii) any increase in annual compensation not disclosed in Section 3.8(b) of the Savoy Disclosure Schedule which is anticipated to be implemented on or before December 31, 2020, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to Savoy or any Subsidiary of Savoy as an independent contractor and the amount paid to such independent contractor by Savoy or any Subsidiary of Savoy during the twelve months ended June 30, 2020. To the Knowledge of Savoy, no employee named in Section 3.11(r) of the Savoy Disclosure Schedule has any current plans to terminate employment or service with Savoy or any Subsidiary of Savoy. Other than as set forth in Section 3.11(r) of the Savoy Disclosure Schedule, all employees of Savoy and its Subsidiaries are employed at will.
(s)   Since January 1, 2019, Savoy and its Subsidiaries have properly recorded and accounted for, pursuant to GAAP, all employee vacation and/or personal time taken by all employees of Savoy or any of its Subsidiaries.
3.12   Savoy Information.
(a)   The information provided by Savoy relating to Savoy to be contained in the Proxy Statement, as of the date the Proxy Statement is first mailed to stockholders of Savoy, and up to and including the date of the meeting of stockholders of Savoy to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Hanover and its Subsidiaries included in the Proxy Statement.
(b)   The information relating to Savoy and its Subsidiaries provided by Savoy to be contained in the regulatory applications and notifications relating to the First Merger, including without limitation any applications and notifications to the FDIC, and the Superintendent, will be accurate in all material respects.
3.13   Compliance with Applicable Law.
(a)   General.   Except as set forth in Section 3.13(a) of the Savoy Disclosure Schedule, Savoy and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and Savoy and each of its Subsidiaries have complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Savoy or such Subsidiary (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Savoy). Except as disclosed in Section 3.13(a) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy has received notice of violation of, and to the Knowledge of Savoy there are no such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on Savoy and its Subsidiaries taken as a whole. Without limiting the foregoing, none of Savoy or its Subsidiaries, or, to the Knowledge of Savoy, any director, officer, employee, agent or other Person acting on behalf of Savoy or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of Savoy or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Savoy or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Savoy or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Savoy or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Savoy or any of its Subsidiaries to pay for favorable treatment for business secured or to pay for special concessions already obtained for Savoy or any such Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)   CRA.   Without limiting the foregoing, Savoy has complied in all material respects with the Community Reinvestment Act (“CRA”) and Savoy has no reason to believe that any Person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Savoy. Savoy has a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Savoy Disclosure Schedule, since January 1, 2016, no Person or group has adversely commented in writing to Savoy in a manner requiring recording in a file of CRA communications upon the CRA performance of Savoy.
3.14   Certain Contracts.
(a)   Except as disclosed in Section 3.14(a) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. Savoy has made available to Hanover true and complete copies of all written employment agreements, severance, change of control, termination and other agreements with officers, employees, directors, or consultants to which Savoy or any of its Subsidiaries is a party.
(b)   Except as disclosed in Section 3.14(b) of the Savoy Disclosure Schedule, (i) neither Savoy nor any Subsidiary of Savoy is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of Savoy and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Savoy or any of its Subsidiaries is a party or by which it is bound limits the freedom of Savoy or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, and (iii) neither Savoy nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Savoy or any of its Subsidiaries, (II) provides for material payments to be made by Savoy or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires Savoy or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis or (IV) requires Savoy or any of its Subsidiaries to use any product or service of another Person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $50,000 by Savoy or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $25,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, and contracts that can be terminated without penalty upon giving not more than 90 days’ notice, which shall not be deemed material for purposes of clause (i)) shall be deemed material.
(c)   Except as disclosed in Section 3.14(c) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy, nor, to the Knowledge of Savoy, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Savoy will be the creditor) or arrangement to which Savoy or any Subsidiary of Savoy is a party.
(d)   Except as set forth in Section 3.14(d) of the Savoy Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause Savoy, any of its Subsidiaries or Hanover to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Savoy or any Subsidiary of Savoy and such party, other than the payments contemplated by this Agreement.
(e)   Except as set forth in Section 3.14(e) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Hanover, Savoy, or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.
(f)   Except as set forth in Section 3.14(f) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety (90) days or less notice involving the payment of more than $25,000 per annum, or (ii) materially restricts the conduct of any line of business by Savoy or any of its Subsidiaries.
(g)   Section 3.14(g) of the Savoy Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2019 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of Savoy and each officer of Savoy with the position of vice president or higher, specifying the assumptions in such schedule.
(h)   Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Savoy Disclosure Schedule, is referred to herein as a “Savoy Contract.” Savoy has previously made available to Hanover true and complete copies of each Savoy Contract.
3.15   Agreements with Regulatory Agencies.   Except as set forth in Section 3.15 of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy is subject to any cease-and-desist or other order issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, is not a recipient of any extraordinary supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 3.15 of the Savoy Disclosure Schedule, a “Regulatory Agreement”), nor has Savoy nor any Subsidiary of Savoy been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Savoy nor any Subsidiary of Savoy is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
3.16   Properties and Insurance.
(a)   Except as set forth on Section 3.16(a) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy owns or holds title to any real property (those properties listed on Section 3.16(a) of the Savoy Disclosure Schedule, the “Savoy Owned Properties”). Section 3.16(a) of the Savoy Disclosure Schedule sets forth a true and complete list of all leases, licenses, agreements or other instruments conveying a leasehold interest in real property involving Savoy or any Subsidiary of Savoy as lessee or lessor (or licensee or licensor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and the properties underlying such Real Property Leases, together with the Savoy Owned Properties, referred to herein individually as a “Savoy Property” and collectively as the “Savoy Properties”).
(b)   Section 3.16(b) of the Savoy Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Savoy Owned Real Properties. Savoy has made available to Hanover copies of all deeds, surveys and title policies relating to the Savoy Owned Real

Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties to the extent in the possession of Savoy or its Subsidiaries.
(c)   Section 3.16(c) of the Savoy Disclosure Schedule sets forth the street address of all real property leased by Savoy or any Subsidiary of Savoy under the Real Property Leases and the names of such leasors. Savoy has made available to Hanover true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Hanover. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither Savoy nor any Subsidiary of Savoy, nor, to the Knowledge of Savoy, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Savoy or any of its Subsidiaries, other than defaults that have been cured by Savoy or any Subsidiary of Savoy or waived in writing. Except as set forth on Section 3.16(c) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy has leased or sub-leased any Savoy Property to any third parties.
(d)   Savoy or a Subsidiary of Savoy has good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Savoy Disclosure Schedule and (B) Permitted Liens. Savoy or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Savoy Property. Each Savoy Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve its intended purpose, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Savoy Properties are considered by Savoy to be adequate for the current business of Savoy. There are no pending or, to the Knowledge of Savoy, threatened condemnation or eminent domain proceedings that affect any Savoy Property or any portion thereof. Except as expressly provided in any Real Property Lease, neither Savoy nor any Subsidiary of Savoy owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable by Savoy as of the date hereof with respect to the Savoy Properties have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Savoy nor any Subsidiary of Savoy has received any notice of any special Tax or assessment affecting any Savoy Property, and, to the Knowledge of Savoy, no such Taxes or assessments are pending or threatened. No Savoy Property or the use or occupancy thereof violates in any material way any applicable Laws, covenants, conditions or restrictions.
(e)   Except as set forth on Section 3.6(e)(i) of the Savoy Disclosure Schedule, the tangible assets and other personal property owned or leased by Savoy and its Subsidiaries are in good condition and repair (ordinary wear and tear and immaterial defects excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(ii) of the Savoy Disclosure Schedule sets forth all leases of tangible assets and other personal property by Savoy or any Subsidiary of Savoy (“Personal Property Leases”) involving annual payments in excess of $10,000. Except as set forth on Section 3.16(e)(iii) of the Savoy Disclosure Schedule, (i) neither Savoy nor any Subsidiary of Savoy is in material default under any Personal Property Lease and, to the Knowledge of Savoy, none of the other counterparties thereto is in material default under any Personal Property Lease, (ii) no written or, to the Knowledge of Savoy, oral notice has been received by Savoy or any Subsidiary of Savoy from any lessor under any Personal Property Lease that Savoy or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Savoy, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, material modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) Savoy’s or its Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has not been disturbed in any material respect and, to the

Knowledge of Savoy, there are no disputes with respect to such Personal Property Leases, (vi) neither Savoy nor any Subsidiary of Savoy has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither Savoy nor any of its Subsidiaries has collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases other than Permitted Liens. No stockholder or member of the Board of Directors of Savoy or any Subsidiary of Savoy has possession of or any right to use any tangible assets and other personal property owned or leased by Savoy or any Subsidiary of Savoy. Savoy has made available to Hanover true and complete copies of each written Personal Property Lease and, in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.
(f)   The business operations and all insurable properties and assets of Savoy and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Savoy, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Savoy adequate for the business engaged in by Savoy and its Subsidiaries. Neither Savoy nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Savoy Disclosure Schedule sets forth a complete and accurate list of all material primary and excess insurance coverage held by Savoy and its Subsidiaries. Copies of all insurance policies reflected on such list have been made available to Hanover. Neither Savoy nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Savoy Property or Savoy or any Subsidiary of Savoy, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Savoy or any Subsidiary of Savoy constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Savoy or any Subsidiary of Savoy has made for insurance have been acknowledged for coverage by the applicable insurer.
(g)   Section 3.16(g) of the Savoy Disclosure Schedule sets forth an accurate description of any bank owned life insurance coverage (“BOLI”) maintained by Savoy or any Subsidiary of Savoy.
3.17   Environmental Matters.   Except as set forth in Section 3.17 of the Savoy Disclosure Schedule:
(a)   Each of Savoy and its Subsidiaries and each of the Savoy Properties are in compliance in all material respects with all applicable Environmental Laws.
(b)   There is no suit, claim, action or proceeding, pending or, to the Knowledge of Savoy, threatened, before any Governmental Entity or other forum in which Savoy or any Subsidiary of Savoy or any Savoy Property has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on any Savoy Property.
(c)   To the Knowledge of Savoy, during the period of (i) Savoy’s or any of its Subsidiaries’ ownership or operation of any of the Savoy Properties or any property formerly owned by Savoy or any Subsidiary of Savoy, or (ii) Savoy’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under or from, or affecting any such property in violation of applicable Environmental Laws.
(d)   Neither Savoy nor any Subsidiary of Savoy “participate in the management” of any facility (as such term is defined at 42 U.S.C. Section 9601(20)(F).
3.18   Transactions with Management.   Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Savoy at the time such deposits were entered into, (b) the Loans listed in Section 3.20(d) of the Savoy Disclosure Schedule or arm’s length loans to employees entered into in the Ordinary Course of Business, (c) compensation arrangements or obligations under employee benefit plans of Savoy or any Subsidiary of Savoy set forth in Sections 3.11(a), 3.11(q), 3.14(a) and 3.14(e) of the Savoy Disclosure Schedule, (d) any loans or deposit agreements entered into in the Ordinary

Course of Business with customers of Savoy, and (e) items set forth on Section 3.18 of the Savoy Disclosure Schedule, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such individual, or $5,000 for all such contracts or commitments in the aggregate for any such individuals. No Loan or credit accommodation to any Affiliate of Savoy or any Subsidiary of Savoy is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the Ordinary Course of Business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. Neither Savoy nor any Subsidiary of Savoy has been notified that principal and interest with respect to any such Loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such Loan or credit accommodation by Savoy or any Subsidiary of Savoy is inappropriate.
3.19   Indemnification.   Except as provided in the Savoy Contracts or the charter or by-laws of Savoy or the governing documents of any Subsidiary as in effect on the date hereof, neither Savoy nor any Subsidiary of Savoy is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other Persons who serve or served in any other capacity with any other enterprise at the request of Savoy (a “Covered Person”) and, to the Knowledge of Savoy, there are no claims for which any Covered Person would be entitled to indemnification under the charter or by-laws of Savoy or any Subsidiary of Savoy, applicable Law or any indemnification agreement.
3.20   Loan Portfolio.
(a)   With respect to each loan owned by Savoy or any Subsidiary of Savoy in whole or in part (each, a “Loan”), to the Knowledge of Savoy:
(i)   the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally
(ii)   neither Savoy nor any Subsidiary of Savoy or any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;
(iii)   Savoy or a Subsidiary of Savoy is the sole holder of legal and beneficial title to each Loan (or Savoy’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Savoy;
(iv)   the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;
(v)   to the Knowledge of Savoy, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Savoy;
(vi)   except as listed in Section 3.20(a) of the Savoy Disclosure Schedule, there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan other than pending foreclosure or collection actions commenced by Savoy not involving counterclaims against Savoy; and
(vii)   with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency or other Laws affecting creditors’ rights and remedies generally,

(b)   Except as set forth in Section 3.20(b) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets), under the terms of which the obligor was, as of June 30, 2020, over ninety (90) days delinquent in payment of principal or interest, excluding loans granted deferments which comply in all respects with the terms of either (i) the April 7, 2020 Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Effected by the Coronavirus, or (ii) Section 4013 of the CARES Act (each, a “Deferred Loan”). Section 3.20(b) of the Savoy Disclosure Schedule contains a list of all Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such Deferred Loan. Section 3.20(b) of the Savoy Disclosure Schedule also sets forth (i) all of the Loans of Savoy or any Subsidiary of Savoy that as of June 30, 2020, were classified by Savoy or any Subsidiary of Savoy, or any bank examiner (whether regulatory, internal or outsourced) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) each Loan that was classified as of June 30, 2020 as impaired in accordance with ASC 310 and (iii) each asset of Savoy that, as of June 30, 2020, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.
(c)   As of December 31, 2019 and June 30, 2020, the allowance for loan losses in the Savoy Financial Statements was appropriate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Savoy Regulatory Agencies. As of December 31, 2019 and June 30, 2020, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Savoy Financial Statements was appropriate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Savoy Regulatory Agencies.
(d)   Savoy has made available to Hanover a schedule setting forth a list of all Loans as of June 30, 2020 by Savoy or any Subsidiary of Savoy to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Savoy or any Subsidiary of Savoy. Except as set forth in Section 3.20(d) of the Savoy Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.
(e)   Except as set forth in Section 3.20(e) of the Savoy Disclosure Schedule, none of the agreements pursuant to which Savoy or any Subsidiary of Savoy has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Except as set forth in Section 3.20(f) of the Savoy Disclosure Schedule, since January 1, 2017, neither Savoy nor any Subsidiary of Savoy has originated or serviced and does not currently hold, directly or indirectly, any residential mortgage Loans that would be commonly referred to as “subprime,” “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).
(g)   Except as set forth in Section 3.20(g) of the Savoy Disclosure Schedule, neither Savoy nor any Subsidiary of Savoy owns any investment securities that are secured by High Risk Loans.
3.21   Investment Securities; Borrowings; Deposits.
(a)   Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Savoy or any Subsidiary of Savoy is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(b)   Neither Savoy nor any Subsidiary of Savoy is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Savoy Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”). Savoy does not own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.21(b) of the Savoy Disclosure Schedule.
(c)   Set forth in Section 3.21(c) of the Savoy Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Savoy and its Subsidiaries as of June 30, 2020.
(d)   Except as set forth in Section 3.21(d) of the Savoy Disclosure Schedule, none of the deposits of Savoy or any Subsidiary of Savoy is a “brokered” or “listing service” deposit. Section 3.21(d) of the Savoy Disclosure sets forth a listing of all municipal or public deposits held by Savoy, including the name of the depositor, the amount of the deposit and whether or not the deposit is collateralized.
3.22   Vote Required.   Assuming that a quorum is present at the Savoy Shareholders’ Meeting, approval by holders of two-thirds of the outstanding shares of Savoy Common Stock shall be sufficient to constitute approval by Savoy’s stockholders of each of the Savoy Shareholder Matters. A majority of the outstanding capital stock of Savoy Common Stock, represented in person or by proxy, constitutes a quorum for purposes of the Savoy Shareholders’ Meeting.
3.23   Intellectual Property.   Except as set forth in Section 3.23 of the Savoy Disclosure Schedule:
(a)   Each of Savoy and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, all right, title and interest in and to its respective Owned Intellectual Property and (ii) to the Knowledge of Savoy, has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. To the Knowledge of Savoy, any such Owned Intellectual Property that is Registered is valid and enforceable.
(b)   The Owned Intellectual Property and the Licensed Intellectual Property of Savoy and its Subsidiaries constitute all Intellectual Property necessary for the operation of the respective businesses of Savoy and its Subsidiaries as presently conducted. Savoy and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted.
(c)   The operation of Savoy’s and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.
(d)   Neither Savoy nor any Subsidiary of Savoy has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Savoy or any of its Subsidiaries, or the operation of their respective business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.
(e)   To the Knowledge of Savoy, no Person has infringed, diluted, misappropriated or otherwise violated any of Savoy’s or its Subsidiaries’ rights in its Owned Intellectual Property.
(f)   Savoy and its Subsidiaries have taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Savoy or any Subsidiary of Savoy and, to the Knowledge of Savoy, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.
(g)   Savoy’s and each of its Subsidiaries’ IT Assets: (i) operate and perform in all material respects as required by Savoy or its Subsidiaries in connection with its business and (ii) to the Knowledge of Savoy, have not materially malfunctioned or failed within the past two years.
(h)   Savoy and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any material violations of any of the foregoing.
(i)   For purposes of this Agreement:
(1)   “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.
(2)   “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
(3)   “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.
(4)   “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.
(5)   “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
3.24   Prior Regulatory Applications.   Except as disclosed in Section 3.24 of the Savoy Disclosure Schedule, since January 1, 2017, no regulatory agency has objected to, denied, or advised Savoy or any Subsidiary of Savoy to withdraw and, to the Knowledge of Savoy, no third party has submitted an objection to a Governmental Entity having jurisdiction over Savoy or any Subsidiary of Savoy regarding, any application, notice, or other request filed by Savoy with any Governmental Entity having jurisdiction over Savoy or any Subsidiary of Savoy.
3.25   Ownership of Hanover Common Stock; Affiliates and Associates.
(a)   Other than as contemplated by this Agreement, neither Savoy nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Hanover (other than Trust Account Shares and Pledged Shares).
(b)   Neither Savoy nor any Subsidiary of Savoy is an “interested stockholder” of Hanover as defined under Section 912 of the New York Business Corporation Law.
3.26   Disclosure.   The representations or warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article III not misleading.
3.27   Cybersecurity.   To the Knowledge of Savoy, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or IT Assets owned or controlled by Savoy or any Subsidiary of Savoy, and Savoy and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Savoy has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.
3.28   Services Not Provided.   Neither Savoy nor any Subsidiary of Savoy provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is not required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither Savoy nor any Subsidiary of Savoy is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither Savoy nor any Subsidiary of Savoy conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither Savoy nor any Subsidiary of Savoy has trust powers or provides fiduciary services.
3.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Savoy in this Article III, neither Savoy nor any other Person makes any express or implied representation or warranty with respect to Savoy or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Savoy hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Savoy nor any other Person makes or has made any representation or warranty to Hanover or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Savoy or its businesses or (ii) except for the representations and warranties made by Savoy in this Article III, any oral or written information presented to Hanover or any of its Affiliates or representatives in the course of their due diligence investigation of Savoy, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Savoy acknowledges and agrees that neither Hanover nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV of this Agreement.
3.30   Savoy Closing Expenses.   Set forth on Section 3.30 of the Savoy Disclosure Schedule is a list of the Closing Expenses which have been or are expected to be incurred by or for the benefit of Savoy or any Subsidiary of Savoy in connection with the consummation of the transactions contemplated by this Agreement, and (ii) the amount of each such Closing Expense paid or accrued by Savoy as of the date of this Agreement.
3.31   SBA Matters.
(a)   Savoy is approved as a Preferred Lender (“PLP Status”) with the Small Business Administration (“SBA”); no action or proceeding for the termination or revocation of Savoy’s PLP Status is pending, or, to the Knowledge of Savoy, has any such termination or revocation been threatened.

(b)   To the Knowledge of Savoy, each loan originated by Savoy and guaranteed by the SBA (each, an “SBA Loan”) has been originated in full compliance with all SBA requirements and procedures (except where such failure to comply cannot reasonably be expected to serve as the basis for the SBA to fail to honor its guarantee of such loan or otherwise demand payment from Savoy as the originator of the loan), and no basis exists for the SBA to (i) dishonor its guarantee of any SBA Loan, (ii) require Savoy to repurchase any SBA Loan, or (iii) otherwise require Savoy to make any Repair (as defined in SBA SOP 50 57 2) with regard to any SBA Loan, other than with regard to the repayment by Savoy to the SBA of any origination fee paid to Savoy by the SBA in connection with any loan originated by Savoy under the Payroll Protection Program due to the SBA determining that the borrower was ineligible to participate in the Payroll Protection Program.
(c)   With regard to any whole or partial interest in any SBA Loan sold by Savoy, Savoy has no obligation to repurchase any such SBA Loan, other than upon a breach of representations or warranties made by Savoy on the sale of such SBA Loan, all of which representations and warranties are standard for loan sale agreements governing the sale of SBA guaranteed loans.
(d)   With regard to any SBA Loans serviced by Savoy, to the Knowledge of Savoy, Savoy has fully complied with all legal and SBA requirements with regard to such serviced SBA Loans.
3.32   Regulatory Approval.   To the knowledge of Savoy, there is no reason why any fact or circumstance related to Savoy has a reasonable possibility of causing any federal or state bank or securities regulator to refuse to approve the applications and filings required to be made in order to consummate the transactions described in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HANOVER
References herein to the “Hanover Disclosure Schedule” shall mean all of the disclosure schedules relating to Hanover and its Subsidiaries required by this Article IV and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles IV, V and VI of this Agreement, which have been delivered on the date hereof by Hanover to Savoy. Each exception set forth in the Hanover Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of Articles IV, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced section or subsection and also any other section or subsection of Articles IV, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Hanover Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Hanover Disclosure Schedule, Hanover hereby represents and warrants to Savoy as follows:
4.1   Corporate Organization.
(a)   Hanover is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Hanover has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Hanover. Hanover is registered as a bank holding company under the BHC. Copies of the certificate of incorporation and by-laws of Hanover have previously been made available to Savoy; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(b)   The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of the Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Copies of the organization certificate and by-laws of the Bank have previously been made available to Savoy; such copies are true and complete copies of such documents as in effect as of the date of this Agreement. Each of Hanover’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. The Bank and each of Hanover’s other Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Hanover.
(c)   The minute books of Hanover and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions by their respective stockholders and Board of Directors (including committees of their respective Boards of Directors). Copies of such minute books have been made available to Hanover.
(d)   Except as set forth in Section 4.1(d) of the Hanover Disclosure Schedule, Hanover and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity.
4.2   Capitalization.
(a)   The authorized capital stock of Hanover consists solely of 17,000,000 shares of Hanover Common Stock and 15,000,000 shares of preferred stock (“Hanover Preferred Stock”). As of the date hereof, there were 4,169,618 shares of Hanover Common Stock outstanding, no shares of Hanover Preferred Stock issued and outstanding, and no shares of Hanover Common Stock held as treasury stock. As of the date hereof, there were no shares of Hanover Common Stock reserved for issuance except for 228,304 shares of Hanover Common Stock reserved for issuance pursuant to Hanover’s 2013 Stock Option Plan, 2016 Stock Option Plan and 2018 Equity Compensation Plan (the “Hanover Stock Incentive Plans”). All of the issued and outstanding shares of Hanover Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights, with no personal liability attaching to the ownership thereof.
(b)   The Hanover Financial Statements (as defined below) disclose Hanover’s outstanding equity awards (the “Hanover Equity Awards”). Except for shares of capital stock issuable pursuant to the Hanover Equity Awards, as of the date hereof, Hanover does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Hanover Common Stock or any other equity security of Hanover or any securities representing the right to purchase or otherwise receive any shares of Hanover Common Stock or any other equity security of Hanover. The shares of Hanover Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)   Section 4.1(d) of the Hanover Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Hanover. Except as set forth in Section 4.2(c) of the Hanover Disclosure Schedule, Hanover owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Hanover has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any Person that is not a direct or indirect Subsidiary of Hanover calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.
(d)   Except as set forth in the Hanover Financial Statements, no bonds, debentures, trust-preferred securities or other similar indebtedness of Hanover are issued or outstanding.

4.3   Authority; No Violation.
(a)   Each of Hanover and the Bank has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (ii) obtaining the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, Hanover’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Hanover and its Subsidiaries and its stockholders and declared the Merger and the other transactions contemplated hereby to be advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Hanover and the Bank. Except as set forth above, no other corporate proceedings on the part of Hanover or the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hanover and the Bank and (assuming due authorization, execution and delivery by Savoy) this Agreement constitutes a valid and binding obligation of Hanover and the Bank, enforceable against each in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors’ rights and remedies generally.
(b)   Neither the execution and delivery of this Agreement by Hanover or the Bank, nor the consummation by Hanover or the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Hanover or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of Hanover or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Hanover Disclosure Schedule, (A) violate any Law or Order applicable to Hanover or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hanover or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hanover or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Hanover and its Subsidiaries taken as a whole.
4.4   Consents and Approvals.   Except for (a) the filing of applications and notices, as applicable, with the FDIC, and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Superintendent and approval of such applications and notices, (c) the filing of applications and waivers, as applicable, with the FRB, (d) the filing of the S-4 with the SEC and the declaration by the SEC of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the Superintendent, (f) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (g) such consents, authorizations or approvals as shall be required under the Environmental Laws and (h) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Hanover Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Hanover and its Subsidiaries taken as a whole) are necessary on behalf of Hanover or the Bank in connection with (1) the execution and delivery by Hanover or the Bank of this Agreement and (2) the consummation by Hanover or the Bank of the First Merger and the other transactions contemplated hereby.
4.5   Reports.
(a)   Hanover and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2017 with (i) the FRB, (ii) the FDIC, (iii) the Superintendent and (iv) any other bank regulator that regulates Hanover or any of its Subsidiaries (collectively with the FRB, the Superintendent and the FDIC, the “Hanover Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Hanover Regulatory Agencies in the regular course of the business of Hanover and its Subsidiaries, and except as set forth in Section 4.5(a) of the Hanover Disclosure Schedule, no Hanover Regulatory Agency has initiated any proceeding or, to the Knowledge of Hanover, investigation into the business or operations of Hanover or any of its Subsidiaries since January 1, 2017 the effect of which is reasonably likely to have a Material Adverse Effect on Hanover or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Hanover, Savoy or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any Hanover Regulatory Agency with respect to any report or statement relating to any examinations of Hanover or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Hanover or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, Hanover, Savoy or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.
(b)   The records, systems, controls, data and information of Hanover and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hanover or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control or except for information in the hands of third party data processors, other third-party vendors providing services to Savoy or other third parties, such as loan participants and Government guarantee agencies or other parties as is customary in the ordinary course of the banking business, in either case that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in Section 4.6(c) of this Agreement.
(c)   Except as set forth in Section 4.5(c) of the Hanover Disclosure Schedule, since January 1, 2017, neither Hanover nor any of its Subsidiaries nor, to the Knowledge of Hanover, any member of Hanover’s Board of Directors or executive officer of Hanover or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Hanover or any of its Subsidiaries or their respective internal accounting controls.
4.6   Financial Statements.
(a)   Hanover has previously made available to Savoy copies of (i) the consolidated statements of financial condition of Hanover and its Subsidiaries as of September 30, 2019 and 2018, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended September 30, 2019 and 2018, in each case accompanied by the audit report of Crowe, LLP, independent public accountants with respect to Hanover, (ii) the notes related thereto, (iii) the unaudited consolidated statement of financial condition of Hanover and its Subsidiaries as of June 30, 2020 and 2019 and the related unaudited consolidated statements of income and cash flows for the nine (9) months ended June 30, 2020 and 2019 and (iv) the notes related thereto (collectively, the “Hanover Financial Statements”). The consolidated statements of financial condition of Hanover (including the related notes, where applicable) included within the Hanover Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of Hanover and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) included within the Hanover Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in stockholders’ equity and cash flows and the consolidated financial position of the Hanover and its Subsidiaries for the respective fiscal periods therein set forth. The books and records of Hanover and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b)   Except as and to the extent reflected, disclosed or reserved against in the Hanover Financial Statements (including the notes thereto), as of September 30, 2019 and June 30, 2020, neither Hanover nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Hanover and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2020, neither Hanover nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business, except in connection with this Agreement, the Merger or the other transaction contemplated by this Agreement.
(c)   Hanover and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since September 30, 2019, there has not been any material change in the internal controls utilized by Hanover to assure that its consolidated financial statements conform with GAAP. Hanover is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Hanover’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Hanover’s management or other employees who have a significant role in such internal controls.
(d)   For purposes of this Agreement, the term “Hanover’s Accounting Firm” shall mean Crowe LLP. Hanover’s Accounting Firm is and has been throughout the periods covered by the Hanover Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (ii) “independent” with respect to Hanover within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board.
4.7   Broker.   Neither Hanover nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement except as set forth Section 4.7 of the Hanover Disclosure Schedule. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 4.7 of the Hanover Disclosure Schedule) and the fees payable to Hanover’s financial advisor (as set forth in Section 4.7 of the Hanover Disclosure Schedule), there are no fees payable by Hanover or any Subsidiary of Hanover to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by Hanover or any of its Subsidiaries.
4.8   Absence of Certain Changes or Events.
(a)   Except as set forth in Section 4.8(a) of the Hanover Disclosure Schedule, or as contemplated by this Agreement, since September 30, 2019, Hanover and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).
(b)   Except as set forth in Section 4.8(b) of the Hanover Disclosure Schedule, since September 30, 2019, neither Hanover nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Hanover or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions.
(c)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.8(c) of the Hanover Disclosure Schedule, since September 30, 2019, there has not been:
i.   any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Hanover,
ii.   except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Hanover or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy, or
iii.   any agreement or commitment (contingent or otherwise) to do any of the foregoing.
4.9   Legal Proceedings.
(a)   Except as disclosed in Section 4.9(a) of the Hanover Disclosure Schedule, neither Hanover nor any of its Subsidiaries is a party to any, and there are no pending or, to Hanover’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Hanover or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Except as set forth in Section 4.9(b) of the Hanover Disclosure Schedule, there is no Order imposed upon Hanover, any of its Subsidiaries or the assets of Hanover or any of its Subsidiaries.
4.10   Hanover Information.
(a)   The information relating to Hanover and the Bank to be contained in the S-4, as of the date the Proxy Statement is mailed to stockholders of Savoy, and up to and including the date of the meeting of stockholders of Savoy to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Hanover and its Subsidiaries included in the S-4. The S-4 (except for such portions thereof that relate to Savoy or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.
(b)   The information relating to Hanover and its Subsidiaries provided by Hanover to be contained in the regulatory applications, notifications and waiver requests relating to the Merger, including without limitation any applications, notifications and waiver requests to the FDIC, the Superintendent, and the FRB, will be accurate in all material respects.
4.11   Compliance with Applicable Law.
(a)   General.   Except as set forth in Section 4.11(a) of the Hanover Disclosure Schedule, each of Hanover and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Hanover and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Hanover or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Hanover and its Subsidiaries taken as a whole). Except as disclosed in Section 4.11(a) of the Hanover Disclosure Schedule, Hanover and its Subsidiaries have not received notice of violation of, and have no Knowledge of any such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on Hanover. Without limiting the foregoing, none of Hanover, or its Subsidiaries, or to the Knowledge of Hanover, any director, officer, employee, agent or other Person acting on behalf of Hanover or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Hanover or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Hanover or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Hanover or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Hanover or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Hanover or any of its

Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Hanover or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)   CRA.   Without limiting the foregoing, Hanover and its Subsidiaries have complied in all material respects with the CRA and Hanover has no reason to believe that any Person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Hanover or its Subsidiaries. The Bank has a CRA rating of at least “satisfactory.” Except as listed in Section 4.11(b) of the Hanover Disclosure Schedule, since January 1, 2017, no Person or group has adversely commented in writing to Hanover or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Hanover and its Subsidiaries.
4.12   Agreements with Regulatory Agencies.   Except as set forth in Section 4.12 of the Hanover Disclosure Schedule, neither Hanover nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 4.12 of the Hanover Disclosure Schedule, a “Hanover Regulatory Agreement”), nor has Hanover or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Hanover Regulatory Agreement. Neither Hanover nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
4.13   Prior Regulatory Applications.   Except as disclosed in Section 4.13 of the Hanover Disclosure Schedule, since January 1, 2017, no regulatory agency has objected to, denied, or advised Hanover or any Subsidiary of Hanover to withdraw and, to the Knowledge of Hanover, no third party has submitted an objection to a Governmental Entity having jurisdiction over Hanover or any Subsidiary of Hanover regarding, any application, notice, or other request filed by Hanover or any Subsidiary of Hanover with any Governmental Entity having jurisdiction over Hanover or such Subsidiary.
4.14   Disclosure.   The representations or warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article IV not misleading.
4.15   Cybersecurity.   To the Knowledge of Hanover, no third party has gained unauthorized access to any Systems or IT Assets owned or controlled by Hanover, and Hanover has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Hanover has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.
4.16   Environmental Matters.   Except as set forth in Section 4.16 of the Hanover Disclosure Schedule:
(a)   Hanover, each Hanover Subsidiary and each of the Hanover Properties are in compliance in all material respects with all applicable Environmental Laws.
(b)   There is no suit, claim, action or proceeding, pending or, to the Knowledge of Hanover, threatened, before any Governmental Entity or other forum in which Hanover, any Hanover Subsidiary, any Hanover Property or, to the Knowledge of Hanover, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on any Hanover Property.

(c)   To the Knowledge of Hanover, during the period of (i) Hanover’s or any Hanover Subsidiary’s ownership or operation of any of the Hanover Properties or (ii) Hanover or any Hanover Subsidiary’s interest in a Loan Property, there has been no release of Regulated Substances in, on, under or from any such property in violation of applicable Environmental Laws.
(d)   For purposes of this Section 4.16, “Hanover Property” means a real property that Hanover or a Hanover Subsidiary owns or has a leasehold or other interest, excluding a real property or interest in real property categorized as OREO.
4.17   Hanover Benefit Plans.   During the last six (6) years, neither Hanover nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. Except as set forth in Section 4.17 of the Hanover Disclosure Schedule, at September 30, 2019, the fair value of plan assets of each Hanover Benefit Plan, and each employee pension benefit plan sponsored maintained or contributed to by any of its ERISA Affiliates, that is subject to Title IV of ERISA equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Hanover Financial Statements (or its ERISA Affiliates financial statements) for the year ended September 30, 2019. Except as set forth in Section 4.17 of the Hanover Disclosure Schedule, there are no material unfunded benefit obligations under Hanover Benefit Plans which are not accounted for by full reserves shown in the Hanover Financial Statements, or otherwise noted on the Hanover Financial Statements.
4.18   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Hanover in this Article IV, neither Hanover nor any other Person makes any express or implied representation or warranty with respect to Hanover, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hanover hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Hanover nor any other Person makes or has made any representation or warranty to Savoy or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Hanover, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Hanover in this Article IV, any oral or written information presented to Savoy or any of its Affiliates or representatives in the course of their due diligence investigation of Hanover, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Hanover acknowledges and agrees that neither Savoy nor any other Person has made or is making any express or implied representation or warranty other than those contained in Articles III of this Agreement.
4.19   Regulatory Approval.   To the Knowledge of Hanover, there is no reason why any fact or circumstance related to Hanover has a reasonable possibility of causing any federal or state bank or securities regulator to refuse to approve the applications and filings required to be made in order to consummate the transactions described in this Agreement.
4.20   Taxes.
(a)   Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Hanover and its Subsidiaries on a consolidated basis, (i) Hanover and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by it in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Hanover and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by it, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Hanover Financial Statements. The unpaid Taxes of Hanover and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Hanover Financial

Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Hanover Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Hanover and its Subsidiaries in filing their respective Tax Returns. Neither Hanover nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.20(a) of the Hanover Disclosure Schedule, the Tax Returns of Hanover and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Hanover Financial Statements. Except as set forth in Section 4.20(a) of the Hanover Disclosure Schedule, there are no current, pending or, to the Knowledge of Hanover, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Hanover or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.20(a) of the Hanover Disclosure Schedule, as of the date of this Agreement, neither Hanover nor any Subsidiary of Hanover has received (i) a request for information related to Tax matters or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Hanover or any Subsidiary of Hanover. There are no material Liens with respect to any Taxes upon any assets of Hanover or any of its Subsidiaries, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Hanover or any Subsidiary does not file Tax Returns that Hanover or such Subsidiary is or may be subject to taxation by that jurisdiction.
(b)   Except as set forth in Section 4.20(b) of the Hanover Disclosure Schedule, neither Hanover nor any Subsidiary of Hanover (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any Person, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Hanover), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)   Except as set forth in Section 4.20(c) of the Hanover Disclosure Schedule (i) Hanover and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Hanover and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be have a Material Adverse Effect on the results of operations or financial condition of Hanover and its Subsidiaries.
4.21   Certain Contracts.
(a)   Except as disclosed in Section 4.22(a) of the Hanover Disclosure Schedule, neither Hanover nor any Subsidiary of Hanover, nor, to the Knowledge of Hanover, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Hanover will be the creditor) or arrangement to which Hanover or any Subsidiary of Hanover is a party.

(b)   Except as set forth in Section 4.22(b) of the Hanover Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause Hanover, any of its Subsidiaries to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Hanover or any Subsidiary of Hanover and such party, other than the payments contemplated by this Agreement.
4.22   Loan Portfolio.
(a)   With respect to each loan owned by Hanover or any Subsidiary of Savoy in whole or in part (each, a “Loan”), to the Knowledge of Hanover:
(i)   the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(ii)   neither Hanover nor any Subsidiary of Hanover or any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;
(iii)   Hanover or a Subsidiary of Hanover is the sole holder of legal and beneficial title to each Loan (or Hanover’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Hanover;
(iv)   the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;
(v)   there is no pending or, to the Knowledge of Hanover, threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Hanover;
(vi)   except as listed in Section 4.22(a) of the Hanover Disclosure Schedule, there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan other than pending foreclosure or collection actions commenced by Hanover and not involving counterclaims against Hanover; and
(vii)   with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency or other Laws affecting creditors’ rights and remedies generally.
(b)   Except as set forth in Section 4.22(b) of the Hanover Disclosure Schedule, neither Hanover nor any Subsidiary of Hanover is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets), under the terms of which the obligor was, as of June 30, 2020, over ninety (90) days delinquent in payment of principal or interest, excluding Deferred Loans. Section 4.22(b) of the Hanover Disclosure Schedule contains a list of all Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such Deferred Loan. Section 4.22(b) of the Hanover Disclosure Schedule also sets forth (i) all of the Loans of Hanover or any Subsidiary of Hanover that as of June 30, 2020, were classified by Hanover or any Subsidiary of Hanover, or any bank examiner (whether regulatory, internal or outsourced) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) each Loan that was classified as of June 30, 2020 as impaired in accordance with ASC 310 and (iii) each asset of Hanover that, as of June 30, 2020, was classified as OREO and the book value thereof as of such date.
(c)   As of September 30, 2019 and June 30, 2020, the allowance for loan losses in the Hanover Financial Statements was appropriate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Savoy Regulatory Agencies. As of September 30, 2019 and June 30, 2020, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Hanover Financial Statements was appropriate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Regulatory Agencies.
(d)   Except as set forth in Section 4.22(d) of the Hanover Disclosure Schedule, none of the agreements pursuant to which Hanover or any Subsidiary of Hanover has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)   Except as set forth in Section 4.22(e) of the Hanover Disclosure Schedule, since January 1, 2017, neither Hanover nor any Subsidiary of Hanover has originated or serviced and does not currently hold, directly or indirectly, any residential mortgage Loans that would be commonly referred to as High Risk Loans.
(f)   Except as set forth in Section 4.22(f) of the Hanover Disclosure Schedule, neither Hanover nor any Subsidiary of Hanover owns any investment securities that are secured by High Risk Loans.
4.23   Intellectual Property.   Except as set forth in Section 4.23 of the Hanover Disclosure Schedule:
(a)   Each of Hanover and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. To the Knowledge of Hanover, any such Owned Intellectual Property that is Registered is valid and enforceable.
(b)   The Owned Intellectual Property and the Licensed Intellectual Property of Hanover and its Subsidiaries constitute all Intellectual Property necessary for the operation of the respective businesses of Hanover and its Subsidiaries as presently conducted. Hanover and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted.
(c)   The operation of Hanover’s and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.
(d)   Neither Hanover nor any Subsidiary of Hanover has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Hanover or any of its Subsidiaries, or the operation of their respective business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.
(e)   To the Knowledge of Hanover, no Person has infringed, diluted, misappropriated or otherwise violated any of Hanover’s or its Subsidiaries’ rights in its Owned Intellectual Property.
(f)   Hanover and its Subsidiaries have taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Hanover or any Subsidiary of Hanover and, to the Knowledge of Hanover, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.
(g)   Hanover’s and each of its Subsidiaries’ IT Assets: (i) operate and perform in all material respects as required by Hanover or its Subsidiaries in connection with its business and (ii) to the Knowledge of Hanover, have not materially malfunctioned or failed within the past two years.

(h)   Hanover and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any material violations of any of the foregoing.
4.24   Hanover Closing Expenses.   Set forth on Section 4.24 of the Hanover Disclosure Schedule is a list of the Closing Expenses which have been or are expected to be incurred by or for the benefit of Hanover or any Subsidiary of Hanover in connection with the consummation of the transactions contemplated by this Agreement, and (ii) the amount of each such Closing Expense paid or accrued by Hanover as of the date of this Agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Covenants of Savoy.   Except as expressly provided in this Agreement or with the prior written consent of Hanover, during the period from the date of this Agreement to the Effective Time, Savoy shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (i) conduct its business in the Ordinary Course of Business consistent with past practice and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Savoy or Hanover to perform its covenants and agreements on a timely basis under this Agreement , and (iv) take no action that would adversely affect or delay the ability of Savoy or Hanover to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Savoy Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Hanover (which consent shall not be unreasonably withheld, delayed or conditioned), Savoy shall not and shall not permit any of its Subsidiaries to:
(a)   Other than as provided for in Section 6.17 hereof, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock; provided, however, that notwithstanding the foregoing, Savoy shall have the right in calendar year 2021, prior to the Effective Time, to declare and pay a one-time cash dividend to its stockholders of up to five cents ($0.05) per share;
(b)   (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and Pledged Shares) any shares of the capital stock of Savoy or any Subsidiary of Savoy, or any securities convertible into or exercisable for any shares of the capital stock of Savoy or any Subsidiary of Savoy, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) subject to the proviso set forth below, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, , except upon the exercise of Savoy Options listed on Section 1.5(ii) of the Savoy Disclosure Schedule (iv) enter into any agreement with respect to any of the foregoing. Notwithstanding the forgoing, to the extent Savoy’s Tangible Book Value as of the month end closest to the sixtieth (60th) day prior to the expected Closing Date is less than $34,500,000, then Savoy shall have the right to raise additional common equity capital through the issuance of additional shares of Savoy Common Stock in an aggregate amount up to the lesser of (i) the amount of additional common equity capital required to cause Savoy’s Tangible Book Value to equal $34,500,00 and (ii) $4.0 million. Such capital raise shall be on the terms and conditions approved by Savoy, provided, however, that such capital raise must be completed by the month end closest to the date which is at least thirty (30) days prior to the expected Closing Date;
(c)   amend its charter, by-laws or other similar governing documents;

(d)   make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair, and in either case, involving expenditures in the aggregate of no more than $25,000 ;
(e)   enter into any new line of business or offer any new products or services, or accept any “brokered” or “listing service” deposit which (i) would cause Savoy’s deposits represented by all “brokered” or “listing service” to exceed 50% of Savoy’s total assets, or (ii) has a maturity of greater than twelve (12) months, provided, however that Savoy may accept up to $10,000,000 in “brokered” or “listing service” deposits with maturities up to thirty six (36) months and Savoy’s participation in the FRB’s Main Street Lending Facility shall not be deemed entry into a new line of business or the offering of a new product or service;
(f)   acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;
(g)   take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date ;
(h)   change its methods of accounting in effect at December 31, 2019, except as required by changes in GAAP or regulatory accounting principles, as concurred with in writing by Savoy’s independent auditors;
(i)   (i) enter into, establish, adopt, amend, modify or terminate any Savoy Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Savoy or any Subsidiary of Savoy and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians; (ii) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Savoy Benefit Plan or agreement as in effect as of the date hereof, except for bonuses and increases in compensation in the Ordinary Course of Business consistent with past practice subject to the additional restrictions set forth on Section 5.1(i) of the Savoy Disclosure Schedule, (iii) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, or shares or any other awards except that Savoy may make a payment in lieu of options intended to be granted to directors in the amounts, and to the parties, set forth of Section 5.1(i) of the Savoy Disclosure Schedule or (iv) hire or promote any employee to a rank having a title of vice president or other more senior rank, provided that nothing herein contained shall prevent Savoy from engaging temporary independent contractors and hiring at will, non-officer employees in each case to fill vacancies that may from time to time arise in the ordinary course, further provided that Savoy shall provide Hanover with copies of any and all offer letters, engagement letters or agreements, letter agreements or correspondence or other documents containing the terms of compensation to be paid to any such independent contractor or at will employee;
(j)   other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, material properties or other material rights or agreements except as otherwise specifically contemplated by this Agreement; provided, however, that notwithstanding the forgoing, Savoy shall have the right to sell all of its right, title and interest to those loans originated under the SBA’s Paycheck Protection Program on such terms and conditions as Savoy may deem appropriate, provided that such sale does not create or impose any liability, direct or contingent, on Savoy or the Bank as the successor in interest to Savoy;
(k)   other than in the Ordinary Course of Business or as permitted by Section 5.1(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(l)   file any application to relocate or terminate the operations of any banking office;
(m)   (i) except as set forth in Section 5.1(m) of the Savoy Disclosure Schedule, undertake or enter into or renew any lease, contract, agreement or other commitment for its account, involving a payment by Savoy or any Subsidiary of Savoy of more than $50,000 annually, or containing any financial commitment on the part of Savoy extending beyond 12 months from the date hereof and involving a payment by Savoy or any Subsidiary of Savoy of more than $50,000; (ii) terminate any contract or agreement except for (A) any such contract or agreement that is terminable at will without penalty and is otherwise in the Ordinary Course of Business and (B) the termination of data processing contracts and other agreements as to which any termination fees incurred by Savoy or any Subsidiary of Savoy are Savoy Closing Expenses;
(n)   settle any claim, action or proceeding resulting in the payment by, or an agreement to make payment by, Savoy or any Subsidiary of Savoy of money damages or imposing any material restrictions upon the operations of Savoy;
(o)   except in the Ordinary Course of Business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;
(p)   make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is unsecured, except for loans made pursuant to the FRB’s Main Street Lending Facility (“MSLF”), (B) such transaction is not made in accordance with Savoy’s Board-approved loan policy in effect on the date hereof (the “Loan Policy”), (C) under the Loan Policy, such action must be approved by the Board or the Loan Committee of the Board of Directors of Savoy, or (D) such transaction involves a secured credit (i) in which Savoy retains or will retain risk exposure, net of SBA guarantees or participation interests sold, of $2,000,000, or (ii) which has an aggregate principal amount in excess of $4,000,000, regardless of any SBA guarantees or participation interests sold. For any proposed extension of credit for which Savoy shall seek the prior consent of Hanover, Savoy shall send the credit write-up for the proposed credit to Kevin Corbett, Executive Vice President , Chief Credit Officer, e-mail: kcorbett@hanoverbank.com and Michael Varrone, First Vice President & Director of Credit Risk Management, e-mail:mvarrone@Hanoverbank.com; and if Hanover has not (i) objected in writing to the proposed credit or (ii) requested reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, Hanover shall be deemed to have consented to the origination of such credit. If Savoy sends additional information on the proposed credit to Hanover, and Hanover does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, Hanover shall be deemed to have consented to the origination of such credit. Any objection or request for additional information shall be sent by e-mail to David Gill, SVP, Chief Credit Officer at david.gill@banksavoy.com.
(q)   incur any additional borrowings other than Federal Home Loan Bank borrowings with a final maturity of five (5) years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Savoy or any Subsidiary of Savoy in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this Section 5.1(q));
(r)   make any investment or commitment to invest in real estate or in any real estate development project, other than investments related to maintenance of Savoy Properties and real estate acquired in full or partial satisfaction of defaulted mortgage loans or upon the sale of mortgaged property in foreclosure;
(s)   except pursuant to commitments existing at the date hereof which have previously been disclosed to Hanover, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New York;

(t)   establish, or make any commitment relating to the establishment of, any new branch or other office facilities;
(u)   elect to the Board of Directors any individual who is not a member of the Board of Directors of Savoy as of the date hereof unless legally required to satisfy any requirement of the Superintendent or the New York Banking Law to maintain a minimum number of directors;
(v)   (i) change any method of Tax accounting except insofar as may have been required by a change in GAAP or applicable Law; (ii) make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(w)   purchase any equity security or any debt security not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. and with a term to maturity greater than one (1) year;
(x)   after a Savoy Acquisition Proposal (whether or not conditional) or the intention to make a Savoy Acquisition Proposal (whether or not conditional) shall have been communicated directly to Savoy’s stockholders or otherwise publicly disclosed or otherwise communicated or made known to the Chairman, President and Chief Executive Officer or Chief Financial Officer of Savoy or any member of Savoy’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of Savoy’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission ; or
(y)   agree to do any of the foregoing.
5.2   No Solicitation.
(a)   Except as expressly permitted by this Section 5.2, Savoy and its Subsidiaries shall not, and Savoy shall not authorize or permit its representatives or those of its subsidiaries to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Savoy Acquisition Proposal; provided that in the event that, prior to the time that the Savoy’s stockholders’ approve the Savoy Shareholder Matters (the “Savoy Shareholder Approval”) but not thereafter, (i) Savoy receives an unsolicited bona fide Savoy Acquisition Proposal from a Person other than Hanover and (ii) Savoy’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor and outside legal counsel, such Savoy Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside legal counsel, failure to take such actions would be inconsistent with its fiduciary duties to Savoy’s stockholders under applicable Law, Savoy may, and may permit its Subsidiaries and its and its Subsidiaries’ respective representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Savoy Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Mutual Confidentiality Agreement between Hanover and Savoy dated January 7, 2020 (the “Confidentiality Agreement”) and any non-public information provided to any Person given access to nonpublic information shall have previously been provided to Hanover or shall be provided to Hanover prior to or concurrently with the time it is provided to such Person. Savoy will (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Hanover with respect to any Savoy Acquisition Proposal, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Savoy Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Savoy Acquisition Proposal.
(b)   Neither Savoy’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Hanover) or refuse to make the Savoy Board

Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Savoy Acquisition Proposal, or (ii) cause or permit Savoy to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Savoy Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.2(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Savoy Shareholders Meeting, Savoy’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Savoy Subsequent Determination”) after the fourth (4th) Business Day following Hanover’s receipt of a written notice (the “Notice of Superior Proposal”) from Savoy (A) advising that Savoy’s Board of Directors has decided that a bona fide unsolicited written Savoy Acquisition Proposal that it received (that did not result from a breach of this Section 5.2 or from an action by a representative of Savoy or its Subsidiaries that would have been such a breach if committed by Savoy) constitutes a Superior Proposal (it being understood that Savoy shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Savoy proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) Hanover does not make, after being provided with reasonable opportunity to negotiate with Savoy, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of Savoy determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Savoy Acquisition Proposal no longer being a Superior Proposal and (B) Savoy’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisors, that the failure to take such actions would be inconsistent with its fiduciary duties to Savoy’s stockholders under applicable Law and that such Savoy Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Hanover pursuant to this Section 5.2(b). Notwithstanding the foregoing, the changing, qualifying or modifying of the Savoy Board Recommendation or the making of a Savoy Subsequent Determination by Savoy’s Board of Directors shall not change the approval of Savoy’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
(c)   In addition to the obligations of Savoy set forth in Sections 5.2(a) and (b) of this Agreement, in the event that Savoy or a Subsidiary of Savoy or any representative of Savoy or a Subsidiary of Savoy receives (i) any Savoy Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that Savoy’s Board of Directors believes is reasonably likely to lead to or that contemplates a Savoy Acquisition Proposal, Savoy promptly (and in any event within 72 hours of receipt) shall advise Hanover in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Savoy Acquisition Proposal or request and the identity of the Person making such Savoy Acquisition Proposal or request. Savoy shall keep Hanover reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Savoy Acquisition Proposal or request. Without limiting any of the foregoing, Savoy shall promptly (and in any event within 72 hours) notify Hanover in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Savoy Acquisition Proposal pursuant to Sections 5.2(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(d)   For purposes of this Agreement:
(i)   “Savoy Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in Savoy, a proposal for a merger, consolidation or other business combination involving Savoy or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, Savoy.

(ii)   “Superior Proposal” means an unsolicited bona fide written Savoy Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that Savoy’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Hanover in response to such proposal pursuant to Section 5.2(b) of this Agreement or otherwise), after (A) receiving the advice of its financial advisor and outside legal counsel, (B) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (C) taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
5.3   Covenants of Hanover.
(a)   During the period from the date of this Agreement to the Effective Time, Hanover shall use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Hanover and the Bank to perform their covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of Savoy or Hanover to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.3 of the Hanover Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Savoy (which consent shall not be unreasonably withheld, delayed or conditioned), Hanover shall not:
(i)   amend its certificate of incorporation, organization certificate, by-laws or other charter documents in any manner reasonably likely to impair the prompt and timely consummation of the transactions contemplated by this Agreement;
(ii)   enter into or cause any of its Subsidiaries or representatives to enter into, any contract, agreement or arrangement with any Person subsequent to the date of this Agreement that would restrict Hanover’s or the Bank’s ability to comply with any of the terms of this Agreement or that would reasonably be expected to materially delay, prevent or is otherwise materially adverse to the transactions contemplated by this Agreement;
(iii)   change its methods of accounting in effect at September 30, 2019, except as required by changes in GAAP or regulatory accounting principles, as concurred with in writing by Hanover’s independent auditors;
(iv)   (a) change any method of Tax accounting except insofar as may have been required by a change in GAAP or applicable Law; (b) make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(v)   take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior the Cut-Off Date; or
(vi)   agree to do any of the foregoing.
(b)   Newco shall be formed by Hanover solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Newco shall be validly issued, fully paid and non-assessable and be owned, beneficially and of record, by Hanover free and clear of all Liens, stockholder agreements, limitations on Hanover’s voting rights, charges and other encumbrances of any nature whatsoever.
(c)   At all times from and after the date of its formation and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Hanover shall not cause or permit Newco to incur, directly or indirectly, through any of its Affiliates, any obligations or liabilities or to engage in any business activities of any type or kind whatsoever or to enter into any agreements or arrangements with any Person.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Hanover shall promptly prepare and file with the SEC the S-4 in compliance with the disclosure requirements applicable to such form, in which the Proxy Statement will be included as a prospectus. Savoy shall cooperate with Hanover in the preparation of the Proxy Statement to be included within the S-4. Hanover shall consult with Savoy on all comments received from the SEC on the S-4. Each of Hanover and Savoy shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Savoy shall thereafter mail the Proxy Statement to its stockholders. With Savoy’s cooperation, Hanover shall use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b)   Hanover shall promptly prepare and file with the FDIC, the Superintendent and the FRB all applications, notifications and waiver requests required to obtain the approval or nonobjection of the Mergers from the FDIC, the Superintendent, and the FRB.
(c)   The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Mergers). Savoy and Hanover shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to Savoy or Hanover, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Hanover, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, to agree to any prohibition, limitation, or other requirement that would prohibit or materially limit the ownership or operation by Hanover of all or any material portion of the business or assets of Savoy or any Savoy Subsidiary, or compel Hanover to dispose of or hold separate all or any material portion of the business or assets of Savoy or any Savoy Subsidiary, or otherwise materially impair the value of Savoy to Hanover (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of Savoy and Hanover shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require Savoy or Hanover to take any actions specified in this Section 6.1(c) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.
(d)   Hanover and Savoy shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act and any other any statement, filing, notice or application made by or on behalf of Hanover, Savoy or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Hanover agrees promptly to advise Savoy if, at any time, any information provided by Hanover for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Savoy with the information needed to correct such inaccuracy or omission. Hanover shall also promptly furnish Savoy with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Hanover and the Hanover Subsidiaries, to comply with all applicable legal requirements. Savoy agrees promptly to advise Hanover if, at any time any information provided by Savoy for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Hanover with the information needed to correct such inaccuracy or omission. Savoy shall also promptly furnish Hanover with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Savoy, to comply with all applicable legal requirements. Savoy and Hanover shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.
6.2   Access to Information and Customers.
(a)   From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, each Party shall permit the other Party and its representatives reasonable access upon reasonable advance notice and during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of any Party’s business) to its properties, and shall disclose and make available to the other Party and its representatives all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and stockholders’ meetings (excluding information related to the Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the other Party and its representatives may have a reasonable interest, all to the extent reasonably requested by such other Party. However, no Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would breach or cause a default under any contract with any vendor, would contravene any Law or Order or would waive any privilege. Each Party will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   During the period from the date of this Agreement to the Effective Time, each Party will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Savoy will deliver to Hanover its internally prepared financial statements no later than thirty (30) days after the close of each calendar month. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), Savoy will deliver to Hanover its call reports filed with the FDIC. As soon as reasonably available, but in no event more than ninety (90) days after the end of each calendar year (commencing with the year ended December 31, 2020), Savoy will deliver to Hanover its internally prepared annual financial statements, together with an executed report of Savoy’s outside auditors with respect to all such financial statements that have been audited, which report shall be in form and substance reasonably satisfactory to Hanover. The financial statements delivered pursuant to this Section 6.2 shall be prepared in accordance with GAAP. Within ten (10) Business Days of the end of each month, Savoy will provide Hanover with a schedule listing all delinquent loans, non-accrual loans and non-performing assets as of such month end, its monthly income statement general ledger, a monthly fixed assets report and a monthly report of the Savoy Closing Expenses incurred or accrued. Within sixty (60) days of the end of each fiscal quarter, Savoy will provide Hanover with its quarterly Interest Rate Risk Report and its quarterly Liquidity Report. Within five (5) days of receipt by Savoy, Savoy will provide Hanover with any internal (outsourced) audit report and each internal (outsourced) loan review report.
(c)   All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each Party shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement. Such information may only be used in furtherance of this Agreement and may not be used for any other purpose.
(d)   (i) Savoy and Hanover will work together to promote good relations between Savoy and its customers and to retain and grow Savoy’s customer relationships prior to and after the Effective Time. Savoy and Hanover agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Savoy and/or of the Bank to meet with Savoy Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Savoy customers. Savoy Bank shall as promptly as is commercially reasonable make arrangements for discussions and meetings between Savoy customers and the Bank as reasonably requested by Hanover and Savoy representatives shall have the right to participate in any discussions or meetings between Savoy customers and the Bank.
(ii)   From and after the date of this Agreement, Savoy shall, upon Hanover’s reasonable request, introduce Hanover and the Bank and their respective representatives to suppliers of Savoy, including specifically brokers who refer loans to Savoy, to facilitate the integration of Savoy and its business into that of the Bank. Any interaction between Hanover and/or the Bank and Savoy’s suppliers shall be coordinated by Savoy. Savoy shall have the right to participate in any discussions between Hanover and/or the Bank and Savoy’s suppliers.
(e)   From the date hereof until the Effective Time Savoy shall, if and as requested by Hanover, make introductions of Hanover personnel to such of Savoy’s customers as Hanover shall request, in order to facilitate a continuing relationship between the customer and Hanover after the Effective Time.
(f)   No investigation by any of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.
6.3   Shareholders Meeting.   Savoy shall take all steps necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Savoy Shareholder Matters (the “Savoy Shareholders’ Meeting”). Savoy will, through its Board of Directors, unless legally required to do otherwise for the discharge by Savoy’s Board of Directors of its fiduciary duties as advised by its legal counsel and pursuant to the provisions of Section 5.2 of this Agreement, recommend to its stockholders approval of the Savoy Shareholder Matters and (with Hanover’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Savoy to its stockholders in connection with this Agreement.
6.4   Legal Conditions to Merger.   Each of Hanover and Savoy shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Savoy or Hanover or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5   Other Transactions.   Savoy acknowledges that Hanover may be in the process of acquiring other banks and financial institutions or in offering securities to investors and that in connection with such transactions, information concerning Savoy may be required to be included in the disclosure materials, if any, for the sale of securities of Hanover or applications for regulatory approval for such other transactions (collectively, “Materials”). Hanover shall provide Savoy and its counsel with copies of such Materials and provide Savoy and its counsel with a reasonable opportunity to comment on any information regarding Savoy contained in such Materials prior to their use or filing, and shall obtain Savoy’s prior written consent prior to using such information concerning Savoy that is not public, which consent shall not be unreasonably withheld, but which consent may be conditioned upon the recipient agreeing to maintain the confidentiality of such information. Savoy agrees to provide Hanover with any information, certificates, documents or other materials about Savoy as are reasonably necessary to be included in such Materials, including in Materials that may be used or filed by Hanover prior to the Effective Time. Savoy shall use its reasonable efforts to cause its attorneys, accountants and the firm listed in Section 3.7 of the Savoy Disclosure Schedule to provide Hanover and any underwriters or placement agents for Hanover with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the Materials. Hanover shall reimburse Savoy for reasonable expenses thus incurred by Savoy should this Agreement be terminated for any reason.
6.6   Employee Benefit Plans.
(a)   Following the Closing Date, Hanover may choose to maintain any or all of the Savoy Benefit Plans in its sole discretion and Savoy shall reasonably cooperate with Hanover in order to effect any plan terminations to be made as of the Effective Time. However, for any Savoy Benefit Plan terminated for which there is a comparable Hanover Benefit Plan of general applicability, Hanover shall take all commercially reasonable action so that employees of Savoy shall be entitled to participate in such Hanover Benefit Plan to the same extent as similarly-situated employees of Hanover (it being understood that inclusion of the employees of Savoy in the Hanover Benefit Plans may occur at different times with respect to different plans). Hanover shall cause each Hanover Benefit Plan in which employees of Savoy are eligible to participate to take into account for purposes of eligibility and vesting under the Hanover Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Savoy to the same extent as such service was credited for such purpose by Savoy; provided, however, that such service shall not (i) be recognized to the extent that such recognition would result in a duplication of benefits, (ii) apply for purposes of any plan, program or arrangement that is frozen, either with respect to level of benefits or participation or (iii) apply for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. Nothing herein shall limit the ability of Hanover to amend or terminate any of the Savoy Benefit Plans or Hanover Benefit Plans in accordance with their terms at any time; provided, however, that Hanover shall continue to maintain the Savoy Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Hanover Benefit Plan until the employees of Savoy are permitted to participate in the Hanover Benefit Plans, unless such Hanover Benefit Plan has been frozen or terminated with respect to similarly situated employees of Hanover or any Subsidiary of Hanover.
(b)   If employees of Savoy become eligible to participate in a medical, dental or health plan of Hanover upon termination of such plan of Savoy, Hanover shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Hanover, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Savoy Benefit Plan prior to the Effective Time.
6.7   Indemnification.
(a)   For a period commencing as of the Effective Time and ending six (6) years after the Effective Time, to the extent permitted by Law, Hanover shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Savoy or who serves or has served at the request of Savoy, as a director or officer with any other Person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.7, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Savoy or serves or has served at the request of Savoy, as a director or officer with any other Person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Savoy or any of its Affiliates, or by any former or present stockholder of Savoy (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of Savoy or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Hanover set forth in this Section 6.7, in each case to the fullest extent that Savoy would have been permitted under applicable Law and under the charter and by-laws of Savoy in effect as of the date hereof (and Hanover shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).
(b)   Any Indemnitee wishing to claim indemnification under this Section 6.7 shall promptly notify Hanover in writing upon learning of any Claim, but the failure to so notify shall not relieve Hanover of any liability it may have to such Indemnitee except to the extent that such failure prejudices Hanover. In the event of any Claim as to which indemnification under this Section 6.7 is applicable, (i) Hanover shall have the right to assume the defense thereof and Hanover shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Hanover elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Hanover and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Hanover shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Hanover shall be obligated pursuant to this Section 6.7 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (ii) the Indemnitees will cooperate in the defense of any such matter. If Hanover has accepted its defense obligation hereunder, then Hanover shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 6.7, Hanover shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.
(c)   From the Effective Time until the sixth anniversary of the Effective Time, Hanover shall maintain in effect for the benefit of the Indemnitees the directors’ and officers’ liability insurance policy presently maintained by Savoy (provided that Hanover may substitute therefor a policy or policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than Savoy’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such Indemnitees in their capacity as such; provided, however, that the dollar amount of the premiums payable by Hanover for such insurance shall not exceed 200% of the annual premium most recently paid by Savoy prior to the date hereof. If the premiums for such insurance would at any time exceed the forgoing limitation, then Hanover may satisfy its obligations under this Section 6.7(c) by causing to be maintained policies which, in Hanover’s good faith determination, provide the maximum coverage available for a single premium tail policy at a premium equal to such limitations. Savoy shall use commercially reasonable efforts to cooperate with Hanover in the event that Hanover determines to acquire, or directs Savoy to acquire, tail insurance with respect to Savoy’s existing directors’ and officers’ liability insurance policy.

This insurance requirement is distinct from Hanover’s indemnification obligation set forth in this Agreement. Accordingly, Hanover’s maintenance of, or failure to maintain, the insurance set forth in this Section 6.7(c) does not relieve Hanover of its indemnification obligations set forth in this Agreement.
(d)   In the event Hanover or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Hanover assume the obligations set forth in this Section 6.7.
(e)   The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.
(f)   If Hanover or any successor or assign fails to perform any of its obligations under this Section 6.7 with respect to any Indemnitee, then such Indemnitee shall be entitled to recover from such breaching entity, in addition to actual damages, all reasonable attorneys’ fees and court costs incurred in seeking redress for such breach.
6.8   Additional Arrangements.   If, at any time after the Effective Time, Hanover considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Hanover its right, title or interest in, to or under any of the rights, properties or assets of Savoy as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of Hanover shall be authorized to execute and deliver, in the name and on behalf of Savoy or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Savoy or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Hanover or otherwise to carry out the purposes of this Agreement.
6.9   Employee Severance and other Employment Matters.   Although, except as otherwise provided for herein, Hanover shall be under no obligation to retain any employee of Savoy, Hanover will, as of the Effective Time, act in good faith to determine whether to offer, and cause its Subsidiaries to offer, employment to each employee of Savoy, whether in their current position or in another position with Hanover or its Subsidiaries, subject to Hanover’s employment policies and procedures and the needs of Hanover and its Subsidiaries. Notwithstanding the foregoing, any individual who is serving as an employee of Savoy as of the date hereof whose employment is terminated due to an Involuntary Termination during the period from the Effective Time until the twelve month anniversary of the Effective Time shall be entitled to receive severance in accordance with the terms of Section 6.9 of the Hanover Disclosure Schedule, provided that any such employee has provided Hanover with a general release in form and substance acceptable to Hanover.
6.10   Notification of Certain Matters.   Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Savoy and Hanover shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
6.11   Certain Matters, Certain Revaluations, Changes and Adjustments.   Notwithstanding that Savoy believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Savoy recognizes that Hanover may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Hanover and in order to formulate the plan of integration for the Mergers, Savoy and its Subsidiaries shall, consistent with GAAP, modify and change their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Hanover and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by Savoy and its Subsidiaries, provided, however, that Savoy shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Hanover agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by Savoy or any Subsidiary of Savoy pursuant to this Section 6.11 or any litigation or regulatory proceeding arising out of any such accrual or reserve, (i) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, (ii) shall have any effect on the calculation of the Merger Consideration.
6.12   Failure to Fulfill Conditions.   In the event that Hanover or Savoy determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. Savoy or Hanover will promptly inform the other of any facts applicable to Savoy or Hanover, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.
6.13   Printing and Mailing Expenses.   Hanover, in reasonable consultation with Savoy, shall make all arrangements with respect to, and pay all expenses in connection with, the printing and mailing of the Proxy Statement.
6.14   Shareholder Litigation.   (i) Savoy shall give Hanover the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Savoy and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Hanover’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). (ii) Hanover shall give Savoy the opportunity to consult, review litigation papers, and make recommendations, all at its own expense, in any stockholder litigation against Hanover and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement.
6.15   No Control Over Savoy’s Business.   Nothing contained in this Agreement shall give Hanover, directly or indirectly, the right to control or direct the operations of Savoy or any Subsidiary of Savoy prior to the Effective Time. Prior to the Effective Time, Savoy shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
6.16   Further Assurances.   Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.16 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.
6.17   Savoy Special Dividend.   Notwithstanding any other provision hereof, if Savoy’s Tangible Book Value as of the Determination Date is in excess of $50,000,000, and Savoy is otherwise in full compliance with the terms of this Agreement, then the Board of Savoy shall have the right to declare a special dividend, payable to holders of Savoy Common Stock as of a record date after the Determination Date and prior to the Effective Time, in an aggregate amount equal to the difference between Savoy’s actual Tangible Book Value as of the Determination Date and $50,000,000.

6.18   Corporate Governance.
(a)   As promptly as is commercially reasonable after the Effective Time, Hanover and the Bank shall each take all such steps as shall be necessary to appoint two members of the Board of Directors of Savoy to the Boards of both Hanover and the Bank, to serve for one or more terms of not less than three years in the aggregate, the term of each such new Board member to comply with the terms of the Certificate of incorporation and bylaws of Hanover and the Bank. Such Savoy Board members shall be recommended by the Board of Directors of Savoy and be subject to approval by Hanover, with such approval to not be unreasonably withheld; provided, however, that such proposed new Board members must qualify as independent under (i) Hanover’s Corporate Governance Guidelines, (ii) the listing standard of the NASDAQ Global Select Market, and (iii) the corporate governance guidelines of Institutional Shareholder Services.
(b)   As promptly as is commercially reasonable after the Effective Time, the Bank shall establish a New York City Advisory Board and invite each member of the Savoy Board as of the Effective Time who is not appointed to the Boards of Hanover and the Bank pursuant to paragraph (a) above to join such New York City Advisory Board. Each member of the New York City Advisory Board will be required to sign an Advisory Board Membership Agreement.
6.19   Tax Matters.
(a)   Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Mergers, and to take no action which would cause the Mergers not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.
(b)   Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Hanover, the Bank and Savoy shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations Under this Agreement.   The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:
(a)   Approval of Shareholders; SEC Registration; Blue Sky Laws.   The Savoy Shareholder Matters shall have been approved by the requisite vote of the stockholders of Savoy. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of Hanover Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.
(b)   Regulatory Filings.   All necessary approvals and consents (including without limitation any required approval of the FDIC, the Superintendent, and the FRB) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by this Agreement shall have been obtained without the imposition of any term or condition that would constitute a Materially Burdensome Regulatory Condition and all such approvals and consents shall be in full force and effect. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired.
(c)   Suits and Proceedings.   No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more Parties in connection with this Agreement and which any Party determines in good faith, based upon the advice of its outside legal counsel, makes it inadvisable to proceed with the Merger because the outcome of any such suit, action or proceeding would reasonably be expected to have a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.
(d)   Tax Matters.   Each Party shall have received a written opinion of Windels Marx Lane & Mittendorf, LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Hanover, the Bank and Savoy reasonably satisfactory in form and substance to such counsel.
7.2   Conditions to the Obligations of Hanover Under this Agreement.   The obligations of Hanover under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by Hanover, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties; Performance of Obligations of Savoy.   The representations and warranties of Savoy made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except that representations and warranties that are untrue and incorrect shall constitute a basis for Hanover not to consummate the Merger only if such untrue and incorrect representations and warranties, as of the Closing Date, would, in the aggregate reasonably be expected to , have a Material Adverse Effect on Savoy. Savoy shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Savoy prior to or at the Closing.
(b)   Certificates.   Savoy shall have furnished Hanover with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Hanover may reasonably request.
(c)   Third Party Consents.   All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to Savoy. None of the consents, approvals or waivers referred to in this Section 7.2(c) shall contain any term or condition which would have a material adverse impact on Hanover and its Subsidiaries, taken as a whole, after giving effect to the Merger.
(c)   FIRPTA.   Savoy shall have delivered to Hanover a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.
(d)   Employment Agreement.   The Employment Agreement shall not have been terminated by Wilcox.
(e)   Savoy Closing Expenses.   Savoy shall have delivered to Hanover the updated Section 3.30 of the Savoy Disclosure Schedule.
(f)   Asset Quality Metrics.   As of the Determination Date, the ratio of Savoy’s Non-Performing Loans to total Loans shall not be in excess of 10.0%. For purposes hereof, Non-Performing Loans shall mean those loans classified as non-performing loans under the instructions for the preparation of Savoy’s quarterly Consolidated Reports of Condition and Income filed with the FDIC, and shall specifically include all performing loans classified as TDRs. For the avoidance of doubt, Non-Performing loans and TDRs shall not include Deferred Loans.
(g)   Savoy Financial Statements.   At least eight Business Days prior to the Determination Date, Savoy shall provide Hanover with Savoy’s consolidated financial statements presenting the financial condition of Savoy and its Subsidiaries as of the close of business on December 31, 2020 and Savoy’s consolidated results of operations, cash flows, and stockholders’ equity for twelve months then ended, and which shall be accompanied by the opinion of Crowe, LLP that such financial statements are in conformity with GAAP, and containing no conditions or exceptions.
(h)   [INTENTIONALLY DELETED]
(i)   Review of ALL.   Hanover shall have the right to have Savoy’s calculation of its allowance for loan and lease losses reviewed by a third party firm selected by Hanover and reasonably acceptable to Savoy, and such review shall not find that Savoy’s allowance for loan and lease losses is underfunded.
7.3   Conditions to the Obligations of Savoy Under this Agreement.   The obligations of Savoy under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by Savoy, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties; Performance of Obligations of Hanover.   The representations and warranties of Hanover made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover and its Subsidiaries taken as a whole. Hanover shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Hanover prior to or at the Closing.
(b)   Certificates.   Hanover shall have furnished Savoy with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Savoy may reasonably request.
(c)   Third Party Consents.   All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to Hanover and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.3(c) shall contain any term or condition which would have a material adverse impact on Hanover and its Subsidiaries, taken as a whole, after giving effect to the Merger.
(d)   Required Steps.   The Bank shall have taken all necessary corporate action to effectuate the Mergers immediately following the Effective Time.
(e)   Hanover Closing Expenses.   Hanover shall have delivered to Savoy the updated Section 4.24 of the Savoy Disclosure Schedule.
(f)   Asset Quality Metrics.   As of the Determination Date, the calculation of Hanover’s Non-Performing Loans to total Loans shall not be in excess of 10.0%. For purposes hereof, Non-Performing Loans shall means those loans classified as non-performing loans under the instructions for the preparation of Hanover’s quarterly Consolidated Reports of Condition and Income filed with the FDIC, as shall specifically include all performing loans classified as TDRs. For the avoidance of doubt, Non-Performing loans and TDRs shall not include Deferred Loans.
(g)   Employment Agreement.   The Employment Agreement shall not have been terminated by Hanover or the Bank.

(h)   Hanover Financial Statements.   At least eight Business Days prior to the Determination Date, Hanover shall provide Savoy with Hanover’s consolidated financial statements presenting the financial condition of Hanover and its Subsidiaries as of the close of business on September 30, 2020 and Hanover’s consolidated results of operations, cash flows, and stockholders’ equity for twelve months then ended, and which shall be accompanied by the opinion of Crowe, LLP that such financial statements are in conformity with GAAP, and containing no conditions or exceptions.
(i)   Review of ALL.   Savoy shall have the right to have Hanover’s calculation of its allowance for loan and lease losses as of December 31, 2020 reviewed by a third party firm selected by Savoy and reasonably acceptable to Hanover, and such review shall not find that Hanover’s allowance for loan and lease losses is underfunded; provided, however, that any such review must be completed by March 31, 2021 and provide further that only the first $50,000 in cost incurred by Savoy for such review will be considered a Savoy Closing Expense, and any addition cost shall be an expense of Savoy deducted from Savoy’s Tangible Book Value.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Savoy of the Savoy Shareholder Matters:
(a)   by mutual consent of Savoy and Hanover;
(b)   by either Hanover or Savoy upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity or any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;
(c)   by either Hanover or Savoy, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Hanover and Savoy, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
(d)   by either Hanover or Savoy if the Savoy Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Savoy’s stockholders or at any adjournment or postponement thereof;
(e)   by either Hanover or Savoy (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty (30) days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party to which such representation or warranty is made not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by Savoy) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Hanover) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;
(f)   by either Hanover or Savoy (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;
(g)   by Savoy, if, prior to receipt of the Savoy Shareholder Approval, Savoy has received a Superior Proposal, and in accordance with Section 5.2 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Savoy pays to Hanover the Termination Fee;
(h)   by Hanover if prior to receipt of the Savoy Shareholder Approval, Savoy or Savoy’s Board of Directors (or any committee thereof) has (i) effected a Savoy Subsequent Determination or approved, adopted, endorsed or recommended any Savoy Acquisition Proposal, (ii) failed to make the Savoy Board Recommendation, withdrawn the Savoy Board Recommendation or failed to publicly re-affirm the Savoy Board Recommendation within five (5) Business Days after receipt from Hanover of a written request to do so, (iii) breached the terms of Section 5.2 of this Agreement in any material respect adverse to Hanover, or (iv) in response to the commencement (other than by Hanover or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of Savoy Common Stock, recommended that the stockholders of Savoy tender their shares in such tender or exchange offer or otherwise failed to recommend that such stockholders reject such tender offer or exchange offer within ten (10) Business Days of the commencement of the tender offer or exchange offer;
(i)   by Hanover if any of the conditions set forth in Section 7.1 or 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date;
(j)   by Savoy if any of the conditions set forth in Section 7.1 or 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.
(k)   By Savoy if:
(A)   Hanover fails to raise at least $8 million of capital to be contributed to the Bank as Tier 1 Capital on or before January 31, 2021;
(B)   its Tangible Book Value as of the Determination Date, as calculated under Section 1.4(a) and as adjusted under Section 1.4(b)(3), is less than the Minimum Capital; provided, however, that in the event Savoy intends to terminate this Agreement pursuant to this Section 8.1(k), Savoy shall first give written notice (a “Termination Notice”) to Hanover of such intention, and such termination shall not be effective for five (5) business days thereafter. During such period, Hanover shall have the right, but not the obligation, to offer to adjust the Merger Consideration so that, as adjusted, the Merger Consideration shall equal one times (1.0x) Savoy’s Tangible Book Value, as calculated under Section 1.4(a) and as adjusted under Section 1.4(b)(3). If Hanover elects to offer such an adjustment to the Merger Consideration, and if Savoy accepts such offer, Savoy’s Termination Notice shall be deemed withdrawn and Savoy shall have no right to terminate this Agreement pursuant to this Section 8.1(k). If Hanover elects not to offer such an adjustment to the Merger Consideration, of if Savoy rejects such offer, this Agreement will terminate as of 5:30 p.m. on the fifth business day after the date of the Termination Notice; or
(l)   By Hanover, if Savoy’s Tangible Book Value, as calculated under Section 1.4(a) and as adjusted under Section 1.4(b)(3), is less than the Minimum Capital.
8.2   Effect of Termination.   Except as set forth in Section 8.5, in the event of termination of this Agreement by either Hanover or Savoy as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto; provided that in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, (i) the termination of this Agreement shall not relieve or release any defaulting Party from any liabilities or damages arising out of its willful breach of any provision of this Agreement and (ii) the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder. The provisions of Sections 8.1, 8.2, 8.5 and Article IX of this Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.
8.3   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the Savoy Shareholder Matters; provided, however, that after approval of the Savoy Shareholder Matters, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Savoy’s stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.4   Extension; Waiver.   At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.5   Termination Fee.
(a)   In the event that:
(i)   this Agreement is terminated by Savoy pursuant to Section 8.1(g) of this Agreement, then Savoy shall pay to Hanover prior to such termination, by wire transfer of immediately available funds, the sum of $2,500,000 (the “Termination Fee”);
(ii)   this Agreement is terminated by Hanover pursuant to Section 8.1(h) of this Agreement, then Savoy shall pay to Hanover, within three (3) Business Days of Savoy’s receipt of written notice of such termination, by wire transfer of immediately available funds, the Termination Fee; or
(iii)   (A) a Savoy Acquisition Proposal (whether or not conditional) or intention to make a Savoy Acquisition Proposal (whether or not conditional) shall have been made directly to Savoy’s stockholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Savoy or any member of Savoy’s Board of Directors, (B) this Agreement is thereafter terminated (1) by Savoy or Hanover pursuant to Sections 8.1(c) or 8.1(d) of this Agreement or (2) by Hanover pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, and (C) within twelve (12) months following such termination Savoy enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal, then Savoy shall pay to Hanover, upon the first to occur of such execution or consummation, by wire transfer of immediately available funds, the Termination Fee.
(iv)   this Agreement is terminated by Savoy pursuant to Section 8.1(k)(A) of this Agreement, then Hanover shall pay to Savoy the sum of $750,000, by wire transfer of immediately available funds. Such payment shall be due within ten business days after Savoy’s termination of this Agreement pursuant to Section 8.1(k)(A) hereof.
(b)   For purposes of clause (iii) of this Section 8.5, the term “Savoy Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.2(d)(i) of this Agreement except that references in Section 5.2(d)(i) to “25% or more” shall be replaced by “100%”.

ARTICLE IX
GENERAL PROVISIONS
9.1   Interpretation.
(a)   The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)   Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)   The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.
(d)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)   A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
(f)   A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(h)   All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
(i)   The terms of this Section 9.1 shall apply to the Savoy Disclosure Schedule and the Hanover Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein. The inclusion of an item in either such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Party including such item that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(j)   The phrase “made available” or “furnished” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to (and print capabilities enabled on) a virtual data room containing such information.
9.2   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which expressly by their terms apply in whole or in part after the Effective Time.
9.3   Expenses.   Except as otherwise provided in Sections 6.13 and 8.5 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial consultants, accountants and attorneys, shall be paid by the Party incurring such costs and expenses.
9.4   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via electronic mail, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)   if to Savoy, to:
Savoy Bank
600 Fifth Avenue, 17th FloorNew York, New York 10020
Attn: McClelland Wilcox, President & CEO
And
Attn: Metin Negrin by email to mnegrin@lexincapital.com
with a copy (which shall not constitute notice) to:
Gallet Dreyer & Berkey, LLP
845 Third Avenue
New York, NY 10022
Attn: Jay L. Hack, Esq..
and
(b)   if to Hanover, to:
Hanover Bancorp, Inc.
80 East Jericho Turnpike
Mineola, New York 11501
Attn: Michael P. Puorro,
      Chairman, President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Windels, Marx, Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attn: Robert Schwartz, Esq.
9.5   Counterparts; Facsimile.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.
9.6   Entire Agreement.   This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
9.7   Governing Law.   This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflict of laws provisions.
9.8   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.9   Publicity.   Except as otherwise required by Law, the Parties shall use reasonable best efforts (a) to develop a joint communications plan and (b) to provide that all press releases, other public statements and/or statements to Savoy employees and customers with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release, statement to Savoy employees or customers or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Law, no Party shall issue any press release, make any public statement or disclosure, or make any statement to employees or customers of Savoy concerning any other Party or any other Party’s Subsidiaries, business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. The Parties shall cooperate in the preparation of a joint press release announcing the execution of this Agreement on the date it is executed.
9.10   Assignment; Parties in Interest; No Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, and any such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.7 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.7 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.11   Definitions.
(a)   For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New York are authorized or required to be closed.
“CERCLA” has the meaning given to such term in the definition of Environmental Laws.
“Closing Expenses” of a Party shall mean those certain categories of expenses including legal, financial advisory, due diligence consulting, severance, stay bonus and contract termination expenses to be incurred or accrued by a Party in connection with the consummation of the transactions contemplated hereunder.
“Determination Date” shall mean the last day of the full calendar month prior to the Closing Date.
“Environmental Laws” means any Laws, statutes or regulations, of the United States or New York dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters.
“Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, health and safety, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Regulated Substances.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.
“Hanover Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten, that is sponsored, maintained, administered or contributed to, by Hanover, or with respect to which Hanover otherwise has any current or contingent liability or obligation.
“Knowledge” means, with respect to Hanover, the actual knowledge of Michael Puorro, Chairman and CEO or Brian K. Finneran, President and Chief Financial Officer, and with respect to Savoy, the actual knowledge of McClelland Wilcox, Savoy’s President or John Arvonio, Savoy’s Chief Financial Officer.
“Law” means, unless the context expressly indicates otherwise, any applicable foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.
“Loans” means any written or oral loan, loan agreement, participation loan, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Savoy or any Subsidiary of Savoy is party as a creditor.
“Loan Property” means any property classified by Savoy, Hanover or any subsidiary of Hanover as an OREO property, and, where required by the context, said term means the owner or operator of such property.
“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting from or caused by natural disasters, (e) the conditions of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects Savoy, or Hanover and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.
“Most Recent Balance Sheet” means, with respect to Savoy, the most recent statement of financial condition included within the Savoy Financial Statements and, with respect to Hanover, the most recent balance sheet included within the Hanover Financial Statements.
“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.
“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.
“Permitted Liens” means any (a) landlord’s, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, imposed by law or statute, arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material; (b) Liens imposed by Law for current Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not yet delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business; (e) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii); (f) Liens on goods held by suppliers arising in the ordinary course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected; (g) with respect to any real property in which Savoy owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located; (h) easements, covenants, rights-of-way, conditions, minor defects, encroachments or irregularities in title, zoning and other restrictions or similar matters of record on or affecting title to any real property that do not secure any monetary obligations and do not materially interfere with the present use of any real property subject to such Liens; and (i) the effect of any moratorium, eminent domain or condemnation proceedings.
“Person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.
“RCRA” has the meaning given to such term in the definition of Environmental Laws.
“Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Bank and each of its Subsidiaries constitute Subsidiaries of Hanover.
“Tangible Book Value” means the stockholders equity of a Party as determined in accordance with GAAP, less the sum of any goodwill and any other intangible assets otherwise taken into account in determining such Tangible Book Value (other than the value of loan servicing rights, which shall not be excluded from the calculation of Tangible Book Value), and without giving effect to the Closing Expenses paid or accrued by a Party.
(b)   The following terms are defined in the following sections of this Agreement:
Accounting Firm	3.6(a)
Advisory Firm	3.7(a)
Agreement	Preamble
Arbitrator	1.4(f)
Bank	Preamble
BHC	1.1
BOLI	3.16(g)
Cash Consideration	1.4(b)
Certificates	1.4(d)
Claim; Claims	6.7(a)
Closing	1.2
Closing Date	1.2
Code	1.13
Confidentiality Agreement	5.2(a)
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Deferred Loan	3.20(b)
Derivatives Contract	3.21(b)
Dissenting Shares	1.14
Dissenting Shareholder	1.14
DOL	3.11(b)
Effective Time	1.2
Employment Agreement	Recital D
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Agent	1.8
Exchange Fund	2.1
Excluded Savoy Options	1.5
FDIC	1.1
Filing Documents	6.1(d)
First Merger	Recital B
FRB	1.1
Governmental Entity	3.4
Hanover	Preamble
Hanover Common Stock	1.4(b)
Hanover Disclosure Schedule	Article IV Lead-in
Hanover Equity Awards	4.2(b)
Hanover Financial Statements	4.6(a)
Hanover Preferred Stock	4.2(a)

Hanover Property	4.16(d)
Hanover Regulatory Agencies	4.5(a)
Hanover Regulatory Agreement	4.12
Hanover Stock Incentive Plans	4.2(a)
Hanover’s Accounting Firm	4.6(d)
High Risk Loans	3.20(f)
Indemnitees	6.7(a)
Intellectual Property	3.23(i)(1)
Involuntary Termination	6.9
IRS	3.10(a)
IT Assets	3.23(i)(2)
Letter of Transmittal	2.2(a)
Licensed Intellectual Property	3.23(i)(3)
Loan	3.20(a)
Loan Policy	5.1(p)
Materially Burdensome Regulatory Condition	6.1(c)
Materials	6.5
Mergers	Recital B
Merger Consideration	1.4(a)
Minimum Capital	1.4(b)(3)
MSLF	5.1(p)
Newco	Recital B
Notice of Dispute	1.4(f)
Notice of Superior Proposal	5.2(b)
OREO	3.20(b)
Owned Intellectual Property	3.23(i)(4)
Parties	Preamble
Party	Preamble
Per Share Cash Consideration	1.4(b)(1)
Per Share Merger Consideration	1.4(a)
Per Share Stock Consideration	1.4(b)(2)
Personal Property Leases	3.16I
Pledged Shares	1.4(c)
PLP Status	3.31(a)
Proxy Statement	3.4
Real Property Lease; Real Property Leases	3.16(a)
Registered	3.23(i)(5)
Regulatory Agreement	3.15
Rules	1.4(f)
Savoy	Preamble
Savoy Acquisition Proposal	5.2(d)(i) and 8.5(b)
Savoy Benefit Plans	3.11(a)
Savoy Board Recommendation	3.3(a)
Savoy Closing Expenses	3.30

Savoy Common Stock	1.4(a)
Savoy Contract	3.14(h)
Savoy Disclosure Schedule	Article III Lead-in
Savoy Financial Statements	3.6(a)
Savoy Options	1.5
Savoy Owned Properties	3.16(a)
Savoy Pension Plans	3.11(a)
Savoy Property; Savoy Properties	3.16(a)
Savoy Regulatory Agencies	3.5(a)
Savoy Shareholder Approval	5.2(a)
Savoy Shareholder Matters	3.3(a)
Savoy Shareholders’ Meeting	6.3
Savoy Subsequent Determination	5.2(b)
Savoy TBV Statement	1.4(f)
Savoy Welfare Plans	3.11(a)
SBA	3.31(a)
SBA Loan	3.31(b)
Second Merger	Recital B
Statement of Hanover Stock Consideration	1.4(f)
Statements	1.4(f)
Stock Consideration	1.4(b)
Superintendent	1.1
Surviving Bank	1.1
Systems	3.27
S-4	3.4
Tax; Taxes	3.10(h)(i)
Tax Return	3.10(h)(ii)
Termination Fee	8.5(a)(i)
Trade Secrets	3.23(i)(1)
Trust Account Shares	1.4(c)(ii)(A)(b)
Voting Agreement	1.7
Voting Agreements	Recital C
9.12   Legal Proceedings; Specific Performance; No Jury Trial.
(a)   Except in the case of any dispute concerning the Statement of Hanover Stock Consideration or the Statement of Savoy Merger Consideration, which disputes will be resolved in the manner set forth in Section 1.4(f) and Section 1.13(b) hereof, the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the

Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
(b)   The Parties agree that in the event that any matter submitted to the courts of the State of New York, such matter shall be submitted to the Commercial Division, New York State Supreme Court, New York County. The Parties further consent to the application of the Court’s accelerated procedures, in connection with any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby. If, for any reason, the accelerated procedures of the Commercial Division of the New York State Supreme Court are not otherwise binding upon the parties hereto including, without limitation, in legal actions pending in any other court, then the Parties agree that the discovery limitations applicable in such accelerated procedures including, without limitation, the limitation on the number, nature, amount or length of discovery procedures and the time period during which they must be conducted shall apply to any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby.
(c)   The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with any other Party’s seeking or obtaining such injunctive relief.
(d)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).
Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SAVOY BANK
By:
/s/ McClelland Wilcox

Name:
McClelland Wilcox

Title:
President & CEO

HANOVER BANCORP, INC.
By:
/s/ Michael P. Puorro

Name:
Michael P. Puorro

itle:
Chairman and Chief Executive Officer

HANOVER BANK
By:
/s/ Michael P. Puorro

Name:
Michael P. Puorro

itle:
Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A
Form of Plan of Affiliate Merger
This AGREEMENT AND PLAN OF AFFILIATE MERGER (this “Plan of Affiliate Merger”) is made and entered into as of [                 ], 2020, by and between Hanover Community Bank, a New York chartered commercial bank (“HCB”), and Savoy Bank, a New York chartered commercial bank (the “Bank”).
RECITALS
WHEREAS, HCB has a home office in Garden City Park, New York and authorized capital stock consisting of 17,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share (the “HCB Stock”), of which [                 ] shares of common stock are issued and outstanding and held by Hanover Bancorp, Inc., a New York corporation and registered bank holding company for HCB (“HBI”);
WHEREAS, the Bank has a home office in New York, New York and authorized capital stock consisting of [                 ] shares of common stock, par value $       per share (the “Savoy Stock”), [                 ] of which are issued and outstanding and held by its shareholders;
WHEREAS, HBI, HCB and the Bank are parties to an Agreement and Plan of Merger dated August 27, 2020 (the “Merger Agreement”), pursuant to which HBI desires to acquire all of the issued and outstanding common stock of the Bank through a series of mergers, consisting of (i) the merger of Hanover Acquisition Bank, a to be formed New York interim bank, with and into the Bank, with the Bank surviving the merger (the “First Merger”), after which each of HCB and the Bank will be wholly-owned subsidiaries of HBI, followed by (ii) the merger of the Bank with and into HCB, with HCB surviving the merger (the “Second Merger”);
WHEREAS, a majority of the Boards of Directors of each of HCB and the Bank have approved this Plan of Affiliate Merger and the Second Merger and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Plan of Affiliate Merger, all such action as may be necessary or appropriate is to be taken by HCB and the Bank in order to consummate the Second Merger.
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:
1.   MERGER
1.   Merger of the Bank with and into HCB.   At the Effective Time (as defined in Section 1.8 below), the Bank will merge with and into HCB in accordance with the applicable provisions of the New York Banking Law. HCB will be the surviving bank in the Second Merger and will continue its corporate existence. At the Effective Time, the separate corporate existence of the Bank will cease.
2.   Effects of the Second Merger.   The Second Merger is to have the effects set forth in the New York Banking Law. At the Effective Time, the corporate existence of the Bank will be merged into and continued in HCB, as the survivor of the Second Merger (the “Resulting Bank”). The name of the Resulting Bank will be “Hanover Community Bank.” At the Effective Time, the existing home office of HCB located at 2131 Jericho Turnpike, Garden City Park, NY 11040 will remain the home office of the Resulting Bank, and the home office and branches of the Bank existing immediately before the Second Merger will become branches of the Resulting Bank.
3.   Organization Certificate and Bylaws.   At the Effective Time, the organization certificate and bylaws of HCB will continue in effect as the organization certificate and bylaws of the Resulting Bank until the same are amended and changed as provided by law.

1

4.   Directors and Officers.   At the Effective Time, the directors and officers of HCB will continue as the directors and officers of the Resulting Bank, and each of such persons will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the organization certificate and bylaws of the Resulting Bank or as otherwise provided by law. The committees of the board of directors of the Resulting Bank immediately after the Effective Time will be the same as, and will be composed of the same persons who are serving on, the committees of the board of directors of HCB as they existed immediately before the Effective Time.
5.   Conversion of Savoy Stock and HCB Stock.   At the Effective Time by virtue of this Plan of Affiliate Merger and without any further action on the part of any holder, all shares of Savoy Stock will be canceled without consideration and the HCB Stock outstanding at the Effective Time will remain outstanding as all of the outstanding capital stock of the Resulting Bank.
6.   Stock Transfer Books.   The stock transfer books of the Bank will be closed as of the Effective Time, and no transfer of record of any of the shares of Savoy Stock will take place thereafter.
7.   Shareholder Approval.   The Merger Agreement and this Plan of Affiliate Merger are to be submitted for approval to HBI, as the sole shareholder of HCB and, after the First Merger, as the sole shareholder of the Bank.
8.   Closing Date and Place; Effective Time.   Unless this Plan of Affiliate Merger is terminated pursuant to Article III, and subject to the satisfaction or waiver of the conditions set forth in Article II, the closing of the transactions contemplated by this Plan of Affiliate Merger (the “Closing”) will take place on such date as mutually agreed to by the parties (the “Closing Date”). Subject to the terms and the conditions specified in the Merger Agreement and this Plan of Affiliate Merger, and upon satisfaction of all requirements of law, the Second Merger shall become effective on the date and at the time specified in this Plan of Affiliate Merger to be filed with the New York Department of Financial Services, such date and time being referred to herein as the “Effective Time.” The Effective Time of the Second Merger shall be immediately after the effective time of consummation of the First Merger.
2.   CONDITIONS TO THE OBLIGATIONS OF
THE PARTIES TO COMPLETE THE TRANSACTION
The obligations of HCB and the Bank under this Plan of Affiliate Merger are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
1.   Required Regulatory Approvals.   All required regulatory approvals having been obtained, including, without limitation, the prior approval of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the New York Department of Financial Services, and all applicable waiting periods thereunder having expired or been terminated.
2.   Required Shareholder Approvals.   HBI, as the sole shareholder of HCB, and, after the First Merger, as the sole shareholder of the Bank, having approved this Plan of Affiliate Merger.
3.   Consummation of the First Merger.   Each of the transactions contemplated by the Merger Agreement and this Plan of Affiliate Merger, including but not limited to the First Merger, having been consummated on terms satisfactory to each of HBI and the Bank.
3.   TERMINATION
1.   Methods of Termination.   This Plan of Affiliate Merger may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing (whether before or after action thereon by HBI as the sole shareholder of HCB and, after the First Merger, as the sole shareholder of the Bank), by mutual written consent of HBI and HCB, on one hand, and the Bank, on the other hand.
2.   Effect of Termination.   If this Plan of Affiliate Merger is terminated pursuant to Section 3.1, this Plan of Affiliate Merger will become void and have no effect, without any liability on the part of any party to this Plan of Affiliate Merger or its representatives.

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4.   GENERAL PROVISIONS
1.   Amendment; Waiver.   This Plan of Affiliate Merger may be amended, modified or supplemented only by a written instrument signed by each party hereto. No waiver of any provision of this Plan of Affiliate Merger will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
2.   Counterparts.   For the convenience of the parties hereto, this Plan of Affiliate Merger may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Plan of Affiliate Merger. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Plan of Affiliate Merger will be sufficient to bind the party or parties whose signature(s) appear thereon.
3.   GOVERNING LAW.   THIS PLAN OF AFFILIATE MERGER IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.
4.   Severability.   If any provision of this Plan of Affiliate Merger is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Plan of Affiliate Merger is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Plan of Affiliate Merger will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Plan of Affiliate Merger; and (c) there will be added automatically as a part of this Plan of Affiliate Merger, a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
5.   Rules of Construction.   Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Plan of Affiliate Merger. All articles and sections referred to herein are articles and sections, respectively, of this Plan of Affiliate Merger. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.
6.   Assignment.   Neither party will assign or otherwise transfer any rights or obligations under this Plan of Affiliate Merger without the express written consent of the other party.
[Signature page follows]

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[Signature page to Plan of Affiliate Merger]
IN WITNESS WHEREOF, the parties have executed this Plan of Affiliate Merger as of the date first above written.
HANOVER COMMUNITY BANK
By:

Michael P. Puorro, Chairman, President and CEO
SAVOY BANK
By:

Metin Negrin, Chairman of the Board

Exhibit B
Form of Voting Agreement
VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is dated as of August 27, 2020, by and between Hanover Bancorp, Inc., a New York corporation and registered bank holding company (“Hanover”), and the shareholder of Savoy Bank, a New York state chartered commercial bank (“Savoy”), executing this Agreement on the signature page hereto (the “Shareholder”).
RECITALS
A. Concurrently with the execution of this Agreement, Hanover, Hanover Community Bank, a New York state chartered commercial bank and wholly-owned subsidiary of Hanover (“Hanover Community Bank”), and Savoy have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of Savoy with and into Hanover Community Bank upon the terms and subject to the conditions set forth therein.
B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Savoy Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Savoy Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Savoy Common Stock), the “Savoy Common Shares”) set forth below the Shareholder’s name on the signature page hereto.
C. As a condition to Hanover’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.
NOW THEREFORE, the parties hereto agree as follows:
I.   CERTAIN DEFINITIONS
1.1.   Capitalized Terms.   Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
1.2.   Other Definitions.   For the purposes of this Agreement:
“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).
“Jointly Owned Shares” means the Savoy Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Savoy Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.
“Owned Shares” means the Savoy Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Savoy Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.
“Restricted Transfer Termination Date” means the soonest of (i) the date on which the Merger Agreement is terminated, (ii) the Effective Time, (iii) the date, if any, on which Hanover releases the Shareholder from the Shareholder’s obligations hereunder and (iv) the date immediately following the date, if any, on which Savoy’s shareholders approve all of the Savoy Shareholder Matters.
“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

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II.   SUPPORT OBLIGATIONS OF THE SHAREHOLDER
2.1.   Agreement to Vote.   The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Savoy called to vote for approval of the Merger, however called, or in connection with any written consent of Savoy’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Savoy for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of all Savoy Shareholder Matters, including the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Savoy Acquisition Proposal.
2.2.   Restrictions on Transfer; No Dissenter’s Rights.   Except as otherwise consented to in writing by Hanover, the Shareholder agrees from and after the date hereof and until the Restricted Transfer Termination Date, not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Savoy Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing Persons, or by means of an in-kind distribution of all or part of the Shareholder’s Savoy Common Shares to the Shareholder’s direct or indirect equity holders; provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. Shareholder further hereby agrees that Shareholder shall not claim or exercise, or cause to be claimed or exercised, any dissenters rights relating to the Savoy Common Shares with respect to the Merger Agreement and the transactions contemplated thereby.
2.3   Savoy Acquisition Proposal.   The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Savoy Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any Person (other than Savoy or its directors, officers, employees, agents and representatives) with respect to any Savoy Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Savoy Acquisition Proposal or agree to or otherwise assist in the effectuation of any Savoy Acquisition Proposal or comment publicly in favor of any Savoy Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of Savoy required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of Savoy after consultation with outside counsel or (ii) if applicable, as an officer of Savoy required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of Savoy after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.2 of the Merger Agreement.
III.   GENERAL
3.1.   Governing Law; Jurisdiction.   This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New York (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York, and any appellate court

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thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.
3.2.   Amendments.   This Agreement may not be amended except by written agreement signed by Hanover and by the Shareholder.
3.3.   Entire Agreement.   This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
3.4.   Counterparts; Execution.   This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
3.5.   Effectiveness and Termination.   This Agreement will become effective when Hanover has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by Savoy’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.
3.6   Proxy.   The Shareholder hereby constitutes and appoints the Chief executive Officer of Hanover, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Hanover to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.
3.7   Equitable Remedies.   The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 3.1 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.
3.8   Waiver of Jury Trial.   Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other

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proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 3.8.
3.9   Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson.
[signature pages follow]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.
HANOVER BANCORP, INC.
By:

Name:
Title:
(Shareholder signature page follows)

SHAREHOLDER
Shareholder:
Signature:
Title, if applicable:
Owned Shares:
Jointly Owned Shares:
Notice Address:

Exhibit C
Form of Plan of Merger (First Merger)
PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) is made and entered into as of [                 ], 2020 by and between Hanover Acquisition Bank, a New York interim bank (“HAB”), and Savoy Bank, a New York state chartered commercial bank (the “Bank”).
RECITALS
WHEREAS, HAB has a home office in Garden City Park, New York and authorized capital stock consisting of 1 share of common stock, par value $5.00 per share (the “HAB Stock”), all of which is issued and outstanding and held by HBI (as defined below);
WHEREAS, the Bank has a home office in New York, New York and authorized capital stock consisting of [                 ] shares of common stock, par value $       per share (the “Savoy Stock”), [                 ] of which are issued and outstanding and held by its shareholders;
WHEREAS, Hanover Bancorp, Inc., a New York corporation and registered bank holding company (“HBI”), its wholly owned subsidiary, Hanover Community Bank, a New York state chartered commercial bank (“HCB”), and the Bank are parties to that certain Agreement and Plan of Merger dated as of [                 ], 2020 (the “Merger Agreement”), pursuant to which HBI desires to acquire all of the issued and outstanding common stock of the Bank through a series of mergers, consisting of (i) the merger of HAB with and into the Bank, with the Bank surviving the merger (the “First Merger”), after which each of HCB and the Bank will be wholly-owned subsidiaries of HBI, followed by (ii) the merger of the Bank with and into HCB, with HCB surviving the merger (the “Second Merger”);
WHEREAS, a majority of the Boards of Directors of each of HAB and the Bank have approved this Plan of Merger and the First Merger and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Plan of Merger, all such action as may be necessary or appropriate is to be taken by HAB and the Bank in order to consummate the First Merger.
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:
5.   MERGER
1.   Merger of HAB with and into Bank.   At the Effective Time (as defined in Section 1.8 below), HAB will merge with and into Bank in accordance with the applicable provisions of the New York Banking Law. The Bank will be the surviving bank in the First Merger and will continue its corporate existence. At the Effective Time, the separate corporate existence of HAB will cease.
2.   Effects of the First Merger.   The First Merger is to have the effects set forth in the New York Banking Law. At the Effective Time, the corporate existence of HAB will be merged into and continued in the Bank, as the survivor of the First Merger (the “Resulting Bank”). The name of the Resulting Bank will be “Savoy Bank”. At the Effective Time, the existing home office of the Bank located at 600 Fifth Avenue, New York, New York 10020 will remain the home office of the Resulting Bank, and the home office and branches of the Bank existing immediately before the First Merger will become the branches of the Resulting Bank.
3.   Charter and Bylaws.   At the Effective Time, the charter and bylaws of the Bank will continue in effect as the charter and bylaws of the Resulting Bank until the same are amended and changed as provided by law.

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4.   Directors and Officers.   At the Effective Time, the directors and officers of the Bank will continue as the directors and officers of the Resulting Bank, and each of such persons will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the charter and bylaws of the Resulting Bank or as otherwise provided by law. The committees of the board of directors of the Resulting Bank immediately after the Effective Time will be the same as, and will be composed of the same persons who are serving on, the committees of the board of directors of the Bank as they existed immediately before the Effective Time.
5.   Conversion of Savoy Stock and HAB Stock.   At the Effective Time by virtue of this Plan of Merger and without any further action on the part of any holder, all shares of HAB Stock will be canceled without consideration and the Savoy Stock outstanding at the Effective Time will remain outstanding as all of the outstanding common stock of the Resulting Bank.
6.   Stock Transfer Books.   The stock transfer books of HAB will be closed as of the Effective Time, and no transfer of record of any of the shares of HAB Stock will take place thereafter.
7.   Shareholder Approval.   The Merger Agreement and this Plan of Merger are to be submitted for approval to (i) HBI, as the sole shareholder of HAB, and (ii) the shareholders of the Bank.
8.   Closing Date and Place; Effective Time.   Unless this Plan of Merger is terminated pursuant to Article III, and subject to the satisfaction or waiver of the conditions set forth in Article II, the closing of the transactions contemplated by this Plan of Merger (the “Closing”) will take place on such date as mutually agreed to by the parties (the “Closing Date”). Subject to the terms and the conditions specified in the Merger Agreement and this Plan of Merger, and upon satisfaction of all requirements of law, the First Merger shall become effective on the date and at the time specified in this Plan of Merger to be filed with the New York Department of Financial Services, such date and time being referred to herein as the “Effective Time.” Simultaneous with or immediately following the Closing, the parties shall cause to be filed with the New York Department of Financial Services a certificate of merger relating to the First Merger (the “Certificate of Merger”). The Effective Time of the First Merger shall be effective as of the time of filing of the Certificate of Merger.
6.   CONDITIONS TO THE OBLIGATIONS OF
THE PARTIES TO COMPLETE THE TRANSACTION
The obligations of HAB and the Bank under this Plan of Merger are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
1.   Required Regulatory Approvals.   All required regulatory approvals having been obtained, including, without limitation, the prior approval of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the New York Department of Financial Services, and all applicable waiting periods thereunder having expired or been terminated.
2.   Required Shareholder Approvals.   HBI, as the sole shareholder of HAB, and the Bank’s shareholders, having approved this Plan of Merger.
7.   TERMINATION
1.   Methods of Termination.   This Plan of Merger may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing (whether before or after action thereon by the sole shareholder of HAB or the shareholders of Bank), by the mutual written consent of HBI and HAB, on one hand, and the Bank, on the other hand.
2.   Effect of Termination.   If this Plan of Merger is terminated pursuant to Section 3.1, this Plan of Merger will become void and have no effect, without any liability on the part of any party to this Plan of Merger or its representatives.
8.   GENERAL PROVISIONS
1.   Amendment; Waiver.   This Plan of Merger may be amended, modified or supplemented only by a written instrument signed by each party hereto. No waiver of any provision of this Plan of Merger will be

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deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
2.   Counterparts.   For the convenience of the parties hereto, this Plan of Merger may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Plan of Merger. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Plan of Merger will be sufficient to bind the party or parties whose signature(s) appear thereon.
3.   GOVERNING LAW.   THIS PLAN OF MERGER IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.
4.   Severability.   If any provision of this Plan of Merger is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Plan of Merger is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Plan of Merger will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Plan of Merger; and (c) there will be added automatically as a part of this Plan of Merger a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
5.   Rules of Construction.   Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Plan of Merger. All articles and sections referred to herein are articles and sections, respectively, of this Plan of Merger. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.
6.   Assignment.   Neither party will assign or otherwise transfer any rights or obligations under this Plan of Merger without the express written consent of the other party.
[Signature page follows]

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[Signature page to First Step Plan of Merger]
IN WITNESS WHEREOF, the parties have executed this Plan of Merger as of the date first above written.
HANOVER ACQUISITION BANK
By:

Michael P. Puorro, Chairman, President and CEO
SAVOY BANK
By:

Metin Negrin, Chairman of the Board

Annex A-2
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, effective as of January 15, 2021 (the “Amendment”), amends that certain Agreement and Plan of Merger dated as of August 27, 2020 (the “Original Agreement”), by and among Hanover Bancorp, Inc., a New York corporation and registered bank holding company (“Hanover”), Hanover Community Bank, a New York state chartered commercial bank and wholly-owned subsidiary of Hanover (“Bank”), and Savoy Bank, a New York state chartered commercial bank (“Savoy”).
WHEREAS, capitalized terms utilized but not defined herein shall have the meaning set forth in the Original Agreement;
WHEREAS, the Parties have determined that there is a clerical error in the Original Agreement with respect to the treatment of Savoy Options that would result in holders thereof not receiving the intended consideration for the cancellation of the Savoy Options at the Effective Time;
WHEREAS, the parties now wish to amend the Original Agreement to correct the foregoing.
NOW THEREFORE, the parties hereto hereby agree as follows:
1.   The parties agree that Section 1.5 of the Original Agreement will be deleted in its entirety and replaced with the following:
“Each outstanding option to purchase shares of Savoy Common Stock from Savoy (the “Savoy Options”) other than those listed on Section 1.5(i) of the Savoy Disclosure Schedule (the “Excluded Savoy Options”) shall, as of the Effective Time, be cancelled in exchange for a cash payment equal to the difference between the Per Share Merger Consideration and the exercise price for each such option, and each such option holder shall execute an acknowledgement of option termination and release. Section 1.5(ii) of the Savoy Disclosure Schedule sets forth a list of each Savoy Option outstanding as of the date hereof, listing the number of shares of Savoy Common Stock for which such Savoy Option may be exercised, the exercise price, the vesting schedule, the grant date and expiration date, and whether such Savoy Option is a non-qualified option or an incentive stock option under Section 422 of the Code. In the event the exercise price for an option is greater than the Per Share Merger Consideration, such option shall be cancelled with no consideration or payment therefore. Savoy shall take all such steps as are necessary under its equity compensation plans, or amend any outstanding option or equity plan, to ensure the termination of all outstanding Savoy Options as of the Effective Date on the terms set forth herein.
2.   Except as amended hereby, the terms and conditions of the Original Agreement shall remain in full force and effect, unaltered in any way.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.
HANOVER BANCORP, INC.	SAVOY BANK
By: /s/ Michael P. Puorro Michael P. Puorro Chairman & CEO	By: /s/ McClelland Wilcox McClelland Wilcox President & CEO
HANOVER COMMUNITY BANK
By: /s/ Michael P. Puorro Michael P. Puorro Chairman & CEO

ANNEX B
OPINION OF JANNEY MONTGOMERY SCOTT LLC

ANNEX B
August 26, 2020
Board of Directors
Savoy Bank
600 Fifth Avenue, 17th Floor
New York, NY 10020
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $1.00 per share par value (“Savoy Common Stock”), of Savoy Bank (“Savoy”) of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated 26, 2020 (the “Agreement”), by and among Hanover Bancorp, Inc. (“Hanover”), Hanover Community Bank, a wholly owned subsidiary of Hanover (the “Bank”), and Savoy. The Agreement provides for the merger (the “Initial Merger”) of a wholly owned subsidiary of Hanover with and into Savoy, followed by the merger (the “Second Step Merger” and, together with the Initial Merger, the “Merger”) of Savoy with and into the Bank. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.
Pursuant to the Agreement, each share of Savoy Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Savoy Common Stock that are held by Savoy as treasury stock or held directly or indirectly by Hanover or Savoy or any of their respective subsidiaries, will be converted into the right to receive an aggregate sum (the “Per Share Merger Consideration”), payable as described below in cash and shares of common stock, par value $0.01 per share (“Hanover Common Stock”), of Hanover, equal to (x) 1.25 times Savoy’s Tangible Book Value (adjusted in accordance with the Agreement), as of the Determination Date, up to a maximum of $50 million in adjusted Tangible Book Value divided by (y) the number of shares of Savoy Common Stock outstanding as of the Determination Date. The Agreement further provides 50% of the Per Share Merger Consideration to be paid in respect of a share of Savoy Common Stock will paid in cash, without interest, and 50% of such amount will be paid in a number of shares of Hanover Common Stock equal to (x) the Per Share Merger Consideration divided by (y) a dollar amount equal to 1.20 times the quotient derived by dividing Hanover’s Tangible Book Value by the number of shares of Hanover Common Stock issued and outstanding, each as of the Determination Date. The Per Share Merger Consideration is subject to adjustment in accordance with the terms of the Agreement (as to which we express no opinion).
Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition to fees associated with our engagement in connection with this Merger, Janney has provided financial services and received compensation from Savoy during the prior two years.
We were retained by Savoy to act as its exclusive financial advisor in connection with the proposed Merger. We will receive compensation from Savoy in connection with our services, a portion of which we became entitled to receive upon delivery of this opinion and a substantial portion of which is contingent upon the completion of the Merger. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Savoy has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of our analyses and the opinion set forth herein, we have:
(i)
reviewed the Agreement;

(ii)
familiarized ourselves with information made available to us by Savoy and Hanover regarding their respective financial condition, business, operations, assets, earnings and prospects, including financial forecasts provided by Savoy and Hanover reflecting the views of senior management to Savoy and Hanover as to the future of financial performance of Savoy and Hanover;

(iii)
reviewed certain financial statements, both audited and unaudited, and related financial information of Savoy and Hanover, including reports filed by the Savoy and Hanover with the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iv)
reviewed estimates of the managements of Savoy and Hanover as to the timing and amount of cost savings, net of costs to achieve such cost savings, anticipated by such managements to result from the Merger;

(v)
compared certain aspects of the financial performance of Savoy and Hanover with similar data available for certain other financial institutions;

(vi)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that we considered and deemed relevant; and

(vii)
performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

We have taken into account our assessment of general economic, market and financial conditions, our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Savoy and Hanover and in the discussions with Savoy’s and Hanover’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of Savoy that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, including financial forecasts as to the cost savings anticipated to result from the Merger, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Savoy and Hanover (as the case may be) as to the expected future results of operations and financial condition of Savoy and Hanover and the other matters covered thereby. We have also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Savoy and Hanover and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Savoy or Hanover or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Savoy or Hanover nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement, without any modification, amendment or waiver of any terms that would be material to our analyses, and that Hanover will contribute at least $8 million of capital to the Bank as Tier 1

Capital on or before January 31, 2021. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to Savoy and Hanover. In rendering this opinion, we have been advised by both Savoy and Hanover that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory or other third party approvals or consents in connection with the proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Savoy, Hanover or the contemplated benefits of the proposed Merger, including without limitation, the cost savings expected by Savoy and Hanover to result from the proposed Merger.
Our opinion is based solely upon the information available to us and the financial, economic, market and other circumstances as they exist and can be evaluated as of the date hereof. Events occurring and information that comes to our attention after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that comes to our attention after the date hereof. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that Savoy has or will obtain such advice or opinions from the appropriate professional sources.
This opinion addresses solely the fairness, from a financial point of view, to the holders of Savoy Common Stock of the Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. Our opinion does not address the merits of the underlying decision by Savoy to engage in the proposed Merger and does not constitute a recommendation to the Board of Directors of Savoy with respect to the Merger or any holder of Savoy Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We do not express any opinion with respect to the amount or nature of any compensation to be received in the proposed Merger by any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.
As you are aware, the financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, Savoy, or Hanover, and our opinion does not purport to address potential developments in any such markets (including as a result of the COVID-19 pandemic and related matters).
This letter is solely for the information of the Board of Directors of Savoy in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Savoy Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
Sincerely,
Janney Montgomery Scott LLC

ANNEX C
DISSENTERS’ RIGHTS STATUTE

ANNEX C
 DISSENTERS’ RIGHTS STATUTE
Provisions for Dissenting Shareholders
New York Banking Law §604
Rights of dissenting stockholders
The following stockholders shall, subject to and by complying with section six thousand twenty-two of this chapter, have the right to receive payment of the fair value of their shares and the other rights and benefits provided by such section:
1.
In the case of a merger pursuant to a plan submitted to stockholders as provided in subdivision two of section six hundred one of this chapter, any stockholder of the merging corporation entitled to vote thereon who does not assent thereto;

2.
In the case of a plan of acquisition of assets submitted to stockholders as provided in subdivision two of section six hundred one-aof this chapter, any stockholder of the selling corporation entitled to vote thereon who does not assent thereto; and

3.
In the case of a sale, lease, exchange or other disposition which requires stockholder authorization under section six hundred one-cof this chapter, any stockholder, entitled to vote thereon, of the corporation making such sale, lease, exchange or other disposition who does not assent thereto, except in the case of a transaction wholly for cash where the stockholders’ authorization thereof is conditioned upon the distribution of all the net proceeds of such transaction to the stockholders in accordance with their respective interests within one year after the date of such transaction and upon the dissolution of the corporation.

New York Banking Law §6022
Procedure to enforce stockholder’s right to receive payment for shares
1.
A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

2.
Within ten days after the stockholders’ authorization date, which term as used in this section means the date on which the stockholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

3.
Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

4.
A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

5.
Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.
6.
At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

7.
Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

8.
The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(a)
The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

(b)
If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(c)
All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholders either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.
(d)
The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders’ authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

(e)
The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(f)
The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders’ authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(g)
The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

(h)
Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

9.
Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

10.
The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

11.
Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.   The following is a list of Exhibits to this Registration Statement.
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 27, 2020 among Hanover Bancorp, Inc., Hanover Bank and Savoy Bank.	Included as Annex A of the Proxy Statement/
Prospectus contained in this Registration
Statement. The registrant agrees to provide to
the Securities and Exchange Commission,
upon request, a copy of the schedules to this
Agreement.
3.1(i)	Restated Certificate of Incorporation	Filed herewith
3.1(ii)	Bylaws	Filed herewith
4.1	Instruments defining the rights of security holders, including indentures (see Exhibits 3.1(i) and 3.1(ii).	Filed herewith
5.1	Opinion of Windels Marx Lane & Mittendorf, LLP as to the legality of the securities to be registered	Filed herewith
8.1	Opinion of Windels Marx Lane & Mittendorf, LLP as to the tax consequences of the merger	Filed herewith
10.1	Amended and Restated Employment Agreement effective as of the 1st day of January, 2015, by and between Michael P. Puorro and Hanover Community Bank	Filed herewith
10.2	Second Amended and Restated Employment Agreement effective as of the 24th day of July, 2017, by and between Brian Finneran and Hanover Community Bank	Filed herewith
10.3	Form of Change in Control Agreement with Alice Rouse, Lisa DiIorio, Kevin Corbett, and Deonisia Chardavoyne	Filed herewith
10.4	Hanover Community Bank 2013 Stock Option Plan	Filed herewith
10.5	Hanover Community Bank 2015 Restricted Stock Plan	Filed herewith
10.6	Hanover Community Bank 2016 Stock Option Plan	Filed herewith
10.7	2018 Equity Compensation Plan	Filed herewith
10.8	Indenture between Hanover Bancorp, Inc and U.S. Bank National Association dated October 7, 2020	Filed herewith
10.9	First Supplemental Indenture between Hanover Bancorp, Inc and U.S. Bank National Association dated October 7 ,2020	Filed herewith
21.1	Subsidiaries	Filed herewith

Exhibit No.	Description
23.1	Consent of Windels Marx Lane & Mittendorf, LLP	Included as part of Exhibit 5.1
23.2	Consent of Crowe, LLP with respect to Hanover Bancorp, Inc.	Filed herewith
23.3	Consent of Crowe, LLP with respect to Savoy Bank	Filed herewith
24.1	Power of Attorney	Included on the signature page of this Registration Statement
99.1	Form of Proxy Card for Special Meeting of Shareholders of Savoy Bank	Filed herewith
99.2	Consent of Janney Montgomery Scott	Filed herewith
99.3	Consent to Serve as Director	Filed herewith
99.4	Consent to Serve as Director	Filed herewith
(a)   Financial statement schedules: Not applicable.
(b)   Reports, opinion or appraisals: The opinion of Janney Montgomery Scott is included as Annex B to the proxy statement/prospectus.
Item 22. Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.
(c)   The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Hanover Bancorp, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on January 20, 2021.
HANOVER BANCORP, INC.
By:
/s/ Michael Puorro

Name:
Michael Puorro

Title:
Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Puorro his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Signature	Title	Date
/s/ Varkey Abraham Varkey Abraham	Director	January 20, 2021
/s/ Frank Carone Frank Carone	Director	January 20, 2021
/s/ Brian Finneran Brian Finneran	President & Chief Financial Officer (Principal Accounting Officer)	January 20, 2021
/s/ Robert Golden Robert Golden	Director	January 20, 2021
/s/ Ahron Haspel Ahron Haspel	Director	January 20, 2021
/s/ Michael Katz Michael Katz	Director	January 20, 2021
/s/ Philip Okun Philip Okun	Director	January 20, 2021
/s/ Michael Puorro Michael Puorro	Chairman, Chief Executive Officer (Principal Executive Officer)	January 20, 2021
/s/ John Sorrenti John Sorrenti	Director	January 20, 2021